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FILED PURSUANT TO RULE 424(b)(3)
REGISTRATION NO. 333-63704

August 28, 2001

Dear Fellow Stockholders:

    I am pleased to be writing to you about the proposed combination of NetZero, Inc. and Juno Online Services, Inc. under our newly formed holding company, United Online, Inc. This proposed combination will bring together two leaders in the value segment of the Internet access market. We believe this will create one of the largest Internet service providers, or ISPs, in the nation, based on the number of active subscribers during June 2001. Both companies have built widely recognized consumer brands that we will continue to leverage as we strive to grow our subscriber base. We believe that the large existing base of free subscribers represents a valuable resource from which United Online can continue to build its pay subscriber base.

    Importantly, NetZero and Juno each bring distinct strengths to the relationship that are expected to generate significant synergies, resulting in increased financial strength and many operating efficiencies. Operating efficiencies are expected to be gained in part through facilities and workforce rationalization, reduction in telecommunications costs, merger of back-end technologies and consolidation of billing systems, marketing activities and product development.

    We believe that combining NetZero's and Juno's businesses will result in a stronger, more efficient and better capitalized company. As a single entity, we expect United Online to be a major force in the value segment of the Internet access market and to provide greater long-term value for the stockholders of both companies.

    NetZero's board of directors has unanimously approved the merger agreement and urges you to submit your proxy in favor of adoption of the merger agreement. I urge you to carefully read this entire document because it contains important information about the proposed combination.

    United Online expects its common stock will be listed on the Nasdaq National Market under the symbol "UNTD." United Online has registered up to 40.3 million shares of its common stock in connection with the combination. If the combination is completed, you will receive 0.2000 of a share of United Online's common stock for each share of NetZero common stock you own. This exchange ratio is fixed in the merger agreement.

    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the special meeting.

                      Very truly yours,

                      Mark R. Goldston
                       Chairman, Chief Executive Officer and President

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    You should carefully read the "Risk Factors" section which begins at page 10.

    This joint proxy statement/prospectus is dated August 28, 2001 and is first being mailed to our stockholders on or about August 31, 2001.

August 28, 2001

Dear Fellow Stockholders:

    I am pleased to be writing to you about the proposed combination of Juno Online Services, Inc. and NetZero, Inc. under our newly formed holding company, United Online, Inc. This proposed combination will bring together two leaders in the value segment of the Internet access market. We believe this will create one of the largest Internet service providers, or ISPs, in the nation, based on the number of active subscribers during June 2001. Both companies have built widely recognized consumer brands that we will continue to leverage as we strive to grow our subscriber base. We believe that the large existing base of free subscribers represents a valuable resource from which United Online can continue to build its pay subscriber base.

    Importantly, Juno and NetZero each bring distinct strengths to the relationship that are expected to generate significant synergies, resulting in increased financial strength and many operating efficiencies. Operating efficiencies are expected to be gained in part through facilities and workforce rationalization, reduction in telecommunications costs, merger of back-end technologies and consolidation of billing systems, marketing activities and product development.

    We believe that combining Juno's and NetZero's businesses will result in a stronger, more efficient and better capitalized company. As a single entity, we expect United Online to be a major force in the value segment of the Internet access market and to provide greater long-term value for the stockholders of both companies.

    Juno's board of directors has unanimously approved the merger agreement and urges you to submit your proxy in favor of adoption of the merger agreement. I urge you to carefully read this entire document because it contains important information about the proposed combination.

    United Online expects its common stock will be listed on the Nasdaq National Market under the symbol "UNTD." United Online has registered up to 40.3 million shares of its common stock in connection with the combination. If the combination is completed, you will receive 0.3570 of a share of United Online's common stock for each share of Juno common stock you own. This exchange ratio is fixed in the merger agreement.

    Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the special meeting.

    If you have any questions prior to the special meeting, or would like further assistance with voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or (212) 929-5500 (collect).

                      Very truly yours,

                      Charles E. Ardai
                       President and Chief Executive Officer

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the mergers or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    You should carefully read the Risk Factors section which begins at page 10.

    This joint proxy statement/prospectus is dated August 28, 2001 and is first being mailed to our stockholders on or about August 31, 2001.

NETZERO, INC.
2555 Townsgate Road
Westlake Village, California 91361

Notice of Special Meeting of NetZero Stockholders

September 25, 2001 at 10:00 a.m.

To the Stockholders of NetZero, Inc.:

    Notice is hereby given that a special meeting of stockholders of NetZero, Inc. will be held on Tuesday, September 25, 2001, beginning at 10:00 a.m., Eastern time, at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 47th Floor, New York, New York, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2001, by and among NetZero, Inc., Juno Online Services, Inc., United Online, Inc., NZ Acquisition Corp. and JO Acquisition Corp.

    The proposal is described in detail in this document. Only holders of record of NetZero common stock at the close of business on August 14, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. On that date, 125,820,328 shares of our common stock were issued and outstanding, and each share of common stock is entitled to one vote. For the mergers to go forward, we need a majority of our outstanding shares of common stock to approve the mergers.

    Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If you do not vote or do not instruct your broker or bank how to vote, it will have the same effect as voting against the mergers.

                      By order of the Board of Directors of
                      NetZero, Inc.

                      Frederic A. Randall, Jr.
                       Senior Vice President,
                      General Counsel & Secretary

Westlake Village, California
August 28, 2001

JUNO ONLINE SERVICES, INC.
1540 Broadway, 27th Floor
New York, New York 10036

Notice of Special Meeting of Juno Stockholders

September 25, 2001 at 10:00 a.m.

To the Stockholders of Juno Online Services, Inc.:

    We will hold a special meeting of the stockholders of Juno Online Services, Inc. on Tuesday, September 25, 2001, beginning at 10:00 a.m., Eastern time, at The Sheraton New York Hotel, 811 Seventh Avenue, New York, to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of June 7, 2001, by and among NetZero, Inc., Juno Online Services, Inc., United Online, Inc., NZ Acquisition Corp. and JO Acquisition Corp.

    The proposal is described in detail in this document. Only holders of record of Juno common stock at the close of business on August 14, 2001 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. On that date, 41,796,640 shares of our common stock were issued and outstanding, and each share of common stock is entitled to one vote. For the mergers to go forward, we need a majority of our outstanding shares to approve the mergers.

    Your vote is very important, regardless of the number of shares you own. Please vote as soon as possible to make sure that your shares are represented at the meeting. To vote your shares, you may complete and return the enclosed proxy card or you may be able to submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. In almost all cases, if you do not vote or do not instruct your broker or bank on how to vote, it will have the same effect as voting against the mergers.

                      By Order of the Board of Directors of
                      Juno Online Services, Inc.

                      Richard D. Buchband
                       Senior Vice President and General Counsel; Secretary

New York, New York
August 28, 2001

i

Advertising and Commerce Revenues.	100
Sales and Business Development	101
Marketing and User Acquisition	102
User Support	102
Technology	103
Communications Network	104
Competition	105
Governmental Regulation	106
Intellectual Property	108
Privacy Policy	109
Employees	109
Facilities	110
Legal Proceedings	110
Price Range of NetZero Common Stock	111
Dividend Policy	111
JUNO'S BUSINESS	112
Juno's Services	113
Juno's Strategy	114
Technology and Infrastructure	115
Subscriber Acquisition	116
Advertising and Strategic Alliances	117
Competition	118
Government Regulation	120
Intellectual Property	122
Employees	122
Properties	122
Legal Proceedings	123
Price Range for Juno Common Stock	124
Dividend Policy	124
NETZERO'S MANAGEMENT	125
NETZERO'S PRINCIPAL STOCKHOLDERS	133
JUNO'S PRINCIPAL STOCKHOLDERS	135
DESCRIPTION OF UNITED ONLINE CAPITAL STOCK	137
Authorized Capital Stock	137
Our Common Stock	137
Our Preferred Stock	137
Registration Rights	138
Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws	138
Transfer Agent and Registrar	139
Listing	139
COMPARISON OF RIGHTS OF UNITED ONLINE STOCKHOLDERS, NETZERO STOCKHOLDERS AND JUNO STOCKHOLDERS	140
MANAGEMENT OF UNITED ONLINE AFTER THE MERGERS	142
LEGAL MATTERS	143
EXPERTS	143
STOCKHOLDER PROPOSALS	144
WHERE YOU CAN FIND MORE INFORMATION	144
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	145
INDEX TO FINANCIAL STATEMENTS	F-1
ANNEX A—Agreement and Plan of Merger
ANNEX B—Opinion of Morgan Stanley & Co. Incorporated
ANNEX C—Opinion of Deutsche Banc Alex. Brown Inc.

ADDITIONAL INFORMATION

    This document incorporates important business and financial information that is not included in or delivered with this prospectus. This information is available without charge upon oral or written request.To be sure that the documents arrive on time, you should make all requests for documents no later than September 18, 2001. To request information, stockholders should contact either:

NetZero, Inc. 2555 Townsgate Road Westlake Village, California 91361 Attention: Investor Relations (805) 418-2000 or (877) 280-NET0 (6380)	Juno Online Services, Inc. 1540 Broadway, 27th Floor New York, New York 10036 Attention: Investor Relations (212) 597-9000 or (888) 447-5866

QUESTIONS AND ANSWERS ABOUT THE MERGERS

Q:
What will I receive in the mergers?

A:
The merger agreement fixes the consideration to stockholders of NetZero and Juno in the mergers:

•
NetZero common stockholders will receive 0.2000 of a share of United Online common stock for each share of NetZero common stock they own; and

•
Juno common stockholders will receive 0.3570 of a share of United Online common stock for each share of Juno common stock they own.

  Changes in the trading prices of NetZero's common stock and Juno's common stock will have no effect on the number of shares of United Online common stock you will receive in the mergers. However, the value of the shares of our common stock you receive may go up or down as the market price of NetZero common stock or Juno common stock goes up or down.

  There is no assurance that the trading price of United Online's common stock will have a direct correlation with the trading price of either Juno's or NetZero's common stock. However, assuming that United Online's stock trades based on NetZero's common stock price as of August 27, 2001 and after giving effect to the exchange ratios in the merger:

  •
  each share of United Online common stock would trade at $3.10,

  •
  the value of a share of NetZero common stock would be $0.62 (0.2000 multiplied by $3.10), compared with $0.62 (the closing price on August 27, 2001), and

  •
  the value of a share of Juno common stock would be $1.11 (0.3570 multiplied by $3.10), compared with $0.97 (the closing price on August 27, 2001).

  This represents a premium of approximately 14% for Juno stockholders. As of the date the merger agreement was signed, the premium to Juno stockholders was approximately 15%.

Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this document, please respond by completing, signing and dating your proxy card or voting instructions and returning it in the enclosed postage paid envelope, or, if available, by submitting your proxy or voting instructions by telephone or through the Internet, as soon as possible so that your shares may be represented at your special meeting.

  If your shares are held in "street name" by your broker, you should follow the directions provided by your broker. Your broker will vote your shares only if you provide instructions on how you would like to vote your shares.

Q:
Should I send in my stock certificates now?

A:
No. After the mergers are completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of United Online. Please do NOT send in your stock certificates with your proxy.

Q:
Where will my shares of United Online common stock be listed?

A:
United Online expects to have its common stock listed on the Nasdaq National Market under the symbol "UNTD."

Q:
What will happen to my stock options or restricted stock?

A:
NetZero.  When the mergers are completed, each outstanding NetZero employee stock option will be assumed by United Online and will be converted into an option to purchase that number of shares of United Online common stock equal to the product of 0.2000 multiplied by the number of shares of NetZero common stock underlying the option. The exercise prices will be adjusted accordingly. In addition, each outstanding restricted share of NetZero common stock will be converted into 0.2000 of a share of United Online common stock.

  Juno.  When the mergers are completed, each outstanding Juno stock option will be assumed by United Online and will be converted into an option to purchase that number of shares of United Online common stock equal to the product of 0.3570 multiplied by the number of shares of Juno common stock underlying the option. The exercise prices will be adjusted accordingly.

Q:
When do you expect the mergers to be completed?

A:
We anticipate completing the mergers immediately after both the NetZero stockholders and the Juno stockholders have adopted the merger agreement at their respective meetings which are scheduled to be held on September 25, 2001.

Q:
Who can help answer my questions?

A:
If you have any questions about the mergers or how to submit your proxy, or if you need additional copies of this document or the enclosed proxy card or voting instructions, you should contact:

•
if you are a NetZero stockholder:

    NetZero, Inc.
    Investor Relations
    2555 Townsgate Road
    Westlake Village, California 91361
    Telephone: (805) 418-2000
    e-mail: investor@corp.netzero.net

  •
  if you are a Juno stockholder:

    Juno Online Services, Inc.
    Investor Relations
    1540 Broadway, 27th Floor
    New York, New York 10036
    Telephone: (888) 447-5866
    e-mail: ir@support.juno.com

    or
    MacKenzie Partners, Inc.
    Telephone: (800) 322-2885 (toll-free)
             or (212) 929-5500 (collect)

SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS

    This summary highlights selected information in this document and may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the mergers. This summary and the balance of this document contain forward-looking statements about events that are not certain to occur, and you should not place undue reliance on those statements. Please carefully read "Information Regarding Forward-Looking Statements" at page 145 of this document. References to "we," "us" and "our" are references to United Online and, where applicable, its subsidiaries.

The Companies

United Online, Inc.
2555 Townsgate Road
Westlake Village, California 91361
(805) 418-2000
http://www.unitedonline.net

    We are a newly formed corporation that has not, to date, conducted any activities other than those related to our formation, the merger agreement and the preparation of this document. Upon completion of the mergers, NetZero and Juno will become our wholly-owned subsidiaries. Our business will be the combined businesses currently conducted by NetZero and Juno. You should not consider the information on our Web site, www.unitedonline.net, to be part of this document. You should note that we do not own the domain name www.unitedonline.com.

NetZero, Inc.
2555 Townsgate Road
Westlake Village, California 91361
(805) 418-2000
http://www.netzero.com

    NetZero is a leading provider of Internet access services. NetZero offers consumers free and pay access to the Internet, e-mail and customizable navigation tools. Its services are currently available in more than 5,000 cities across the United States and Canada. In addition to offering consumers access to the Internet, NetZero offers mass marketers the ability to deliver their messages through several online advertising channels to select users based on demographic information, interests and Web sites visited. NetZero also offers advertisers and commerce partners a variety of additional online advertising products to build their brands and market their products. NetZero's CyberTarget division offers marketers and advertisers mass-scale online market research and measurement services. NetZero was incorporated in July 1997 and launched its Internet access service in October 1998. You should not consider the information on NetZero's Web site to be part of this document.

    Effective October 1, 2001, NetZero intends to reduce the number of hours per month from 40 to 10 that a household can use its free service and eliminating the free service from markets where telecommunications costs make the offering cost prohibitive.

Juno Online Services, Inc.
1540 Broadway, 27th Floor
New York, New York 10036
(212) 597-9000
http://www.juno.com

    Juno is a leading provider of Internet access to millions of computer users throughout the United States. Juno provides multiple levels of service, including free basic dial-up access and various billable premium Internet access services. Juno offers both free basic and billable premium services, and it believes it is unique in having converted hundreds of thousands of individuals from free to paying customers. Juno's strategy of offering several different service levels and its easy-to-use, intuitive software is designed to attract a broad spectrum of users, including those who are just now beginning to explore the Internet.

    Juno's services are provided nationwide through more than 4,000 local telephone numbers, which Juno leases from several providers. These phone numbers can be reached by the vast majority of the U.S. population without having to place a long distance telephone call. Juno derives its revenues primarily from the subscription fees it charges for the use of its premium services, and to a lesser extent from the sale of advertising and from various forms of electronic commerce. You should not consider the information on Juno's Web site to be part of this document.

The Mergers (see page 29)

    To accomplish the combination of NetZero and Juno, NetZero formed a new company, United Online, with two subsidiaries, NZ Acquisition Corp. and JO Acquisition Corp. At the time the mergers are completed:

  •
  NZ Acquisition Corp. will be merged into NetZero, and NetZero will be the surviving corporation; and
  •
  JO Acquisition Corp. will be merged into Juno, and Juno will be the surviving corporation.
  •
  As a result, NetZero and Juno will each become a wholly-owned subsidiary of United Online.

    The implied value of the consideration to be issued to Juno's equity holders was approximately $76.8 million, based on the June 7, 2001 closing price of NetZero's common stock.

Ownership of United Online After the Mergers

    Based on the number of shares outstanding as of August 14, 2001, after the mergers the former stockholders of NetZero common stock would own approximately 25.2 million shares, or 62.8%, of United Online, and the former stockholders of Juno would own approximately 14.9 million shares, or 37.2%, of United Online.

The Boards of Directors Recommend That You Vote for the Mergers (see pages 32 and 34)

    To NetZero Stockholders:  NetZero's board of directors believes that the transaction is fair to NetZero's stockholders and in their best interests, and has unanimously voted to approve the merger agreement and unanimously recommends that NetZero's stockholders vote FOR the adoption of the merger agreement.

    To Juno Stockholders:  Juno's board of directors believes that the transaction is fair to Juno's stockholders and in their best interests, and has unanimously voted to approve the merger agreement and unanimously recommends that Juno's stockholders vote FOR the adoption of the merger agreement.

The Mergers Are Generally Expected to Be Tax Free (see page 49)

    We have structured the mergers so that NetZero, Juno and their stockholders who exchange their shares for shares of United Online capital stock will not recognize gain or loss for United States federal income tax purposes in connection with the mergers, except for taxes payable because of cash received instead of fractional shares.

    You should carefully read the disclosure beginning at page 49 and consult your own tax advisor regarding the particular tax consequences of the mergers to you.

The Financial Advisors Have Delivered Opinions as to Fairness from a Financial Point of View (see pages 35 and 40)

    Opinion of NetZero's Financial Advisor:  In deciding to approve the transaction, the NetZero board of directors considered the opinion of its financial advisor, Morgan Stanley & Co. Incorporated, that, as of the date of its opinion, and subject to and based on the assumptions and considerations referred to in its opinion, the ratio of the exchange ratio for Juno common stock to the exchange ratio for NetZero common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of shares of NetZero common stock. The full text of this opinion is attached as Annex B to this document. NetZero urges its stockholders to read Morgan Stanley's opinion carefully in its entirety. Morgan Stanley received a $600,000 fee for acting as NetZero's financial advisor.

    Opinion of Juno's Financial Advisor.  In deciding to approve the transaction, the Juno board of directors considered the opinion of its financial advisor, Deutsche Banc Alex. Brown Inc., that, as of the date of its opinion, and subject to and based on the assumptions and considerations referred to in its opinion, the 0.3570 ratio at which shares of Juno common stock convert into shares of our common stock pursuant to the merger agreement is fair, from a financial point of view, to the holders of Juno common stock. The full text of this opinion is attached as Annex C to this document. Juno urges its stockholders to read Deutsche Banc Alex. Brown's opinion carefully in its entirety.

Deutsche Banc Alex. Brown received a $500,000 fee and will be entitled to an additional $350,000 if the mergers are completed for acting as Juno's financial advisor.

NetZero Management Will Manage United Online Following the Mergers (see page 142)

    Our officers and directors will be the same persons who are the officers and directors of NetZero immediately before the mergers are completed. However, NetZero's four founders, Ronald T. Burr, NetZero's former president; Stacy A. Haitsuka, NetZero's former senior vice president of technology; Harold McKenzie, NetZero's former vice president of software; and Marwan Zebian, NetZero's former vice president of networking and communications, recently resigned from NetZero to found a new, non-competitive company and they will not be a part of NetZero's or United Online's management following the mergers.

    None of the officers or directors of Juno will be officers or directors of United Online following the mergers. Some members of Juno's senior management, including Charles Ardai, Juno's president and chief executive officer, and Harshan Bhangdia, Juno's senior vice president and chief financial officer, will no longer be employed by Juno or United Online following the mergers. However, we anticipate that some other members of Juno's management will continue their employment with Juno following the mergers.

    NetZero's and Juno's directors and executive officers beneficially owned approximately 32% and 33% of their respective company's outstanding shares as of July 31, 2001.

Special Interests of Directors and Executive Officers in the Mergers (see pages 47 and 48)

    Some of the directors and executive officers of NetZero and Juno have interests in the mergers that are different from, or are in addition to, the interests of their company's stockholders.

    NetZero.  These interests include the potential for positions as our directors or executive officers and the right to continued indemnification and insurance coverage for acts or omissions occurring prior to the mergers.

    Juno.  These interests include the right to severance payments in cash, the right to consulting fees, the right to acceleration of vesting of stock options and the right to indemnification and insurance coverage for acts or omissions occurring prior to the mergers. Upon consummation of the mergers, Juno's president and chief executive officer and Juno's senior vice president and chief financial officer will be terminated and will be entitled to receive severance payments equal to 125% and 75%, respectively, of their respective base salary and guaranteed bonus amounts and all of their unvested options will vest in full. In addition, they will receive payments equal to 125% and 100%, respectively, of their respective base salary and guaranteed bonus amounts in exchange for agreements not to compete with Juno's business following the mergers.

Some of NetZero's and Juno's Insiders Signed Voting Agreements (see page 64)

    NetZero.  NetZero entered into voting agreements with David E. Shaw, several entities affiliated with Dr. Shaw, and several directors and senior officers of Juno, which require these Juno stockholders to vote substantially all their shares of Juno common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing approximately 31% of the voting power of Juno capital stock entitled to vote at the Juno special meeting.

    Juno.  Juno entered into a voting agreement with three of the executive officers of NetZero and five of the major stockholders of NetZero, which require these NetZero stockholders to vote substantially all their shares of NetZero common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing approximately 41% of the voting power of NetZero capital stock entitled to vote at the NetZero special meeting.

Market Price Information

    Shares of each of NetZero and Juno common stock are traded on the Nasdaq National Market. The following table sets forth the closing sales prices of the common stock of NetZero and Juno on the last trading day before the public announcement of the execution and delivery of the merger agreement and a recent date. The market price of shares of NetZero common stock and Juno common stock fluctuates. As a result, you should obtain current market quotations before you vote for adoption of the merger agreement.

	NetZero	Juno
Closing price on June 7, 2001	$0.95	$1.48
Closing price on August 27, 2001	0.62	0.97

You Do Not Have Appraisal Rights (see page 28)

    You are not entitled to appraisal rights in connection with the mergers.

Conditions to Completion of the Mergers (see page 60)

    NetZero's and Juno's obligation to complete the mergers is subject to the satisfaction or waiver of specified conditions, including those listed below:

  •
  the merger agreement must be adopted by a majority of both the NetZero and Juno stockholders;
  •
  no statute, rule, regulation, order or injunction preventing the completion of the mergers may be in effect;
  •
  the applicable waiting period under U.S. antitrust laws must have expired or been terminated;
  •
  the registration statement of which this document is a part must have become effective;
  •
  the shares of our common stock to be issued in connection with the mergers must have been approved for listing on the Nasdaq National Market;
  •
  NetZero and Juno must have complied with their respective obligations in the merger agreement;
  •
  NetZero's and Juno's respective representations and warranties in the merger agreement must be true and correct when made and, except for representations and warranties that speak only as of a specified date, at the effective time of the mergers;
  •
  NetZero and Juno must each receive an opinion of its respective tax counsel to the effect that its merger will qualify as a tax-free reorganization;
  •
  No material adverse effect will have occurred with respect to either NetZero or Juno;
  •
  Juno will have entered into agreements to provide for a six month continuation of the existing lease and corporate services arrangements with respect to Juno's operations in India;
  •
  the voting agreements, the affiliate agreements and the non-competition agreements must be in full force and effect; and
  •
  the holders of no more than 5% of the outstanding stock of NetZero shall have exercised their appraisal rights, if available.

Termination of the Merger Agreement (see page 62)

    NetZero and Juno can jointly agree to terminate the merger agreement at any time. Either party may also terminate the merger agreement if:

  •
  the mergers are not completed on or before November 30, 2001, so long as the failure to complete the mergers is not the result of the failure by that company to fulfill any of its obligations under the merger agreement;
  •
  government actions do not permit the completion of the mergers;
  •
  either company's stockholders do not vote to adopt the merger agreement at a duly held meeting of that company's stockholders; or
  •
  the other company breaches its representations, warranties or covenants in the merger agreement in a material way.

    NetZero may terminate the merger agreement if Juno's board of directors fails to recommend adoption of the merger agreement or effects a change in its recommendation of the merger agreement, or if Juno fails to call a stockholder meeting or solicit proxies in order to approve the mergers.

    Juno may terminate the merger agreement if Juno's board of directors decides to accept a superior proposal from a third party so long as Juno has given NetZero three business days notice and NetZero has not given Juno a non-revocable binding offer that Juno's board determines in good faith to be more favorable than the third party superior proposal and Juno has paid NetZero the termination fee.

Termination Fees and Expenses (see page 62)

    The merger agreement provides that, in several circumstances, Juno may be required to pay a $2.5 million termination fee to NetZero. Each party also may be required to reimburse the other party's expenses, up to $1.0 million.

"No Solicitation" Provision (see page 57)

    The merger agreement contains detailed provisions prohibiting Juno from seeking an alternative takeover proposal.

Regulatory Approvals Required for the Completion of the Mergers (see page 52)

    Under U.S. antitrust laws, we may not complete the mergers until we, NetZero and Juno have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the mergers and have filed the necessary report forms, and until a required waiting period has ended. The waiting period under U.S. antitrust laws expired on July 23, 2001.

Accounting Treatment (see page 52)

    We intend to account for the mergers under the purchase method of accounting for business combinations. NetZero will be the acquiror for financial reporting purposes.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

    The following tables present (1) selected historical financial data of NetZero, (2) selected historical financial data of Juno and (3) selected unaudited pro forma consolidated financial data of United Online reflecting the mergers.

NetZero

    The following selected historical financial data of NetZero is only a summary and you should read it in conjunction with NetZero's consolidated financial statements and the notes to those financial statements and "NetZero's Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

	Year Ended June 30,			Period from July 21, 1997 (inception) to June 30, 1998
	2001	2000	1999
	(in thousands, except per share data)
Statement of Operations Data:
Net revenues	$57,217	$55,506	$4,634	$—
Cost of revenues	86,409	63,872	12,486	—

Gross loss	(29,192)	(8,366)	(7,852)	—
Operating expenses:
Sales and marketing	62,176	51,436	1,689	—
Product development	27,534	10,020	1,018	—
General and administrative	30,726	22,752	4,856	25
Amortization of intangible assets	16,837	5,525	—	—
Impairment of goodwill and intangible assets	48,622	—	—	—

Total operating expenses	185,895	89,733	7,563	25

Loss from operations	(215,087)	(98,099)	(15,415)	(25)

Interest and other income, net	9,331	6,813	115	—

Net loss	$(205,756)	$(91,286)	$(15,300)	$(25)

Basic and diluted net loss per share	$(1.81)	$(1.23)	$(1.42)	$—

Weighted average number of shares used to calculate basic and diluted net loss per share	113,704	74,123	10,792	15,000

	June 30,
	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$119,216	$237,865	$24,035	$1
Short-term restricted cash	13,524	6,982	—	—
Long-term restricted cash	2,253	2,692	1,789	—
Working capital (deficit)	105,998	234,590	16,097	(23)
Total assets	183,863	325,958	47,501	1
Capital leases and notes payable, less current portion	3,314	10,278	3,527	—
Redeemable convertible preferred stock	—	—	2,140	—
Stockholders' equity (deficit)	138,957	285,734	30,954	(23)

Juno

    The following selected historical financial data of Juno is only a summary and you should read it in conjunction with Juno's consolidated financial statements and the notes to those financial statements and "Juno's Management Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document.

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(unaudited)
	(in thousands, except per share data)
Statement of Operations Data:
Revenues:
Billable services	$47,675	$35,165	$73,911	$34,545	$6,645	$1,371	$6
Advertising and transaction fees	10,379	17,094	38,708	12,662	6,454	1,875	127
Direct product sales	—	1,341	1,419	4,794	8,595	5,845	3

Total revenues	58,054	53,600	114,038	52,001	21,694	9,091	136

Cost of revenues:
Billable services	28,100	24,597	49,024	24,950	5,606	1,053	—
Advertising and transaction fees	3,139	4,012	8,115	4,675	3,725	1,659	278
Direct product sales	—	1,270	1,344	4,176	7,627	5,796	3

Total cost of revenues	31,239	29,879	58,483	33,801	16,958	8,508	281

Operating expenses:
Operations, free service	10,247	15,650	38,311	6,698	9,383	11,075	5,803
Subscriber acquisition	10,609	82,870	116,461	47,651	5,334	3,140	6,993
Sales and marketing	7,028	9,225	18,105	11,556	11,584	12,593	4,276
Product development	4,519	5,563	10,282	7,232	7,345	4,860	3,741
General and administrative	6,367	4,262	9,303	4,615	2,760	2,897	2,172
Merger costs	960	—	—	—	—	—	—

Total operating expenses	39,730	117,570	192,462	77,752	36,406	34,565	22,985

Loss from operations	(12,915)	(93,849)	(136,907)	(59,552)	(31,670)	(33,982)	(23,130)

Other income (expense):
Interest income, net	1,100	3,372	5,509	3,718	44	243	128
Other expense	(400)	—	—	—	—	—	—

Net loss	$(12,215)	$(90,477)	$(131,398)	$(55,834)	$(31,626)	$(33,739)	$(23,002)

Basic and diluted net loss per share	$(0.29)	$(2.39)	$(3.39)	$(1.84)	$(1.85)	$(3.21)	$(7.01	)(1)

		December 31,
	June 30, 2001	2000	1999	1998	1997	1996
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$41,961	$55,729	$91,497	$8,152	$13,770	$598
Working capital (deficit)	13,682	23,216	67,571	(8,343)	6,927	(2,004)
Total assets	58,774	78,371	117,568	14,703	20,133	4,774
Total indebtedness, including current maturities	895	1,611	2,878	10,188	795	—
Liabilities expected to be settled with common stock	4,000	4,000	—	—	—	—
Partners' capital (deficiency)	—	—	—	(12,588)	10,504	(2,004)
Total stockholders' equity	17,086	28,745	71,648	—	—	—

(1)
Represents basic and diluted net loss per share as if the conversion of Class A limited partnership units into shares of common stock had occurred as of January 1, 1999. The conversion was a result of the February 28, 1999 merger of Juno Online Services, L.P. with and into Juno Online Services, Inc., with Juno Online Services, Inc. as the surviving entity.

United Online

    The following selected unaudited pro forma financial data of United Online is only a summary and you should read it in connection with our unaudited pro forma consolidated financial statements and the notes to those financial statements included elsewhere in this document.

Year ended June 30, 2001
(in thousands, except per share data)
Statements of Operations Data:
Revenues:
Billable services	$93,161
Advertising and commerce	82,548

Total revenues	175,709
Cost of billable services	60,561
Cost of free services	121,853
Sales and marketing	121,530
Product development	36,423
General and administrative	40,987
Amortization of intangible assets	30,462
Impairment of goodwill and intangible assets	48,622

Loss from operations	(284,729)
Net interest income	12,168

Net loss	$(272,561)

Basic and diluted net loss per share	$(7.24)

Shares used in the calculation of basic and diluted net loss per share	37,644

June 30, 2001
(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$107,048
Short-term investments	59,129
Short-term restricted cash	8,524
Long-term restricted cash	2,253
Working capital	109,217
Total assets	330,671
Total liabilities	97,057
Capital leases and notes payable, less current portion	3,612
Deferred stock-based charges	(9,765)
Total stockholders' equity	233,614

UNAUDITED COMPARATIVE PER SHARE INFORMATION

    We present below per share data regarding the income and book value of NetZero and Juno on both a historical and a per share equivalent unaudited pro forma basis. We derived the unaudited pro forma consolidated per share information from our unaudited pro forma consolidated financial statements included elsewhere in this document. You should read the information below in conjunction with the financial statements and accompanying notes of NetZero and Juno and with the unaudited pro forma consolidated financial statements included elsewhere in this document. The NetZero and Juno equivalent pro forma per share data are calculated by multiplying the United Online per share amounts by the respective NetZero and Juno exchange ratios to United Online's common stock.

As of and for the Year Ended June 30, 2001
NetZero Historical Per Common Share:
Net loss per common share—basic and diluted	$(1.81)
Book value per share	1.11
Cash dividends	—
Juno Historical Per Common Share:
Net loss per common share—basic and diluted	$(1.31)
Book value per share	0.41
Cash dividends	—
NetZero Equivalent Pro Forma Per Common Share:
Net loss per equivalent pro forma common share—basic and diluted	$(1.45)
Book value per equivalent pro forma common share	1.17
Cash dividends	—
Juno Equivalent Pro Forma Per Common Share:
Net loss per equivalent pro forma common share—basic and diluted	$(2.58)
Book value per equivalent pro forma common share	2.08
Cash dividends	—
United Online Pro Forma Consolidated Per Common Share:
Net loss per share—basic and diluted	$(7.24)
Book value per share	5.83
Cash dividends	—

RISK FACTORS

    Before you vote for adoption of the merger agreement and as a result of voting make a decision to exchange your shares of NetZero or Juno common stock for shares of our common stock, you should carefully consider the risks described below in addition to the other information contained in or incorporated by reference into this document, including the section entitled "Information Regarding Forward-Looking Statements." The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we believe are now immaterial may also impair our business. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline and you may lose all or part of your investment.

Risks Associated with the Mergers

There are many conditions to the completion of the mergers and we cannot assure you that the mergers will be completed.

    There are many conditions to NetZero's and Juno's obligations to complete the mergers. Many of these conditions, including the receipt of stockholder approval by NetZero and Juno, the listing of our shares on the Nasdaq National Market and the absence of material adverse changes in NetZero's and Juno's businesses, are beyond our, NetZero's or Juno's control. Although this document may speak as though the mergers will be consummated, you should realize that those statements anticipate the completion of the mergers on the terms of the merger agreement. We cannot assure you that the mergers will be completed.

Fluctuations in market prices may cause the value of the shares of our common stock that you receive to be less than the value of your shares of NetZero stock or Juno stock.

    Upon completion of the mergers, all shares of NetZero common stock and Juno common stock will be converted into shares of our common stock. The ratios at which the shares will be converted are fixed, and there will be no adjustment for changes in the market price of either NetZero common stock or Juno common stock. Any change in the price of either NetZero common stock or Juno common stock will affect the value Juno stockholders and NetZero stockholders will receive in connection with the mergers. Both NetZero common stock and Juno common stock have historically experienced significant price volatility, and the value of the shares of our common stock you receive may go up or down as the market price of NetZero common stock or Juno common stock goes up or down. Stock price changes may result from a variety of factors that are beyond the control of NetZero and Juno, including changes in their businesses, operations and prospects, regulatory considerations and general market and economic conditions. No party is permitted to "walk away" from the mergers or resolicit the vote of its stockholders solely because of changes in the market price of any party's common stock.

    The prices of NetZero common stock and Juno common stock at the closing of the mergers may vary from their respective prices on the date of this document and on the dates of the special meetings. Because the date the mergers are completed may be later than the dates of the special meetings, the prices of NetZero common stock and Juno common stock on the dates of the special meetings may not be indicative of their respective prices on the date the mergers are completed.

We may fail to realize the anticipated benefits of the mergers.

    The success of the mergers will depend, in part, on our ability to realize the anticipated synergies from combining the businesses of NetZero and Juno. To realize the anticipated benefits of this combination, members of our management team must develop strategies and implement a business plan that, in addition to addressing the risks discussed elsewhere in this document, will:

  •
  successfully integrate each company's organizations, operations, technologies, services and customer bases;

  •
  integrate and retain advertising customers, vendors, personnel and subscribers from both companies;

  •
  successfully manage telecommunications contracts to efficiently benefit Juno's and NetZero's services;

  •
  reduce the costs associated with each company's operations; and

  •
  successfully market both companies' services.

    If we cannot achieve these objectives, the anticipated benefits of the mergers may not be realized. In particular, the anticipated cost and other synergies may not materialize, which would adversely affect our results of operations and financial condition and harm the market price of shares of our common stock.

Officers and directors of NetZero and Juno have potential conflicts of interest in recommending that you vote in favor of adoption of the merger agreement.

    A number of executive officers and directors of NetZero and Juno who recommend that you vote in favor of the adoption of the merger agreement may receive benefits from the mergers which may make their interests in the mergers different from yours. Specifically:

  •
  the executive officers and directors of NetZero have the potential for continued employment and/or membership on our board,

  •
  Mr. Charles Ardai, Juno's chief executive officer, and Mr. Harshan Bhangdia, Juno's senior vice president and chief financial officer, are expected to receive guaranteed payments and accelerated vesting of options after completion of the mergers,

  •
  non-employee directors of Juno hold options that will become immediately vested upon a change in control,

  •
  Juno entered into facility leases with entities affiliated with David E. Shaw, chairman of the board of directors of Juno, and

  •
  we will provide Dr. Shaw and affiliates of some of the directors of NetZero with registration rights.

    These potential benefits may influence these executive officers and directors of NetZero and Juno in making their recommendation that you vote in favor of the adoption of the merger agreement.

Costs associated with the mergers.

    We anticipate incurring substantial costs in connection with the mergers and the integration of Juno's and NetZero's operations. Anticipated costs include severance pay for employees; accounting, legal and investment banking fees; restructuring fees associated with duplicate facilities, contract amendments or terminations; and a variety of other expenses associated with the closing of the transaction or the integration of the companies. While costs are estimated to be $20 million to $25 million, there can be no assurance that actual costs will not exceed estimated amounts. NetZero's and Juno's combined cash and cash equivalents and short-term investments, including restricted cash, as of June 30, 2001 were approximately $177 million. These merger costs will significantly impact our cash resources.

Risks Associated with Our Operations Which Will Not Be Reduced in the Mergers

We cannot predict our success because our business model is unproven and changing.

    Juno began offering Internet services in April 1996 and NetZero began offering Internet services in October 1998. Each company has made significant changes to its business model to address changes in the market as well as other factors. We expect to make additional changes to each company's business model in the future, including consolidating future billable services under the Juno brand and free services under the NetZero brand, as well as instituting additional limitations on our free service offering. These factors make it difficult to evaluate or predict our performance. We cannot assure you that our current business model will be successful, that we will not make significant changes to our model or that any changes we make to our model will be successful.

NetZero and Juno have a history of losses and we expect additional losses; our stock price could fall as a result of future losses and negative cash flow.

    Both NetZero and Juno have a history of losses and there is no assurance that we will ever become profitable. NetZero has incurred net losses of approximately $312.4 million from its inception in July 1997 through June 30, 2001, including a net loss of approximately $42.1 million in the three months ended June 30, 2001. Juno has incurred net losses of approximately $291.6 million from its inception in June 1995 through June 30, 2001, including a net loss of approximately $2.6 million in the three months ended June 30, 2001. We will be continuing the businesses of both NetZero and Juno and expect the net losses of these subsidiaries to continue. Although our strategy is to increase revenues and maximize the profitability of both companies, we cannot assure you that we will be successful in doing so, or that we will achieve profitability. We may never be successful in implementing our business strategies or in addressing the risks and uncertainties facing our company. Even if we do implement these strategies and address these risks successfully, our business may never become cashflow positive or profitable. Were we to achieve profitability for any particular period, we cannot assure you that we would be able to sustain or increase profitability on a quarterly or annual basis thereafter. If we fail to achieve and maintain profitability, the market price for our common stock would suffer.

Our business is subject to fluctuations which may negatively impact the price of our common stock.

    Juno's and NetZero's revenues, expenses and operating results have varied in the past and ours may fluctuate significantly in the future due to a variety of factors, including, without limitation, fluctuations in our pay and free user base, changes in our business model and service offerings, changes in the market for Internet advertising, the effect of material contracts with advertisers and vendors and fluctuations in marketing and telecommunications expenses. In addition, our operating expenses are based on our expectations of our future revenues and are relatively fixed in the short term. We cannot assure you that the expectations or projections made by either NetZero's management or Juno's management will be achieved by us. For example, although Juno currently projects that its net loss for the entire second half of 2001 will total less than $2.0 million, we cannot assure you that losses will not be greater. Furthermore, we may be unable to adjust spending quickly enough to offset any revenue shortfall, which may cause our business and financial results to suffer.

    Due to all of the above factors and the other risks discussed in this section, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of future performance. It is possible that in some future periods our results of operations may be below the expectations of public market analysts and investors. In this event, the price of our common stock is likely to fall.

Our market share and revenues will suffer if we are unable to compete effectively with established and new providers of Internet access services.

    Competition for users of Internet access services is intense. We compete for users with providers of free Internet access services, although most of these providers have ceased offering free services; established online service and content providers, such as AOL Time Warner, CompuServe and The Microsoft Network; independent national Internet service providers, such as EarthLink and Prodigy; and national long-distance carriers, such as AT&T WorldNet, Verizon and MCI WorldCom. We also compete with local telephone companies and regional and local commercial Internet service providers.

    We also face competition from companies that provide broadband Internet access. Juno provides broadband services only on a limited scale and is not currently offering such services to new users. NetZero provides no broadband services. It is uncertain whether we will expand this product offering in the near term, if ever. Our failure to develop and implement a broadband strategy will adversely impact our ability to compete for new users.

    We expect competition to continue to intensify. Many of our competitors have significantly greater resources and enjoy larger marketing budgets, more advanced features and services and lower cost structures that may allow them to profitably offer competing services at a lower price. While many of our competitors price their standard services above our standard offering price, there are other competitors with lower pricing and there is no assurance that we will be price competitive.

    There is no assurance that we will be able to successfully compete. Our inability to effectively compete could require us to make significant revisions to our strategies and business model, and would likely result in increased costs, decreased revenues and the loss of users, all of which could materially and adversely impact our business, financial position and results of operations.

Proposed restrictions on NetZero's free service offerings may result in significant reductions in NetZero's free user base.

    NetZero intends, effective on October 1, 2001, to implement additional restrictions on its free service, including reducing the number of hours per month from 40 to 10 that a household can use the free service and eliminating the free service offering from certain areas where telecommunications costs make the offering cost prohibitive. During the month of June 2001, approximately 30% of NetZero's active users accessed its free service for more than 10 hours although, due to multiple users within many households, a significantly greater number of users may be impacted by the 10 hour limit. Approximately 8% of NetZero's active users accessed its free service solely from dial-up numbers in areas that will no longer be available to free users after October 1, 2001. NetZero intends to continue to offer billable services in the areas where it discontinues its free service. As a result of these measures, NetZero anticipates a significant decline in its free user base and expects a decrease in the number of new free users registering for its service. There is no assurance that these measures will not be modified or that they will be implemented as planned.

    While NetZero believes that these measures will result in an increase in pay users, there is no assurance that such an increase will occur or be meaningful. Although these measures are designed to reduce telecommunications expenses, there is no assurance that the anticipated cost reductions will be realized. These measures may adversely impact NetZero's reputation as a provider of free services and make it more difficult to recruit new free users. Since a portion of our strategy is to increase our pay user base by converting free users to pay users, decreases in our free user base may adversely impact this strategy in the long-term. There can be no assurance that these measures will not adversely impact our business.

If we are unable to grow our pay user base, we may not be able to generate revenues, decrease per-hour telecommunications costs or implement our strategy.

    Growth in our pay user base will be critical to our future success. Increasing our pay user base involves two components: converting our free service users to our pay service and gaining new pay users who have not previously used our free service. In each of these cases, we are competing directly with other pay service offerings and there is no assurance we will achieve success in signing up new pay users. The average cost to acquire a pay subscriber in our industry is significantly higher than we anticipate spending, and there is no assurance that we will be able to acquire new pay users at a reasonable acquisition cost. If we experience decreases in our pay user base, our business, results of operations and financial position will be adversely impacted.

    We are relying increasingly on the migration of free users to pay users as a major source of subscribers to our pay services. Since July 1998, Juno has advertised to its free users encouraging them to upgrade and NetZero initiated a similar campaign in March 2001. There is a risk that repeated exposure to their advertisements may cause their effectiveness to decline. Furthermore, to the extent that our number of active free subscribers declines, we will have a smaller pool of free subscribers to solicit, further reducing the absolute number of potential migrations to our pay services. The rate at which users of the free service upgrade to our pay services has from time to time declined and may continue to decline, which would adversely impact our ability to retain or grow our pay user base.

If we are unable to retain subscribers, our business and financial results will suffer.

    Our business and financial results are dependent on the number of subscribers to our services. Our number of active subscribers has a significant impact on our ability to attract advertisers, the number of advertising impressions we have available to sell, and on how many billable service subscribers we can potentially acquire by soliciting users of our free service. Each month, a significant number of Juno's and NetZero's billable and free service subscribers cancel their service or become inactive and the vast majority of both Juno's and NetZero's registered users are not actively using their services. This is due to competition, the imposition of limitations on free services, changes in pricing plans and other factors. In addition, there may be significant overlap between NetZero's and Juno's user base, so the actual combined user base may be less than anticipated.

    We anticipate further significant reductions in our free user base if we implement additional restrictions on our free services. We may also in the future make additional changes to the terms or prices of our billable services, which may result in additional billable subscriber attrition. If these or other factors result in the loss of a significant number of subscribers, our business and financial results will suffer. There is no assurance that we will be able to effectively retain subscribers or generate enough new subscribers to make up for lost subscribers.

Federal Trade Commission action could impact our financial results and marketing practices.

    The FTC has been investigating the advertising, billing and cancellation practices of various Internet-related companies, including Juno. As a result of this investigation, Juno and the FTC entered into a consent agreement, which was approved by the FTC on June 29, 2001, after a public comment period. The consent agreement provides for specific disclosures or notices regarding, among other things, the cost of its Internet access services, its cancellation terms, local versus long-distance charges and the possibility of redress payments, as well as the requirement to provide adequate customer support to process subscriber cancellations. Juno's management currently anticipates that the compensatory payments pursuant to the agreement will be, and has accrued a liability for, approximately $800,000, although actual compensatory payments may be greater. There can be no certainty as to what impact the FTC order, or any other action that may be taken by the FTC, will have on our business.

If we fail to generate significant revenues and derive a profit from our pay services, we may not be able to support our operations.

    Our ability to generate significant revenues from our pay services will be critical to our future success. Generating pay revenues includes both increasing our pay user base as well as maintaining or increasing our pricing. Juno has offered a variety of pricing programs and has, in certain cases, increased the pricing to certain users based on their usage. Juno's monthly prices have ranged from $4.95 to $29.95. A significant number of users who have experienced price increases have discontinued their service, which adversely impacts revenues.

    Our ability to offer a value priced pay service will be adversely impacted if subscribers to our pay service use the Internet excessively. We price our standard offering based on the expectation that users will access the Internet for only a limited number of hours each month. If the average monthly usage for our pay subscribers exceeds our expectations, or if our average hourly telecommunications cost increases, we may not be able to operate our value priced pay service profitably. We may have to impose hourly limits on our pay services or increase our standard pricing, either of which could adversely impact our ability to attract and retain users to our pay services or compete effectively.

If we fail to generate sufficient advertising revenues, we may not be able to support our operations.

    Advertising revenues are intended to be an important component of our strategy and revenue base going forward. Our revenues from advertising have, from time to time, decreased from quarter to quarter due to a variety of factors, including the deterioration of the online advertising market and the decrease in capital available to Internet companies. We have experienced a number of situations where our advertising arrangements are terminated early, are not renewed, are renewed at significantly lower rates or are repriced during the term of the arrangement. Our success may depend on our ability to effectively target users based on demographic and other information. We may encounter technical, legal and other limitations on this ability.

    Competition for Internet-based advertising revenues is intense and the demand for advertising space has been declining. These and other factors are causing Internet advertising rates to decline, and it is possible that rates will continue to decline in the future. Many of our advertising competitors have longer operating histories, greater name recognition, larger user bases, significantly greater financial, technical, sales, development and marketing resources and more established relationships with advertisers than we do. We must also compete with television, radio, cable and print media for a share of advertisers' total advertising budgets. Advertisers may be reluctant to devote a significant portion of their advertising budget to Internet advertising if they perceive the Internet to be a limited or ineffective advertising medium.

    In light of these factors, there can be no assurance that we will be able to maintain or grow advertising revenues.

If we are unable to successfully integrate acquisitions into our operations, then we may not realize the benefits associated with such acquisitions and our financial condition and results of operations may be adversely affected.

    We may acquire other companies or undertake other business combinations that can complement our current or planned business activities. We are currently evaluating the possibility of acquiring and integrating additional Internet service providers offering pay services. Acquisitions may not be available at the times or on terms acceptable to us, or at all. In addition, acquiring a business involves many risks, including:

  •
  disruption of our ongoing business and diversion of resources and management time;

  •
  unforeseen obligations or liabilities;

  •
  difficulty assimilating the acquired operations and personnel;

  •
  risks of entering markets in which we have little or no direct prior experience;

  •
  potential impairment of relationships with employees or users as a result of changes in management; and

  •
  potential dilutive issuances of equity, large and immediate write-offs, the incurrence of debt, and amortization of goodwill or other intangible assets.

    There can be no assurance that we will make any further acquisitions, that we will be able to obtain additional financing for such acquisitions, if necessary, or that any acquisitions will be successful.

We may not realize the benefits associated with our intangible assets.

    We also may not realize the benefits associated with our intangible assets, including those associated with acquisitions. For example, as of December 31, 2000, NetZero had approximately $55.0 million in intangible assets recorded on its balance sheet, which primarily included goodwill and acquired technologies associated with acquisitions. During the quarter ended March 31, 2001, NetZero determined the carrying value of these assets was impaired using the discounted cash flow method and the market comparison method. An impairment charge relating to goodwill, intangible assets and other assets totaling approximately $48.6 million was recorded during the quarter, reflecting the amount by which the carrying amount of the assets exceeded their respective fair values. The impairment consisted of approximately $33.5 million for goodwill and approximately $15.1 million for other acquired intangible assets and other assets. There can be no assurance that we will not experience similar impairment losses in the future. Any such loss could adversely and materially impact our results of operations and financial condition.

The provision of full Internet access for free creates substantial risks.

    We face numerous costs, operational and legal risks, and other uncertainties associated with our provision of free Internet access to consumers. These risks include risks that our paying subscribers will cancel their subscription and switch to our free service and risks that the number of hours our free service users use, and the costs of providing the service, will not decrease, and may increase.

    If the number of our subscribers who remain on, or return to, the free service is significant, our business and financial results may suffer. As users of the service spend more time connected, the costs we incur to provide the service increase. If aggregate hours of connection time associated with our free services increase or do not continue to decline, our business and financial results may suffer.

We may not be able to grow or retain our user base if we are unsuccessful in maintaining our brands and marketing our services.

    If we are unsuccessful in maintaining and continuing to market the NetZero and Juno brands, we may not be able to grow or retain our user base. Promotion of our brands will depend on our success in providing high-quality Internet products and services. If our users and advertisers do not perceive our existing products and services as high quality, or if we introduce new products or services or enter into new business ventures that are not favorably received by our users and advertisers, then we may be unsuccessful in building brand recognition and brand loyalty in the marketplace.

    We expect that we will reduce our marketing expenditures in the near term. Any marketing activities we do engage in may be insufficient to increase or maintain the size of our subscriber base and may be insufficient to develop or maintain awareness of our services. Juno and NetZero have relied on a variety of cash intensive subscriber acquisition activities in the past, including the distribution of CDs, the acquisition of competitors, fee-based referral agreements and extensive advertising. These activities may be curtailed in the future, although there is no assurance that subscriber acquisition costs will decrease. If we incur costs in implementing marketing campaigns without generating sufficient new subscribers to our services, or if capital limitations or other factors prevent us from implementing marketing campaigns, or if marketing campaigns undertaken by competitors cause attrition in our subscriber base, our business and financial results will suffer.

Our revenues would significantly decrease if we lose key marketing and advertising relationships.

    We have entered into a number of strategic marketing alliances with third parties. The number of terminations or nonrenewals of various types of advertising contracts by our partners has increased. In particular, Internet companies have scaled back the resources devoted to advertising. In light of the concentration of our advertisers within the Internet industry, we expect that we will continue to experience a significant number of terminations or nonrenewals in the future.

    A small number of customers have accounted for, and may in the future account for, a significant portion of each of NetZero's and Juno's advertising and commerce revenues. Each of NetZero and Juno have previously experienced reductions in revenues from material customers. For example, LookSmart, General Motors and Cisco have been material customers of NetZero. The LookSmart agreement was terminated in January 2001, and the Cisco agreement will terminate effective August 2001. NetZero was not able to replace the LookSmart agreement with a comparable arrangement and does not expect to replace the Cisco agreement with a comparable arrangement. While the relationship with General Motors Corporation is long-term, they were recently provided reductions in their advertising obligations and may be provided additional reductions in the future. While we do not currently anticipate such reductions will be material to our business, we can give no assurance that we will continue to derive the amount of anticipated revenues from General Motors.

    The termination or renegotiation of significant agreements, as well as the timing of orders under such agreements, has caused, and may in the future cause, significant fluctuations in our quarterly results. Our business, results of operations and financial condition will be materially and adversely affected if we are unable either to maintain or renew our significant agreements or to replace such agreements with similar agreements with new customers.

Our business is dependent on a small number of telecommunications carriers and our inability to maintain agreements at attractive rates with such carriers may negatively impact our business.

    Our business substantially depends on the capacity, affordability, reliability and security of our telecommunications networks. Only a small number of telecommunications providers offer the network services we require. Several vendors have experienced significant financial difficulties and may be unable to perform satisfactorily. Certain of our telecommunications services are provided pursuant to short-term agreements that the providers can terminate or elect not to renew. In addition, each of our telecommunications carriers provides network access to some of our competitors, and could choose to grant those competitors preferential network access or pricing. Many of our telecommunications providers compete, or have announced an intention to compete, with us in the market to provide consumer Internet access. As a result, any or all of our current telecommunications service providers could discontinue providing us with service at rates acceptable to us, or at all.

    Our margins are highly sensitive to variations in prices for the telecommunications services we purchase. Our business could be harmed if minimum connection charges increase or become more prevalent. In addition, the availability and pricing of telecommunications services varies geographically, and we may not be able to obtain new or substitute telecommunications services in certain geographic areas on commercially reasonable terms, if at all.

Our business will suffer if the scope or quality of service from our telecommunications carriers is inadequate.

    If our third-party telecommunications service providers deliver unacceptable service, the quality of our Internet access service would suffer. In this event, we would likely lose users who are dissatisfied with our service. Since we do not have direct control over our telecommunications carriers' network reliability and the quality of their service, there can be no assurance that we will be able to provide consistently reliable Internet access for our users.

    We do not offer Internet access in all areas. Many potential subscribers may be unable to access our services through a point of presence that is within their local calling area. These subscribers may be particularly reluctant to use our service to access the Web, either through our free service or through a billable service, due to the telecommunications charges that they would incur. We cannot be sure if or when additional infrastructure developments by our telecommunications providers will establish points of presence that cover these areas at costs acceptable to us.

If we fail to manage our telecommunications or our internal network capacities, our service levels may suffer or we may experience increased per-user costs.

    We will have to accurately anticipate our future telecommunications capacity needs within lead-time requirements. If we fail to procure sufficient quantities of telecommunications services, we may be unable to provide our users with acceptable service levels. We also run the risk of purchasing excessive amounts of telecommunications services. In that event, we would be required to bear the costs of excess telecommunications capacity without commensurate increases in revenues or subscriber usage. NetZero and Juno have recently experienced decreases in telecommunications usage in excess of the amounts anticipated when entering into certain agreements for telecommunications services. This has resulted in significant excess capacity in the near term, which may result in increased costs per user on an hourly basis if we are not able to implement the synergies contemplated by the mergers. Our failure to effectively manage telecommunications costs would likely have a material adverse effect on our business, results of operations, financial position and cash flow.

    In addition, we may from time to time experience increases in our telecommunications usage, which exceed our then-available telecommunications capacity and the capacity of our internal servers. As a result, users may be unable to register or log on to our service, may experience a general slow-down in their Internet access or may be disconnected from their sessions. Excessive user demand could also result in system failures of our internal server networks, which would prevent us from generating advertising revenues. Inaccessibility, interruptions or other limitations on the ability to access our service due to excessive user demand, or any failure of our servers to handle user traffic, could have a material adverse effect on our reputation and our revenues.

We may not successfully develop and market new products in a timely or cost-effective manner; our new products may not be accepted by consumers or advertisers.

    We may not be able to compete effectively if we are not able to adapt to changes in technology and industry standards, and to develop and introduce new and enhanced products and service offerings. New products may be dependent on our obtaining needed technology from third parties. We also believe that our ability to compete successfully will also depend upon the continued compatibility of our services with products offered by various vendors.

    If we are unable to respond in a timely manner to technological advances, we may not be able to compete effectively for users, which could cause our revenues to decrease. We have expended, and may in the future expend, significant resources developing and implementing new products. Product development involves a number of uncertainties, including unanticipated delays and expenses. New products may have technological problems or may not be accepted by our users or advertisers. Several of the new products we have offered, or intend to offer, are intended to generate additional revenues for us. There is no assurance that such products will provide us with any meaningful revenue. In particular, the expansion of a broadband service offering, including a cable offering, could result in significant expenses without a commensurate increase in revenues.

We may not be able to compete effectively if we are not able to protect our proprietary rights.

    If we are not able to protect our proprietary rights, we may not be able to compete effectively. We principally rely upon patent, copyright, trade secret and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies. In addition, since we provide our Internet access software for free, we are extremely susceptible to various forms of unauthorized use of our software. These actions could adversely affect our brand names.

    In addition, both Juno and NetZero have engaged in lawsuits and expended significant resources attempting to enforce their proprietary rights. NetZero filed suits against several competitors, including Juno, to enforce its rights in a patent covering online advertising through a separate banner window. The suit against Juno will be dismissed upon consummation of the mergers and the suits against other parties were dismissed without prejudice. Juno filed a suit against NetZero and QUALCOMM Incorporated to enforce its rights in a patent relating to its e-mail technology. This suit has been dismissed without prejudice in anticipation of the mergers. We may attempt to enforce our proprietary rights in the future which could result in significant costs without a corresponding economic or competitive benefit.

We may incur substantial costs and diversion of management resources if we are accused of infringing upon the proprietary rights of others.

    Third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful. In addition, a number of third-party owners of patents have claimed to hold patents that cover various forms of online transactions or online technology. As with other online service providers, patent claims could be asserted against us based upon our services or technologies. NetZero and Juno have had claims asserted against them in the past although they do not believe that any claims to date are material to their businesses.

    We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to use our products in the United States or abroad. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially and adversely affect our ability to operate our business.

A security breach, virus or inappropriate use by Internet users could disrupt our service.

    The future success of our business will depend on the security of our network and, in part, on the security of the network infrastructures of our third-party telecommunications service providers. In addition, the sending of "spam" through our network could result in third parties asserting claims against us. Unauthorized or inappropriate access to our computer systems, including by current or former employees, could potentially jeopardize the security of confidential information, including credit card information, and that could cause losses to us or our users. Users or third parties may also potentially expose us to liability by "identity theft." Users or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches. Although we intend to use industry-standard security measures, such measures have been circumvented in the past, and we cannot assure you that these measures will not be circumvented in the future. We also cannot assure you that the security measures of our third-party network providers, providers of billing or customer services or other vendors will be adequate. In addition to potential legal liability as a result of computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or temporarily cease service to our users, which could have a material adverse effect on our revenues and could also result in increased user turnover.

If our software or hardware contains errors, or if we encounter difficulties integrating our systems and technologies, our business could be seriously harmed.

    The software and hardware used to operate and provide our services is complex and may contain undetected errors or failures. We have in the past encountered, and may in the future encounter, errors in the software or hardware used to operate our business and provide our services. This has resulted in, and may in the future result in, a number of adverse consequences, which have included or may include:

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  users being disconnected from our service or being unable to access our service;

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  loss of data or revenue;

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  injury to reputation; and

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  diversion of development resources.

    We have experienced some technical and customer support issues associated with our products and software releases. These issues have resulted in users discontinuing our service and have adversely impacted our revenues. A number of NetZero's and Juno's material technologies and systems, including their software client systems, billing systems, ad-serving technologies and customer relationship management systems, are based on different platforms or are sourced from different vendors. To the extent we attempt to integrate these technologies and systems, we may experience a number of difficulties, errors, failures and unanticipated costs. In addition, virtually every aspect of NetZero's internal operations is dependent upon software provided by Oracle and any significant failure of this software could materially and adversely affect our business. We cannot assure you that we will not experience significant problems in the future.

We are dependent on third parties for technical and customer service support and our business may suffer if they are unable to provide these services, cannot expand to meet our needs, or terminate their relationships with us.

    Our business and financial results depend, in part, on the availability and quality of live technical and customer service support services. We outsource most of these functions from ClientLogic Corporation and Convergys Corporation. As a result, we maintain only a small number of internal customer service personnel. We are not equipped to provide the necessary range of customer service functions in the event that these companies become unable or unwilling to offer these services to us. At times, Juno's subscribers have experienced lengthy waiting periods to reach representatives trained to provide the technical or customer support they require. Maintaining desired customer support levels may require significantly more support personnel than are currently available to us, or significantly greater expense than we feel it is appropriate, or than we are able, to incur. If our relationship with ClientLogic or Convergys terminates and we are unable to enter into a comparable arrangement with a replacement vendor, if our current vendors are unable to provide the quality and quantity of service required, or if we are unable to develop internally the additional customer service and technical support capacity we expect to need, our business and financial results will suffer.

We are dependent on third party vendors and software to accurately bill subscribers to our various pay services.

    The operation of our pay services requires the accurate operation of billing system software by us, the provision of services by third party vendors and our development of policies designed to reduce the incidence of credit card fraud and other forms of uncollectible "chargebacks." We have experienced problems with third party billing vendors in the past. If we encounter significant difficulties with these vendors or the operation of these systems, or if errors, defects or malfunctions occur in the operation of these systems, this could result in erroneous overcharges to customers or in the under-collection of revenue, either of which could hurt our business and financial results.

We cannot predict our future capital needs and we may not be able to secure additional financing.

    Because we expect to continue to incur substantial losses for the foreseeable future, we may need to raise substantial additional funds in the future to fund our operations. Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or not available when required in sufficient amounts or on acceptable terms, we may not be able to devote sufficient cash resources to continue to provide our services in their current form, acquire additional subscribers, enhance or expand our services, respond to competitive pressures or take advantage of perceived opportunities, and our business and financial results may suffer, or we could be forced to cease our operations entirely. In light of our historical and expected losses, we are unlikely to be able to raise significant additional funds through the incurrence of indebtedness. If additional funds are raised by our issuing debt, we may be subject to limitations on our operations.

If we are unable to successfully defend against legal actions against us, we could face substantial liabilities.

    NetZero and Juno are currently parties to pending legal actions against them which are discussed in detail under "NetZero's Business—Legal Proceedings" and "Juno's Business—Legal Proceedings." Although the pending patent lawsuits brought by NetZero and Juno against each other are expected to be permanently dismissed following the mergers, we are, or may become, party to other suits that could result in significant judgments against us. Defending against these lawsuits may involve significant expense and diversion of management's attention and resources from other matters. Due to the inherent uncertainties of litigation, we may not prevail in these actions. In addition, our ongoing operations may continue to subject us to significant litigation and costs in the future.

Our business could be shut down or severely impacted if a natural disaster occurs.

    Our computer equipment and the telecommunications infrastructure of our third-party network providers are vulnerable to damage from fire, earthquakes, power loss, telecommunications failures, and similar events. NetZero has experienced situations where power loss and telecommunications failures have adversely impacted service, although to date such failures have not been material to its operations. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is located at our headquarters in Westlake Village and at facilities in Los Angeles and San Jose, California; Sterling, Virginia; Cambridge, Massachusetts; and Jersey City, New Jersey. A natural disaster or other unanticipated problems at our headquarters or at a network hub, or within a third-party network provider's network, could cause interruptions in the services that we provide. Our systems are not fully redundant. Furthermore, we do not currently have any business disruption insurance. Any prolonged disruption of our services due to system failure could result in user turnover and decreased revenues.

Our ability to operate our business could be seriously harmed if we lose members of our senior management team and other key employees.

    Our business is largely dependent on the personal efforts and abilities of our senior management and other key personnel, particularly Mark Goldston our chairman, president and chief executive officer. Any of our officers or employees can terminate his or her employment relationship at any time. The loss of these key employees or our inability to attract or retain other qualified employees could seriously harm our business and prospects. We do not carry key man life insurance on any of our employees. NetZero's four founders recently resigned from NetZero to found a new, non-competitive company. Each of the founders agreed to provide NetZero with consulting services through July 1, 2002. NetZero is not seeking candidates to replace their positions.

We will not be able to grow our business if we are not able to retain or hire additional personnel.

    Our future success also depends on our ability to attract, retain and motivate highly skilled technical, managerial, editorial, merchandising, sales, marketing and user service personnel. Competition for such personnel is intense, particularly in the Internet and high technology industry. As a result, we may be unable to successfully attract, assimilate or retain qualified personnel. In addition, the mergers may cause many employees to leave the company, many of whom may be integral to our integration efforts. If we cannot retain those employees who are key to the integration of the businesses of NetZero and Juno, our operations and integration efforts could be adversely affected.

    Any staff attrition we experience, whether initiated by the departing employees or by us, could place a significant strain on our managerial, operational, financial and other resources. There can be no assurance that we will be able to identify and hire adequate replacement staff promptly, or at all. Both Juno and NetZero have engaged in significant staffing reductions and it is anticipated that additional staffing reductions will take place following the mergers. These reductions may make it more difficult for us to integrate the businesses of NetZero and Juno, manage existing, or establish new, relationships with advertisers, vendors and other parties, or to integrate, expand and improve our service offerings. Thus, our business and financial results could suffer as a result of the staff reductions undertaken to date, those expected to be undertaken in connection with the mergers, and from any future staff reductions and attrition that might occur.

Changes in government regulation of the provision of Internet services could decrease our revenues and increase our costs.

    Changes in the regulatory environment regarding the Internet could decrease our revenues and increase our costs. As a provider of Internet access services, we are not currently subject to direct regulation by the Federal Communications Commission. However, some telecommunications carriers have sought to have communications over the Internet regulated by the FCC in the same manner as other more traditional telecommunications services. Local telephone carriers have also petitioned the FCC to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on these providers and some developments suggest that they may be successful in obtaining the treatment they seek. In addition, we operate our services throughout the United States, and regulatory authorities at the state level may seek to regulate aspects of our activities as telecommunications services. As a result, we could become subject to FCC and state regulation as Internet services and telecommunications services converge.

Changes in, or interpretations of, laws regarding consumer protection could subject us to liability or cause us to change our practices.

    Consumer protection laws and enforcement actions regarding advertising and user privacy, especially relating to children, are becoming more prevalent. The FTC has conducted investigations into the privacy practices of companies that collect information about individuals on the Internet and has also investigated a variety of Internet service providers, including Juno, in connection with marketing and disclosure practices. Various state agencies as well as individuals have also asserted claims against, or instituted inquiries into, Internet service providers, including Juno, in connection with marketing and disclosure practices. There is no assurance that our services and business practices, or changes to our services and business practices, will not subject us to claims and liability. The enactment of any additional laws or regulations in this area, increased enforcement activity of existing laws and regulations, or claims by individuals could significantly impact our costs or the manner in which we conduct business, all of which could cause our business to suffer.

We could be exposed to liability for defamation, negligence and infringement.

    Because users download and redistribute materials that are cached or replicated by us in connection with our Internet services, claims could be made against us for defamation, negligence, copyright or trademark infringement, or other theories based on the nature and content of such materials. While we have attempted to obtain safe harbor protection against claims of copyright infringement under the Digital Millennium Copyright Act of 1998, there can be no guarantee that we will prevail in any such claims. We also could be exposed to liability because of third-party content that may be accessible through our services, including links to Web sites maintained by our users or other third parties, or posted directly to our Web site and subsequently retrieved by a third party through our services.

Seasonal trends in Internet usage and advertising sales may negatively affect our business.

    Seasonal trends could affect the advertising revenues we generate from operating our Internet services. To the extent that our advertising revenues depend on the amount of usage by our users, seasonal fluctuations in Internet usage could affect our advertising revenues during these periods of fluctuation. In addition, the rate at which new users sign up for our services may be lower during certain seasons and holiday periods. Because our operating history is so limited, it is difficult for us to accurately predict these trends and plan accordingly. Since our operating expenses are based on our expectations of future revenues, it is possible that seasonal fluctuations could materially and adversely affect our revenues and our operating results.

Risks Related to the Market for Our Common Stock

NetZero's and Juno's stock prices have been highly volatile; our stock price may be highly volatile and may cause limitations on the trading market for our stock.

    The market price of NetZero's and Juno's common stock has fluctuated in the past and the market price of our common stock is likely to continue to be highly volatile, with extreme price and volume fluctuations. The Nasdaq National Market, where most publicly held Internet companies are traded, has experienced substantial price and volume fluctuations. These broad market and industry factors may harm the market price of our common stock, regardless of our actual operating performance, and for this or other reasons we could continue to suffer significant declines in the market price of our common stock.

NetZero's common stock may be delisted from the Nasdaq National Market.

    NetZero received a Nasdaq staff determination on June 27, 2001 that it has not maintained compliance with Nasdaq's requirements for continued listing because its closing bid price remained below $1.00 for 30 consecutive business days. NetZero's common stock is, therefore, subject to delisting from the Nasdaq National Market. A hearing to appeal the determination was conducted before a Nasdaq Listing Qualifications Panel on August 17, 2001, however the panel has not yet notified NetZero of its decision. NetZero is currently in compliance with all other continued listing requirements. There can be no assurance, however, that the panel will grant NetZero's request for continued listing. If NetZero's common stock loses its Nasdaq National Market status, it would most likely trade on the Over the Counter Bulletin Board maintained by Nasdaq, which is viewed by most investors as a less desirable and less liquid marketplace. In this case NetZero's trading prices may not be quoted in newspapers, you may need to rely on your broker for all price information and there will likely be fewer shares of NetZero's stock traded because of the "penny stock" rules applicable to brokers. This outcome would be likely to harm the price of NetZero's trading common stock.

If United Online's common stock is not approved for listing on the Nasdaq National Market, the mergers could be delayed.

    We have been informed by Nasdaq that we will be treated as a successor to NetZero for purposes of listing our common stock on the Nasdaq National Market. If, prior to closing the mergers, NetZero's common stock were to be delisted from the Nasdaq National Market, we would consequently be required to submit for approval a new listing application for our shares. Approval of a new listing application cannot be assured, and could result in a delay of the mergers. Additionally, there is a risk that, based on current trading prices, we would not be able to satisfy the Nasdaq National Market's minimum initial listing price of $5.00 per share for newly listed companies. If that were to occur, we expect that we would ask the boards of directors of NetZero and Juno to amend the merger agreement to adjust proportionately the exchange ratios to the extent necessary to achieve a listing price for our shares greater than $5.00 per share, even though this might result in a substantial reduction in the number of shares of our common stock that would be outstanding following the completion of the mergers. Furthermore, if the merger agreement were amended to change the exchange ratios, NetZero and Juno might be required to delay their stockholder meetings, and reset the record dates for those meetings.

Future sales of our common stock may negatively affect our stock price.

    Upon completion of the mergers all of the approximately 40.3 million shares in the offering will be registered under the Securities Act and available for immediate resale, subject to volume and manner of sale limitations applicable to "affiliates" under Rule 145. Assuming that all executive officers and directors of both NetZero and Juno are deemed affiliates, and based on the number of shares outstanding and held by them as of August 14, 2001, the record date for the special meetings, approximately 13.0 million shares, or 32% of the estimated 40.3 million shares to be registered, would not be freely transferable. The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market, or the perception that such sales could occur. These sales also might make it more difficult for us to sell equity securities in the future at a price that we think is appropriate, or at all.

We may issue common stock resulting in dilution to our stockholders, and the dilutive effect of these issuances would increase to the extent that our stock price declines.

    Juno has entered into a number of relationships in which it may use its common stock to compensate third parties for services performed for Juno, including subscriber referral services, and we may enter into additional such relationships in the future. If the price of our common stock should decline, our electing to pay with common stock would entail issuing a relatively larger number of shares, increasing the dilutive effect on our stockholders, and potentially impairing our ability to execute financing transactions. Additionally, the third parties to whom we issue common stock will generally have registration rights that require us to register these shares of common stock for resale in the public markets. The market price of our common stock could decline as a result of sales of these shares in the market, or the perception that such sales could occur. If we raise additional funds, acquire assets, or obtain goods or services through the issuance of equity securities, stockholders may experience significant dilution of their ownership interest and the newly issued securities may have rights superior to those of our common stock. The dilutive effect of these issuances will be increased to the extent our share price declines.

Our directors will have the ability to exercise significant influence over us.

    Upon completion of the mergers, our executive officers, directors, and persons and entities affiliated with our executive officers or directors, are expected to beneficially own in the aggregate approximately 20% of our outstanding common stock. As a result of this concentration of ownership, our executive officers and directors will be able to exercise significant influence over matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership could also have the effect of delaying or preventing a change in control of us which may adversely impact stockholders by preventing them from realizing a premium price for their stock in connection with a sale of the company.

We have anti-takeover provisions which may make it difficult for a third party to acquire us.

    Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders because of a premium price offered by a potential acquiror.

We do not plan to pay dividends in the foreseeable future and, as a result, you will need to sell your shares in order to realize a near term return on your investment.

    Neither NetZero nor Juno has declared or paid any cash dividends on its capital stock since inception. We intend to retain any future earnings to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Consequently, stockholders will need to sell shares of common stock in order to realize a return on their investment, if any.

THE SPECIAL MEETINGS

Joint Proxy Statement/Prospectus

    This document is being furnished to you in connection with the solicitation of proxies by each of NetZero's and Juno's board of directors in connection with the proposed mergers.

Date, Time and Place of the Special Meetings

    The special meetings are scheduled to be held as follows:

For NetZero stockholders:	For Juno stockholders:
September 25, 2001	September 25, 2001
10:00 a.m., Eastern time	10:00 a.m., Eastern time
Brobeck, Phleger & Harrison LLP 1633 Broadway, 47th Floor	The Sheraton New York Hotel 811 Seventh Avenue
New York, New York 10019	New York, New York 10019

Purpose of the Special Meetings

    The special meetings are being held so that stockholders of each of NetZero and Juno may consider and vote upon a proposal to adopt the merger agreement. Adoption of the merger agreement will also constitute approval of the transactions contemplated by the merger agreement.

Stockholder Record Date for the Special Meetings

    NetZero.  NetZero's board of directors has fixed the close of business on August 14, 2001 as the record date for determining which NetZero stockholders are entitled to notice of and to vote at the special meeting. On the record date, there were 125,820,328 shares of NetZero common stock outstanding, held by approximately 649 holders of record.

    Juno.  Juno's board of directors has fixed the close of business on August 14, 2001 as the record date for determining which Juno stockholders are entitled to notice of and to vote at the Juno special meeting. On the record date, there were 41,796,640 shares of Juno common stock outstanding, held by approximately 474 holders of record.

Vote Required for Adoption of the Merger Agreement

    NetZero.  A majority of the outstanding shares of NetZero common stock must be represented, either in person or by proxy, to constitute a quorum at the NetZero special meeting. The affirmative vote of the holders of a majority of the shares of NetZero's common stock outstanding as of the record date is required to adopt the merger agreement. At the NetZero special meeting, each share of NetZero common stock is entitled to one vote on all matters properly submitted to the NetZero stockholders.

    Juno has entered into voting agreements with three executive officers of NetZero and five major stockholders of NetZero which require these NetZero stockholders to vote their shares of NetZero common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned shares representing approximately 41% of the voting power of NetZero capital stock entitled to vote at the NetZero special meeting.

    The directors and executive officers of NetZero owned approximately 32% of the outstanding shares of NetZero common stock as of the record date, and each of them has indicated their intention to vote in favor of adoption of the merger agreement or has entered into a voting agreement with Juno as described above.

    Juno.  A majority of the votes entitled to be cast at the Juno special meeting must be represented, either in person or by proxy, to constitute a quorum at the Juno special meeting. The affirmative vote of the holders of a majority of the shares of Juno's common stock outstanding as of the record date is required to adopt the merger agreement. At the Juno special meeting, each share of Juno common stock is entitled to one vote on all matters properly submitted to the Juno stockholders.

    NetZero has entered into voting agreements with five directors and senior officers of Juno, and several entities affiliated with Dr. Shaw, which require these Juno stockholders to vote their shares of Juno common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders owned, or had voting power over, shares representing approximately 31% of the Juno capital stock entitled to vote at the Juno special meeting.

Proxies

    All shares of NetZero common stock represented by properly executed proxy cards or voting instructions received before or at the NetZero special meeting and all shares of Juno common stock represented by properly executed proxy cards or voting instructions received before or at the Juno special meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxy cards or voting instructions. If no instructions are indicated on a properly executed proxy card or voting instruction, the shares will be voted FOR the adoption of the merger agreement. You are urged to mark the box on the proxy card to indicate how to vote your shares.

    If a properly executed proxy card or voting instruction is returned and the stockholder has abstained from voting on adoption of the merger agreement, the NetZero common stock or Juno common stock represented by the proxy or voting instruction will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted on the proposal to adopt the merger agreement.

    If your shares are held in an account at a brokerage firm or bank, you must instruct them on how to vote your shares. If an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted on the proposal to adopt the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

    Adoption of the merger agreement requires the affirmative vote of a majority of the shares of NetZero's and Juno's common stock outstanding on the record date, as applicable. Abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

    The special meeting of NetZero or Juno may be adjourned or postponed, including by their respective chairmen, in order to permit further solicitation of proxies. Unless you check the withhold discretionary authority box on your proxy card or voting instruction, your proxies will have the power to vote to postpone or adjourn your special meeting even if you voted against the proposal to adopt the merger agreement.

    You may revoke your proxy at any time before it is voted by:

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  notifying in writing

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  the Secretary of NetZero, Inc. at 2555 Townsgate Road, Westlake Village, California 91361 if you are a NetZero stockholder, or

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    the Secretary of Juno Online Services, Inc. at 1540 Broadway, 27th Floor, New York, New York 10036 if you are a Juno stockholder;

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  granting a subsequently dated proxy; or

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  appearing in person and voting at the special meeting if you are a holder of record.

    Your attendance at the special meeting will not in and of itself revoke your proxy.

Appraisal Rights

    Under Delaware law, because the NetZero common stock and the Juno common stock remain listed on the Nasdaq National Market as of their respective record dates, you are not entitled to appraisal rights in connection with the mergers. Both NetZero common stock and Juno common stock were listed on the Nasdaq National Market on August 14, 2001, the record date for determining which NetZero and Juno stockholders are entitled to vote at the special meetings.

Solicitation of Proxies

    NetZero and Juno will equally share the expenses incurred in connection with the printing and mailing of this document. Juno has retained MacKenzie Partners, at an estimated cost of $5,000 plus reimbursement of expenses, to assist in the solicitation of proxies. NetZero, Juno and Juno's proxy solicitor will also request banks, brokers and other intermediaries holding shares of NetZero or Juno common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and will, upon request, reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of NetZero and Juno. No additional compensation will be paid to directors, officers or employees for those solicitation efforts.

    You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the mergers.

THE MERGERS

Background of the Mergers

    NetZero's senior management team followed developments in Juno's business since December 1999 when Juno began offering free Internet access services. Juno was the only other public company with significant capital that was offering a free service similar to NetZero's service. In May 2000, NetZero's senior management team reached a consensus that an overture towards Juno was appropriate based on equity market conditions, similarity of product offerings and potential synergies.

    In May 2000, Mark Goldston, NetZero's chief executive officer, telephoned Charles Ardai, Juno's president and chief executive officer, and David E. Shaw, the chairman of Juno's board of directors, to discuss the merits of a potential combination of NetZero and Juno. Through July 2000, NetZero and Juno held several informal telephonic discussions to consider the possibility of a business combination, but no proposals resulted from those discussions.

    In August 2000, representatives of Juno and NetZero met at the offices of Goldman Sachs in New York to continue the discussions regarding a potential combination. In late August 2000, Mr. Ardai and Richard M. Eaton, Jr., Juno's former chief financial officer and treasurer, met with Mr. Goldston, Jon Fetveit, NetZero's vice president, strategy and development, Ronald Burr, NetZero's former president, and Charles Hilliard, NetZero's chief financial officer. The discussions between the parties continued by telephone and in September 2000, NetZero advised Juno that NetZero was not prepared to enter into a business combination at that time.

    During the fall of 2000, the parties remained in occasional contact to determine whether there might be interest in a combination. In January 2001, Toby Bryce, Juno's former senior vice president of business development, met with Messrs. Hilliard and Fetveit in California to discuss the pending lawsuits between the parties and to discuss the possibility of a business combination or strategic relationship between the parties.

    In January 2001, NetZero launched the NetZero Professional service, which is currently called the Extended Access Pass, its first pay Internet access service. In March 2001, NetZero launched the NetZero Platinum service, NetZero's first monthly recurring billable subscription Internet access service.

    In April 2001, Mr. Goldston telephoned Dr. Shaw to once again initiate discussions concerning a possible business combination. Dr. Shaw and Mr. Goldston agreed that their respective teams would have telephone discussions during the week of April 23, 2001, to assess the possibility of a transaction. During the week of April 23, 2001, representatives of NetZero and Juno had conversations and began to analyze the merits of combining the two companies.

    On May 2, 2001, Messrs. Hilliard and Fetveit met with Mr. Ardai and Harshan Bhangdia, Juno's senior vice president and chief financial officer, at Juno's offices in New York to continue discussions.

    On May 8, 2001, NetZero proposed a business combination between NetZero and Juno in the form of an all stock transaction. The proposed combination would be structured as a merger of a subsidiary of NetZero with and into Juno, in which Juno stockholders would receive 35% of the combined company.

    Over the following week, NetZero and Juno discussed elements of the proposal, and the parties worked toward reaching an agreement on selected material terms. Among other terms, the parties discussed an ownership percentage of approximately 38.5% for Juno stockholders.

    On May 16, 2001, NetZero and Juno entered into a three-week exclusivity agreement.

    On May 21, 2001 representatives of NetZero, Brobeck, Phleger & Harrison LLP, counsel to NetZero, Morgan Stanley, financial advisor to NetZero, Juno and Simpson Thacher & Bartlett, special counsel to Juno, met at the offices of Morgan Stanley in New York to discuss the proposed transaction. At this time, the parties agreed that the transaction would be structured to provide for the establishment of a new holding company, of which both NetZero and Juno would become subsidiaries. The holding company structure was proposed to allow both the Juno and the NetZero brands and services to continue to exist while creating a new corporate identity. Following that meeting, representatives of NetZero continued their due diligence effort and, during the evening of May 21, 2001, Brobeck delivered a first draft of the merger agreement and related documents.

    On May 24 and May 25, 2001, representatives of Juno and Simpson Thacher conducted due diligence with respect to NetZero in Westlake Village, California.

    Over the following days, due diligence continued and the parties negotiated the terms of the merger agreement and related documents.

    On June 4, 2001, Juno's board of directors held a meeting at Simpson Thacher's offices. Negotiation of the merger agreement continued after that meeting and on June 5, 2001.

    During the afternoon of June 5, 2001, NetZero's board of directors met telephonically and received presentations from NetZero's senior management team, representatives of Morgan Stanley and representatives of Brobeck. After deliberation, NetZero's board of directors adopted resolutions with respect to the proposed transaction. See "Recommendation of NetZero's Board of Directors."

    During the evening of June 5, 2001, Juno's board of directors met and received presentations from Juno's senior management, representatives of Simpson Thacher and representatives of Deutsche Banc Alex. Brown. At that meeting, Deutsche Banc Alex. Brown rendered its oral opinion to the Juno board of directors as to the fairness to Juno stockholders from a financial point of view of the exchange ratio of shares of our common stock for each share of Juno common stock. After deliberation, Juno's board of directors adopted resolutions with respect to the proposed transactions. See "Recommendation of Juno's Board of Directors."

    Negotiation of the merger agreement and related documents continued on June 6, 2001 and June 7, 2001. On the afternoon of June 7, 2001, Juno's board of directors held a meeting at which representatives of Deutsche Banc Alex. Brown reaffirmed its opinion as to the fairness of the exchange ratio for Juno common stock, from a financial point of view, to Juno's stockholders, and Juno's board of directors reaffirmed its earlier approval of the proposed transaction.

    After the closing of the Nasdaq National Market on June 7, 2001, the parties executed and delivered the merger agreement and issued a press release announcing the proposed transaction.

NetZero's Reasons for the Mergers

    From time to time beginning May 2000, NetZero's management team informally updated members of NetZero's board of directors with respect to of the status of discussions with Juno and the reasons that NetZero's management team believed the combination had the potential to deliver value to NetZero's stockholders. At a meeting on June 5, 2001, NetZero's board of directors received presentations from members of NetZero's management team, Morgan Stanley and Brobeck. NetZero's management team highlighted its belief in the transaction as well as some of the risks associated with the mergers, including many of the issues described under "Risk Factors." NetZero's board of directors made a business judgment concerning the potential of the combined company and the following are the material reasons that NetZero's board recommends that NetZero's stockholders vote, at the NetZero special meeting, in favor of the proposal to adopt the merger agreement.

    Accelerate Growth in Pay Internet Access Business.  Beginning in early 2001, NetZero began supplementing its revenues by offering pay Internet access services. Until early 2001, NetZero had no experience in the pay Internet access services business. Juno had been offering pay services since 1998 and had acquired a great deal of expertise in managing pay services. In addition, Juno had developed a significant pay subscriber base. The proposed transaction presented NetZero's board of directors with the opportunity to accelerate NetZero's growth and expertise in the pay Internet access business. NetZero's board of directors was aware of the costs, time and uncertainty associated with building a similar base of pay subscribers and management experience with pay subscribers and determined that the opportunity was in NetZero's best interests.

    Opportunity to Spread Telecommunications and Networking Costs over a Larger Base.  NetZero secured favorable pricing and protected itself against near term increases in telecommunication costs by negotiating telecommunications agreements of up to three years of duration with a number of vendors. Some of these agreements require NetZero to purchase a fixed amount of telecommunications capacity, regardless of whether that capacity is used by subscribers. Juno generally has short-term agreements with telecommunications providers which do not require fixed capacity commitments and are priced at levels per unit in excess of NetZero's costs, assuming full utilization of NetZero's purchased capacity. The mergers represent an opportunity to spread the costs of NetZero's telecommunications capacity and infrastructure over a larger number of subscribers.

    Marketing to the Value Segment of the Internet.  Most of the largest Internet service providers, including AOL Time Warner, Earthlink, and The Microsoft Network, offer standard monthly pricing ranging from $19.95 to $23.90. Both Juno and NetZero had previously focused on building their businesses to be supported by advertising revenues. NetZero believes that, because of this focus, both its and Juno's infrastructure have a much lower cost basis than the typical Internet service provider. In addition, the offer of free Internet access services has proven to be an effective consumer offering, and Juno has demonstrated that many free users can be converted to pay users at a $9.95 value price point. NetZero believes there are a significant number of consumers interested in value priced Internet access as an alternative to the standard industry pricing. NetZero's board of directors determined that the combined company could more efficiently offer these services while containing marketing and operating costs than either party could do on a stand-alone basis.

    Attractive Consolidated Advertising Base.  NetZero believes that the Internet access market will continue to be attractive to advertisers. Our ability to deliver a large subscriber base of users, based on NetZero's and Juno's active subscriber counts in March 2001, will potentially be more attractive to online advertisers than what NetZero or Juno would be able to deliver as stand-alone companies.

    Potential Cost Savings.  NetZero believes that our cost base will be lower than the sum of NetZero's and Juno's cost bases as stand-alone entities. NetZero's management believes reductions in telecommunication expenses, headcount, elimination of duplicate purchasing of services, reduction of marketing expenses, consolidation of facilities and other cost reductions may be achieved by us. NetZero's board of directors also recognized that there would be near term costs associated with implementing these reductions.

    Confidence in NetZero's Management Team.  NetZero's board of directors was aware of the risks associated with the mergers, including those set forth under "Risk Factors." NetZero's board of directors also considered the challenges of integrating the two organizations. NetZero's board of directors believes that NetZero's management team will be successful in realizing the synergies referred to in Morgan Stanley's presentation.

    Morgan Stanley's Opinion.  NetZero's board of directors received a presentation from representatives of Morgan Stanley on June 5, 2001. NetZero's board of directors considered that presentation as well as Morgan Stanley's opinion as of that date, and subject to the assumptions and considerations in its opinion, that the ratio of the exchange ratio for shares of Juno common stock to the exchange ratio for shares of NetZero common stock pursuant to the merger agreement was fair to the holders of shares of NetZero common stock from a financial point of view. Please read Annex B carefully in its entirety and see "Opinion of Morgan Stanley & Co. Incorporated."

    Due Diligence Review of Juno.  NetZero's board of directors received presentations from NetZero's management on June 5, 2001 concerning the results of NetZero's investigation of Juno's business, finances and legal affairs. NetZero's board considered the results of that investigation and risks identified by members of NetZero's management team.

    Terms of the Merger Agreement and Related Transactions.  On June 5, 2001, NetZero's board of directors received a presentation from representatives of Brobeck concerning the terms of the merger agreement, the negotiations with Juno and legal issues related to the proposed transaction. Members of NetZero's management also informed the NetZero board of directors about the terms of the agreements with related parties of Juno and the severance and retention bonus provisions proposed for Juno's directors, officers and employees. For more information, see "Interests of Juno Directors and Executive Officers in the Mergers."

    Indications of Support.  NetZero's board of directors noted that NetZero's senior management team supported the proposed combination. NetZero's board of directors also noted that holders of 40.5% of NetZero's outstanding shares of common stock were willing to enter into agreements to vote for the adoption of the merger agreement.

    Specific Negative Factors Considered.  NetZero's board of directors considered many potentially negative aspects of the proposed transactions. Several of these aspects were identified in the presentations by members of NetZero's management team at the board of directors meeting on June 5, 2001, including, uncertainties concerning integration of the businesses, the potential loss of subscribers, the effect of the Federal Trade Commission proposed order with respect to Juno, the potential termination of Juno's outsourced services agreements and others. Each of these risks is highlighted in the "Risk Factors" section of this document. Morgan Stanley's presentation was based, in part, on management's financial model which may contain optimistic assumptions. Representatives of Brobeck highlighted costs associated with the mergers, risks identified in connection with Juno's representations and warranties in the merger agreement and the inadequacy of the compensation to NetZero if Juno terminated the merger agreement because it received a superior proposal. Among the costs identified were severance payments to Juno's officers and Juno's existing arrangements with affiliates of Dr. Shaw. Among the risks identified were litigation against Juno, the rights of third party vendors to cancel contracts with Juno without penalty and the number of Juno employees with "out of the money" stock options.

    General Industry Risks.  NetZero's board of directors is knowledgeable and familiar with NetZero's industry. Accordingly, they were also aware of many of the risks highlighted in "Risk Factors."

    This list is not exhaustive but includes the material factors considered by NetZero's board of directors. Individual members of NetZero's board may have considered other factors not included in this list. NetZero's board of directors did not attempt to assign relative weight to these factors but rather made the decision to approve the merger agreement after considering the totality of the available information.

Recommendation of NetZero's Board Of Directors

    After careful consideration, the NetZero board of directors, on June 5, 2001, unanimously determined that the terms of the merger agreement and the mergers are fair to, and in the best interest of, NetZero and its stockholders and approved the merger agreement and the mergers. In reaching its decision, the NetZero board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. The NetZero board of directors unanimously recommends that the stockholders of NetZero vote "FOR" the adoption of the merger agreement.

    In considering the recommendation of the NetZero board of directors with respect to the merger agreement, you should be aware, however, that directors and executive officers of NetZero may have interests in the mergers that are different from, or are in addition to, the interests of NetZero stockholders. Please see "Interests of NetZero Directors and Executive Officers in the Mergers."

Juno's Reasons for the Mergers

    At multiple meetings in June 2001, Juno's board of directors received presentations from members of Juno's management team, Deutsche Banc Alex. Brown Inc., and Simpson Thacher & Bartlett highlighting the potential benefits of the transaction as well as some of the risks associated with the mergers, including many of the issues described under "Risk Factors." The following are material reasons that Juno's board approved the mergers and that it recommends that you vote FOR the adoption of the merger agreement.

    Significantly Greater Cash Resources.  As of March 31, 2001, NetZero had cash, cash equivalents short term investments and restricted cash of $163.0 million and unencumbered cash (defined as cash and cash equivalents in excess of payables and indebtedness) estimated at $125 million. At the same date, Juno had cash and cash equivalents of $46.8 million and unencumbered cash of approximately $20 million. A combination with NetZero would provide Juno with access to significantly increased cash resources at a time when alternate sources of funding are either unavailable entirely or available only on unattractive terms and/or in insufficient quantity. Juno's board believes that the mergers will reduce the risk of Juno's either exhausting its cash resources or suffering significant erosion in its subscriber base due to the expense-reduction measures necessary for the preservation of such resources.

    Opportunity to Enhance Billable Subscriber Base.  Juno has been marketing billable services to its free subscriber base since 1998. Repeated exposure to such marketing messages over time may reduce their effectiveness. NetZero's subscriber base of almost 4 million active users in March 2001 represents a largely untapped and potentially valuable pool of subscribers to whom Juno's billable services can be marketed.

    Potential Cost Synergies.  By combining operations, Juno and NetZero will have the opportunity to achieve significant cost savings over time through the reduction of duplicative facilities and personnel, and through the coordination of marketing expenses and other costs. Additionally, with a larger combined subscriber base, it should be possible to achieve economies of scale in areas such as the purchasing of telecommunications services and the provision of technical support and customer service to subscribers.

    Optimization of Telecommunications Commitments and Expenses.  Telecommunications expense represents Juno's and NetZero's largest expense. NetZero has purchased more telecommunications capacity than it is currently utilizing, while Juno currently has telecommunications traffic in excess of Juno's own capacity commitments. Juno believes that by running a portion of its excess traffic over NetZero's excess capacity, it can generate cost savings for both companies. Furthermore, by carefully comparing the companies' telecommunications pricing on a city-by-city basis, United Online should be able to take advantage of the most favorable telecommunications terms enjoyed by each company.

    Potential Advertising Revenue Synergies.  Juno believes that as a larger company with a significantly greater subscriber base, United Online should be able to compete more effectively for advertising revenues in an industry where scale is an important competitive factor. Based on the companies' combined active subscriber count in March 2001, United Online's subscriber base would exceed seven million subscribers, roughly double the size of either Juno's or NetZero's subscriber base as stand-alone companies. Additionally, by combining with NetZero, Juno will gain access to existing advertising relationships that NetZero has formed, as well as to sales staff and related resources in excess of those Juno possesses independently.

    Intellectual Property Resources.  Juno and NetZero have developed highly complementary intellectual property, and Juno's management believes both companies stand to gain from a combination that allows them to use their technology resources collaboratively for the development and operation of enhanced services for both consumers and advertisers.

    Greater Market Visibility.  Juno believes that, by virtue of its greater size and market share, United Online will enjoy greater visibility than Juno would be able to achieve independently, not only among consumers but also in the investment community. This increased visibility may attract greater levels of investment research and should enhance trading liquidity.

    Deutsche Banc Alex. Brown's Opinion.  Juno's board of directors received a presentation from representatives of Deutsche Banc Alex. Brown on June 5, 2001. Juno's board of directors considered that presentation as well as Deutsche Banc Alex. Brown's opinion that, as of the date of the opinion, and subject to and based on the assumptions and considerations referred to in the opinion, the 0.3570 ratio to exchange shares of Juno common stock for shares of United Online stock was fair to the holders of Juno common stock from a financial point of view. Please read Annex C carefully in its entirety and see "Opinion of Deutsche Banc Alex. Brown Inc."

    This list is not exhaustive but includes certain of the material factors considered by Juno's board of directors. Individual members of Juno's board may have considered other factors not included in this list.

    In view of the variety of material factors considered in connection with its evaluation of the mergers, the Juno board of directors did not quantify or assign relative weights to the specific factors considered in reaching its recommendation. Instead, the Juno board made its recommendation based on the totality of the information presented and considered by it.

    Juno's board of directors also took into consideration potential costs and risks associated with the mergers and the combined company, and concluded that the potential benefits of the mergers outweighed these factors. These factors include the risk that the potential benefits sought in the mergers might not be fully realized and the risk that the investment community and the consumer marketplace might respond negatively to the proposed transaction. There can be no assurance that any of the expected results, efficiencies, opportunities or other benefits described in this section will be achieved as a result of the mergers. For information concerning these and additional risks associated with the mergers, please see "Risk Factors."

    The board also considered the substantial costs expected to be incurred in connection with the mergers, including the costs of integrating the companies' businesses and transaction expenses resulting from the mergers.

Recommendation of Juno's Board of Directors

    After careful consideration, the Juno board of directors, on June 5, 2001, unanimously determined that the terms of the merger agreement and the mergers were fair to, and in the best interest of, Juno and its stockholders and approved the merger agreement and the mergers. In reaching its decision, the Juno board of directors consulted with its management team and advisors and independently considered the proposed merger agreement and the transactions contemplated by the merger agreement. On June 7, 2001, the Juno board of directors reaffirmed its earlier determination that the terms of the mergers were fair to, and in the best interest of, Juno and its stockholders. The Juno board of directors unanimously recommends that the stockholders of Juno vote "FOR" the adoption of the merger agreement.

    In considering the recommendation of the Juno board of directors with respect to the merger agreement, you should be aware that directors and executive officers of Juno may have interests in the mergers that are different from, or are in addition to, the interests of Juno stockholders. Please see "Interests of Juno Directors and Executive Officers in the Mergers."

Opinion of Morgan Stanley & Co. Incorporated

    NetZero retained Morgan Stanley to provide it with a financial fairness opinion in connection with the mergers. At the meeting of NetZero's board of directors on June 5, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of June 5, 2001, and subject to and based on the considerations in its opinion, the ratio of the exchange ratio for shares of Juno common stock to the exchange ratio for shares of NetZero common stock pursuant to the merger agreement is fair from a financial point of view to the holders of NetZero common stock. Morgan Stanley has no obligation to update its opinion.

    The full text of Morgan Stanley's opinion, dated June 5, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley is attached as Annex B to this document. We urge you to read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of NetZero, addresses only the fairness from a financial point of view of the exchange ratio for shares of Juno common stock to the exchange ratio for shares of NetZero common stock pursuant to the merger agreement, and does not address any other aspect of the mergers or constitute a recommendation to any NetZero stockholder as to how to vote at the NetZero special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

    In connection with rendering its opinion, Morgan Stanley specifically identified the following actions as part of the process of arriving at its opinion:

  •
  reviewed publicly available financial statements and other business and financial information of NetZero and Juno, respectively;

  •
  reviewed internal financial statements and other financial and operating data concerning Juno and NetZero, respectively;

  •
  reviewed financial forecasts prepared by the respective managements of Juno and NetZero;

  •
  reviewed information relating to strategic, financial and operational benefits anticipated from the mergers, prepared by the respective managements of Juno and NetZero;

  •
  discussed the past and current operations and financial condition and the prospects of Juno, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of Juno;

  •
  discussed the past and current operations and financial condition and the prospects of NetZero, including information relating to certain strategic, financial and operational benefits anticipated from the mergers, with senior executives of NetZero;

  •
  reviewed and considered in the analysis, information prepared by members of senior management of NetZero and Juno relating to the relative contributions of NetZero and Juno to the combined company;

  •
  discussed Juno's litigation with respect to Freewwweb with members of senior management of NetZero and Juno;

  •
  reviewed the pro forma impact of the mergers on cash flow and financial ratios;

  •
  reviewed the reported prices and trading activity for the Juno common stock and the NetZero common stock;

  •
  compared the financial performance of Juno and NetZero and the prices and trading activity of the Juno common stock and the NetZero common stock with that of other publicly-traded companies comparable with Juno and NetZero, respectively, and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of comparable acquisition transactions;

  •
  participated in discussions among representatives of Juno and NetZero and their financial and legal advisors;

  •
  reviewed the draft merger agreement and related documents; and

  •
  considered other factors and performed such other analyses as Morgan Stanley deemed appropriate.

    Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to it by Juno and NetZero for the purposes of its opinion. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the mergers, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Juno and NetZero. Morgan Stanley relied upon the assessment by the management of each of Juno and NetZero of their ability to retain key employees of Juno and NetZero, respectively. Morgan Stanley also relied upon, without independent verification, the assessment by the management of each of Juno and NetZero of Juno's and NetZero's technologies and products, the timing and risks associated with, Juno's and NetZero's integration and the validity of, and risks associated with, Juno's and NetZero's existing products and technologies. Morgan Stanley relied upon, without independent verification, the terms disclosed to Morgan Stanley by management of Juno and NetZero with respect to the resolution of Juno's litigation with Freewwweb, and assumed that the dispute would be resolved in accordance with the terms outlined by Juno's management. In addition, Morgan Stanley assumed that the mergers would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the mergers would be treated as tax-free reorganizations and/or exchanges under the Internal Revenue Code of 1986. Morgan Stanley has not made any independent valuation or appraisal of the assets or liabilities of Juno or NetZero, nor has Morgan Stanley been furnished with any appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of June 5, 2001.

    The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

    Historical Share Price Performance.  Morgan Stanley reviewed the price performance and trading volumes of the common stock of each of NetZero and Juno from June 1, 2000 through June 4, 2001. The table below shows the twelve-month high and low closing prices during that period, compared with a closing price on June 4, 2001 of $0.82 per share for the NetZero common stock and $1.62 per share for the Juno common stock:

	June 1, 2000 through June 4, 2001
	High	Low
NetZero	$8.69	$0.50
Juno	12.44	0.66

    Morgan Stanley then compared the price performance of the NetZero common stock and the Juno common stock from January 3, 2000 through June 4, 2001 with that of the Morgan Stanley Internet Index and a group of selected Internet service providers.

    The group of selected Internet service providers included EarthLink Inc., Excite@Home and Prodigy Communications. Morgan Stanley selected EarthLink Inc., Excite@Home and Prodigy Communications because they are publicly traded companies with operations that, for purposes of this analysis, may be considered similar to those of NetZero and Juno. None of the companies utilized in this analysis as a comparison is identical to NetZero or Juno.

    The following table shows the changes in stock prices:

% Change in Stock Price from January 3, 2000 through June 4, 2001
NetZero	-97%
Juno	-96%
Excite@Home	-90%
Prodigy Communications	-81%
Morgan Stanley Internet Index	-80%
EarthLink Inc.	-50%

    Comparable Companies Analysis.  Morgan Stanley compared selected historical and projected financial and operating data from publicly available research analyst estimates of NetZero and Juno with the corresponding data and stock market performance data available from publicly available sources for EarthLink Inc., Excite@Home and Prodigy Communications.

    Morgan Stanley calculated trading statistics for each member of the comparable companies including:

  •
  The multiple of aggregate value to revenue for the last twelve months ending March 31, 2001

  •
  The multiple of aggregate value to 2000 revenue

  •
  The multiple of aggregate value to forecasted 2001 revenue

  •
  The multiple of the aggregate value to pay subscribers as of the first quarter of 2001

    The analysis showed the following multiples:

	Comparable Companies Multiple
					Implied Juno Ratios
	High		Low
Last twelve month revenue multiple	4.36	x	1.40	x	0.16	x
2000 revenue multiple	4.40	x	1.55	x	0.17	x
2001 forecasted revenue multiple	4.27	x	1.34	x	0.19	x
First quarter 2001 pay subscriber multiple	$934.17		$187.61		$21.48

    The implied ratios for Juno were derived from the exchange ratio for Juno common stock in the merger agreement.

    No company utilized in the comparable company analysis is identical to NetZero or Juno. In selecting and evaluating the comparable companies, Morgan Stanley made certain judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Mathematical analysis, like determining the average or median, of financial ratios of the comparable companies is not in itself a meaningful method of using comparable company data.

    Multiples Paid in Selected Precedent Transactions Analysis.  Morgan Stanley reviewed ten recent selected business combinations and analyzed announced deal values to subscriber multiples. Morgan Stanley selected these transactions because they involved companies engaged in industries that are similar or related to those in which NetZero and Juno operate. This analysis compares the ratio of acquisition consideration to pay subscribers, a metric selected by Morgan Stanley in its discretion, for the ten precedent combinations to the mergers.

    These transactions are: the LineOne/Tiscali S.p.A. transaction, the surfEU.com Ltd./Tiscali S.p.A. transaction, the Planet Inkerkom/Tiscali S.p.A. transaction, the Liberty Surf/Tiscali S.p.A. transaction, the AddCom AG/Tiscali S.p.A. transaction, the Freeserve plc/Groupe Wanadoo SA transaction, the Korea Thrunet Co., Ltd./SoftBank Corporation transaction, the Mageos/Telecom Italia S.p.A. transaction, AOL/NTT Docomo, Inc. transaction and World Online International N.V./Tiscali S.p.A. transaction.

    The analysis showed the following multiples:

Estimated Aggregate Value/Pay Subscribers
LineOne/Tiscali S.p.A.	$224.00
surfEU.com Ltd./Tiscali S.p.A.	$104.17
Planet Inkerkom/Tiscali S.p.A.	$100.58
Liberty Surf/Tiscali S.p.A.	$798.89
AddCom AG/Tiscali S.p.A.	$138.65
Freeserve plc/Groupe Wanadoo SA	$1,103.58
Korea Thrunet Co., Ltd./SoftBank Corporation	$273.83
Mageos/Telecom Italia S.p.A.	$1,603.00
AOL/NTT Docomo, Inc.	$503.81
World Online International N.V./Tiscali S.p.A.	$1,327.93
Juno Online Services, Inc./NetZero, Inc.	$21.48

    No company or transaction utilized in the precedent transactions analysis is identical to NetZero or Juno or the mergers. In evaluating the transactions in this analysis, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of NetZero or Juno, such as the impact of competition on the business of NetZero, Juno, or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of NetZero, Juno or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using precedent transactions data.

    Relative Contribution Analysis.  Morgan Stanley compared pro forma contribution of each of NetZero and Juno, based on active subscriber, pay subscriber and revenue projections provided to Morgan Stanley by the management of NetZero and Juno, to the resultant combined company assuming completion of the mergers. This analysis indicated the following contribution for NetZero to the combined company on a pro forma basis:

NetZero Contribution
Active Subscribers:
2001 estimated	49.3%
2002 estimated	46.9%
Pay Subscribers:
2001 estimated	32.6%
2002 estimated	47.5%
Revenue:
2001 estimated	34.3%
2002 estimated	50.6%

    Morgan Stanley compared these results with the pro forma ownership by NetZero stockholders of approximately 61.5% of the common stock of the combined company.

    Historical Exchange Ratio Analysis.  Morgan Stanley reviewed the implied historical exchange ratios for the shares of common stock of each of NetZero and Juno determined by dividing the price per share of Juno common stock by the price per share of NetZero common stock over the twelve-month period from June 1, 2000 through June 4, 2001. Morgan Stanley performed this analysis to compare the exchange ratios in the mergers with those represented by historical exchange ratios prevailing in the open market.

    This analysis indicated the following average historical exchange ratios prevailing in the open market:

Period Ending Day of June 4, 2001	Exchange Ratio
Last one week average	1.660x
Last one month average	1.631x
Last six months average	1.655x
Last twelve months average	1.612x

    Morgan Stanley compared these results with the ratio of the exchange ratio for shares of Juno common stock to the exchange ratio for shares of NetZero common stock in the mergers of 1.785x, which represents a premium for shares of Juno common stock as compared to the historical exchange ratios prevailing in the open market.

    Pro Forma Merger Analysis.  Morgan Stanley analyzed the pro forma effect of the mergers on each of NetZero's and Juno's projected earnings before interest, taxes, depreciation and amortization, or EBITDA, for fiscal year 2001 to fiscal year 2002, based on projections provided to Morgan Stanley by the management of Juno and NetZero. The analysis indicated that the mergers would increase the EBITDA of the combined company as compared to each company on a stand-alone basis.

    In connection with the review of the mergers by NetZero's board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. You should note that this summary description describes each analysis separately, one after another; however, Morgan Stanley considered the results of the analyses performed as a whole. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition,

Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of NetZero or Juno.

    In performing its analyses, Morgan Stanley made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NetZero or Juno. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to the holders of common stock of NetZero of the ratio of the fraction of a share of our common stock into which each share of Juno common stock will be converted to the fraction of a share of our common stock into which each share of NetZero common stock will be converted pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated June 5, 2001 to NetZero's board of directors. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of NetZero or Juno or our common stock following the mergers might actually trade. The ratio of the exchange ratio for shares of Juno common stock to the exchange ratio for shares of NetZero common stock pursuant to the merger agreement was determined through arm's length negotiations between NetZero and Juno and was approved by NetZero's board of directors. Morgan Stanley did not recommend to NetZero any specific ratio or that any given ratio constituted the only appropriate ratio in connection with the mergers.

    NetZero's board of directors selected Morgan Stanley to act as NetZero's financial advisor based on Morgan Stanley's qualifications, expertise and reputation. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities or indebtedness of NetZero and Juno for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

    NetZero paid Morgan Stanley a $600,000 financial advisory fee upon delivery of its financial opinion. NetZero has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against liabilities and expenses, including liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Opinion of Deutsche Banc Alex. Brown Inc.

    Deutsche Banc Alex. Brown acted as financial advisor to Juno in connection with the mergers. At the June 5, 2001 meeting of Juno's board of directors, Deutsche Banc Alex. Brown delivered its oral opinion to Juno's board of directors to the effect that, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by Deutsche Banc Alex. Brown, the exchange ratio of 0.3570 of a share of our common stock to be received in connection with the mergers by Juno common stockholders for each share of Juno common stock was fair, from a financial point of view, to holders of Juno common stock. Deutsche Banc Alex. Brown noted that the exchange ratio for Juno common stock in the mergers was equivalent to a ratio of 1.7850 shares of NetZero common stock to each share of Juno common stock. Deutsche Banc Alex. Brown's oral opinion was subsequently confirmed in writing to Juno's board of directors on June 7, 2001.

    Deutsche Banc Alex. Brown's opinion is directed to the board of directors of Juno to assist it in connection with its consideration of the proposed mergers and relates only to the fairness, from a financial point of view, to Juno common stockholders of the exchange ratio of 0.3570 shares of our common stock for each share of Juno common stock. Deutsche Banc Alex. Brown's opinion does not relate to any other aspect of the mergers, is not an opinion as to the fairness of the mergers to NetZero or its stockholders and does not constitute a recommendation to Juno, NetZero or their respective stockholders as to the mergers or as to how Juno or NetZero stockholders should vote with respect to the merger agreement.

    The full text of Deutsche Banc Alex. Brown's written opinion, dated June 7, 2001, which sets forth, among other things, the assumptions made, matters considered and limits on the review undertaken by Deutsche Banc Alex. Brown in connection with the opinion, is attached as Annex C to this document and we incorporate it by reference. Juno stockholders are urged to read the opinion carefully and in its entirety. The summary of Deutsche Banc Alex. Brown's opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion.

    In connection with Deutsche Banc Alex. Brown's role as financial advisor to the Juno board of directors, and in arriving at its opinion, Deutsche Banc Alex. Brown specifically identified the following actions as part of the process of arriving at its opinion:

  •
  reviewed certain publicly available financial and other information concerning NetZero and Juno and certain internal analyses and other information furnished to it by NetZero and Juno;

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  discussed with the members of the senior management of NetZero and Juno the businesses and prospects of their respective companies and the joint prospects of a combined company;

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  reviewed the reported prices and trading activity for NetZero common stock and Juno common stock;

  •
  compared certain financial and stock market information for NetZero and Juno with similar information for certain other companies whose securities are publicly traded;

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  reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part;

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  reviewed the terms of the merger agreement and certain related documents; and

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  performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In preparing its opinion, Deutsche Banc Alex. Brown did not assume responsibility for the independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning NetZero or Juno, including, without limitation, any financial information, forecasts or projections, considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Banc Alex. Brown assumed and relied upon the accuracy and completeness of all information it reviewed. Deutsche Banc Alex. Brown did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of NetZero or Juno. With respect to the financial forecasts and projections, Deutsche Banc Alex. Brown was advised by the management of each of Juno and NetZero that only financial projections or forecasts for the years 2001 and 2002 were available for both companies. In rendering its opinion, Deutsche Banc Alex. Brown expresses no view as to the reasonableness of those forecasts and projections, including the synergies, or the assumptions on which they are based. Deutsche Banc Alex. Brown's written opinion was based upon economic, market and other conditions as in effect on, and the information made available to Deutsche Banc Alex. Brown as of, June 5, 2001 and Deutsche Banc Alex. Brown undertook no obligation to update its opinion to reflect any developments occurring after that date.

    For purposes of rendering its opinion, Deutsche Banc Alex. Brown has assumed that, in all respects material to its analyses, the representations and warranties of the parties to the merger agreement contained in the merger agreement are true and correct, each party to the merger agreement will perform all of the covenants and agreements to be performed by it under the merger agreement and all conditions to the obligations of each of the parties to the merger agreement to consummate the mergers will be satisfied without any waiver. Deutsche Banc Alex. Brown has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the mergers will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Juno or NetZero is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Juno or NetZero or materially reduce the contemplated benefits of the mergers. In addition, Juno informed Deutsche Banc Alex. Brown, and accordingly for the purpose of rendering its opinion Deutsche Banc Alex. Brown has assumed, that the mergers will be tax-free to each of Juno and NetZero and their respective stockholders.

    Set forth below is a summary of all material financial analyses performed by Deutsche Banc Alex. Brown in connection with its opinion and reviewed with the Juno board of directors at its meeting on June 5, 2001.

    Historical Exchange Ratio Analysis.  Deutsche Banc Alex. Brown compared the exchange ratio of 0.3570 of a share of our common shares for each share of Juno common stock (which is equivalent to a ratio of 1.7850 shares of NetZero common stock to each share of Juno common stock) to the ratio of the closing market prices of NetZero common stock and Juno common stock on June 5, 2001. Deutsche Banc Alex. Brown also compared this ratio to selected average historical ratios of the closing market prices of Juno common stock to NetZero common stock for several periods set forth below:

Period	Average exchange ratio	Average Juno stock price	Implied premium
June 5, 2001	1.691	$1.59	5.5%
One-week average	1.666	1.57	7.2
One-month average	1.617	1.52	10.4
Three-month average	1.643	1.54	8.6
Six-month average	1.661	1.56	7.5
Nine-month average	1.649	1.55	8.2
Twelve-month average	1.614	1.52	10.6

    Pro Forma Financial Effects Analysis.  Deutsche Banc Alex. Brown analyzed pro forma effects of the mergers without taking into account potential after-tax cost savings, operating efficiencies, revenue effects and financial synergies NetZero and Juno could achieve if the mergers were completed. The analysis was based on the estimates of each company's management. Deutsche Banc Alex. Brown observed that, on a standalone basis, Juno had approximately $11.41 of cash per active user and $4.88 of unencumbered cash per active user as of March 31, 2001. Deutsche Banc Alex. Brown also observed that, on a pro forma basis as of March 31, 2001, the pro forma combined company would have a cash balance of $210.1 million, approximately 8 million active users and $26.26 of cash per active user. Finally, Deutsche Banc Alex. Brown observed that, on a pro forma basis as of March 31, 2001, the pro forma combined company would have an unencumbered cash balance of $145.0 million, resulting in $18.13 of unencumbered cash per active user. Deutsche Banc Alex. Brown used cash in excess of payables and indebtedness as of March 31, 2001 to calculate the unencumbered cash balance. Deutsche Banc Alex. Brown noted that the amount of cash and unencumbered cash per active user on a pro forma basis is significantly higher than the amount of cash and unencumbered cash per active user for Juno on a standalone basis.

    Relative Contribution Analysis.  Based on financial projections prepared by Juno and NetZero management, Deutsche Banc Alex. Brown compared the pro forma contribution of both NetZero and Juno to our company, giving effect to the completion of the mergers. This analysis showed that on a pro forma basis (excluding the effects of any synergies that may be realized as a result of the mergers and of non-recurring expenses relating to the mergers), the relative contribution of Juno and NetZero would be:

	Relative contribution analysis (Dollars in Thousands)
	NetZero	Juno
Cash as of March 31, 2001	$163.3	$46.8
Unencumbered cash as of March 31, 2001	125.0	20.0
Net revenues
2000 actual	33.0%	67.0%
2001 estimated	35.0	65.0
2002 estimated	51.0	49.0
Active subscribers
2000 actual	49.0%	51.0%
2001 estimated	53.0	47.0
2002 estimated	50.0	50.0

    Premium Analysis.  Based on data from Securities Data Corporation, Deutsche Banc Alex. Brown also reviewed the premiums paid in selected stock-for-stock transactions, both across all industry sectors and in the technology sector, since January 1, 2000, where the entire equity interest in the target company was acquired and where the market capitalization of the target company was within a range from $50 million to $200 million. Deutsche Banc Alex. Brown defined the technology sector as the high-technology sector, excluding biotechnology and medical technology. The premiums were based upon Juno share price of $1.59 at close of business on June 5, 2001 and assumed announcement date of June 6, 2001. The review indicated the following premiums:

	NetZero's offer premium/(discount) to price prior to announcement
	1 day prior	1 week prior	4 weeks prior
All industry sectors
Mean	25.9%	35.5%	43.1%
Median	28.0	35.2	44.0
Technology sector
Mean	28.6%	38.8%	47.1%
Median	29.7	36.1	44.0
The exchange ratio of 0.3570 in the mergers	5.5%	19.0%	(8.3)%

    All premiums for the selected transactions were calculated based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions existing at the time the transactions occurred. Because the reasons for, and circumstances surrounding, each of the transactions in the sample set were so diverse, and due to the inherent differences between the operations and financial conditions of Juno and NetZero, on the one hand, and the companies involved in the selected transactions, on the other hand, Deutsche Banc Alex. Brown believes the analysis of premiums paid in selected stock-for-stock transactions is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in

Deutsche Banc Alex. Brown's written opinion, concerning differences in the financial and operating characteristics of the companies, prevailing market conditions and other factors that could affect the public trading value of the companies.

    Analysis of Selected Publicly Traded Companies.  Deutsche Banc Alex. Brown compared certain financial information and commonly used valuation measurements relating to NetZero and Juno with the corresponding information and measurements for EarthLink, Inc., Prodigy Communications Corporation and Internet America, Inc. None of the companies utilized as a comparison is identical to NetZero or Juno. Accordingly, Deutsche Banc Alex. Brown believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc Alex. Brown's written opinion, concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies. Furthermore, Deutsche Banc Alex. Brown cautions that given the high volatility of the share prices of each of NetZero and Juno, combined with the absence of a set of truly comparable companies due to the unique business characteristics of each of NetZero and Juno, the results of the comparable companies valuation analysis are less indicative than they would ordinarily be.

    Financial information and valuation measurements reviewed by Deutsche Banc Alex. Brown included, among other things:

  •
  common equity market valuation as of June 5, 2001;

  •
  operating performance;

  •
  ratios of modified enterprise value, defined as equity market capitalization adjusted for debt and capital lease obligations and excluding cash on balance sheet, to latest twelve months, or LTM, revenues and estimated 2001 and 2002 revenues; and

  •
  implied cash value per share based on estimates of unencumbered cash (defined as cash and cash equivalents in excess of payables and indebtedness) as of March 31, 2001.

    To calculate the trading multiples for the selected peer group companies, Deutsche Banc Alex. Brown used publicly available information concerning the selected peer group companies' LTM revenues and estimated 2001 and 2002 revenues. Multiples of earnings before interest, taxes, depreciation and amortization, or EBITDA, and earnings before interest and taxes, or EBIT, for the selected peer group companies were not meaningful due to continued projected operating losses.

    In the following table, which sets forth the trading multiples calculated by Deutsche Banc Alex. Brown, "NA" indicates multiples for which there were no published analyst forecasts:

Modified Enterprise Value to Revenues
	LTM	2001E	2002E
Trading multiples
NetZero	2.0x	NA	NA
Juno	0.6x	0.6x	NA
Peer Group
Range	0.2x—2.4x	2.0x—2.3x	1.6x—2.0-x
Median	2.0x	2.2x	1.8x
Mean	1.6x	2.2x	1.8x

    Analysis of Selected Precedent Transactions.  Deutsche Banc Alex. Brown reviewed the financial terms, to the extent publicly available, of eleven proposed, pending or completed acquisition transactions since January 1998 involving companies in the Internet service provider sector. All multiples for the selected precedent transactions were based on public information available at the time of announcement of such transactions, without taking into account differing market and other conditions existing at the time the transactions occurred. Because the reasons for, and circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and due to the inherent differences between the operations and financial conditions of Juno and NetZero, on the one hand, and the companies involved in the selected precedent transactions, on the other hand, Deutsche Banc Alex. Brown believes that a selected precedent transactions analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Deutsche Banc Alex. Brown's written opinion, concerning differences between the characteristics of these transactions and the mergers that could affect the value of the subject companies and businesses of NetZero and Juno. Furthermore, Deutsche Banc Alex. Brown cautions that, given the high volatility of the share prices of each of NetZero and Juno, the wide range of valuations for technology/Internet-related equities during the period surveyed and the unique business characteristics of each of NetZero and Juno, the results of the selected precedent transactions analysis are less indicative than they would ordinarily be.

    The selected precedent transactions reviewed were:

Acquiror	Target	Date Announced
Juno Online Services, Inc.	FreeWWWeb LLC subscribers	07/02/00
EarthLink, Inc.	OneMain.com, Inc.	06/08/00
CoreComm Ltd.	Voyager.net, Inc.	03/13/00
Prodigy Communications Corporation	SBC Communications Inc. subscribers	11/22/99
Prodigy Communications Corporation	Flashnet Communications, Inc.	11/08/99
EarthLink, Inc.	MindSpring Enterprises, Inc.	09/23/99
Mindspring Enterprises, Inc.	Netcom subscribers from ICG	01/06/99
MindSpring Enterprises, Inc.	Spry Inc. (d/b/a "SpryNet")	09/10/98
Verio Inc.	Hiway Technologies, Inc.	07/28/98
Verio Inc.	NTX, Inc. (d/b/a "TABNet")	07/08/98
RCN Corporation	Erols Internet Inc.	01/21/98

    In the following table, which sets forth the transaction multiples calculated by Deutsche Banc Alex. Brown, Juno's enterprise value per subscriber was based on 4.1 million active users, modified enterprise value was used for the NetZero-Juno multiples and LTM revenue was used as a proxy for last quarter annualized revenue in the mergers:

	Enterprise Value to
	Last Quarter Annualized Revenue	One Year Forward Revenue	Two Year Forward Revenue	Number of Subscribers
Selected precedent transactions
Range	2.0x—8.5x	1.6x—6.4x	1.1x—4.5x	$40—2,445
Median	4.1x	3.2x	2.2x	613
Mean	4.6x	3.8x	2.6x	992
NetZero-Juno mergers	0.64x	0.68x	0.73x	$19

    Deutsche Banc Alex. Brown observed that the selected precedent transactions did not include target companies that offered free Internet access, other than FreeWWWeb, which was in bankruptcy proceedings. Furthermore, valuations in the equity marketplace for Internet-related companies, including each of NetZero and Juno, declined substantially in the period between July 2000, the date of the announcement of the last transaction in the selected precedent transactions, and June 2001, when Deutsche Banc Alex. Brown prepared its analysis for Juno's board of directors. Accordingly, Deutsche Banc Alex. Brown does not believe that the revenue multiples derived from the selected precedent transactions allowed for meaningful comparisons.

    In addition, the selected enterprise value per subscriber multiples were deemed by Deutsche Banc Alex. Brown to be not relevant given the fundamentally different composition of the subscriber bases of each of Juno and NetZero (which included a substantial amount of "free" subscribers), as distinguished from the subscriber bases of companies involved in the selected precedent transactions.

    Miscellaneous.  The foregoing summary describes analyses and factors that Deutsche Banc Alex. Brown deemed material in its presentation to the board of directors of Juno, but is not a comprehensive description of all analyses performed and factors considered by Deutsche Banc Alex. Brown in connection with preparing its opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Deutsche Banc Alex. Brown believes that its analyses must be considered as a whole and that considering any portion of the analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its fairness determination, Deutsche Banc Alex. Brown did not assign specific weights to any particular analyses.

    In conducting its analyses and arriving at its opinions, Deutsche Banc Alex. Brown utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Banc Alex. Brown to provide its opinion to Juno's board of directors as to the fairness, from a financial point of view, to holders of Juno common stock of the exchange ratio of Juno common stock for shares of our common stock in the mergers and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Deutsche Banc Alex. Brown made, and was provided by Juno management and NetZero management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Juno's or NetZero's control. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by the analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Juno, NetZero or their respective advisors, neither Juno nor Deutsche Banc Alex. Brown nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

    The terms of the merger agreement were determined through negotiations between Juno and NetZero and were approved by Juno's board of directors. Although Deutsche Banc Alex. Brown provided advice to Juno's board of directors during the course of these negotiations, the decision to enter into the merger agreement was solely that of Juno's board of directors. As described above, the opinion and presentation of Deutsche Banc Alex. Brown to Juno's board of directors was only one of a number of factors taken into consideration by Juno's board of directors in making its determination to approve the merger agreement. Deutsche Banc Alex. Brown's opinion was provided to Juno's board of directors to assist it in connection with its consideration of the mergers and does not constitute a recommendation to any holder of Juno common stock or NetZero common stock as to how to vote with respect to the mergers.

    Juno selected Deutsche Banc Alex. Brown as financial advisor in connection with the mergers based on Deutsche Banc Alex. Brown's qualifications, expertise, reputation and experience in mergers and acquisitions. Deutsche Banc Alex. Brown is a registered broker-dealer and member of the New York Stock Exchange. Juno retained Deutsche Banc Alex. Brown pursuant to a letter agreement dated May 31, 2001. As compensation for Deutsche Banc Alex. Brown's services in connection with the mergers, Juno has agreed to pay Deutsche Banc Alex. Brown a cash fee of $500,000 which is payable upon delivery of its opinion, and has agreed to pay an additional cash fee of $350,000 if the mergers are consummated. Regardless of whether the mergers are consummated, Juno has agreed to reimburse Deutsche Banc Alex. Brown for all reasonable fees and disbursements of Deutsche Banc Alex. Brown's counsel (up to a total of $40,000) and all of Deutsche Banc Alex. Brown's reasonable travel and other out-of-pocket expenses incurred in connection with the mergers or otherwise arising out of the retention of Deutsche Banc Alex. Brown under the letter agreement. Juno has also agreed to indemnify Deutsche Banc Alex. Brown and its related persons to the full extent lawful against liabilities, including liabilities under the federal securities laws, arising out of its engagement or the mergers.

    Deutsche Banc Alex. Brown is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Banc Alex. Brown and its affiliates may have, from time to time, provided investment banking, and other financial services to Juno and NetZero or their affiliates for which they have received or may receive compensation, including Deutsche Banc Alex. Brown's predecessor having acted as financial advisor to Juno in 2000 in connection with Juno's exploration of strategic alternatives. In the ordinary course of business, Deutsche Banc Alex. Brown and its affiliates may actively trade in the securities and other instruments and obligations of Juno and NetZero for their own accounts and for the accounts of their customers. Accordingly, Deutsche Banc Alex. Brown and its affiliates may at any time hold a long or short position in such securities, instruments and obligations.

Interests of NetZero Directors and Executive Officers in the Mergers

    In considering the recommendation of the board of directors of NetZero to vote for the proposal to adopt the merger agreement, stockholders of NetZero should be aware that members of the NetZero board of directors and members of NetZero's management team have agreements or arrangements that provide them with interests in the mergers that differ from those of NetZero stockholders. The NetZero board of directors was aware of these agreements and arrangements during its deliberations of the merits of the mergers and in determining to recommend to the stockholders of NetZero that they vote for the proposal to adopt the merger agreement.

    Governance Structure and Management Positions.  Pursuant to the terms of the merger agreement, upon completion of the mergers, the officers and directors of NetZero immediately prior to the completion of the mergers will be our officers and directors.

    NetZero Employee Stock Options and Restricted Shares.  Once the mergers are completed, we will assume in full each NetZero stock option pursuant to the merger agreement. This means that each NetZero employee stock option outstanding immediately prior to the completion of the mergers will be converted into an option to acquire that number of shares of our common stock, rounded down to the nearest whole share, equal to the product of 0.2000 multiplied by the number of shares of NetZero common stock that would have been obtained before the mergers upon exercise of the option, rounded up to the nearest whole cent. In addition, each outstanding restricted share of NetZero common stock will be converted into 0.2000 of a share of our common stock.

    Indemnification and Insurance.  The merger agreement provides that, upon completion of the mergers, we will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NetZero and its subsidiaries, in all of their capacities, for acts or omissions occurring at or prior to the completion of the mergers:

  •
  to the same extent they were indemnified or had the right to advancement of expenses as of June 7, 2001, which is the date of the merger agreement, pursuant to NetZero's restated certificate of incorporation, restated bylaws and indemnification agreements with any directors, officers and employees of NetZero and its subsidiaries; and

  •
  to the fullest extent permitted by law.

    The merger agreement also provides that, upon completion of the mergers, that

  •
  our charter documents will include provisions regarding the elimination of liability for directors and officers no less advantageous to the intended beneficiaries than the corresponding provisions of NetZero's charter documents before the mergers; and

  •
  we will maintain, for a period of six years, the current, or similarly advantageous, policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by NetZero, with respect to claims arising from facts or events that occurred on or before the completion of the mergers up to a cost of $3,000,000 for such insurance.

Interests of Juno Directors and Executive Officers in the Mergers

    In considering the recommendation of the board of directors of Juno to vote for the proposal to adopt the merger agreement, stockholders of Juno should be aware that members of the Juno board of directors and members of Juno's management team have agreements or arrangements that provide them with interests in the mergers that may differ from those of Juno stockholders. The Juno board of directors was aware of these agreements and arrangements during its deliberations of the merits of the mergers and in determining to recommend to the stockholders of Juno that they vote for the proposal to adopt the merger agreement.

    Termination Protection Agreements for Executive Officers.  Each of Charles Ardai and Harshan Bhangdia have entered into Termination Protection Agreements with Juno and it is anticipated that each of them will be terminated upon consummation of the mergers. Pursuant to these agreements, as amended, upon consummation of the mergers, the employment of Messrs. Ardai and Bhangdia will be terminated without cause and (a) Mr. Ardai will receive a severance payment equal to 125% of the sum of his base salary and guaranteed bonus and (b) Mr. Bhangdia will receive a severance payment equal to 75% of the sum of his base salary and guaranteed bonus. Additionally, any outstanding and unvested options of these executive officers will become fully vested. All payments made pursuant to these agreements will be reduced by any cash payments actually made to these employees under the WARN Act. Furthermore, pursuant to these agreements, Mr. Ardai, in exchange for a payment equal to 125% of the sum of his base salary and guaranteed bonus, has agreed not to compete with Juno's business for a period of one year, and Mr. Bhangdia, in exchange for a payment equal to 100% of the sum of his base salary and guaranteed bonus, has agreed not to compete with Juno's business for a period of six months, in each case following the consummation of the mergers.

    Additionally, Mr. Ardai and Mr. Bhangdia have agreed to provide services, as may be requested by United Online, during the 60 day period following consummation of the mergers, for which they would be compensated at a weekly rate calculated based on their current annual base salary and guaranteed bonus.

    Directors Stock Option Acceleration.  Under Juno's 1999 Stock Incentive Plan, outstanding options granted to non-employee directors automatically accelerate and become immediately exercisable in full upon consummation of the mergers.

    Indemnification and Insurance.  The merger agreement provides that, upon completion of the mergers, we will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Juno and its subsidiaries in all of their capacities, for acts or omissions occurring at or prior to the completion of the mergers:

  •
  to the same extent they were indemnified or had the right to advancement of expenses as of June 7, 2001, which is the date of the merger agreement, pursuant to Juno's restated certificate of incorporation, bylaws and indemnification agreements with any directors, officers and employees of Juno and its subsidiaries; and

  •
  to the fullest extent permitted by law, in each case for acts or omissions.

    The merger agreement also provides that, upon completion of the mergers, that

  •
  our charter documents must include provisions regarding the elimination of liability for directors and officers no less advantageous to the intended beneficiaries than the corresponding provisions of Juno's charter documents before the mergers; and

  •
  we purchase as of the time the mergers are completed, a prepaid, non-cancelable, six year, "runoff" tail policy to be effective for six years following the completion of the mergers with the current coverage of Juno's policies of directors' and officers' liability insurance and fiduciary liability insurance for a cost no greater than $3,000,000, or, if less, the greatest amount of coverage available for $3,000,000.

    Leases.  As required by the merger agreement, Juno entered into sublease agreements with D.E. Shaw & Co., L.P., an entity affiliated with Dr. Shaw, for office space currently occupied by Juno at 120 West 45th Street, New York, New York. Juno currently subleases approximately 46,000 square feet at this location. Rent payments are equal to $52 per square foot. Juno has exercised its right to terminate these sublease agreements effective as of January 31, 2002 and has made $165,900 in termination payments to D.E. Shaw & Co., L.P. In addition, Juno subleases approximately 26,000 square feet at 1540 Broadway, New York, New York. Rent payments are currently equal to $38 per square foot. Historically, Juno had used this space as a permitted occupant under a lease between D.E. Shaw & Co., L.P., as lessee, and Bertelsmann Property, Inc., and had agreed to assume the performance of D.E. Shaw & Co., L.P.'s payment obligations under that lease. In connection with the mergers, Juno entered into a formal sublease agreement in July 2001 that memorializes its obligations to sublease the space from D.E. Shaw & Co., L.P. through March 20, 2003 and clarifies that United Online and NetZero may occupy the space after consummation of the mergers.

Completion and Effectiveness of the Mergers

    The mergers will be completed when all of the conditions to completion of the mergers are satisfied or waived, including the adoption of the merger agreement by the stockholders of each of NetZero and Juno. The mergers will become effective upon the filing of certificates of merger with the Secretary of State of the State of Delaware.

    We are working toward completing the mergers as quickly as possible. We anticipate completing the mergers in September 2001 immediately after the stockholders of NetZero and Juno adopt the merger agreement at their respective special meetings.

Material United States Federal Income Tax Consequences of the Mergers

    The following summary discusses the material U.S. federal income tax consequences of the mergers to U.S. holders of NetZero common stock and Juno common stock.

    For purposes of this discussion, a U.S. holder means:

  •
  a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

  •
  a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust; or

  •
  an estate that is subject to U.S. federal income tax on its income regardless of its source.

    This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The discussion assumes that NetZero stockholders hold their NetZero common stock and will hold their shares of our common stock, and that Juno stockholders hold their Juno common stock and will hold their shares of our common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code. Further, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of his, her or its personal investment circumstances or to stockholders subject to special treatment under the U.S. federal income tax laws, including:

  •
  insurance companies;

  •
  tax-exempt organizations;

  •
  dealers in securities or foreign currency;

  •
  banks or trusts;

  •
  persons that hold their NetZero common stock or Juno common stock as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

  •
  persons that have a functional currency other than the U.S. dollar;

  •
  investors in pass-through entities;

  •
  certain expatriates;

  •
  stockholders who acquired their NetZero common stock or Juno common stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan; or

  •
  holders of options granted under any NetZero or Juno benefit plan.

    This summary does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, this summary does not address any non-income tax or any foreign, state or local tax consequences of the mergers. This summary does not address the tax consequences of any transaction other than the mergers. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular federal, state, local or foreign income or other tax consequences of the mergers to you.

    Neither we, NetZero nor Juno will request a ruling from the United States Internal Revenue Service with respect to any of the U.S. federal income tax consequences of the mergers and, as a result, we can not assure you that the Internal Revenue Service will not disagree with or challenge any of the conclusions described below.

    It is a condition to completion of the mergers that Brobeck deliver its opinion to NetZero and Simpson Thacher deliver its opinion to Juno to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion the merger of NZ Acquisition Corp. into NetZero and the merger of JO Acquisition Corp. into Juno will each constitute an exchange and/or a reorganization within the meaning of Section 351 or Section 368(a), respectively, of the Internal Revenue Code.

    As a result the following tax consequences will apply:

  •
  no gain or loss will be recognized by us, NetZero, Juno, NZ Acquisition Corp. or JO Acquisition Corp. as a result of the mergers;

  •
  no gain or loss will be recognized by:

  •
  U.S. holders of NetZero common stock on the exchange of their NetZero common stock for shares of our common stock, except with respect to cash received by U.S. holders of NetZero common stock in lieu of fractional shares of our common stock; or

  •
  U.S. holders of Juno common stock on the exchange of their Juno common stock for shares of our common stock, except with respect to cash received by U.S. holders of Juno common stock in lieu of fractional shares of our common stock;

  •
  the aggregate adjusted basis of the shares of our common stock received in connection with the mergers by:

  •
  a U.S. holder of NetZero common stock will be equal to the aggregate adjusted basis of the U.S. holder's NetZero common stock exchanged for those shares of our common stock reduced by any amount allocable to the fractional share interests in our common stock for which cash is received; and

  •
  a U.S. holder of Juno common stock will be equal to the aggregate adjusted basis of the U.S. holder's Juno common stock exchanged for those shares of our common stock reduced by any amount allocable to the fractional share interests in our common stock for which cash is received; and

  •
  the holding period of the shares of our common stock received in connection with the mergers by:

  •
  a U.S. holder of NetZero common stock will include the holding period of the U.S. holder's NetZero common stock exchanged for those shares of our common stock; and

  •
  a U.S. holder of Juno common stock will include the holding period of the U.S. holder's Juno common stock exchanged for those shares of our common stock.

    Any change in currently applicable law, which may or may not be retroactive, or failure of any factual representations or assumptions to be true, correct and complete in all material respects, could affect the continuing validity of the Brobeck tax opinion and the Simpson Thacher tax opinion.

    Cash Instead of Fractional Shares.  The receipt of cash instead of a fractional share of our common stock by a U.S. holder of NetZero common stock or Juno common stock will result in taxable gain or loss to that U.S. holder for U.S. federal income tax purposes based upon the difference between the amount of cash received by that U.S. holder and the U.S. holder's adjusted tax basis in the fractional share. The gain or loss will constitute capital gain or loss and will constitute long-term capital gain or loss if the U.S. holder's holding period is greater than twelve months as of the date the mergers are completed. For non-corporate U.S. holders, this long-term capital gain generally will be taxed at a maximum U.S. federal income tax rate of 20%. The deductibility of capital losses is subject to limitations.

    Backup Withholding.  Payments to certain non-corporate U.S. holders may be subject to backup withholding on cash payments received in connection with the mergers (including cash paid instead of fractional shares of our common stock). Backup withholding will not apply, however, to a U.S. holder who:

  •
  furnishes a correct taxpayer identification and certifies as to not being subject to backup withholding on IRS Form W-9 or a substitute or successor form; or

  •
  is otherwise exempt from backup withholding.

    If a U.S. holder does not provide a correct taxpayer identification number, the U.S. holder may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding does not constitute an additional tax and will be creditable against such U.S. holder's U.S. federal income tax liability. U.S. holders should consult with their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining the exemption.

    A U.S. holder may avoid backup withholding by completing IRS Form W-9 or a substitute or successor form and submitting it to the paying agent for the transaction when submitting such U.S. holder's stock certificate.

    Reporting Requirements. A U.S. holder of NetZero common stock or Juno common stock receiving shares of our common stock as a result of the mergers may be required to retain records related to their NetZero common stock and Juno common stock, as applicable, and file with their federal income tax return, a statement setting forth facts relating to the mergers.

Accounting Treatment of the Transaction

    We intend to account for the transaction under the purchase method of accounting for business combinations.

Regulatory Matters

    Antitrust Considerations.  The mergers are subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. We have filed the required information and materials to notify the Department of Justice and the Federal Trade Commission of the mergers, and the thirty day waiting period expired on July 23, 2001.

    The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the mergers on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the mergers, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the mergers. Additionally, at any time before or after the completion of the mergers, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the mergers will not be made or that, if a challenge is made, we will prevail.

Restrictions on Sales of Shares by Affiliates of NetZero and Juno

    The shares of our common stock to be issued in connection with the mergers will be registered under the Securities Act of 1933 and will be freely transferable under the Securities Act, except for shares of our common stock issued to any person who is deemed to be an "affiliate" of either NetZero or Juno at the time of the special meetings. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either NetZero or Juno and may include executive officers, directors and significant stockholders of NetZero and Juno.

    Affiliates may not sell their shares of our common stock acquired in connection with the mergers except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

    Our registration statement on Form S-4, of which this document forms a part, does not cover the resale of shares of our common stock to be received by Juno's or our affiliates in connection with the mergers.

Nasdaq National Market Listing of United Online Common Stock to be Issued in the Mergers

    We agreed in the merger agreement to use our commercially reasonable efforts to cause the shares of our common stock to be issued in connection with the mergers to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, before the completion of the mergers.

Trading and Deregistration of NetZero and Juno Common Stock after the Mergers

    When the mergers are completed, NetZero common stock and Juno common stock will no longer be traded on the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

    The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which we incorporate by reference and urge you to read carefully in its entirety.

The Mergers

    To accomplish the combination of NetZero's and Juno's businesses, we formed a new company, United Online, with two subsidiaries, NZ Acquisition Corp. and JO Acquisition Corp. At the time the mergers are completed:

  •
  NZ Acquisition Corp. will be merged into NetZero, and NetZero will be the surviving corporation.

  •
  JO Acquisition Corp. will be merged into Juno, and Juno will be the surviving corporation.

  •
  As a result, NetZero and Juno will each become a wholly owned subsidiary of ours.

Effective Time

    Once all the conditions to the mergers contained in the merger agreement have been satisfied or waived, we will complete the mergers. The mergers will become effective when each of the certificates of merger are filed with the Delaware Secretary of State.

Conversion and Exchange of NetZero and Juno Stock

    When the mergers are completed, NetZero common stockholders will receive 0.2000 of a share of our common stock for each share they own, and Juno common stockholders will receive 0.3570 of a share of our common stock for each share they own. No fractional shares of our common stock will be issued in connection with the mergers.

    When the mergers are completed, our exchange agent will mail to you a letter of transmittal and instructions for surrendering your NetZero or Juno stock certificates in exchange for statements indicating book-entry ownership of our common stock. If you make a special request, we will issue you stock certificates. When you deliver your stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your stock certificates will be cancelled and you will receive statements indicating book-entry ownership of our common stock, or, if requested, stock certificates representing the number of full shares of our common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of our common stock which would have been otherwise issuable to you as a result of the mergers.

    You should not submit your NetZero or Juno stock certificates for exchange until you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

    You are not entitled to receive any dividends or other distributions on our common stock until the mergers are completed and you have surrendered your NetZero or Juno stock certificates in exchange for certificates for shares of our common stock.

    We will only issue shares or a check in lieu of a fractional share in a name other than the name in which a surrendered NetZero or Juno stock certificate is registered if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Treatment of NetZero and Juno Stock Options and Other Rights

    NetZero.  We will assume each NetZero option. Thus, upon completion of the mergers, each outstanding NetZero stock option will be converted into an option to purchase the number of shares of our common stock that is equal to the product of 0.2000 multiplied by the number of shares of NetZero common stock subject to that option, rounded down to the nearest whole share. The exercise price per share will be equal to the exercise price per share of NetZero common stock subject to the option before the conversion divided by 0.2000, rounded up to the nearest whole cent. In addition, each outstanding right to receive a restricted share of NetZero common stock will be converted into the right to receive 0.2000 restricted shares of our common stock. Furthermore, we will assume the outstanding offering period under NetZero's employee stock purchase plan and the purchase rights under the plan will be converted into rights to purchase shares of our common stock, with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent. The other terms of the NetZero options and restricted shares referred to above will continue to apply.

    Juno.  Similarly we will assume each Juno option. Thus, upon completion of the mergers, each outstanding Juno stock option will be converted into an option to purchase the number of shares of our common stock that is equal to the product of 0.3570 multiplied by the number of shares of Juno common stock subject to that option, rounded down to the nearest whole share. The exercise price per share will be equal to the exercise price per share of Juno common stock subject to the option before the conversion divided by 0.3570, rounded up to the nearest whole cent. In addition, we will assume the outstanding offering period under Juno's employee stock purchase plan and the purchase rights under the plan shall be converted into rights to purchase shares of our common stock, with the number of shares rounded down to the nearest whole share and the purchase price rounded up to the nearest whole cent. The other terms of the Juno options referred to above will continue to apply.

    Registration.  We will file a registration statement covering the issuance of the shares of our common stock subject to each NetZero and Juno option and restricted shares and will maintain the effectiveness of that registration statement for as long as any of the options or restricted shares remain outstanding.

Representations and Warranties

    The merger agreement contains customary representations and warranties of NetZero and Juno relating to, among other things:

  •
  corporate organizational matters;

  •
  subsidiaries;

  •
  capital structure;

  •
  authorization, validity of agreement; necessary action;

  •
  board approval and applicable state takeover laws;

  •
  the stockholder vote required to adopt the merger agreement;

  •
  consents and approvals;

  •
  share ownership;

  •
  reports and financial statements;

  •
  no undisclosed liabilities;

  •
  absence of specified changes or events;

  •
  litigation;

  •
  employee benefits;

  •
  tax matters;

  •
  intellectual property;

  •
  employment matters;

  •
  compliance with applicable laws;

  •
  specified contracts;

  •
  customer and suppliers;

  •
  absence of questionable payments;

  •
  information supplied in connection with proxy statement/prospectus;

  •
  opinions of financial advisors;

  •
  insider interests; and

  •
  brokers and finders.

Covenants

    The covenants in the merger agreement are complicated and not easily summarized. We urge you to read carefully the provisions of the merger agreement titled "Covenants."

  Interim Conduct of Juno Pending the Mergers

    Juno agreed that, during the period before completion of the mergers, except as expressly contemplated or permitted by the merger agreement, or to the extent that the other party consents in writing, Juno and its subsidiaries will each carry on its respective business in the usual, regular and ordinary course, and substantially in the same manner as previously conducted, and will use its commercially reasonable efforts to preserve intact its present line of business and its relationships with third parties. In addition to these agreements regarding the conduct of business generally, Juno has agreed that, subject to specified exceptions, neither it nor its subsidiaries will:

  •
  amend its certificate of incorporation or bylaws;

  •
  issue, sell, transfer, pledge, dispose or of encumber any shares of capital stock, any voting debt or other securities convertible into such securities, other than the granting of options to employees consistent with past practices or shares pursuant to previous agreements;

  •
  declare or pay dividends;

  •
  split, combine or reclassify any shares of its stock or redeem, purchase or otherwise acquire any shares of its stock;

  •
  modify any of its material contracts or waive or assign any material rights or claims;

  •
  incur any long term debt or, except in the ordinary course of business, incur or modify any short term indebtedness, or assume, guarantee, endorse or otherwise become liable for the obligations of another, make any investments or capital contributions or enter into any material commitment or transaction, except as in the ordinary course of business and consistent with past practice;

  •
  transfer, lease, sell or otherwise dispose of any assets worth more than $25,000 individually or $250,000 combined, other than in the ordinary course of business and consistent with past practice;

  •
  change the compensation of, or make any loans to, its officers, directors, employees, agents or consultants, other than in the ordinary course of business and consistent with past practice;

  •
  make payments to any existing pension, retirement allowance of other employee benefit or adopt or amend any such plans, or make payments to any officer, director employee or affiliate, for unused vacation days;

  •
  enter into any material commitment or transaction;

  •
  cancel any insurance policy over $500,000 of which it is a beneficiary if the policy is not otherwise terminating or being replaced;

  •
  revalue any of its assets in any material respects;

  •
  settle or compromise any pending or threatened suit, action or claim relating to the mergers or involving more than $200,000 or material non-monetary obligations, or the settlement of which would otherwise be material to Juno;

  •
  pay or otherwise satisfy any claims, liabilities or obligations inconsistent with past practices of doing so and other than as contemplated in its financial statements;

  •
  adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the mergers contemplated by the merger agreement);

  •
  unless required by GAAP, change any accounting methods or make or change any material election or accounting method relating to taxes;

  •
  enter into any transaction with affiliates;

  •
  take actions that would reasonably be expected to result in any of the conditions to the mergers not being satisfied, or a material delay in the satisfaction of any of the conditions to the mergers; or

  •
  enter into any agreement that would accomplish, recommend, propose or announce an intention to do any of the foregoing.

  Interim Conduct of NetZero Pending the Mergers

    NetZero agreed that, during the period before completion of the mergers, neither it nor its subsidiaries will:

  •
  amend its certificate of incorporation or bylaws;

  •
  declare or pay dividends;

  •
  split, combine or reclassify any shares of its stock or redeem, purchase or otherwise acquire any shares of its stock;

  •
  transfer, lease, sell or otherwise dispose of all or substantially all of its assets;

  •
  take actions that would reasonably be expected to result in any of the conditions to the mergers not being satisfied, or a material delay in the satisfaction of any of the conditions to the mergers; or

  •
  enter into any agreement that would accomplish, recommend, propose or announce an intention to do any of the foregoing.

  No Solicitation of Alternate Transactions

    The merger agreement contains detailed provisions prohibiting Juno from seeking an alternative transaction. Under these "no solicitation" provisions, Juno has agreed that neither it nor any of its subsidiaries, officers and directors, will, directly or indirectly:

  •
  solicit, initiate, knowingly encourage or induce the making, submission or announcement of any takeover proposal with respect to Juno;

  •
  participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action that would reasonably be expected to facilitate any inquiry or proposal that constitutes or would reasonably be expected to lead to, any takeover proposal with respect to Juno;

  •
  authorize, approve or recommend any takeover proposal with respect to Juno; or

  •
  enter into any letter of intent or similar document accepting or providing for any takeover proposal with respect to Juno.

    However, the merger agreement does not prevent Juno, or its board of directors from:

  •
  complying with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer not arising out of a violation of the non-solicitation provisions of the merger agreement; or

  •
  before the adoption of the merger agreement by Juno's stockholders, from furnishing information regarding Juno or entering into negotiations or discussions with, or entering into an agreement relating to a takeover proposal with, any person in response to a takeover proposal with respect to Juno made, submitted or announced (and not withdrawn) to the extent that

  •
  the takeover proposal is not attributable to a material breach of the merger agreement;

  •
  the board of directors of Juno concludes in good faith, consistent with advice of outside legal counsel, that failure to take such actions would likely constitute a breach of the fiduciary obligations of the board of directors of Juno to Juno's stockholders;

  •
  the board of directors of Juno concludes, in good faith, consistent with the advice of Juno's financial advisor, that such Juno takeover proposal is reasonably likely to lead to a superior takeover proposal;

  •
  prior to furnishing any information to, or entering into discussions or negotiations with, the person making that proposal, Juno gives NetZero written notice of the identity of the person making the proposal, the terms and conditions of the takeover proposal and Juno's intention to furnish information to, or enter into discussions or negotiations with, the person making the takeover proposal;

  •
  Juno receives from the person making the takeover proposal an executed confidentiality agreement which will not in any way restrict Juno from complying with its disclosure obligations under the merger agreement and which will contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to that person by or on behalf of Juno and other terms no less favorable to Juno than those set forth in the confidentiality agreement between NetZero and Juno; and

  •
  contemporaneously with furnishing any information to the person making the takeover proposal with respect to Juno, Juno furnishes the same information to NetZero.

    For purposes of the merger agreement, a takeover proposal means any offer or proposal for a merger or other business combination involving Juno after which the stockholders of Juno immediately prior to such merger or business combination would own less than 80% of the voting securities of the surviving corporation or the parent of the surviving corporation, or the acquisition of 20% or more of the outstanding shares of capital stock of Juno, or the acquisition of all or substantially all of the assets of Juno.

    Juno has agreed that:

  •
  it will promptly keep NetZero informed of the status and terms of any proposals, offers, discussions or negotiations covered by the "no solicitation" provisions of the merger agreement;

  •
  it will immediately cease and terminate any activities, exchanges of information, discussions or negotiations existing as of June 7, 2001, the date of the merger agreement, with any parties conducted before that date with respect to any acquisition proposal;

  •
  it will inform its directors, officers, and financial, legal, accounting and other advisors retained or involved in the mergers of the obligations of the "no solicitation" provisions of the merger agreement; and

  •
  it will request that each person who has executed such a confidentiality or non-disclosure agreement in connection with the mergers return to Juno or otherwise dispose of the confidential information.

  Compliance with FTC Consent Agreement

    Juno covenants and agrees to fully comply with all the terms of its consent agreement with the Federal Trade Commission dated May 15, 2001.

  Notification

    Juno and NetZero each have agreed to give prompt notice to the other party of:

  •
  the occurrence or non-occurrence of any event of which would reasonably be expected to cause any of its representations or warranties to be untrue in any material respect; and

  •
  its material failure to comply with or satisfy any of covenant, condition or agreement in the merger agreement.

Additional Agreements

    The merger agreement also provides for additional agreements and covenants which we urge you to read carefully. Specifically, the merger agreement provides that the parties use commercially reasonable efforts to take all actions and do all things necessary, proper and advisable under the merger agreement and applicable laws to complete the mergers as soon as practicable after the date of the merger agreement. The merger agreement also contains covenants relating to the cooperation between NetZero and Juno in the preparation of this document and additional agreements between them relating to, among other things, access to information, mutual notice of specified matters, public announcements, affiliate agreements and securities, tax and other governmental regulations.

    The parties have further agreed to the following:

  Directors' and Officers' Indemnification and Insurance

    We will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NetZero and Juno, and their subsidiaries, in all of their capacities, for acts or omissions occurring prior to the completion of the mergers:

  •
  to the same extent they were indemnified or had the right to advancement of expenses as of June 7, 2001, which is the date of the merger agreement, pursuant to Juno's restated certificate of incorporation, bylaws and indemnification agreements with any directors, officers and employees of Juno and its subsidiaries; and

  •
  to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the completion of the mergers.

    We will also maintain directors' and officers' liability insurance and fiduciary liability insurance for six years following the completion of the mergers with coverage no less advantageous than the current policies of NetZero and Juno, for a cost of up to $3,000,000.

  Juno Benefit Matters

    We will grant Juno's employees credit for service with Juno up to the time of the completion of the mergers for purposes of benefit plans, waive any limitations on pre-existing conditions and apply expenses incurred before the completion of the mergers to applicable deductible, co-insurance and maximum out-of-pocket provisions.

  Severance Agreements

    We will honor the severance arrangements between Juno and its executive officers and directors. For more information, see "Interests of Juno Directors and Executive Officers in the Mergers."

  Name

    If, within 30 days of the date of the merger agreement, NetZero determines that it will not use the name "United Online, Inc." because it would violate the rights of a third party or otherwise be inadvisable or impractical from a trademark law perspective, it will notify Juno and Juno and NetZero will engage in good faith discussions to select an alternate name.

    With limited exceptions, within 90 days of the completion of the mergers, we, NetZero and Juno will stop using the name "NetZero" to advertise, promote or offer pay Internet access services.

  Juno 401(k) Plan

    Immediately before the completion of the mergers, Juno will terminate its 401(k) plan.

  Juno's Transfer of Shares of India Subsidiary

    Before completion of the mergers, an affiliate of Juno will transfer all the shares of Juno Online Services Development Private Limited not owned by it to NetZero.

  Leases

    As required by the merger agreement, Juno entered into sublease agreements with D.E. Shaw & Co., L.P. for office space currently occupied by Juno at 120 West 45th Street, New York, New York. Juno currently subleases approximately 46,000 square feet at this location. Subsequently, Juno exercised its right to terminate these sublease agreements effective as of January 31, 2002 and has made $165,900 in termination payments to D.E. Shaw & Co., L.P. In addition, Juno subleases approximately 26,000 square feet at 1540 Broadway, New York, New York.

Conditions to the Mergers

    Mutual Obligations.  Each of NetZero's and Juno's obligations to complete the mergers are subject to the satisfaction or waiver of specified conditions before completion of the mergers, including the following:

  •
  the adoption of the merger agreement by the affirmative vote of:

  •
  the holders of a majority of the outstanding shares of Juno common stock; and

  •
  the holders of a majority of the outstanding shares of NetZero common stock;

  •
  the absence of any statute, rule, regulation, order or injunction prohibiting completion of the mergers;

  •
  the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  •
  the approval for listing, by the Nasdaq National Market, of the shares of our common stock to be issued, or to be reserved for issuance, in connection with the mergers, subject to official notice of issuance; and

  •
  the declaration of effectiveness of the registration statement on Form S-4, of which this document forms a part, by the Securities and Exchange Commission, and the absence of any stop order.

    NetZero's Obligations.  NetZero's obligations to complete the mergers relating to NetZero are also subject to the satisfaction or waiver of the following additional conditions:

  •
  Juno's representations and warranties contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of completion of the mergers, except for representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of that particular date;

  •
  Juno must have complied in all material respects with its obligations under the merger agreement;

  •
  Juno must not have experienced a material adverse effect;

  •
  NetZero must have received from Brobeck, a written opinion to the effect that for federal income tax purposes, each merger will constitute an exchange and/or a reorganization within the meaning of Section 351 or Section 368(a), respectively, of the Internal Revenue Code;

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  the voting agreements, the affiliate agreements and the non-competition agreements signed with Juno's stockholders must be in full force and effect; and

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  prior to the completion of the merger, Juno must have entered into an agreement to provide for an extension of the lease and the services agreement relating to Juno's operations in India for six months after the completion of the mergers.

    Juno's Obligations.  Juno's obligations to complete the mergers relating to Juno are subject to the satisfaction or waiver of the following additional conditions:

  •
  NetZero's representations and warranties contained in the merger agreement must be true and correct as of the date of the merger agreement and as of the date of completion of the mergers, except for representations and warranties that expressly address matters only as of a particular date, which must be true and correct as of that particular date;

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  NetZero must have complied in all material respects with its obligations under the merger agreement;

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  NetZero must not have experienced a material adverse effect;

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  Juno must have received from Simpson Thacher, a written opinion to the effect that for federal income tax purposes, each merger will constitute an exchange and/or a reorganization within the meaning of Section 351 or Section 368(a), respectively, of the Internal Revenue Code;

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  the voting agreements, the affiliate agreements and the non-competition agreements signed with NetZero's stockholders must be in full force and effect; and

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  the holders of no more than 5% of the outstanding shares of NetZero common stock will have exercised their appraisal rights.

    For purposes of the merger agreement, a material adverse effect means a material adverse effect on or development with:

  •
  the business, condition (financial or otherwise), assets or results of operations of the applicable company and its subsidiaries, taken as a whole; or

  •
  the ability of that company to timely consummate the transactions contemplated by the merger agreement.

    A material adverse effect will not result from, among other things, changes in the economy, the Internet services business or trading prices of the Juno or NetZero's stock price.

Termination

    The merger agreement may be terminated at any time prior to the completion of the mergers, whether before or after the stockholder approvals have been obtained:

  •
  by mutual written consent of NetZero and Juno;

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  by either NetZero or Juno if:

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  the mergers are not completed on or before November 30, 2001, except that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the mergers to be completed such date;

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  any governmental entity shall have:

  •
  issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and the order, decree, ruling or other action becomes final and nonappealable; or

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  failed to issue an order, decree or ruling or to take any other action, and the denial of a request to issue the order, decree, ruling or take any other action becomes final and nonappealable, which action is necessary to complete the mergers, except that this right to terminate the merger agreement will not be available to any party whose failure to comply with the provisions of the merger agreement relating to the use of commercially reasonable efforts to complete the mergers is the cause of such action or inaction;

    •
    the approval of either party's stockholders to adopt the merger agreement is not obtained;

    •
    the other party materially breaches its obligations under the merger agreement because of a failure to call a special meeting of its stockholders to vote on the adoption of the merger agreement or a failure to mail this document to its stockholders; or

    •
    the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement in such a way as to render those conditions incapable of being satisfied on or before November 30, 2001.

  •
  by NetZero if Juno's board of directors fails to recommend that Juno's stockholders vote in favor of the adoption of the merger agreement or effects a change in its recommendation of adoption of the merger agreement, whether or not permitted by the terms of the merger agreement, or if Juno's board failed to call the stockholder meeting or failed to prepare and mail the proxy statements to the stockholders; or

  •
  by Juno if Juno notifies NetZero that it intends to accept a superior proposal and NetZero does not timely respond with a more favorable proposal, and Juno pays NetZero a termination fee.

    Effect of Termination.  If the merger agreement is terminated by either party, the merger agreement will become void and NetZero and Juno will have no liability under the merger agreement, assuming no willful material breach of the merger agreement has occurred. However, if the merger agreement is terminated, the following provisions will survive termination: the confidentiality agreement, the agreement to file the requisite press releases, the provisions of the merger agreement related to termination fees and expenses and the general contract provisions.

    Termination Fee and/or Payment of Expenses Upon Termination.  The merger agreement requires each party to pay a termination fee or expenses to the other party depending on the circumstances surrounding the termination. Specifically, if the agreement is terminated because:

  •
  Juno's board of directors failed to recommend that Juno's stockholders vote in favor of the adoption of the merger agreement or effected a change in its recommendation of the adoption of the merger agreement, or Juno accepts a superior proposal, Juno must pay to NetZero a termination fee of $2,500,000 plus expenses up to $1,000,000 incurred by NetZero and its subsidiaries with respect to the mergers.

  •
  Juno failed to obtain the required vote at a stockholders meeting to approve the mergers, then within two business days of termination, Juno will pay to NetZero expenses incurred in connection with the merger agreement by NetZero and its subsidiaries up to $1,000,000. However, if prior to the termination any person communicated to Juno an alternate proposal for a business combination and within nine months of the termination Juno entered into a definitive agreement for an alternate proposal, then Juno will pay NetZero the termination fee of $2,500,000, less the expenses previously paid.

  •
  NetZero's board of directors failed to obtain the required vote of its stockholders to approve the mergers, then NetZero will pay to Juno expenses incurred by Juno, not to exceed $1,000,000.

Expenses

    Notwithstanding the provisions above regarding termination fees and expenses, whether or not the mergers are completed, all expenses and fees incurred in connection with the merger agreement and the mergers will be paid by the party incurring the expenses or fees, except:

  •
  if the mergers are completed, the surviving corporation of each merger will pay any property or transfer taxes imposed in connection with the mergers; and

  •
  all expenses and fees incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus and registration statement will be shared equally by Juno and NetZero.

Amendment, Extension and Waiver

    The merger agreement may be amended, modified and supplemented by the parties, by action taken or authorized by their respective boards of directors, at any time before or after the approval of the mergers by the stockholders of NetZero and Juno has been obtained. All amendments to the merger agreement must be in writing signed by each party. After the agreement has been approved by the stockholders of the respective companies, no amendment which under applicable law requires further approval of the stockholders may be made without such further approval.

Our Organizational Documents and Management Team

    We agreed to cause our certificate of incorporation and bylaws to be in the form described under the section "Description of United Online Capital Stock" at the time the mergers are completed. NetZero, Juno and we agreed that NetZero's directors and officers would become our directors and executive officers when the mergers are completed.

RELATED AGREEMENTS

Voting Agreements

    The following summary of the voting agreements is qualified in its entirety by reference to the complete text of the voting agreements, forms of which are exhibits to the registration statement we filed with the SEC. We urge you to carefully read the full text of the voting agreements.

    In connection with the execution and delivery of the merger agreement, NetZero entered into voting agreements with David E. Shaw, several entities affiliated with Dr. Shaw, Charles E. Ardai, Harshan Bhangdia, Richard D. Buchband and Louis K. Salkind which require those Juno stockholders to vote substantially all of their shares of Juno common stock in favor of the adoption of the merger agreement. As of the record date for the Juno special meeting, these stockholders owned shares of Juno common stock representing approximately 31% of the total voting power of the outstanding shares of Juno capital stock.

    In addition, Juno entered into voting agreements with Qualcomm, entities affiliated with Clearstone Venture Management I, LLC, Draper Fisher Jurvetson Management Company V LLC, Mark R. Goldston, Charles S. Hilliard, and Frederic A. Randall, Jr. which require those NetZero stockholders to vote substantially all their shares of NetZero common stock in favor of the adoption of the merger agreement. As of the record date for the NetZero special meeting, these stockholders owned shares of NetZero common stock representing approximately 41% of the total voting power of the outstanding shares of NetZero capital stock.

    The voting agreements entered into between NetZero and the Juno stockholders prohibit the Juno stockholders, or their employees or affiliates, from soliciting or participating in discussions or negotiations with another party with respect to an alternate transaction, with limited exceptions.

    These voting agreements terminate on the earliest of the (a) closing date of the mergers, (b) the termination of the merger agreement or (c) November 30, 2001.

Agreements with David E. Shaw

    David E. Shaw agreed, in his affiliate agreement with us, that he would not dispose of any shares of our common stock that he beneficially owns for a period of ninety days following completion of the mergers. Dr. Shaw has also agreed that, for the period until one year from the date of the mergers, he would limit his public sale of shares of our common stock that he beneficially owns, as required by Rule 144 under the Securities Act, to the extent he may be considered an "affiliate" of United Online, as defined under that Rule. Among other limitations, Rule 144 imposes on affiliates volume limitations that permit no more than the greater of (i) one percent of our outstanding shares or (ii) our average weekly trading volume for the preceding four weeks, to be sold in the public markets within any rolling three-month period. Additionally, Dr. Shaw has agreed that, even if not considered an "affiliate," he would adhere to volume restrictions that would, for the period beginning three months after the date of the mergers until one year from the date of the mergers, permit him aggregate sales into the public marketplace during that nine-month period in an amount no greater than the aggregate amount that could have been sold publicly by an "affiliate" during such period under the volume restrictions of Rule 144 (notwithstanding any holding period requirement).

    Affiliates of David E. Shaw agreed to amend their existing registration rights agreement with Juno to provide holders of registration rights granted by NetZero with rights on a parity with the rights currently held by affiliates of Dr. Shaw. We will assume that registration rights agreement in connection with the mergers.

NETZERO'S SELECTED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with NetZero's consolidated financial statements and the notes to these statements and "NetZero's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for the years ended June 30, 2001, 2000 and 1999 and the consolidated balance sheet data at June 30, 2001 and 2000, are derived from the consolidated financial statements of NetZero which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this document. The consolidated statement of operations data for the period from July 21, 1997 (inception) through June 30, 1998 and the consolidated balance sheet data at June 30, 1999 and 1998 are derived from the audited consolidated financial statements of NetZero not included elsewhere in this document.

	Year Ended June 30,			Period from July 21, 1997 (inception) to June 30, 1998
	2001	2000	1999
	(in thousands, except per share data)
Statement of Operations Data:
Net revenues	$57,217	$55,506	$4,634	$—
Cost of revenues	86,409	63,872	12,486	—

Gross loss	(29,192)	(8,366)	(7,852)	—
Operating expenses:
Sales and marketing	62,176	51,436	1,689	—
Product development	27,534	10,020	1,018	—
General and administrative	30,726	22,752	4,856	25
Amortization of intangible assets	16,837	5,525	—	—
Impairment of goodwill and intangible assets	48,622	—	—	—

Total operating expenses	185,895	89,733	7,563	25

Loss from operations	(215,087)	(98,099)	(15,415)	(25)

Interest and other income, net	9,331	6,813	115	—

Net loss	$(205,756)	$(91,286)	$(15,300)	$(25)

Basic and diluted net loss per share	$(1.81)	$(1.23)	$(1.42)	$—

Weighted average number of shares used to calculate basic and diluted net loss per share	113,704	74,123	10,792	15,000

	June 30,
	2001	2000	1999	1998
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$119,216	$237,865	$24,035	$1
Working capital (deficit)	105,998	234,590	16,097	(23)
Total assets	183,863	325,958	47,501	1
Capital leases and notes payable, less current portion	3,314	10,278	3,527	—
Redeemable convertible preferred stock	—	—	2,140	—
Stockholders' equity (deficit)	138,957	285,734	30,954	(23)

Quarterly Financial Data (unaudited)

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,
	(in thousands, except per share amounts)
Fiscal 2001
Net revenues	$11,972	$12,770	$16,009	$16,466
Gross loss	(10,423)	(11,907)	(5,720)	(1,142)
Loss from operations	(43,085)	(93,384)	(46,239)	(32,379)
Net loss	(42,148)	(91,388)	(43,355)	(28,865)
Basic and diluted net loss per share	$(0.36)	$(0.79)	$(0.38)	$(0.27)
Fiscal 2000
Net revenues	$18,686	$16,858	$12,242	$7,720
Gross profit (loss)	871	(1,601)	(2,906)	(4,373)
Loss from operations	(29,971)	(26,624)	(26,513)	(14,991)
Net loss	(26,923)	(24,860)	(24,576)	(14,927)
Basic and diluted net loss per share	$(0.26)	$(0.27)	$(0.27)	$(1.04)

Significant Financial Trends

    NetZero's original business strategy was to create an Internet service funded by advertising, marketing and commerce arrangements, rather than Internet access fees. However, during the quarter ended September 30, 2000 there was a slowdown in the online advertising market which has placed additional stress on this business strategy. This slowdown has continued throughout the current period and it is not known when, or if, online advertising rates will stabilize or increase. During the December 2000 quarter, the combination of the acquisition of FreeInternet.com and the failure of a number of competitors resulted in a significant increase in NetZero's user base, resulting in increased cost of revenues and gross loss as telecommunications expenses increased to accommodate the expanded user base.

    There has been a decline in advertising and commerce revenues over four sequential quarters in the year ended June 30, 2001, and it is expected that this trend will continue into the September 2001 quarter. In the quarter ended March 31, 2001, NetZero initiated steps to address declining advertising revenues and increasing gross loss by introducing billable services and restrictions on the number of free hours per household per month. As a result of this shift in strategy, the percentage of revenue derived from billable services has grown from 0.4% and 0.7% of total revenue in the quarters ended September 30, 2000 and December 31, 2000, respectively, to 14% and 36% in the quarters ended March 31, 2001 and June 30, 2001, respectively. NetZero expects this trend to continue for at least the next quarter as total billable subscribers increase.

    In the three sequential quarters in the period ended March 31, 2001, there has been an increase in gross loss as a result of the growth in the free user base noted above and NetZero's inability to monetize those users. With the introduction of billable services and usage limitations on free services, this trend reversed in the quarter ending June 30, 2001. In the future, NetZero plans to further reduce the number of free hours per household per month which is intended to positively impact gross margin.

    In the three sequential quarters in the period ended March 31, 2001, NetZero's net loss has increased as a result of declining revenues and increased cost of sales. This trend reversed in the quarter ended June 30, 2001 due to an increase in the number of billable users and a decrease in telecommunications costs associated with the free service. In addition, NetZero expects to reduce operating expenses following the completion of major advertising commitments in the quarter ended June 30, 2001 and other planned operating cost reductions in the remainder of calendar 2001.

NETZERO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

    The following discussion contains forward-looking statements based on NetZero's current expectations, estimates and projections about NetZero's operations, industry, financial condition and liquidity. Words such as "anticipates," "expects," "intends," "plans," "believes," "may," "will" or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, NetZero's actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. The section entitled "Risk Factors" set forth in this document discusses some of the important risk factors that may affect NetZero's business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements, other than as required by law.

Overview

    NetZero is a leading provider of Internet access services and online targeted marketing solutions. NetZero offers consumers access to the Internet, e-mail and customizable navigation tools. NetZero's services are currently available in more than 5,000 cities across the United States and Canada. In addition to offering consumers access to the Internet, NetZero offers mass marketers targeting capabilities through numerous online advertising channels. NetZero also offers advertisers and commerce partners a variety of additional services to build their brands and market their products, including referring its users to partners' Web sites, enabling customer registrations and facilitating electronic commerce transactions. NetZero's CyberTarget division offers marketers and advertisers mass-scale, online market research and measurement services.

    NetZero incorporated in July 1997 and launched its free Internet access service in October 1998. During that period, it had no revenues and its operating activities related primarily to the development of its proprietary zCast software. Since October 1998, NetZero has focused on building its Internet access business and the NetZero brand.

    In January 2001, NetZero began limiting its free Internet service to a maximum of 40 hours per household per calendar month. Households desiring to exceed the 40 hour limitation are currently offered the opportunity to sign up for an Extended Access Pass, a plan that provides households the option to pay a fee, currently set at $9.95, to allow them access to the service for the remainder of the calendar month. If these households elect not to pay a fee when they reach the 40 hour limit during a given month they will be denied access to service for the remainder of the month, but their account will not be terminated and they can begin accessing the service for free at the beginning of the next month. NetZero intends to decrease the monthly limit per household to 10 hours in October 2001 and to eliminate its free service in certain areas with higher telecommunications costs. The implementation of these measures may be altered or modified.

    In March 2001, NetZero launched a new service called NetZero Platinum. The NetZero Platinum service offers Internet service for a monthly fee, currently $9.95, that is in most respects the same as NetZero's standard free service except that an hourly limitation does not apply and the service features a small toolbar without the advertising banners currently included in the ZeroPort on the free service. There can be no assurance that this new product and service will meet with commercial success.

    Through June 30, 2001, approximately 8.8 million users registered for its Internet access services, of which approximately 3.4 million used the service in the month of June. Approximately 210,000 of these users were subscribers of its pay Internet access services as of June 30, 2001.

    In December 1999, NetZero acquired AimTV, which has developed a patent-pending technology to run broadcast quality television commercials over narrowband Internet connections resulting in the launch of NZTV in May 2000. NetZero paid total consideration of $23.7 million to acquire AimTV. In

August 2000, NetZero acquired Simpli.com, which has developed proprietary technologies to enhance its banner targeting and personalization capabilities. In September 2000, it acquired RocketCash, which has developed a secure, flexible-currency-shopping technology enabling consumers to make purchases on the Internet with or without a credit card. NetZero paid total consideration of $23.5 million and $30.2 million to acquire Simpli.com and RocketCash, respectively. In November 2000, it acquired certain tangible and intangible assets of one of its competitors, Freei, a free Internet access provider, for approximately $4.7 million. The assets acquired primarily included the domain names "Freeinternet.com," "Freeinet.com" and "Freei.net", certain proprietary rights, certain fixed assets, and the rights to market the NetZero service to Freei users. All of these acquisitions have been accounted for using the purchase method of accounting. During the quarter ended March 31, 2001, NetZero determined that the carrying value of goodwill and intangible assets recorded in connection with these acquisitions was impaired. As a result, NetZero recorded an impairment charge totaling $48.6 million. On August 1, 2001, NetZero sold substantially all of the assets of RocketCash for approximately $2.4 million. Subsequent to the sale, all other operations of RocketCash are being discontinued. The sale of RocketCash's assets did not result in the recognition of a significant gain or loss.

Revenues

    NetZero generates revenues through advertising and commerce transactions, fees for its Internet access services, sales of CDs incorporating its Internet access software, and through the sale or license of its data. Its advertising and commerce related revenues consist of fees from the placement of media, direct marketing agreements, referring its users to partners' Web sites, enabling customer registrations for partners, and facilitating electronic commerce transactions. NetZero's fees for Internet access services consist of monthly fees for users who elect to exceed the monthly limit on the number of free hours of Internet access NetZero offers and monthly subscription fees from its users who choose to receive service without the banner advertising window in the ZeroPort. NetZero generates revenues from the license or sale of its data through its CyberTarget division by offering marketers, advertisers and market research companies mass-scale, online market research and measurement services. In the quarter ended June 30, 2001, NetZero experienced a significant shift in its revenue mix. In the quarter ended June 30, 2001, billable services revenue accounted for 35% of total revenues compared to approximately 1% of total revenues in the quarter ended June 30, 2000. NetZero expects billable services to continue to increase as a percentage of total revenues in the future. NetZero began offering CyberTarget services in the December 2000 quarter. To date, these services have not made a significant contribution to revenues.

    Advertising and Commerce Revenues.  For the year ended June 30, 2001, NetZero recognized $50.6 million in advertising and commerce revenues compared to $54.9 million for the year ended June 30, 2000. NetZero sells both targeted and non-targeted advertising on its service. In general, it receives higher advertising rates for targeted advertisements and sponsorships than for non-targeted advertisements. However, NetZero has limited experience in selling and managing these types of arrangements and there can be no assurance that it will successfully sell all of the various advertising services it offers or intends to offer or that such arrangements will generate significant revenues or higher advertising rates. To date, NetZero has sold targeted advertising based upon Web sites visited, key word searches, and users' demographic and geographic information. In addition, the growth in NetZero's user base has resulted, and may result in the future, in situations where advertising inventory capacity has increased faster than its ability to sell such inventory at desired rates. NetZero has in the past relied, and intends to rely in the future, on third parties to sell a portion of its banner advertisements, although NetZero does not believe any third party sales relationships are material to its business. The failure of NetZero to sell inventory at reasonable rates may materially and adversely affect operating results. In addition, success with performance-based fee arrangements may depend on NetZero's ability to effectively target users. NetZero is still in the early stages of that process and may encounter technical and other limitations on its ability to successfully target users, including limitations associated with privacy concerns. There can be no assurance that it will adequately perform under these arrangements or that it will be able to replace such arrangements on comparable terms, if at all. The failure to generate significant relationships with advertisers or the failure to replace significant contracts when they expire could adversely affect NetZero's revenues, results of operations and financial position.

    NetZero has recently implemented limitations on the number of hours a household can access its free service and it intends to implement additional limitations in the future. NetZero also intends to limit the availability of its free service in areas with higher telecommunications cost. While experience has demonstrated that limiting hours reduces telecommunications costs, NetZero also believes that it adversely impacts its ability to maintain or increase its free user base. Decreases in NetZero's free user base and in the number of hours users are permitted to access its free service result in a reduction of its volume of advertising inventory, which may adversely affect its advertising revenues.

    Banner advertising and sponsorship revenues are recognized in the periods in which the advertisement or sponsorship placement is displayed, based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed, provided that no significant obligations on its part remain, fees are fixed and determinable, and collection of the related receivable is probable. NetZero's obligations typically include the guarantee of a minimum number of impressions or the satisfaction of other performance criteria. A guaranteed minimum number of impressions are generally required to be delivered over the term of the commitment. Revenues from performance-based arrangements, including click-throughs, are recognized as the related performance criteria are met. Referral revenues are recognized in the periods in which the referrals are made to advertisers' or sponsors' Web sites, provided that no significant obligations on NetZero's part remain, fees are fixed and determinable, and collection of the related receivable is probable.

    NetZero generally invoices customers at the end of its performance, such as at the completion of an advertising campaign or service sponsorship. In addition, certain customers are invoiced for sponsorships and other commitments on a quarterly basis. Recently there has been a reduction in the growth of online advertising and currently a number of its customers hold back a significant amount of their advertising dollars spent with NetZero until the last month of a quarter. Such practices may result in extended average days sales outstanding at the end of a fiscal quarter.

    NetZero's advertising revenues are subject to the effects of seasonality. Advertisers typically purchase impressions on a forward basis. If purchasing patterns or timing of purchasing by advertisers were to change, its financial position and results of operations could be materially affected.

    Advertising on the Internet, particularly the products and services NetZero offers, is a relatively new and changing industry, and there is no assurance that the products and services NetZero offers now, or in the future, will meet with commercial acceptance. Internet advertising rates have been declining rapidly, and it is possible that rates will continue to decline in the future. Many of the purchasers of Internet advertising have been companies with Internet-based business models. Certain of these companies have come under financial pressure and have not been able to access the capital markets to fund their operations. This trend has impacted NetZero's ability to generate revenues and could continue to do so in the future. This trend could also result in increased allowances for doubtful accounts.

    Due to market forces and other factors, NetZero's revenues and results of operations may fluctuate from period to period. NetZero has experienced four consecutive quarters of decreased revenues and there can be no assurance that NetZero will not experience decreased revenues in sequential quarters in future periods.

    NetZero does not currently anticipate that inflation will have a material impact on its results of operations.

    NetZero has entered into barter transactions on an extremely limited basis and, for the periods presented, barter revenue accounts for less than 1% of its total net revenue.

    Billable Services Revenue.  For the year ended June 30, 2001, NetZero recognized $6.7 million in billable services revenue compared to $0.6 million for the year ended June 30, 2000. NetZero began limiting usage of its free Internet access in January 2001 and simultaneously launched the Extended Access Pass, a plan which provides households the option to pay a fee, currently set at $9.95, to allow them to access the service for the remainder of the calendar month. In March 2001, NetZero launched a new billable service called NetZero Platinum. The NetZero Platinum service offers Internet service for a monthly fee, at a standard rate of $9.95, and provides users with unlimited Internet access each month and features a thin toolbar without advertising banners currently included in the ZeroPort on its free service. NetZero has a very limited history with billable services.

    Billable services revenues are recognized in the period in which the fees are fixed and determinable and the related products or services are provided to the user. Billable services revenue primarily consists of subscription fees that NetZero receives from users of its fee-based access services. NetZero generally requires that its subscribers pre-pay for their services, which results in the deferral of certain revenues into the period in which the access services are provided. Billable services also consists of fees charged to active users in connection with providing live technical support. NetZero has a very limited history with respect to its various billable services and there can be no assurances that it will be able to generate significant revenues from these services. NetZero's standard pricing plan is currently $9.95 per month, or $49.95 for six months, although NetZero occasionally offers discounted promotional pricing plans or modified plans in conjunction with third parties. NetZero continually evaluates the desirability and effectiveness of its plans, and may in the future make changes to its pricing plans or offer different discounted promotions. Future changes in NetZero's plans and promotional discounts may adversely impact the number of billable service subscriptions and the amount of revenues NetZero receives for such subscriptions.

Cost of Revenues

    Cost of revenues consists of telecommunications costs, depreciation of network equipment, credit card processing fees, bill processing and billing support costs, customer support costs, occupancy costs, and personnel and related expenses of the network department. NetZero has expended significant funds on its network infrastructure, and, while it will expend additional funds on capital expenditures in the future, NetZero currently anticipates that capital expenditures will decrease from historical levels. Capital expenditures may fluctuate based on the number of users, user growth and usage patterns, as well as needs associated with acquired businesses and new products. Telecommunications costs for network access are expensed as incurred. NetZero's failure to accurately forecast users' needs could result in significant over-capacity, which would adversely impact its results of operations. Due to limitations NetZero has imposed on the number of hours users may access its free service, NetZero may have significant over-capacity in future periods. Conversely, under-forecasting usage could adversely impact the ability of users to receive adequate service and adversely impact its reputation and its ability to maintain or increase its user base. NetZero has limited history in forecasting its user requirements, and there can be no assurance that it will be able to accurately forecast such requirements in the future.

Operating Expenses

    Sales and Marketing.  Sales and marketing expenses include advertising and promotion expenses, salaries, sales commissions, employee benefits, travel and related expenses for its in-house sales force, fees paid to third-party advertising sales agents and sales support functions. In the past, NetZero has expended significant amounts on sales and marketing, including a national branding campaign comprised of television, radio, print and outdoor advertising, sponsorships and a variety of other promotions and, due to the timing of these promotions, amounts expended have varied significantly from period to period. NetZero has in place significant marketing obligations, some of which expired in June 2001. While NetZero intends to significantly reduce its marketing expenses, it has little experience marketing pay services and there can be no assurance NetZero will be able to decrease its marketing expenses as currently anticipated. Marketing costs associated with increasing brand awareness and user base are expensed in the period incurred.

    Product Development.  Product development costs include expenses for the development of new or improved technologies and products, including salaries and related expenses for the software engineering department, as well as costs for contracted services, facilities and equipment. NetZero is currently evaluating its product development programs and may reduce its expenses in the near term. However, there can be no assurance NetZero will be able to decrease its product development expenses as currently anticipated.

    General and Administrative.  General and administrative expenses include salaries, employee benefits and expenses for executive, finance, legal, human resources and internal customer support personnel. In addition, general and administrative expenses include fees for professional services, third-party customer support, bad debt expense and occupancy costs.

    Amortization of Intangible Assets.  Amortization of intangible assets includes amortization of goodwill, purchased technologies and other identifiable intangible assets associated with NetZero's various acquisitions. During the quarter ended March 31, 2001, NetZero determined that the carrying value of goodwill and intangible assets recorded in connection with several acquisitions was impaired. Specific events and changes in circumstances that precipitated the impairment included the following:

  •
  A significant and sustained decline in advertising and commerce revenues generated by NetZero's free Internet access service.
  •
  NetZero's determination that advertising and commerce revenues for Internet-based companies were unlikely to recover in the near future or reach the levels initially projected.
  •
  NetZero's assessment of the effectiveness and the resulting impact on operating results of certain acquired assets (Simpli.com, RocketCash and Freei) following their integration into NetZero's free Internet access service in the second quarter of fiscal 2001.
  •
  The loss of certain key customers and the renegotiation of certain existing advertising agreements.
  •
  The development of revised projections for NetZero's free Internet access business, reflecting revised assumptions related to advertising and commerce revenue which prompted a shift in NetZero's business model from a free Internet access model to a billable Internet access model.

    Market and other indicators that suggested that an impairment charge might by required include:

  •
  Reduced levels of venture capital funding activity for Internet-based consumer businesses, which have historically represented a significant concentration of NetZero's advertising and commerce customers.
  •
  Significant declines in the fair market value for NetZero's common stock.
  •
  Significant declines in market value for other Internet related businesses.

    These events have and are expected to continue to have an adverse impact on NetZero's results of operations and liquidity as NetZero implements its alternative strategy of developing its billable Internet access service.

    Asset impairment tests were performed at the lowest level for which there are identifiable cash flows. The tests were performed by comparing the expected undiscounted cash flows over the estimated useful lives of the assets, plus a terminal value for future cash flows, to the carrying amount of the goodwill and other intangible assets resulting from purchase business combinations. Based on the results of these tests, it was determined that goodwill and other identifiable intangible assets initially recorded in connection with the acquisitions of AimTV, Simpli.com, RocketCash and Freei were impaired.

    Impairment related to the Simpli.com, AimTV and Freei goodwill and identifiable intangible assets was measured based on revised cash flow projections for NetZero's free Internet access business model. Significant assumptions related to the cash flow projections utilized to assess impairment include the following:

  •
  NetZero will implement a revised business strategy focused on attracting and monetizing billable customers. As a result, the number of active free customers acquired by NetZero will be significantly less than previous projections.
  •
  NetZero will continue to limit the amount of time per month available to free users.
  •
  NetZero will focus its operating and financial resources on acquiring billable users and no longer expend significant resources promoting and enhancing its free Internet access service.
  •
  The average advertising and commerce revenue per free user will not, in the foreseeable future, rebound to historic levels or to levels reflected in previous projections as a result of the change in NetZero's business model and continued weakness in online advertising.

    Impairment related to RocketCash was determined based on the fact that NetZero intended to discontinue the operations of this business.

    NetZero determined the fair value of the impaired assets using the discounted cash flow method and considered data provided by the market comparison method to verify the results of the discounted cash flow method. The results of the market comparison method served, in general, as supporting evidence for the conclusions derived from the discounted cash flow analysis, which indicated a substantial decrease in the fair value of goodwill and other identifiable intangible assets associated with NetZero's free Internet access service. The market data indicated a substantial and sustained decrease in market valuations for publicly traded Internet access companies. Market data related to private company transactions indicated a substantial decrease in both the average transaction price and the number of transactions completed. Further, market data indicated an increase in the number of Internet companies that have recently ceased operations. In aggregate, the market data demonstrated substantially decreased valuations and liquidity and increased risk associated with Internet companies and related technologies.

    An impairment charge totaling $48.6 million was recorded during the quarter ended March 31, 2001, reflecting the amount by which the carrying amount of the assets exceeded their respective fair values. The impairment charge consisted of $33.5 million for goodwill and $15.1 million for other acquired intangible assets. No impairment charge was recorded during fiscal 2000.

    As of June 30, 2001, NetZero had approximately $1.5 million in remaining intangible assets on its balance sheet, primarily related to costs incurred to acquire and develop patents and trademarks. Decreases in the fair value of these assets, or assets acquired as a result of future acquisitions, could result in its recording impairment losses with respect to some or all such assets. Any such loss could adversely and materially impact its results of operations and financial position.

Stock-Based Charges

    In connection with the grant of stock options and restricted stock to employees, the imposition of restrictions on shares of stock held by founders, the issuance of restricted shares of stock in connection with the recent acquisitions and the issuance of warrants in connection with various marketing programs, NetZero recorded deferred stock-based charges, which are being amortized over the vesting period of the applicable shares.

Consolidated Results of Operations

    The following tables set forth, for the periods presented, selected unaudited consolidated statements of operations data in dollars and percentages:

	Year Ended June 30,			Period from July 21, 1997 (inception) to June 30, 1998
	2001	2000	1999
	(in thousands, except per share data)
Advertising and commerce	$50,555	$54,917	$4,634	$—
Billable services	6,662	589	—	—

Total revenues	57,217	55,506	4,634	—
Cost of revenues	86,409	63,872	12,486	—

Gross loss	(29,192)	(8,366)	(7,852)	—
Operating expenses:
Sales and marketing	62,176	51,436	1,689	—
Product development	27,534	10,020	1,018	—
General and administrative	30,726	22,752	4,856	25
Amortization of intangibles	16,837	5,525	—	—
Impairment of goodwill and intangible assets	48,622	—	—	—

Total operating expenses	185,895	89,733	7,563	25

Loss from operations	(215,087)	(98,099)	(15,415)	(25)
Net interest income	9,331	6,813	115	—

Net loss	$(205,756)	$(91,286)	$(15,300)	$(25)

	Year Ended June 30,			Period from July 21, 1997 (inception) to June 30, 1998
	2001	2000	1999
Advertising and commerce	88%	99%	100%	—
Billable services	12	1	—	—

Total revenues	100	100	100	—
Cost of revenues	151	115	269	—

Gross loss	(51)	(15)	(169)	—
Operating expenses:
Sales and marketing	109	93	36	—
Product development	48	18	22	—
General and administrative	54	41	105	—
Amortization of intangibles	29	10	—
Impairment of goodwill and intangible assets	85	—	—	—

Total operating expenses	325	162	163	—

Loss from operations	(376)	(177)	(332)	—

Net interest income	16	13	2	—

Net loss	(360)%	(164)%	(330)%	—

Fiscal Year Ended June 30, 2001 Compared to the Fiscal Year Ended June 30, 2000

Revenues

    Advertising and Commerce.  Advertising and commerce revenues for the year ended June 30, 2001 were $50.6 million, which represented a decrease of $4.3 million, or 8%, from $54.9 million for the year ended June 30, 2000. The decrease in revenues is attributable to softness in the on-line advertising market, a related decrease in advertising rates and the termination of the AdSmart and LookSmart agreements, partially offset by increased revenues from our agreements with General Motors and Cisco.

    For the year ended June 30, 2001, these agreements in total represented approximately 50% of total advertising and commerce revenues, compared to 47% for the year ended June 30, 2000.

    The AdSmart and the LookSmart agreements were terminated in February 2000 and January 2001, respectively. Adsmart was a third party advertising reseller and LookSmart provided search and other functionality on NetZero's start page. While NetZero has entered into agreements with other third parties to provide these services, the revenues generated from these third parties are significantly less than we received under our agreements with Adsmart and LookSmart. The Cisco agreement terminates on August 31, 2001 and it is currently anticipated that this agreement will not be replaced. The General Motors agreement ends in December 2003. NetZero currently anticipates that the General Motors agreement will not be renewed on similar terms.

    Billable Services.  Billable services revenues for the year ended June 30, 2001 were $6.7 million, which represented an increase of $6.1 million from $0.6 million for the year ended June 30, 2000. The increase in revenues was due to the launch of the NetZero Platinum and the Extended Access Pass billable Internet service plans during the quarter ended March 31, 2001.

Cost of Revenues

    Cost of revenues for the year ended June 30, 2001 was $86.4 million, which represented an increase of $22.5 million, or 35%, from $63.9 million for the year ended June 30, 2000. The 35% increase in cost of revenues is wholly attributable to increased telecommunications costs. The increase in telecommunications costs is a result of an increase in monthly active users, which increased approximately 70% from June 30, 2000 to June 30, 2001, partially offset by a reduction in the average cost of telecommunications per user hour from less than $0.20 per hour for the year ended June 30, 2000 to less than $0.15 per hour for the year ended June 30, 2001.

Operating Expenses

    Sales and Marketing.  Sales and marketing expenses for the year ended June 30, 2001 were $62.2 million, which represented an increase of $10.8 million, or 21%, from $51.4 million for the year ended June 30, 2000. The increase in sales and marketing expense was a result of a $3.4 million increase in stock-based charges, a $1.9 million increase in marketing and promotion expenses, and a $0.9 million increase in salary and personnel related expenses. In addition, sales and marketing expenses included $4.2 million of expenses related to RocketCash, which was acquired in September 2000. Salary and personnel related costs increased as a result of the implementation of NetZero's strategy of developing an internal sales force. Sales and marketing included $5.4 million of stock-based charges for the year ended June 30, 2001 compared to $2.0 million for the year ended June 30, 2000. Stock-based charges increased due to a significant RocketCash marketing promotion in fiscal 2001.

    Product Development.  Product development expenses for the year ended June 30, 2001 were $27.5 million, which represented an increase of $17.5 million, or 175%, from $10.0 million for the year ended June 30, 2000. The increase in product development expense was a result of a $6.0 million increase in stock-based charges, a $3.8 million increase in depreciation related to software and equipment used in product development and testing, a $3.0 million increase in salary and personnel related expenses, and a $1.0 million increase in equipment repair and maintenance expenses. In addition, product development expenses included $3.7 million of expenses related to Simpli.com and RocketCash, which were acquired in August 2000 and September 2000, respectively. Depreciation and repair and maintenance expenses increased as a result of the purchase of additional equipment in connection with product development and testing activities. Salary and personnel related expenses increased as a result of the hiring of additional product development personnel by NetZero. Product development expenses included $6.3 million of stock-based charges for the year ended June 30, 2001 compared to $0.3 million for the year ended June 30, 2000. Stock-based charges increased as a result of the issuance of restricted shares and the assumption of stock options in connection with the acquisitions of Simpli.com and RocketCash.

    General and Administrative.  General and administrative expenses for the year ended June 30, 2001 were $30.7 million, which represented an increase of $8.0 million, or 35%, from $22.8 million for the year ended June 30, 2000. The increase in general and administrative expenses was the result of a $3.6 million increase in stock-based charges, a $3.2 million increase in salary and personnel related expenses, a $1.1 million increase in occupancy and facility related expenses and a $0.8 million increase in depreciation of equipment related to general and administrative activities. In addition, general and administrative expenses included $1.9 million of general and administrative expenses related to Simpli.com and RocketCash, which were acquired in August 2000 and September 2000, respectively. These increases were partially offset by decreases of $1.2 million and $0.7 million for customer support costs and bad debt expense, respectively. Salary and personnel related expenses increased as a result of the hiring of additional general and administrative personnel by NetZero. Occupancy and facility related expenses increased as a result of the opening of additional regional offices in connection with development of an internal sales force. General and administrative expenses included $7.2 million of stock-based charges for the year ended June 30, 2001 compared to $3.6 million for the year ended June 30, 2000. Stock-based charges increased as a result of restricted stock awards issued to employees and the issuance of restricted stock and assumption of stock options in connection with the acquisitions of Simpli.com, RocketCash and AimTV.

    Amortization of Intangible Assets.  Amortization of intangible assets for the year ended June 30, 2001 was $16.8 million compared to $5.5 million for the year ended June 30, 2000. The $11.3 million increase was the result of the acquisitions of Simpli.com in August 2000, RocketCash in September 2000, and certain assets of Freei in November 2000.

    Impairment of Goodwill and Intangible Assets.  During the quarter ended March 31, 2001, NetZero determined that the carrying value of goodwill and intangible assets recorded in connection with several acquisitions was impaired. An impairment charge totaling $48.6 million was recorded during the quarter ended March 31, 2001, reflecting the amount by which the carrying amount of the assets exceeded their respective fair values. The impairment charge consisted of $33.5 million for goodwill and $15.1 million for other acquired intangible assets. No impairment charge was recorded during fiscal 2000.

Interest Income and Interest Expense

    NetZero's interest income consists of earnings on its cash and cash equivalents, short-term investments and restricted cash. Interest expense consists of interest expense on capital leases and notes payable. Net interest income for the year ended June 30, 2001 was $9.3 million, which represented an increase of $2.5 million from $6.8 million for the year ended June 30, 2000. The increase was due to higher average cash and short-term investment balances.

Income Taxes

    As a result of operating losses and its inability to recognize a benefit from its deferred tax assets, NetZero has not recorded a benefit for income taxes for the years ended June 30, 2001 and 2000.

Fiscal Year Ended June 30, 2000 Compared to the Fiscal Year Ended June 30, 1999

Revenues

    Revenues for the year ended June 30, 2000 were $55.5 million, which represented an increase of $50.9 million, or 1,098%, from $4.6 million for the year ended June 30, 1999. The increase was attributable to increased revenue from sales of targeted and non-targeted banner advertisements primarily through NetZero's in-house sales force and third parties, growth in the amount of start page revenue from NetZero's agreement with LookSmart as a result of the increased number of users, and increased sponsorships on The ZeroPort. Approximately $15.7 million and $1.3 million, or 28% and 27%, of its total revenues for the years ended June 30, 2000 and 1999, respectively, were generated from its agreement with LookSmart.

Cost of Revenues

    Cost of revenues for the year ended June 30, 2000 was $63.9 million, which represented an increase of $51.4 million, or 412%, from $12.5 million for the year ended June 30, 1999. The increase in cost of revenues was the result of a $51.8 million increase in telecommunications expense, a $5.7 million increase in overhead costs associated with operating the network and a $6.4 million increase in depreciation of equipment used in the network. Telecommunications expense increased as a result of a 233% increase in NetZero's active user base from June 30, 1999 to June 30, 2000. Depreciation and overhead costs associated with operating network equipment increased as a result of the purchase of additional network equipment, the hiring of additional network personnel and an increase in the user base. During the year ended June 30, 2000, NetZero's cost of telecommunications services purchased averaged less than $0.25 per user hour.

Operating Expenses

    Sales and Marketing.  Sales and marketing expenses for the year ended June 30, 2000 were $51.4 million, which represented an increase of $49.7 million, or 2,945%, from $1.7 million for the year ended June 30, 1999. The increase in sales and marketing expense was a result of a $39.4 million increase in marketing and promotion expenses, a $6.2 million increase in salary and personnel related expenses, and a $2.0 million increase in stock-based charges. The increase in marketing and promotion expenses was a result of increased levels of advertising and other marketing activities associated with NetZero's initial major nationwide consumer branding campaign (including the start of NetZero's exclusive sponsorship of the half-time show of televised National Basketball Association games on NBC). The increase in salary and personnel related expense was a result of the hiring of additional sales force and marketing personnel.

    Product Development.  Product development expenses for the year ended June 30, 2000 were $10.0 million, which represented an increase of $9.0 million, or 884%, from $1.0 million for the year ended June 30, 1999. The increase in product development expense is a result of a $5.8 million increase in salary and personnel related expenses, a $1.3 million increase in depreciation of equipment used in connection with product development and testing activities, an increase of $0.6 million in consulting fees and a $0.6 million increase in equipment maintenance expenses. The increase in salary and personnel related expenses is a result of hiring additional software engineers. The increase in depreciation of equipment is a result of the purchase of additional equipment for product development and testing.

    General and Administrative.  General and administrative expenses for the year ended June 30, 2000 were $22.8 million, which represented an increase of $17.9 million, or 369%, from $4.9 million for the year ended June 30, 1999. The increase in general and administrative expenses was a result of a $4.7 million increase in salary and personnel related expenses, a $3.1 million increase in customer support costs, a $2.5 million increase in stock-based charges, a $2.2 million increase in facilities expenses, a $1.7 million increase in the allowance for doubtful accounts, a $1.3 million increase in consulting and professional fees, and a $1.0 million increase in non-income taxes and licenses. The increase in salary and personnel related expenses is a result of hiring additional administrative personnel. The increase in stock-based charges was due to the amortization of deferred stock-based compensation in connection with stock option grants and restricted founders' shares. The increase in all other expenses was due to the growth in the business and required infrastructure.

    Amortization of Intangible Assets.  Amortization of intangible assets amounted to $5.5 million for the year ended June 30, 2000 as a result of its acquisition of AimTV in December 1999. The intangible assets acquired are being amortized over a period of two to three years.

Interest Income and Interest Expense

    Interest income consists of earnings on its cash and cash equivalents, short-term investments and restricted cash. Interest expense consists primarily of interest expense on capital leases and notes payable. Net interest income for the year ended June 30, 2000 was $6.8 million, which represented an increase of $6.7 million from net interest income of $0.1 million for the year ended June 30, 1999. The increase was a result of income earned on cash balances from the proceeds of NetZero's initial public offering and the investment by Qualcomm, partially offset by an increase in interest expense on capital leases and notes payable.

Income Taxes

    As a result of operating losses and the inability to recognize a benefit for its deferred tax assets, no income tax provision has been recorded for years ended June 30, 2000 or June 30, 1999.

Liquidity and Capital Resources

    From inception of the business to June 30, 2001, NetZero's operations have been financed primarily through the sale of equity securities, cash generated from sales of its products and services and, to a lesser extent, equipment lease financing. At June 30, 2001, it had approximately $119.2 million in cash, cash equivalents and short-term investments and approximately $15.8 million in restricted cash.

    For the fiscal year ended June 30, 2001, net cash used for operating activities was $98.2 million consisting primarily of operating losses and increases in restricted cash, deferred revenues and other assets, partially offset by an impairment charge for goodwill and intangible assets, depreciation and amortization, stock-based charges, decreases in accounts receivable and increases in accounts payable. For the fiscal year ended June 30, 2000 net cash used for operating activities was $83.5 million and consisted of operating losses, deposits to guarantee future obligations and increases in accounts receivable and other assets, partially offset by depreciation, amortization, stock-based charges and an increase in accounts payable and accrued expenses.

    For the fiscal year ended June 30, 2001, net cash used for investing activities was $35.4 million of which $21.9 million represented the net increase in short-term investments and the balance was for acquisitions and capital expenditures. In the fiscal year ended June 30, 2000, cash used for investing activities of $58.1 million consisted of capital expenditures of $20.8 million and $36.4 million for the net increase in short-term investments.

    Net cash used for financing activities was $7.8 million for the fiscal year ended June 30, 2001 and related to payments on capital lease and notes payable obligations. In the fiscal year ended June 30, 2000 cash provided by financing activities was $319.1 million and was principally attributable to the proceeds from NetZero's initial public offering and private placement.

    NetZero's business model of offering free Internet access is predicated on receiving revenues for advertisements. However, declines in Internet advertising rates have resulted in declining revenues over the last four sequential quarters. NetZero has limited visibility as to when, or if, online advertising rates will stabilize or increase, and they may continue to decrease. NetZero has taken steps to address its declining revenues and its gross loss by introducing, in the March 2001 quarter, billable services and restrictions on the number of free hours per household per month. In addition, it intends to implement limitations on its operating expenses, particularly with regard to its marketing expenses. NetZero has substantially built out its network infrastructure and, in the near term, does not foresee the need for the same level of capital expenditures it has experienced in the past. In order to succeed, NetZero must increase its revenues while controlling its telecommunications costs, its operating expenses and its capital expenditures. Many factors will impact its ability to grow revenues including, but not limited to, the number of users who sign up for billable services, the growth or reduction in its user base, the Internet advertising market and NetZero's ability to sell its existing products and develop new revenue generating products. Billable services are new products for NetZero. NetZero cannot assure you that its existing users or new users will sign up for these plans. In addition, as a result of limiting the number of free hours per month, NetZero may lose a significant number of users. There can be no assurance that it will be able to effectively manage its business to decrease its losses.

    NetZero has invested significantly in its network infrastructure, software licenses, furniture, fixtures and equipment and it may need to make further investments in the future. The actual amount of capital expenditures will depend on the rate of growth or reduction in its user base, which is difficult to predict and could change dramatically over time. Technological advances may also require it to make capital expenditures to develop or acquire new equipment or technology. NetZero intends to use cash to fund its future operating losses and a combination of cash and lease financing to fund its capital expenditures in a manner which minimizes its cost of capital. However, NetZero cannot assure you that lease financing will be available on favorable terms, if at all, and if it is not available, NetZero would be required to use a greater portion of cash to fund its capital expenditures.

    NetZero currently anticipates that its existing cash, cash equivalents and short-term investments will be sufficient to fund its operating activities, capital expenditures and other obligations for at least the next 12 months. However, NetZero may need to raise additional capital for a variety of reasons including, without limitation, in order to fund its operations, expand its marketing activities, develop new or enhance existing services or products to respond to competitive pressures or to acquire complementary services, businesses or technologies. If, in the future, NetZero is not successful in generating sufficient cash flow from operations, it may need to raise additional capital through public or private financings, strategic relationships or other arrangements. This additional funding, if needed, might not be available to NetZero on acceptable terms, or at all. NetZero's failure to raise sufficient capital when needed could have a material adverse effect on the business, results of operations and financial condition. If additional funds were raised through the issuance of equity securities, the percentage of stock owned by the then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to holders of NetZero common stock.

    NetZero received a notice from the Nasdaq National Market that its common stock failed to maintain the required minimum bid price of $1.00 over a period of 30 consecutive trading days. On June 27, 2001, NetZero received a Nasdaq staff determination that its common stock was subject to delisting from the Nasdaq National Market because it has not maintained compliance with the minimum bid requirement for continued listing. A hearing to appeal the determination was conducted before a Nasdaq Listing Qualifications Panel on August 17, 2001, however the panel has not yet notified NetZero of its decision. NetZero's listing status will not change until a final determination has been issued by the panel following such hearing. NetZero is currently in compliance with all other continued listing requirements. There can be no assurance, however, that the panel will grant NetZero's request for continued listing. If NetZero common stock were delisted from the Nasdaq National Market, the ability of any potential or future investors to achieve liquidity from its common stock would be severely limited and such delisting will inhibit, if not preclude, NetZero's ability to raise additional capital on acceptable terms, if at all.

Recent Accounting Pronouncements

    In June 1998, The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because NetZero does not currently hold any derivative instruments and does not engage in hedging activities, the impact of the adoption of SFAS No. 133 did not have a material impact on financial position, results of operations or cash flows. NetZero was required to implement SFAS No. 133 in the first quarter of fiscal 2001.

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB 101B, which requires implementation of SAB 101 by NetZero no later than June 30, 2001. The SEC issued additional guidance in the form of its Frequently Asked Questions and Answers document in October 2000. The adoption of SAB 101 did not have a material impact on its financial position and results of operations.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for NetZero was July 1, 2001 and is expected to have a material effect on the accounting for goodwill associated with future business combinations, including the pending mergers contemplated in this registration statement.

Future results of operations may vary due to certain factors

    NetZero's operating results may fluctuate substantially in the future as a result of a variety of factors, many of which are outside of its control, including those discussed elsewhere in this document. While NetZero currently intends to limit operating expenses, it may increase operating expenses and capital expenditures for a variety of reasons including, without limitation, the growth in its user base, the expansion of its sales and marketing efforts, the promotion of the NetZero brand, the enhancement of the features and functionality of its services, the development of new services and products, the integration of acquired companies, the upgrading of the internal network infrastructure, pursuit of new distribution channels and the hiring of new personnel. Expenditures in each of these categories may vary significantly from period to period. While some expenses are fixed in the short-term, total operating expenses are principally determined on the basis of anticipated revenues. There are risks associated with the timing and achievement of revenue targets due to a variety of factors, and there can be no assurance that revenues will increase commensurately with expenses. NetZero believes that expenses will significantly exceed revenues for the foreseeable future. As a result of these and other factors, operating results may vary substantially from quarter to quarter.

    In addition, seasonal trends could affect revenues generated. To the extent that revenues depend on the amount of usage by users, any seasonal fluctuations in Internet usage could affect revenues during such periods of fluctuation. NetZero anticipates that the summer and year-end vacation and holiday periods will impact user traffic levels. Moreover, the rate at which new users sign up for NetZero service may be related to gifts or purchases of personal computers, which typically increase during the fourth calendar quarter because of the holiday season and may decline during other periods. As a result, new user registration may be subject to seasonality. However, because NetZero's operating history is limited, it is difficult to accurately predict these trends and plan accordingly. Since operating expenses are based on expectations of future revenues, it is possible that seasonal fluctuations could materially and adversely affect its business, results of operations and financial condition.

    In addition to seasonality, there are several other factors that may cause the quarter-to-quarter revenues to fluctuate significantly, including changes in advertising rates, fluctuations in user count, termination of material contracts, such as the LookSmart agreement, and the effect of short-term contracts which provide significant revenues in one quarter, but do not provide significant revenues in subsequent quarters. These and other factors may cause significant fluctuations in its quarter-over-quarter revenues.

    NetZero has previously experienced reductions in revenues from material customers and may experience additional reductions in the future. For the fiscal years ended June 30, 2001 and 2000, LookSmart accounted for 22% and 29% of its advertising and commerce revenues, respectively. The agreement with LookSmart was terminated on January 19, 2001. LookSmart provided search functionality on its start page and on the ZeroPort, and was provided with the right to advertise third party services on NetZero's start page. After the termination of the LookSmart agreement, NetZero experienced a significant decline in revenues derived from search functionality on its start page and it does not anticipate generating the amount of revenue from the start page that it historically experienced. In addition, NetZero derived approximately 27% and 7% of its advertising and commerce revenues for the fiscal years ended June 30, 2001 and 2000, from its agreements with General Motors Corporation and Cisco Systems, Inc., respectively. While NetZero has a long-term relationship with General Motors, they were recently provided reductions in their advertising obligations. While NetZero does not currently anticipate such reductions will be material to its business, it can give no assurance that it will continue to derive the amount of anticipated revenues from General Motors. In addition, NetZero's agreement with Cisco terminates on August 31, 2001 and will not be renewed. The termination or renegotiation of significant agreements, as well as the timing of orders under such agreements, may cause significant fluctuations in the quarterly results. NetZero's business, results of operations and financial condition will be materially and adversely affected if it is unable either to maintain or renew its significant agreements or to replace such agreements with similar agreements with new customers.

Quantitative and Qualitative Disclosure About Market Risk

    NetZero currently does not hold any derivative instruments and does not engage in hedging activities. Also, NetZero is not currently party to any transactions denominated in a foreign currency. Thus, NetZero's exposure to interest rate and foreign exchange fluctuations is minimal.

JUNO'S SELECTED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with Juno's consolidated financial statements and the notes to these statements and "Juno's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for the years ended December 31, 2000, 1999 and 1998 and the consolidated balance sheet data at December 31, 2000 and 1999, are derived from the consolidated financial statements of Juno which have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included elsewhere in this document. The consolidated statement of operations data for the years ended December 31, 1997 and 1996, and the consolidated balance sheet data at December 31, 1998, 1997 and 1996 are derived from the audited consolidated financial statements of Juno not included elsewhere in this document. The unaudited consolidated statement of operations data for the six months ended June 30, 2001 and 2000 and the unaudited consolidated balance sheet data at June 30, 2001 are derived from the interim unaudited consolidated financial statements included elsewhere in this document. The remaining quarterly results of operations data is derived from the unaudited financial statements of Juno not included elsewhere in this document.

	Six Months Ended June 30,		Year Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
	(in thousands)
Statement of Operations Data:
Revenues:
Billable services	$47,675	$35,165	$73,911	$34,545	$6,645	$1,371	$6
Advertising and transaction fees	10,379	17,094	38,708	12,662	6,454	1,875	127
Direct product sales	—	1,341	1,419	4,794	8,595	5,845	3

Total revenues	58,054	53,600	114,038	52,001	21,694	9,091	136

Cost of revenues:
Billable services	28,100	24,597	49,024	24,950	5,606	1,053	—
Advertising and transaction fees	3,139	4,012	8,115	4,675	3,725	1,659	278
Direct product sales	—	1,270	1,344	4,176	7,627	5,796	3

Total cost of revenues	31,239	29,879	58,483	33,801	16,958	8,508	281

Operating expenses:
Operations, free service	10,247	15,650	38,311	6,698	9,383	11,075	5,803
Subscriber acquisition	10,609	82,870	116,461	47,651	5,334	3,140	6,993
Sales and marketing	7,028	9,225	18,105	11,556	11,584	12,593	4,276
Product development	4,519	5,563	10,282	7,232	7,345	4,860	3,741
General and administrative	6,367	4,262	9,303	4,615	2,760	2,897	2,172
Merger costs	960	—	—	—	—	—	—

Total operating expenses	39,730	117,570	192,462	77,752	36,406	34,565	22,985

Loss from operations	(12,915)	(93,849)	(136,907)	(59,552)	(31,670)	(33,982)	(23,130)

Other income (expense):
Interest income, net	1,100	3,372	5,509	3,718	44	243	128
Other expense	(400)	—	—	—	—	—	—

Net loss	$(12,215)	$(90,477)	$(131,398)	$(55,834)	$(31,626)	$(33,739)	$(23,002)

Basic and diluted net loss per share	$(0.29)	$(2.39)	$(3.39)	$(1.84)	$(1.85)	$(3.21)	$(7.01	)(1)

		December 31,
	June 30, 2001
		2000	1999	1998	1997	1996
	(unaudited)
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$41,961	$55,729	$91,497	$8,152	$13,770	$598
Working capital (deficit)	13,682	23,216	67,571	(8,343)	6,927	(2,004)
Total assets	58,774	78,371	117,568	14,431	20,133	4,774
Total indebtedness, including current maturities	895	1,611	2,878	10,188	795	—
Liabilities expected to be settled with common stock	4,000	4,000	—	—	—	—
Partners' capital (deficiency)	—	—	—	(12,588)	10,504	(2,004)
Total stockholders' equity	17,086	28,745	71,648	—	—	—

(1)
Represents basic and diluted net loss per share as if the conversion of Class A limited partnership units into shares of common stock had occurred as of January 1, 1999. The conversion was a result of the February 28, 1999 merger of Juno Online Services, L.P. with and into Juno Online Services, Inc., with Juno Online Services, Inc. as the surviving entity.

Quarterly Results of Operations Data

	Three Months Ended
	Jun. 30, 2001	Mar. 31, 2001	Dec. 31, 2000	Sept. 30, 2000	Jun. 30, 2000	Mar. 31, 2000	Dec. 31, 1999	Sept. 30, 1999	Jun. 30, 1999	Mar. 31, 1999
	(in thousands)
Statement of Operations Data:
Revenues:
Billable services	$24,762	$22,913	$19,784	$18,962	$18,429	$16,736	$13,016	$8,654	$7,069	$5,806
Advertising and transaction fees	4,589	5,790	10,509	11,105	10,685	6,409	4,327	3,367	2,703	2,265
Direct product sales	—	—	—	78	439	902	712	1,083	1,350	1,649

Total revenues	29,351	28,703	30,293	30,145	29,553	24,047	18,055	13,104	11,122	9,720

Cost of revenues:
Billable services	12,742	15,358	12,297	12,130	12,557	12,040	8,831	5,960	5,481	4,678
Advertising and transaction fees	1,608	1,531	1,929	2,174	2,262	1,750	1,313	1,120	1,162	1,080
Direct product sales	—	—	—	74	414	856	599	988	1,165	1,424

Total cost of revenues	14,350	16,889	14,226	14,378	15,233	14,646	10,743	8,068	7,808	7,182

Operating Expenses:
Operations, free service	3,951	6,296	10,888	11,773	9,506	6,144	1,617	1,464	1,771	1,846
Subscriber acquisition	4,310	6,299	8,717	24,874	38,119	44,751	16,003	15,028	13,920	2,700
Sales and marketing	3,300	3,728	3,870	5,010	5,610	3,615	3,348	3,180	2,716	2,312
Product development	2,219	2,390	2,249	2,470	3,100	2,463	1,809	1,592	1,977	1,854
General and administrative	2,986	3,381	2,902	2,139	2,486	1,776	1,645	1,284	982	704
Merger Costs	960	—	—	—	—	—	—	—	—	—

Total operating expenses	17,636	22,094	28,626	46,266	58,821	58,749	24,422	22,548	21,366	9,416

Loss from operations	(2,635)	(10,280)	(12,559)	(30,499)	(44,501)	(49,348)	(17,110)	(17,512)	(18,052)	(6,878)

Other income (expense):
Interest income, net	454	646	974	1,163	1,650	1,722	1,382	1,430)	795	111
Other expense	(400)	—	—	—	—	—	—	—	—	—

Net loss	$(2,581)	$(9,634)	$(11,585)	$(29,336)	$(42,851)	$(47,626)	$(15,728)	$(16,082)	$(17,257)	$(6,767)

Basic and diluted net loss per share	$(0.06)	$(0.23)	$(0.29)	$(0.75)	$(1.11)	$(1.28)	$(0.45)	$(0.46)	$(1.28)	$(0.32	)(1)

(1)
Represents basic and diluted net loss per share as if the conversion of Class A limited partnership units into shares of common stock had occurred as of January 1, 1999. The conversion was a result of the February 28, 1999 merger of Juno Online Services, L.P. with and into Juno Online Services, Inc., with Juno Online Services, Inc. as the surviving entity.

JUNO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the financial condition and results of operations of Juno should be read in conjunction with the condensed consolidated financial statements and the notes to those statements included elsewhere in this document as well as its audited consolidated financial statements and notes thereto. This discussion contains forward-looking statements that involve risks and uncertainties. Juno's actual results may differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including, but not limited to, those set forth under "Risk Factors" elsewhere in this document.

Overview

    Juno is a leading provider of Internet access to millions of computer users throughout the United States. Juno provides multiple levels of service, including free basic dial-up access and various billable premium Internet access services. Juno's revenues are derived primarily from the subscription fees it charges for the use of its premium services, and to a lesser extent from the sale of advertising and from various forms of electronic commerce.

    Juno launched its basic service in April 1996. Initially, this service provided only basic dial-up e-mail services. In July 1998, Juno introduced its first premium services, which offered features ranging from enhanced e-mail services to full access to the World Wide Web, and for which it charged subscription fees. In 1999 and 2000, Juno announced a number of expansions of its services:

  •
  Juno's basic service now provides full Internet access for free in addition to e-mail.

  •
  Juno Web provides competitively priced premium Internet access, supplementing the features of the basic service with priority access to Juno's network and the reduction of some forms of on-screen advertising, as well as free live technical support and customer service for selected pricing plans.

  •
  Juno ExpressSM is an experimental broadband service, currently provided to a small number of subscribers in selected markets, which is designed to offer high-speed access to the Internet through a variety of technologies.

    In December 1999, in connection with the expansion of Juno's free basic service to include full Web access, Juno upgraded all subscribers using its enhanced e-mail service, Juno Gold, to Juno Web at no additional cost.

    In the month of June 2001, Juno had 3.3 million active subscribers, including 884,000 billable service subscribers. See " —Selected Subscriber Data" after the "Results of Operations" section for a presentation of subscriber data over the last nine fiscal quarters. Juno's base of active subscribers encompasses all registered subscriber accounts that connected at least once during the month, together with all subscribers to a billable service, in each case regardless of the type of activity or activities engaged in by such subscribers.

    Juno classifies its revenues as follows:

  (1)
  Billable services revenues, consisting of:

  (a)
  subscription fees that it receives from subscribers to its premium services;

  (b)
  technical support fees received when subscribers to its free basic service and subscribers to selected Juno Web pricing plans call a 900 number for live assistance from a support technician, as well as fees for other billable services; and

    (c)
    fees charged, at various times, for shipping and handling associated with mailing copies of the Juno software upon request to prospective Juno subscribers, and for short-term consulting engagements.

  (2)
  Advertising and transaction fees, consisting of revenues earned from advertisers and strategic marketing partners for displaying advertisements to, and facilitating electronic commerce with, Juno's subscribers. These advertisements are displayed within the main Juno software while a Juno subscriber reads or writes e-mail and on Juno's Web portal site, and during 2000 and a portion of 2001 were also displayed on the persistent advertising and navigation banner shown to its free subscribers at all times while they use the Web.

  (3)
  Direct product sales, consisting of revenues generated from the sale of products directly by Juno to its subscribers and the associated shipping and handling fees. Juno began phasing out its direct product sales activities during 1999, and completed this process in August 2000.

    Juno currently offers its billable premium services under a number of pricing plans. The original list price for Juno Web was a flat rate of $19.95 per month, but since the launch of the service, Juno has offered a number of promotions, such as a free month of service or a discounted rate for an initial or prepaid period, as well as a wide range of discounted flat-rate plans. Currently, the most common pricing plan for Juno Web is a flat fee of $9.95 per month following a free initial month. During the first half of 2001, Juno began experimenting with reducing its use of discounted pricing plans both in connection with offers extended to some of its existing subscribers and through selected external marketing channels. Juno intends to continue testing a variety of pricing plans in the future to determine their impact on profitability, subscriber acquisition, and conversion and retention rates.

    Juno believes its strategy of reducing its use of discounted pricing plans was one of the factors that contributed to the increase Juno experienced of approximately 6.5% in average monthly subscription fee revenue per billable subscriber during the second quarter of 2001 as compared with the first quarter. Juno believes these measures also caused a certain amount of subscriber attrition, but, as projected, any revenue lost due to the decline in its billable subscriber count was counterbalanced by the higher revenues collected from the subscribers that remained and the cost savings associated with the elimination of the usage hours of those subscribers that left the service. In part because of attrition among heavier users of our service, we experienced a decline in average hours of Web usage per subscriber to between 18 and 19 hours per month in the second quarter, down from between 21 and 22 hours per month in the first quarter, and a corresponding decline in related telecommunications expenses. Due in part to this increase in per-subscriber revenue and decrease in per-subscriber costs, billable services margin improved to 48.5% during the second quarter of 2001, up from 33.0% in the first quarter. Billable services revenues increased to $24.8 million in the second quarter, up from $22.9 million in the first quarter. Juno expects billable service revenues and related margin to decline modestly over the second half of 2001 as Juno continues managing its services in a manner consistent with its goal of maximizing both per-subscriber and overall profitability, a strategy that is expected to cause declines in both Juno's active and billable subscriber count over time.

    In addition to Juno's dial-up premium services, Juno has also developed a broadband service, Juno ExpressSM, which is currently provided on an experimental basis to a small number of subscribers in selected markets across the country. Juno has not undertaken any substantial amount of marketing for Juno Express to date, and, as of June 30, 2001, only a negligible number of subscribers—roughly 3,000, not all of whom had completed the installation and set-up process by such date—had signed up for broadband service through Juno Express. Juno does not expect broadband services to represent a material portion of its subscriber base or revenues for the foreseeable future. Juno is not currently accepting any new subscriptions to Juno Express, and it recently stopped providing the wireless version of this service when Juno's third-party wireless access vendor, Metricom, deactivated its service in August 2001. Juno currently believes that it is likely that Juno will also discontinue the DSL version of

Juno Express, at least in its present form, in the near future. Juno has tested a cable version of Juno Express and has entered into an agreement with AOL Time Warner to utilize their cable network to offer such services, but there are numerous operational and other issues that could impact whether Juno will be able to offer these services over AOL Time Warner's cable systems in the near term, or at all. Furthermore, the agreement with AOL Time Warner is subject to approval by the Federal Trade Commission, and is terminable by either party within specified time periods. As of the date hereof, FTC approval has not been obtained.

    The expansion of Juno's free basic service to include full Web access in December 1999 caused the costs associated with operating its free basic service to increase significantly on a quarter-over-quarter basis in each of the first three quarters of 2000 due to significantly increased telecommunications connection time per subscriber per month. These costs, which are reflected in the Operations, free service line of its statement of operations, improved somewhat in the fourth quarter of 2000 and improved substantially further in the first and second quarters of 2001, following the adoption of measures designed to encourage heavier users of the free service to modify their usage patterns or upgrade to a billable service.

    When Juno expanded its free service to include full Web access, the company also introduced a persistent advertising and navigation banner that is displayed to its free subscribers at all times while they use the Web. Juno's long-term strategy contemplated generating sufficient additional revenues from this persistent advertising banner and from other advertising inventory it controls to cover the costs associated with Juno's service expansion. However, Juno has not yet been able to generate sufficient additional revenues to cover these increased costs. Furthermore, in December 2000, NetZero commenced legal action against Juno asserting that elements of the technology Juno uses in connection with Juno's persistent advertising and navigation banner infringe on a United States patent issued to NetZero earlier that month. For most of the first quarter of 2001, Juno was prevented from displaying advertisements for third parties in this persistent advertising banner due to a temporary restraining order issued in connection with this dispute. However, in April 2001, the court lifted this temporary restraining order and Juno resumed displaying third-party advertisements in the persistent advertising banner. It is expected that, upon completion of the mergers, this legal action will be dismissed and, at the request of the parties, the court has stayed further proceedings in this matter in anticipation of the consummation of the mergers. Please see "Juno's Business—Legal Proceedings" for more detailed information.

    Advertising and transaction fee revenues totaled $4.6 million in the second quarter of 2001, down from $5.8 million in the first quarter. This decrease in advertising revenues can be attributed in large part to the widely reported decline in the market for Internet advertising, and Juno expects advertising revenues to decline by a roughly comparable amount in the third quarter. However, the dollar value of Juno's backlog of advertising contracts—that is, commitments by advertisers to run advertising over its service—remained flat quarter-over-quarter at about $7 million as of June 30, 2001.

    The combination of operations, free service expenses and the portion of cost of revenues that is associated with the free service averaged approximately $0.62 per active free subscriber per month in the second quarter. This is an improvement of 23.4% compared with the cost of $0.81 per month reported for the preceding quarter, due in large part to the measures Juno implemented to address resource consumption by heavier users of the free service as well as a reduction in its telecommunications rates. The spread between this per-subscriber cost of $0.62 and our per-subscriber revenues, which totaled approximately $0.43 per month in the second quarter, improved by 36.7% quarter-over-quarter, to $0.19 in the second quarter, down from $0.30 in the first quarter. Juno currently expects revenues associated with the free basic service to continue to be exceeded for some time by the sum of the expenses reported on the operations, free service line and the portion of the cost of revenues line associated with the free service. Juno's business may suffer if the market for Internet-based advertising erodes further or fails to recover or if Juno is unable to sustain the reductions in per-subscriber cost it has achieved over the past several quarters. Please see "Risk Factors that May Affect Future Results—Our revenues would significantly decrease if we lose key marketing and advertising relationships."

    During the second quarter of 2001, approximately 84% of Juno's revenues came from billable services, while the remaining 16% came from advertising and transaction fees. Juno currently expects its mix of revenues to shift further toward billable services in the third quarter of 2001.

    Juno's competitors for billable services revenues and advertising and transaction fees revenues include companies that have substantially greater market presence, and financial, technical, distribution, marketing, and other resources than Juno has. This competitive environment could have a variety of harmful effects on Juno, including, among other things, necessitating advertising rate reductions or price reductions for Juno's billable services, or placing Juno at a competitive disadvantage if, as Juno currently believes is likely, the company does not maintain or increase its spending in areas such as marketing and product development.

    As of June 30, 2001, Juno held a total of $42.0 million in cash and cash equivalents. Juno believes that changes in the market environment over the past year have increased the value of corporate cash reserves as well as the relative importance of bringing expenses more in line with revenues and reducing reliance on external sources of capital. In the second quarter of 2001, Juno reduced its net loss by 73.2% compared with the first quarter of 2001, and by 94.0% compared with the second quarter of 2000. Juno currently projects that its net loss for the entire second half of 2001 will total less than $2.0 million.

    Juno is subject to industry trends that affect Internet access providers generally, including seasonality and subscriber cancellations. Juno believes Internet access providers may incur higher expenses during the last and first calendar quarters, corresponding to heavier usage during the fall and winter, and may experience relatively lighter usage and relatively fewer account registrations during the summer. Juno believes some subscriber acquisition methods also tend to be most effective during the first and last calendar quarters of each year, and if Juno were to pursue such subscriber acquisition activities at some point in the future, Juno may take these types of seasonal effects into consideration in scheduling such marketing campaigns. Although Juno has relied heavily on direct mail in the past, for the past year Juno has suspended substantially all use of direct mail and does not currently plan to use either this channel or other cash-intensive marketing channels for subscriber acquisition in the near term. The results of operations of Internet access providers, including those of Juno, are significantly affected by subscriber cancellations. The failure to retain subscribers to its billable premium services, or an increase in the rate of cancellations of those services, may cause its business and financial results to suffer. Advertising revenues also depend in part on the size of its overall active subscriber base. Any further reduction in its overall active subscriber base due to subscriber attrition or to a reduction in the rate at which new users sign up for its service would reduce further the amount of ad inventory it has available to sell and may also have the effect of reducing its advertising revenue.

    Juno's principal expenses consist of telecommunications, customer service, personnel and related costs, and marketing. Juno has elected to obtain a number of services principally from third-party providers. Services obtained from such providers include telecommunications services, customer service and technical support, and services related to the sale of certain advertising inventory and the delivery of the associated advertisements. Juno's business and financial results would be harmed were Juno no longer able to obtain these services at competitive rates.

    Juno has incurred net losses of $291.6 million from its inception on June 30, 1995 through June 30, 2001. Juno has relied primarily on sales of equity securities, totaling $300 million through June 30, 2001, to fund its operations. Included in this amount are $81.1 million of net proceeds from Juno's February 2000 follow-on offering of common stock, $77.3 million of net proceeds from Juno's May 1999 initial public offering of common stock, $61.9 million of net proceeds from Juno's

March 1999 private placement of Series B redeemable convertible preferred stock, which automatically converted into shares of common stock upon the closing of the initial public offering, and $225,000 of net proceeds from sales of Juno's common stock under its "equity line" facility, which Juno secured in October 2000. See "Liquidity and Capital Resources" in this section for additional information about this facility.

Results of Operations

Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000

Revenues

    Total revenues increased $4.5 million, to $58.1 million for the six months ended June 30, 2001 from $53.6 million for the six months ended June 30, 2000, an increase of 8.3%. This increase was due to a $12.5 million improvement in billable service revenues, partially offset by a $6.7 million reduction in advertising and transaction fees and a decline of $1.3 million in direct product sales revenues.

    Billable Services.  Billable service revenues increased $12.5 million, to $47.7 million for the six months ended June 30, 2001 from $35.2 million for the six months ended June 30, 2000, an increase of 39.3%. This increase was due to a greater number of billable service subscribers and higher average monthly revenue per subscriber in the six months ended June 30, 2001, as compared with the year-ago period. For more information regarding Juno's billable service subscribers, see "—Selected Subscriber Data" later in this section.

    Advertising and Transaction Fees.  Advertising and transaction fee revenues decreased $6.7 million, to $10.4 million for the six months ended June 30, 2001 from $17.1 million for the six months ended June 30, 2000, a decrease of 39.3%. This decrease was due largely to the decline in the market for Internet advertising. Barter transactions accounted for approximately 1.7% and 1.9% of total revenues and 9.3% and 6.0% of advertising and transaction fees for the six months ended June 30, 2001 and 2000, respectively.

    Direct Product Sales.  Juno stopped conducting direct product sales activities in August 2000 and has not sold any merchandise or recorded any revenue related to such sales since then. Direct product sales totaled $1.3 million for the six months ended June 30, 2000.

Cost of Revenues

    Total cost of revenues increased approximately $1.4 million, to $31.2 million for the six months ended June 30, 2001 from $29.9 million for the six months ended June 30, 2000, an increase of 4.6%. This increase was due to a $3.5 million increase in costs associated with providing billable services to a substantially larger number of billable subscribers, partially offset by decreases of $0.9 million in costs associated with advertising and transaction fees and of $1.3 million in costs associated with direct product sales.

    Billable Services.  Cost of revenues related to billable services consists primarily of the costs of providing billable premium services, including telecommunications, customer service, operator-assisted technical support, credit card fees, and personnel and related overhead costs. In addition, during the six months ended June 30, 2001, cost of revenues related to billable services included the costs of mailing copies of the Juno software upon request to prospective Juno subscribers, who had to pay for delivery of the disks at that time, a practice Juno had discontinued for most of 2000.

    Cost of revenues related to billable services increased $3.5 million, to $28.1 million for the six months ended June 30, 2001 from $24.6 million for the six months ended June 30, 2000, an increase of 14.2%. This increase was due to the increased cost of providing Juno's billable premium services to a substantially larger number of subscribers as compared to the year-ago period, including $2.8 million of increased telecommunications costs, $0.4 million of increased credit card fees and $0.4 million of increased personnel and related costs, partially offset by a reduction in customer service costs. Costs related to the provision of Juno's billable premium services, principally telecommunications, customer service, and technical support expenses, accounted for 86.0% of the total costs of revenues related to billable services during the six months ended June 30, 2001. These expenses accounted for 88.4% of the equivalent costs of revenues during the six months ended June 30, 2000. Cost of billable service revenues as a percentage of billable service revenues improved to 58.9% for the six months ended June 30, 2001 from 69.9% for the six months ended June 30, 2000. This percentage improvement was due primarily to customer service and telecommunications costs, which as a percentage of billable service revenues decreased by 5.6% and 5.4%, respectively. The decrease in customer service costs both as a percentage of billable service revenues and in absolute dollars resulted from a 22.3% drop in customer service call volume, which was achieved partially through the expanded use of Juno's automated e-mail-based customer service system. The improvement in telecommunications costs as a percentage of billable service revenues was largely attributable to reduced average telecommunications rates and decreased hours of usage per subscriber.

    Advertising and Transaction Fees.  Cost of revenues for advertising and transaction fees consists primarily of the transmission costs associated with downloading advertisements to the hard drives of subscribers' computers for later display, the personnel and related costs associated with the creation and distribution of these advertisements, and the costs associated with reporting the results of ad campaigns to advertisers.

    Cost of revenues for advertising and transaction fees decreased $0.9 million, to $3.1 million for the six months ended June 30, 2001 from $4.0 million for the six months ended June 30, 2000, a decrease of 21.8%. This decrease was due to the decline in advertising and transaction fee revenues associated with continued weakness in the market for Internet advertising. Cost of revenues related to advertising and transaction fees as a percentage of advertising and transaction fees increased to 30.2% for the six months ended June 30, 2001 from 23.5% for the six months ended June 30, 2000. This deterioration is due to a decrease in economies of scale resulting from a reduction in average deal sizes in the six months ended June 30, 2001 as compared to the year-ago period.

    Direct Product Sales.  Cost of revenues for direct product sales consists primarily of the costs of merchandise sold directly by Juno to its subscribers and the associated shipping and handling costs.

    Juno stopped conducting direct product sales activities in August 2000 and has not incurred any costs since then. The cost of revenues for direct product sales was $1.3 million for the six months ended June 30, 2000.

Operating Expenses

    Operations, Free Service.  Operations, free service expenses represent the costs associated with providing Juno's free basic service. Costs consist principally of telecommunications costs, expenses associated with providing customer service, depreciation of network equipment, and personnel and related overhead costs.

    Expenses associated with operations, free service decreased approximately $5.4 million to $10.2 million for the six months ended June 30, 2001 from $15.7 million for the six months ended June 30, 2000, a decrease of 34.5%. This decrease was primarily due to a $5.1 million reduction in telecommunications costs driven primarily by measures Juno implemented to encourage heavier users of its free service to modify their usage patterns or upgrade to a billable service. These measures have caused a decrease in Juno's active free subscriber count and in the average number of hours that each remaining active free service subscriber used the Web.

    Subscriber Acquisition.  Subscriber acquisition costs include all costs incurred to acquire subscribers to either Juno's free basic service or its billable premium services. These costs have historically included the cost of direct mail campaigns, advertising through conventional and computer-based media, telemarketing, the production of advertisements to be displayed over the Juno services and transmission of such advertisements to its subscribers, disk duplication and fulfillment, and bounties paid to acquire subscribers, including fees paid under stock-based subscriber referral agreements where payment is made primarily or entirely through the issuance of shares of common stock, among other marketing activities. These costs also include various subscriber retention activities, as well as personnel and related overhead costs.

    Subscriber acquisition costs decreased $72.3 million, to $10.6 million for the six months ended June 30, 2001 from $82.9 million for the six months ended June 30, 2000, a decrease of 87.2%. This decrease was primarily due to Juno not repeating in the six months ended June 30, 2001 the extensive direct mail campaigns undertaken during the same period in the prior year, as well as Juno suspending other marketing activities such as most television, radio, outdoor and other advertising campaigns. These reductions in marketing activities contributed $67.5 million to the improvement. The remaining improvement resulted primarily from reductions in customer service costs associated with the initial sign-up of new subscribers and the retention of existing subscribers, as well as reductions in subscriber referral payments and in personnel and related costs. These three factors were responsible for decreases of $1.7 million, $1.5 million and $1.5 million, respectively. As a percentage of revenues, subscriber acquisition costs decreased to 18.3% in the six months ended June 30, 2001 from 154.6% in the six months ended June 30, 2000.

    Sales and Marketing.  Sales and marketing expenses consist primarily of the personnel and related overhead costs of the following departments: advertising sales and business development; direct product sales; and product marketing. Also included are costs associated with trade advertising intended to support Juno's advertising sales effort, corporate branding activities unrelated to subscriber acquisition, and public relations, as well as advertising production, advertising transmission, customer service and fulfillment costs associated with Juno's direct product sales activities.

    Sales and marketing costs decreased $2.2 million, to $7.0 million for the six months ended June 30, 2001 from $9.2 million for the six months ended June 30, 2000, a decrease of 23.8%. This decrease was due primarily to a reduction of $1.1 million in personnel and related costs and of $0.9 million in expenditures for trade advertising. As a percentage of revenues, sales and marketing costs improved to 12.1% in the six months ended June 30, 2001 from 17.2% in the six months ended June 30, 2000.

    Product Development.  Product development includes research and development expenses and other product development costs. These costs consist primarily of personnel and related overhead costs.

    Product development costs decreased approximately $1.0 million, to $4.5 million for the six months ended June 30, 2001 from $5.6 million for the six months ended June 30, 2000, a decrease of 18.8%. This decrease was due to a decline in personnel costs in both Juno's domestic and India offices.

    General and Administrative.  General and administrative expenses consist primarily of personnel and related overhead costs associated with executive, finance, legal, recruiting, human resources and facilities functions, as well as various professional expenses.

    General and administrative costs increased $2.1 million, to $6.4 million for the six months ended June 30, 2001 from $4.3 million for the six months ended June 30, 2000, an increase of 49.4%. This increase was due to legal fees of $1.7 million associated with Juno's defense of various claims brought against it by third parties, and provisions of $0.9 million for uncollectible receivables, partially offset by a reduction in personnel and related costs. As a percentage of revenues, general and administrative costs increased to approximately 11.0% for the six months ended June 30, 2001 from 8.0% for the six months ended June 30, 2000.

    Merger costs.  Merger costs consist of expenses Juno incurred in connection with the mergers.

Other income (expense)

    Interest Income, Net.  Interest income, net decreased $2.3 million to $1.1 million for the six months ended June 30, 2001, from $3.4 million for the six months ended June 30, 2000, a decrease of 67.4%. This decrease was due primarily to interest income earned on lower average cash balances in the six months ended June 30, 2001 as compared to the six months ended June 30, 2000. Interest income, net includes interest expense of $32,000 and $91,000 for the six months ended June 30, 2001 and 2000, respectively.

    Other expense.  Other expense equaled $0.4 million for the six months ended June 30, 2001. This amount relates to the impairment in value of an equity position Juno holds in a company. Juno did not incur any costs associated with this operating expense line during the same period in the prior year.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenues

    Total revenues increased $62.0 million, to $114.0 million for the year ended December 31, 2000 from $52.0 million for the year ended December 31, 1999, an increase of 119%. This increase was due to increases in billable services of $39.4 million and in advertising and transaction fees of $26.0 million, partially offset by a decrease in direct product sales of $3.4 million.

    Billable Services.  Billable services revenues increased $39.4 million, to $73.9 million for the year ended December 31, 2000 from $34.5 million for the year ended December 31, 1999, an increase of 114%. This increase was due primarily to a greater number of billable service subscribers in the year ended December 31, 2000, as compared with the much smaller number in the year ago period, partially offset by lower average monthly revenue per subscriber.

    Advertising and Transaction Fees.  Advertising and transaction fees increased $26.0 million, to $38.7 million for the year ended December 31, 2000 from $12.7 million for the year ended December 31, 1999, an increase of 206%. This increase was due to the increase in Web-enabled subscribers associated with the expansion of Juno's free basic service to include full Web access. Juno believes this expansion made its subscriber base and ad inventory more attractive to some categories of advertisers, particularly those interested in attracting traffic to their own Web sites, and may account in part for its year-over-year increase in sales. Barter transactions accounted for approximately 2.8% and 1.5% of total revenues and 8.2% and 6.2% of advertising and transaction fees for the years ended December 31, 2000 and 1999, respectively.

    Direct Product Sales.  Direct product sales decreased $3.4 million, to $1.4 million for the year ended December 31, 2000 from $4.8 million for the year ended December 31, 1999, a decrease of 70.4%. This decline reflects Juno's strategic decision to cease its direct product sales activities and focus instead on other forms of electronic commerce. Specifically, Juno decided to concentrate on forming strategic marketing alliances and developing other uses for its advertising inventory that it believes should generate revenues with higher margins than direct product sales. Juno stopped conducting direct product sales activities in August 2000.

Cost of Revenues

    Total cost of revenues increased $24.7 million, to $58.5 million for the year ended December 31, 2000 from $33.8 million for the year ended December 31, 1999, an increase of 73.0%. This increase was due primarily to increases in costs associated with billable services of $24.1 million and in advertising and transaction fees of $3.4 million, partially offset by a decrease in costs associated with direct product sales of $2.8 million.

    Billable Services.  Cost of revenues related to billable services increased approximately $24.1 million, to $49.0 million for the year ended December 31, 2000 from $25.0 million for the year ended December 31, 1999, an increase of 96.5%. This increase was due primarily to the costs of providing Juno's billable subscription services to a substantially larger number of subscribers as compared with the number of subscribers in the year-ago period. Costs related to the provision of these billable subscription services, principally telecommunications, customer service, and technical support expenses, accounted for 92.9% of the total costs of revenues related to billable services during the year ended December 31, 2000 and accounted for $22.8 million of the increase. These expenses accounted for 91.0% of the total costs of revenues during the year ended December 31, 1999. Cost of billable services revenues as a percentage of billable services revenues improved to 66.3% for the year ended December 31, 2000 from 72.2% for the year ended December 31, 1999. This percentage improvement was due primarily to decreases in customer service costs, decreases in personnel and related overhead costs, and the elimination of costs associated with a consulting contract in 2000 that existed in 1999. These three factors were responsible for decreases as a percentage of billable services revenues equal to 7.1%, 1.6% and 1.0%, respectively. Partially offsetting these improvements were increases in telecommunications costs which, as a percentage of billable services revenues, increased by 4.4% over this period. Increased hours of usage were responsible for the rise in telecommunications costs as a percentage of billable services revenues.

    Advertising and Transaction Fees.  Cost of revenues for advertising and transaction fees increased $3.4 million, to $8.1 million for the year ended December 31, 2000 from $4.7 million for the year ended December 31, 1999, an increase of 73.6%. This increase was due to the increase in advertising and transaction fee revenue associated with the increase in Web-enabled subscribers due to the expansion of Juno's free basic service to include full Web access. Cost of revenues related to advertising and transaction fees as a percentage of advertising and transaction fees improved to 21.0% for the year ended December 31, 2000 from 36.9% for the year ended December 31, 1999. Decreased telecommunications rates, and faster average connection speeds contributed 6.7% to the percentage improvement. Economies of scale achieved as a result of an increase in average deal sizes, and enhancements in Juno's production and distribution methods provided the remainder of the percentage improvement.

    Direct Product Sales.  The cost of revenues for direct product sales decreased approximately $2.8 million, to $1.3 million for the year ended December 31, 2000 from $4.2 million for the year ended December 31, 1999, a decrease of 67.8%. This decrease corresponds to the decrease in merchandise sold. The cost of revenues for direct product sales as a percentage of direct product sales revenues increased to 94.7% for the year ended December 31, 2000 from 87.1% for the year ended December 31, 1999. This increase was due to a greater decline in the average retail price of merchandise sold relative to the declines in the costs of such merchandise as well as additional promotional pricing in response to increasing competition in the computer hardware retail market, which category represented the majority of its merchandise sold. Juno stopped conducting direct product sales activities in August 2000.

Operating Expenses

    Operations, Free Service.  Expenses associated with operations, free service increased $31.6 million, to $38.3 million for the year ended December 31, 2000 from $6.7 million for the year ended December 31, 1999, an increase of 472%. This increase was due primarily to additional telecommunications costs incurred as a result of the expansion of Juno's free service to include full Internet access and accounted for $30.4 million of the increase.

    Subscriber Acquisition.  Subscriber acquisition costs increased $68.8 million, to $116.4 million for the year ended December 31, 2000 from $47.7 million for the year ended December 31, 1999, an increase of 144%. This increase is due primarily to $47.4 million in costs related to extensive direct mail campaigns as well as other marketing activities including television, radio, outdoor and other advertising campaigns. To a lesser extent, the increase reflects costs aggregating $9.1 million incurred in connection with two stock-based subscriber referral agreements as well as inbound telemarketing costs amounting to $5.1 million incurred in connection with subscriber acquisition and retention activities. As a percentage of revenues, subscriber acquisition costs increased to 102.1% in the year ended December 31, 2000 from 91.6% in the year ended December 31, 1999.

    Sales and Marketing.  Sales and marketing costs increased $6.5 million, to $18.1 million for the year ended December 31, 2000 from $11.6 million for the year ended December 31, 1999, an increase of 56.7%. This increase is due primarily to an increase in personnel and related costs of $6.5 million, including sales commissions, as well as trade advertising costs of $130,000, partially offset by a reduction in telecommunications costs of $0.2 million. As a percentage of revenues, sales and marketing costs improved to 15.9% in the year ended December 31, 2000 from 22.2% in the year ended December 31, 1999. This improvement was due primarily to an increase in revenues for the year ended December 31, 2000 as compared to the year-ago period.

    Product Development.  These costs consist primarily of personnel and related overhead costs as well as, for periods prior to May 1999, the costs associated with research and development and other product development activities performed for us on a contract basis by a related party in Hyderabad, India. In May 1999, Juno hired as employees substantially all of the individuals who provided services to us under this related-party arrangement.

    Product development costs increased approximately $3.1 million, to $10.3 million for the year ended December 31, 2000 from $7.2 million for the year ended December 31, 1999, an increase of 42.2%. This increase is due primarily to additional personnel and related costs of $2.6 million in both Juno's domestic and India offices related to the development of the Juno Express premium service and of a new release of its client-side software, version 5.0. These costs were partially offset by the lower costs of $100,000 associated with operating Juno's India-based research and development efforts as a majority-owned subsidiary rather than obtaining these services on a contract basis. To date, Juno has not capitalized any expenses related to any software development activities.

    General and Administrative.  General and administrative costs increased $4.7 million, to $9.3 million for the year ended December 31, 2000 from $4.6 million for the year ended December 31, 1999, an increase of 102%. This increase is due primarily to a rise in expenses associated with additional personnel and related overhead costs of $3.4 million, uncollectible receivables of $0.8 million, insurance costs of $0.4 million, and professional service fees of $100,000. As a percentage of revenues, general and administrative costs improved to approximately 8.2% for the year ended December 31, 2000 from 8.9% for the year ended December 31, 1999.

    Interest Income, Net.  Interest income, net increased $1.8 million to $5.5 million for the year ended December 31, 2000, from $3.7 million for the year ended December 31, 1999, an increase of 48.2%. This increase is due primarily to a rise in interest income of $1.6 million earned on higher average cash balances in the year ended December 31, 2000 as compared to the year ended December 31, 1999. Interest income, net includes interest expense of $158,000 and $345,000 for the years ended December 31, 2000 and 1999, respectively.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Revenues

    Total revenues increased $30.3 million, to $52.0 million for the year ended December 31, 1999 from $21.7 million for the year ended December 31, 1998, an increase of 140%. This increase was due to increases in billable services of $27.9 million and in advertising and transaction fees of $6.2 million, partially offset by a decrease in direct product sales of $3.8 million.

    Billable Services.  Billable services revenues increased $27.9 million, to $34.5 million for the year ended December 31, 1999 from $6.6 million for the year ended December 31, 1998, an increase of 420%. This increase was due primarily to the additional number of subscribers to its billable premium services in the year ended December 31, 1999, as compared with the much smaller number in the year ended December 31, 1998. Juno's billable premium services were introduced in July 1998. Revenues associated with these services contributed $32.5 million of revenues in the year ended December 31, 1999 compared to $3.6 million in the year ended December 31, 1998, representing an increase of 797%.

    Advertising and Transaction Fees.  Advertising and transaction fees increased $6.2 million, to $12.7 million for the year ended December 31, 1999 from $6.5 million for the year ended December 31, 1998, an increase of 96.2%. This increase was due to larger average deal sizes associated with the shift in its emphasis towards strategic marketing alliances, partially offset by declines in the number of and the aggregate revenue generated from shorter term ad sales contracts. Barter transactions accounted for approximately 1.5% and 0.6% of total revenues and 6.2% and 1.9% of advertising and transaction fees for the years ended December 31, 1999 and 1998, respectively.

    Direct Product Sales.  Direct product sales decreased $3.8 million, to $4.8 million for the year ended December 31, 1999 from $8.6 million for the year ended December 31, 1998, a decrease of 44.2%. This decline reflects Juno's strategic decision in 1998 to narrow the range of its direct product sales activities and of the types of products offered to its subscribers. Instead, Juno decided to concentrate on forming strategic marketing alliances and developing other uses for its advertising inventory that it believed would be likely to generate revenues with higher margins than direct product sales.

Cost of Revenues

    Total cost of revenues increased $16.8 million, to $33.8 million for the year ended December 31, 1999 from $17.0 million for the year ended December 31, 1998, an increase of 99.3%. This increase was due primarily to increases in costs of $19.3 million associated with higher revenues from billable services and advertising and transaction fees of $1.0 million, partially offset by a decrease in costs associated with direct product sales revenues of $3.5 million.

    Billable Services.  Cost of revenues related to billable services increased approximately $19.3 million, to $25.0 million for the year ended December 31, 1999 from $5.6 million for the year ended December 31, 1998, an increase of 345%. This increase was due primarily to the costs of providing Juno's billable premium services to a substantially larger number of subscribers in the year ended December 31, 1999, as compared with the year ended December 31, 1998. Costs related to the provision of these billable premium services, principally customer service, technical support and telecommunications expenses, accounted for 80.0% of the total costs of revenues related to billable services during the year ended December 31, 1999 and accounted for $17.0 million of the increase. Cost of billable services revenues as a percentage of billable services revenues improved to 72.2% for the year ended December 31, 1999 from 84.4% for the year ended December 31, 1998. This percentage improvement was due primarily to decreases in customer service costs, in costs associated with consulting contracts and costs associated with sending requested Juno disks to potential subscribers. These three factors were responsible for decreases as a percentage of billable services revenues equal to 22.3%, 7.2%, and 4.0%, respectively. Partially offsetting these improvements were telecommunications costs and personnel and related costs which as a percentage of billable services revenues, increased by 18.1% and 1.6%. Increased hours of usage were responsible for the increase in telecommunications costs as a percentage of billable services revenues.

    Advertising and Transaction Fees.  Cost of revenues for advertising and transaction fees increased $1.0 million, to $4.7 million for the year ended December 31, 1999 from $3.7 million for the year ended December 31, 1998, an increase of 25.5%. This increase was due to the impact of additional strategic marketing alliances. Cost of revenues related to advertising and transaction fees as a percentage of advertising and transaction fees improved to 36.9% for the year ended December 31, 1999 from 57.7% for the year ended December 31, 1998. Decreased telecommunications rates and faster average connection speeds contributed 13.7% to the percentage improvement. Economies of scale achieved as a result of an increase in average deal sizes, and enhancements in Juno's production and distribution methods, provided the remainder of the percentage improvement.

    Direct Product Sales.  Cost of revenues for direct product sales decreased approximately $3.5 million, to $4.2 million for the year ended December 31, 1999 from $7.6 million for the year ended December 31, 1998, a decrease of 45.2%. This decrease corresponds to the decrease in merchandise sold. The cost of revenues for direct product sales as a percentage of direct product sales revenues improved to 87.1% for the year ended December 31, 1999 from 88.7% for the year ended December 31, 1998. Cost savings as a percentage of direct product sales associated with outsourcing various functions rather than performing them internally contributed 3.2% to the percentage improvement, partially offset by a greater decline in the average retail price of merchandise sold relative to the declines in the costs of such merchandise, and additional promotional pricing in response to increasing competition in the market for computer hardware sales.

Operating Expenses

    Operations, Free Service.  Expenses associated with operations, free service decreased $2.7 million, to $6.7 million for the year ended December 31, 1999 from $9.4 million for the year ended December 31, 1998, a decrease of 28.6%. This decrease was primarily due to a $2.3 million decline in telecommunications costs caused by a drop in telecommunications rates and increasing connection speeds resulting from the use of faster modems by a portion of its subscriber base. The results were not materially impacted by the expansion of Juno's basic service to provide full Internet access for free, since this expansion occurred on December 20, 1999.

    Subscriber Acquisition.  Subscriber acquisition costs increased approximately $42.3 million, to $47.7 million for the year ended December 31, 1999 from $5.3 million for the year ended December 31, 1998. This increase is due primarily to costs aggregating $37.9 million related to Juno's 1999 external marketing campaign which launched in the second quarter of 1999, including direct mail programs, television and radio commercials, outdoor advertising and various other advertising expenditures. This increase is also due to inbound telemarketing costs of $2.5 million incurred in connection with subscriber acquisition and retention activities and to ad production and transmission costs of $0.6 million associated with soliciting basic service subscribers to upgrade to Juno's billable services. As a percentage of revenues, subscriber acquisition costs increased to 91.6% in the year ended December 31, 1999 from 24.6% in the year ended December 31, 1998. Costs related to Juno's 1999 external marketing campaign contributed 63.5% to the percentage increase.

    Sales and Marketing.  Sales and marketing costs were $11.6 million for the years ended December 31, 1999 and 1998. Sales and marketing expenses for the year ended December 31, 1999 include increased trade advertising costs of $1.4 million as compared to the year ended December 31, 1998. This increase was partially offset by cost reductions of $0.8 million associated with Juno's decision to scale back various direct product sales activities. Sales and marketing costs for the year ended

December 31, 1998 include one-time costs of $0.6 million associated with this decision. As a percentage of revenues, sales and marketing costs improved to 22.2% in the year ended December 31, 1999 from 53.4% in the year ended December 31, 1998. This improvement was due to an increase in revenues for the year ended December 31, 1999.

    Product Development.  Product development costs decreased $0.1 million, to $7.2 million for the year ended December 31, 1999 from $7.3 million for the year ended December 31, 1998, a decrease of 1.5%. This decrease is primarily due to lower costs associated with operating Juno's India-based research and development efforts as a majority-owned subsidiary, rather than obtaining these services on a contract basis, partially offset by additional personnel and related costs in both its domestic and India offices. Product development costs in the year ended December 31, 1999 and 1998 related to the continued development of Juno's billable premium services and of various pieces of software.

    General and Administrative.  General and administrative costs increased approximately $1.9 million, to $4.6 million for the year ended December 31, 1999 from $2.8 million for the year ended December 31, 1998, an increase of 67.2%. This increase is primarily due to increased insurance costs for directors' and officers' liability insurance of $0.5 million, professional service fees of $0.6 million and additional personnel and related overhead costs of $0.8 million. As a percentage of revenues, general and administrative costs decreased to 8.9% for the year ended December 31, 1999 from 12.7% for the year ended December 31, 1998. This decrease was due to the increase in revenue for the year ended December 31, 1999 compared to the year ended December 31, 1998.

    Interest Income, Net.  Interest income, net increased approximately $3.7 million, to $3.7 million for the year ended December 31, 1999 from $44,000 for the year ended December 31, 1998. This increase is primarily due to a rise in interest income of $3.5 million earned on higher average cash balances in the year ended December 31, 1999 resulting from Juno's initial public offering in May 1999 and from the issuance of redeemable convertible preferred stock in March 1999. Interest income, net includes interest expense of $345,000 and $537,000 for the years ended December 31, 1999 and 1998, respectively.

Selected Subscriber Data

    The following table sets forth selected subscriber data for each of the nine quarters ended June 30, 2001. This data should be read in conjunction with the information appearing elsewhere herein. The selected subscriber data for any quarter are not necessarily indicative of future periods.

Selected Subscriber Data:	June 30, 2001	Mar. 31, 2001	Dec. 31, 2000	Sept. 30, 2000	Jun. 30, 2000	Mar. 31, 2000	Dec. 31, 1999	Sept. 30, 1999	Jun. 30, 1999
Total registered subscriber accounts as of(1)	16,856,000	15,890,000	14,153,000	12,771,000	11,048,000	9,430,000	8,137,000	7,613,000	7,175,000
Active subscriber accounts in month ended(2)	3,345,000	4,133,000	4,001,000	3,700,000	3,379,000	3,053,000	2,394,000	2,326,000	2,311,000
Active Web-enabled subscribers in months ended(3)	3,005,000	3,736,000	3,587,000	3,251,000	2,876,000	2,358,000	771,000	268,000	160,000
Billable service accounts as of(4)	884,000	910,000	842,000	750,000	730,000	661,000	550,000	400,000	270,000

(1)
Includes all subscriber accounts created since Juno's inception, computed after deduction of any accounts that have since been cancelled, but regardless of current activity, if any.
(2)
Encompasses all registered subscriber accounts that connected at least once during the month, together with all subscribers to a billable service, in each case regardless of the type of activity or activities engaged in by such subscribers.
(3)
Refers to the subset of active subscriber accounts that have been centrally provisioned for, and provided with the client-side software necessary to access, not only e-mail, but also the World Wide Web, regardless of the extent, if any, to which such subscribers have actually used the Web.
(4)
Represents the subset of active subscriber accounts that carry a charge for premium functionality.

Liquidity and Capital Resources

    Since its formation, Juno has financed its operations primarily from funds generated by the sale of equity securities. Sales of equity securities include $81.1 million of net proceeds from Juno's February 2000 follow-on offering of common stock, $77.3 million of net proceeds from Juno's May 1999 initial public offering of common stock, $61.9 million of net proceeds from Juno's March 1999 private placement of redeemable convertible preferred stock, which converted into common stock upon the completion of its initial public offering, and $225,000 of net proceeds from sales of Juno's common stock under its "equity line" facility, which Juno secured in October 2000. Juno has incurred significant losses since inception, totaling $291.6 million through June 30, 2001. As of June 30, 2001, Juno had $42.0 million in cash and cash equivalents.

    Net cash used in operating activities for the six months ended June 30, 2001 decreased $67.6 million to $13.7 million, down from $81.3 million for the six months ended June 30, 2000. This decrease was primarily the result of a decline in subscriber acquisition expenses, which represented approximately 107% of the overall decrease in the net loss, and a decrease in the balance of accounts receivable, partially offset by an increase in the balance of prepaid expenses and other current assets and by a decrease in the balance of accounts payable and accrued expenses associated with subscriber acquisition liabilities and deferred revenue. The decline in subscriber acquisition expenses was attributable to Juno's decision to substantially curtail subscriber acquisition activities in order to help bring its operating expenses more in line with its revenues. The decrease in accounts receivable resulted from a decline in advertising and transaction fee revenues, as well as increased collection efforts during the six months ended June 30, 2001 as compared to the six months ended June 30, 2000. Accounts receivable includes the portion of advertising and transaction fees and billable subscriber fees that have been billed in advance of the performance of all or a portion of the related services and that have not been collected. The portions of accounts receivable related to these fees as of June 30, 2001 and 2000—and the corresponding equal amounts that remained in its deferred revenue liability account balances at such dates—were approximately $4.2 million and $6.7 million, respectively.

    Net cash provided by and used in investing activities was $111,000, and $6.2 million for the six months ended June 30, 2001 and 2000, respectively. Cash provided from returns of security deposits more than offset the cash expended on the purchase of fixed assets during the six months ended June 30, 2001. The principal use of cash during the six months ended June 30, 2000 was for the purchase of fixed assets. As a result of its outsourcing arrangements for telecommunications services and customer service, Juno has substantially reduced the level of capital expenditures that would otherwise have been necessary to develop its product offerings. In the event that these outsourcing arrangements were no longer available to Juno, significant capital expenditures would be required and its business and financial results could suffer. Expenditures associated with the purchase of telecommunications capacity, the provision of customer service, and subscriber acquisition and retention activities are expected to continue to represent a material use of Juno's cash resources.

    Net cash used in and provided by financing activities was $0.2 million and $81.4 million for the six months ended June 30, 2001, and 2000, respectively. Financing activities for the six months ended June 30, 2000 primarily included $81.1 million in net proceeds Juno received from its February 2000 follow-on offering of common stock.

    In October 2000, Juno entered into a common stock investment agreement with a private investment fund, The Kingston Limited Partnership, providing for the future issuance and purchase of shares of its common stock. This agreement and a related registration rights agreement constitute what is commonly referred to as an "equity line" facility. The equity line facility permits Juno to sell, subject to various restrictions, up to $7.5 million of common stock in each of up to 20 drawdown periods of 22 trading days each over the course of a period of up to two years, provided that Juno cannot sell more than $125 million worth of shares in total under the facility and may in practice only be able to sell a much lower amount. The total number of shares that may be issued under the facility depends on a number of factors, including the market price and trading volume of its common stock during each drawdown period Juno chooses to initiate. Any stock issued to Kingston under this facility will generally be purchased at a price equal to 94 percent of the volume-weighted average trading price of Juno's common stock on a given purchase day. Additionally, Kingston will generally not be obligated to purchase shares from Juno on any day when the purchase price of Juno's common stock would be less than $1.50 per share. Since Kingston's purchase price will generally be 94% of Juno's volume-weighted average trading price during a given purchase day, Kingston generally will have no obligation to purchase shares on a given day to the extent that the volume-weighted average trading price of Juno's shares during such day is less than $1.60 per share. Prior to the reduction of this minimum price condition from $2.50 per share to $1.50 per share in March 2001, Kingston agreed to waive the $2.50 minimum price condition with respect to one drawdown period, and Kingston may agree from time to time to waive the minimum purchase price in effect in the future to allow Juno to sell common stock to Kingston at prices lower than $1.50 per share. Kingston does not have an obligation to permit such sales, and may grant or deny such waivers in its sole discretion. Even if Kingston does grant such a waiver in a particular case and, at Juno's request, accepts a new minimum purchase price lower than $1.50 per share for a given drawdown period, there can be no assurance that Juno will meet such new minimum trading price condition to Juno's ability to draw down funds for all or any portion of such drawdown period. Juno will control the timing and frequency of any sales, subject to the facility's various restrictions, and has no obligation to draw down any minimum amount or number of times. The facility may be terminated by Kingston since Juno has not sold shares to the fund since March 2001 and the common stock investment agreement gives Kingston the right to terminate the facility if Juno does not sell shares under the facility for a period of four consecutive months. Juno has sold 317,400 shares and raised net proceeds of $225,000 under this facility.

    Juno filed a registration statement on Form S-3 with the Securities and Exchange Commission on November 28, 2000 to register the resale by the fund of up to 10,000,000 shares of the common stock that may be issued to it under the equity line facility. The common stock investment agreement provides that the equity line will not be available to Juno unless a registration statement is effective to permit the fund to resell the shares purchased by it. At the date of this document, no effective registration statement is available to Kingston for that purpose.

    As of June 30, 2001, Juno held a total of $42.0 million in cash and cash equivalents. Juno believes that its existing cash and cash equivalents will be sufficient to meet its anticipated cash needs for at least the next twelve months. As noted earlier, Juno currently projects that its net loss for the second half of 2001 will total less than $2 million.

    In 2000, Juno entered into several transactions in which Juno's payment for services rendered may be settled, in whole or in part, through the issuance of its common stock.

    On June 29, 2000, Juno entered into a subscriber referral agreement with SmartWorld Communications, Inc. and its subsidiaries SmartWorld Technologies, LLC and Freewwweb, LLC. Under the terms of the Freewwweb Agreement, Freewwweb began to refer Freewwweb's subscribers to Juno's Internet access services on July 19, 2000 and is entitled to receive consideration from Juno for each former Freewwweb subscriber that became a new subscriber to Juno's services and subsequently met certain qualification criteria. Under the terms of the Freewwweb Agreement, such consideration will include cash and may include, at Juno's option, shares of Juno's common stock. The number of shares of Juno's common stock will be based on the closing sale price of Juno's common stock on the dates of issuance. In accordance with the Freewwweb Agreement, Juno has ceased accepting additional Freewwweb subscribers. Juno has not yet issued any shares of its common stock to Freewwweb or Freewwweb's affiliates under this agreement. Please see "Juno's Business—Legal Proceedings" for additional information concerning this transaction.

    On September 18, 2000, Juno entered into a distribution agreement with Babbage's Etc. LLC. Under the terms of this agreement, Babbage's agreed to distribute Juno's software and will receive periodic compensation from Juno for each new subscriber generated by such distribution that subsequently meets certain qualification criteria. The compensation received by Babbage's will include shares of Juno's common stock or, at Juno's option, cash. The number of shares of Juno's common stock issuable to Babbage's will be based on the closing sale price of Juno's common stock on the dates of issuance. Juno has not yet issued any shares of its common stock to Babbage's under this agreement.

    Juno may find additional opportunities to issue its equity securities as consideration for subscriber acquisition, telecommunications, or other significant operating costs in the future. Juno may also seek to sell additional equity or debt securities. If non-cash methods for payment of operating costs are used or additional funds are raised by Juno issuing equity securities, stockholders may experience significant dilution of their ownership interest and the newly issued securities may have rights superior to those of Juno's common stock. If additional funds are raised by its issuing debt, Juno may be subject to limitations on its operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, or at all.

Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for Juno will be January 1, 2002 and it is not expected to have a material effect on Juno's financial position, result of operations, or cash flows.

Quantitative and Qualitative Disclosure About Market Risk

    Juno's results of operations, financial position, and cash flows are not materially affected by changes in the relative values of non-U.S. currencies to the U.S. dollar. Juno does not use derivative financial instruments to limit its foreign currency risk exposure.

NETZERO'S BUSINESS

General

    NetZero is a leading provider of Internet access services and online targeted marketing solutions. NetZero offers consumers free and pay access to the Internet, e-mail and customizable navigation tools that provide "speed dial" to key sites on the Internet. Its services are currently available in more than 5,000 cities across the United States and Canada. In addition to offering consumers access to the Internet, NetZero offers marketers targeting capabilities through numerous online advertising channels. NetZero also offers advertisers and commerce partners a variety of additional services to build their brands and market their products, including referring its users to partners' Web sites, enabling customer registrations and facilitating electronic commerce transactions. NetZero's CyberTarget division offers marketers and advertisers mass-scale, online market research and measurement services. The company was incorporated in July 1997 and launched its Internet access service in October 1998.

    From October 1998 through December 2000, NetZero offered a free and unlimited Internet access service which was supported by advertising and commerce. However, several factors, including declines in Internet advertising rates, have resulted in NetZero amending its strategy to include billable services and to restrict the number of free hours it offers per household per month. Through June 30, 2001 approximately 8.8 million users registered for NetZero's Internet access services, of which approximately 3.4 million accessed its services in the month of June 2001. Approximately 210,000 of these users were subscribers of NetZero's pay services as of June 30, 2001.

    In January 2001, NetZero began limiting its free Internet service to a maximum of 40 hours per household per calendar month. Households desiring to exceed the 40 hour limitation are currently offered the opportunity to sign up for the Extended Access Pass, a plan that provides households the option to pay a fee, currently set at $9.95, to allow them access to the NetZero service for the remainder of the calendar month. If these households elect not to pay a fee when they reach the 40 hour limit during a given month they will be denied access to the service for the remainder of the month, but their account will not be terminated and they can begin accessing the service for free at the beginning of the next month.

    In March 2001, NetZero launched a new service called NetZero Platinum. The NetZero Platinum service offers users Internet service for a monthly fee, currently $9.95. In most respects, NetZero Platinum is the same as NetZero's standard free service except that the 40 hour limitation does not apply, the user accesses a modified start-page and the service features a small toolbar without the advertising banners currently included in the ZeroPort on the free service.

    Effective October 1, 2001, NetZero intends to implement additional restrictions on its free service, including reducing the number of hours per month from 40 to 10 that a household can use the free service and eliminating the free service offering from certain areas where telecommunications costs make the offering cost prohibitive. During the month of June 2001, approximately 30% of NetZero's active users accessed its free service for more than 10 hours although, due to multiple users within many households, it is likely that a significantly greater number of users may be impacted by the 10 hour limit. Approximately 8% of NetZero's active users accessed its free service solely from dial-up numbers in areas that will no longer be available to free users after October 1, 2001. NetZero intends to continue to offer billable services in the areas where it discontinues its free service. As a result of these measures, NetZero anticipates a significant decline in its active free user base. There is no assurance that these measures will not be modified or that they will be implemented as planned.

Industry Background

    There are over 7,000 Internet service providers in the United States, varying widely in geographic coverage, user focus and the nature and quality of services provided to users. With the exception of several large providers, the vast majority of Internet service providers do not offer branded nationwide coverage. A number of Internet service providers supplement their basic access with services such as electronic commerce and telecommunications. Most Internet service providers charge users monthly access fees and fees for additional services, such as hosting users' Web sites. Pay services can cost as much as $280 per year for dial-up Internet access. Telecommunications costs associated with providing dial-up Internet access have declined in recent years with the emergence of wholesale providers that resell capacity to Internet service providers. These providers have built networks on a large scale and are able to spread the cost of their networks over multiple Internet service providers. NetZero believes that while users are generally focused on speed and reliability as they evaluate Internet access services, they are also increasingly focusing on cost, particularly as their other computing costs decline and since the rest of their online experience is generally free.

    Many Internet service providers supplement their billable service revenues through sales of online advertising. NetZero was the first company to offer free, unlimited Internet access on a nationwide basis supported primarily by advertising. A number of a companies followed suit by offering either free Internet access or Internet access that is priced significantly lower than the fees charged by some of the larger providers. However, online advertising rates have declined significantly, and NetZero does not believe that an unlimited, free Internet access service can be profitable on a standalone basis in the current environment. In fiscal 2001 the majority of companies who offered free Internet access have either ceased to offer free Internet access or have ceased operations as a result of their failure to generate positive cash flow or raise additional funding through the capital markets.

    Due to factors including the decline in online advertising rates, NetZero has shifted its strategy away from offering an unlimited free access service to offering a limited free access service and value priced pay services. While NetZero continues to focus on developing and offering a variety of products to advertisers and marketers to support its limited free service offering, the uncertainty in the advertising market will require NetZero to continue to evaluate the scope of services that can be offered to users free of charge. In the near term, NetZero intends to focus on marketing its pay services to existing free users as well as to potential users serviced by other Internet services providers or users who are purchasing Internet services for the first time.

Sources of Revenue

    NetZero generates revenues through billable services, media fees, direct marketing agreements, referring its users to partners' Web sites, enabling customer registrations for partners and facilitating electronic commerce transactions. NetZero also generates revenues through sales of market research data generated by its service. NetZero implements these revenue arrangements through a number of products and services, primarily including the following:

  Billable Services Revenues

    In January 2001, NetZero began limiting its free Internet access to 40 hours per month per household and offering users who reach their limit the Extended Access Pass for $9.95, which currently provides unlimited Internet access for the remainder of the month. This is designed to either reduce telecommunications expense associated with heavy users or, alternatively, generate additional revenues to mitigate such expense. Also, in March 2001, NetZero introduced the NetZero Platinum service at $9.95 per month, which provides users with unlimited Internet access each month and features a thin toolbar without the advertising banners currently included in the ZeroPort on the free service. In addition, billable services includes fees charged to prospective users related to the cost of producing, shipping and handling copies of the NetZero software on CDs.

  Advertising and Commerce Revenues

    The Start Page.  NetZero designates the first Web site viewed by its users during an Internet access session. This page for the vast majority of users used to be My Z Start and has recently been replaced by Best of the Net, a Web site designed by NetZero that displays sponsored links to a variety of information, services and products, including search, news, sports, music, weather, stocks and shopping. NetZero generates revenues from the Best of the Net start page by users clicking on links and being referred to sponsors' Web sites. For the nine months ended March 31, 2001, NetZero derived approximately 25% of its revenue from its start page agreement with LookSmart which provided search functionality on both the Start Page and the ZeroPort. The agreement with LookSmart was terminated in January 2001 and has not been replaced with a comparable agreement. As a result, revenues from the Start Page will be significantly lower in the future.

    The ZeroPort.  A primary element of NetZero's free service is the ZeroPort displayed on users' screens throughout their Internet access sessions. The ZeroPort is a small window displayed on its users' computer screens while they are online that is always visible regardless of where they navigate. Users can dock the ZeroPort at the top or bottom of their screen but they cannot close it. NetZero generates revenues through the ZeroPort by displaying and/or users clicking on banner advertisements which can be targeted based on users' profiles and online behavior; buttons, icons and drop-down menus which are linked to advertisers' and sponsors' Web sites or functionality offerings, including search; a ticker which, when enabled by the user, delivers information through the ZeroPort which is linked directly to sponsors' Web sites; and displaying a sponsor's media message with no resulting link to a Web site.

    NZTV.  In December 1999, NetZero acquired 100% of the outstanding capital stock of AimTV in exchange for approximately 975,000 shares of NetZero common stock and options to purchase common stock of NetZero. AimTV has developed patent-pending technology that allows NetZero to display video and other forms of animated advertisements in a small window on the computer screens of certain NetZero users while they make dial-up connection to access the Internet. NetZero has named this product NZTV. Users can click on the NZTV advertisement during the connection process and be referred to advertisers' Web sites once the Internet session has begun. NetZero generates revenues from displaying NZTV advertisements to its users and by users clicking on such advertisements and being referred to sponsors' Web sites.

    Targeted E-Mail.  All of its registered users are given a NetZero e-mail address as part of its Internet access service. Also, when registering for its service, certain users provide NetZero with their pre-existing e-mail address. During the registration process for its service, users can designate certain subjects for which they have a particular interest, such as sports, health, news and finance. Users can elect to receive e-mail messages regarding promotions or targeted information on these subjects. NetZero generates revenues by delivering e-mail messages on behalf of advertisers targeted to each subject of interest and by users clicking on such messages and being referred to sponsors' Web sites. The advertising messages are delivered to users who have elected to receive such information, regardless whether the message is delivered to a NetZero e-mail address or alternate address provided.

    CyberTarget.  A fundamental component of its zCast technology is NetZero's ability to capture detailed data regarding its users' online behavior, including Web sites visited, advertisements clicked on, and other activities. NetZero believes that this data, especially when combined with the demographic data it receives when users register with NetZero, serves as a valuable tool for NetZero's partners to improve the effectiveness of their online service offerings. Through NetZero's CyberTarget division, it generates revenues through the sale of market research data to third parties. CyberTarget's services are performed within the guidelines of NetZero's privacy policy which dictates that no personal identifying information may be shared with third parties without the express consent of the NetZero user.

Sales and Business Development

    NetZero sells its advertising products and services primarily through its own direct sales force and, to a lesser extent, through third parties. From time to time, NetZero has relied on third party sales forces to resell a significant portion of its advertising inventory. While NetZero intends to still use third parties for the resale of a portion of its inventory, NetZero does not believe any third party sales relationships are material to its business. In addition, the limitations imposed on NetZero's free service have resulted, and are likely to result in the future, in a decrease in the amount of advertising inventory available for sale and potentially a decrease in advertising revenue. NetZero's sales and business development department is comprised of sales and business development, management, account executives, telemarketers, sales planning and traffic management and, at March 31, 2001, NetZero had 53 in-house sales staff. As a result of the weakness in the online advertising market NetZero has closed its Dallas, Boston, Atlanta, Washington D.C. and Miami offices. Its remaining sales offices are in New York, Chicago, San Francisco, Seattle and Los Angeles.

Marketing and User Acquisition

    During the first three quarters of calendar 2000, competition for free Internet access users was intense. However, due to the failure of a number of NetZero's free access competitors commencing in the fourth quarter of calendar 2000, NetZero experienced a significant increase in registered and active users through January 2001. Due in part to the costs associated with servicing this user base, during January 2001 NetZero imposed restrictions on the number of users that could access the free service, instituted limitations on monthly usage and shifted the focus of its marketing from its free to its pay services. As a result or these and other factors, NetZero has experienced declines in its active free user base and expects to experience additional declines, expecially if it imposes additional limitations on its free service.

    NetZero's marketing department consists of marketing management, media, creative services, Web development, strategic alliances and billable services personnel which, at March 31, 2001, consisted of 23 people. Since its initial public offering in September 1999, NetZero has expended significant resources in building its brand and increasing its free user base. Its brand awareness has grown substantially through its sponsorship of the half-time show of televised National Basketball Association games on NBC and through other television, radio, print and online media. NetZero anticipates that, following the June 2001 quarter, it will significantly reduce its marketing expenditures. While NetZero's free user acquisition efforts will continue to include brand-building marketing efforts through television, radio, print and online media advertising, NetZero anticipates it will focus its user acquisition and marketing efforts primarily on pay services. A large component of these pay subscriber acquisition efforts is expected to be a variety of programs designed to up sell NetZero's free users to pay services. To date, NetZero has engaged in direct mailing and distribution of compact discs containing its software and has also established download links on numerous Web sites from which a potential user can download its software. It has undertaken significant co-branding initiatives where it co-sponsors the distribution of compact discs to the sponsors' user base. The service provided through such discs contains branding of both NetZero and the sponsor. NetZero anticipates reviewing the effectiveness of these types of campaigns to increase its pay user base, and to implement these and a variety of other initiatives designed to increase its pay user base. However, NetZero has limited experience in marketing pay services and its competitors spend funds significantly in excess of what NetZero intends to spend going forward. There can be no assurance that NetZero will be able to reduce its marketing expenditures or successfully grow its pay user base.

User Support

    NetZero's user support service strategy is to build programs designed to increase user satisfaction and retention in a cost-effective manner. NetZero's user support service is a combination of internal personnel and selective outsourcing of certain aspects of its user service to vendors that provide NetZero with greater efficiency and scalability for future growth.

    NetZero provides online and offline "self-help" services that provide a variety of support options to its users, including its SPEEDY Assistant offline software which is loaded onto the user's computer when the service is initially installed from the compact disc and can also be downloaded from its Web site. This offline tool assists users in loading and operating its software, provides answers to common questions and helps users set up their e-mail account through step-by-step instructions. NetZero also provides comprehensive help, tutorials, advisories, answers to frequently asked questions and tips via its Web site and automated e-mail response system. Over 65% of all customer support inquiries utilize NetZero's automated support options. In addition, NetZero provides traditional e-mail support where NetZero personnel respond generally with a one day turnaround. NetZero offers a fee-based support option with toll-free telephone access and minimum wait time on a per-incident basis. NetZero's user support service organization continually monitors different quantitative measurements such as average wait time, first call resolution rate and abandon rate. All user contacts are logged and categorized to enable NetZero to quickly recognize and act on trends. An internal quality assurance team monitors the work of both telephone and e-mail agents and provides feedback to its agents to improve their skills, increase their productivity, and guarantee consistency throughout the user support group.

Technology

    NetZero has developed or acquired a variety of technologies designed to enhance the functionality of its service for the user and to provide a platform for the creation of products and services tailored to the needs of advertisers and commerce partners. The foundation of its service is a proprietary software system called zCast that enables NetZero to track its users' navigational activities and to deliver highly targeted advertising. The zCast client is a JAVA application that runs on a user's personal computer and that currently operates on the Windows 95, Windows 98, Windows ME and Windows NT 4.x operating systems. zCast has the following major components:

    The zCast Client Software.  The zCast Client application is the software product that includes The ZeroPort, which is installed on users' personal computers and is constantly visible while a connection to NetZero's service is maintained. The zCast Client performs multiple tasks, including:

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  establishing a connection to the NetZero service;

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  capturing demographic information;

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  authenticating a user via a user ID and password;

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  tracking Web sites visited;

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  managing the display of advertising banners;

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  targeting advertising based on Web sites visited and on keyword search;

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  logging the number of times an ad was shown and the number of times an ad was clicked on;

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  monitoring the quality of the online session including dial-up and network errors;

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  providing a mechanism for customer feedback; and

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  controlling the download of various materials, including new software versions.

    Sun Microsystems continues to upgrade its JAVA language and implementing new versions of JAVA may require additional memory and resources to implement. NetZero's software uses the JAVA language extensively and we will have to modify our resources accordingly to accommodate new versions. There can be no assurance that we will be able to make such modifications, or any other modifications which may be required to adapt to new or changing standards, in a cost-effective and timely manner, or at all.

    The zCast Server Network.  Powered by JAVA, the zCast server network is a group of software applications running on multiple servers that manage and collect important data relating to each user's online session. The system is designed to be scalable to handle large amounts of data. The servers consist of application server software which interacts with the ZeroPort to send and receive information such as authentication, playlists of advertisements and impression and click counts; database servers which store session information, user information and ad display and click counts; and ad servers which manage the ad inventory and determine which ads users will view during their online session. All of the above components run on Sun Microsystems servers and many run on VA Linux servers. The system is designed for scalability and to handle large amounts of data and are connected to disk arrays which provides NetZero with the ability to quickly scale and improve overall system performance.

    Other Technologies.  Many of its technologies are designed to enhance user experience, to provide the ability to offer additional revenue streams or to increase operating efficiencies. For example, NZTV involves the display of full-motion video advertisements during the log-on process. The advertisement is downloaded to the user's computer while the user is online without adversely impacting the user's online experience. The advertisement is updated based on playlists. Another example is its Autodialer technology which is designed to automatically ensure the user accesses its network through a dial-in number which minimizes costs and enhances connectivity. NetZero intends to continue to develop and acquire additional technologies with the goal of enhancing the value of our service for both users and advertisers.

Communications Network

    To use NetZero's services, users initiate telephone connections between their personal computers and computer hardware in local or regional telecommunications facilities known as points of presence (also referred to as POPs). NetZero contracts for the use of points of presence around the country from various wholesale providers, including Genuity and Level 3 Communications. These providers also carry its data between their points of presence and its central computers in Los Angeles, California. Through its network providers, NetZero is able to offer local dial-up phone numbers in over 5,000 cities across the United States and Canada. Thus, its users typically bear no expenses for communication beyond the cost, if any, of an ordinary local or regional phone call. NetZero's service provides full point-to-point protocol access to the Internet, and supports the v.90 standard for 56 kbps connections and Integrated Services Digital Network, or ISDN, in certain areas. NetZero continuously monitors network service levels around the country and works with its partners to help maintain high levels of network availability and throughput for its users.

    Many of these technologies are also employed in NetZero's Platinum pay service. The Platinum service provides the same facilities to users as NetZero's free service except that it has a small tool bar without the banner ads included in the ZeroPort and relieves certain usage constraints. Billing for the pay service is performed online under contract with Convergys and Chase Merchant Services via encrypted links.

    NetZero's agreements with wholesale telecommunications providers are generally structured in one of two ways. NetZero has usage agreements under which it is charged for the aggregate number of hours that its users are connected to a provider's network. NetZero also has capacity agreements under which it is charged for a fixed amount of a wholesaler's telecommunications capacity in specific locations whether or not the capacity is fully utilized. NetZero's contract with Genuity is a usage agreement that expires in August 2002 and includes a minimum purchase commitment which extends throughout the term of the agreement. NetZero's contract with Level 3 Communications is a capacity agreement under which it has committed to minimum telecommunications capacity through March 2003.

    NetZero's zCast servers reside at three facilities, one provided by Level 3 Communications in Los Angeles, California, another by AboveNet Communications in San Jose, California and a third by Exodus in Sterling, Virginia. NetZero's data center, located in its corporate offices in Westlake Village, California, houses its e-mail servers and its data warehouse that is equipped with battery and generator power backup systems to prevent outages from interruption of utility power to the building.

Competition

    Competition for Users.  Competition for Internet users continues to intensify. NetZero believes that the primary competitive factors determining success in the market for Internet users include a reputation for reliability of service, effective customer support, pricing, easy-to-use software, geographic coverage and scope of services. Other important factors include the timing and introduction of new products and services as well as general economic trends. While NetZero believes that it competes favorably with respect to most of these factors, numerous of its competitors have an advantage over NetZero with respect to specific factors. NetZero currently competes with established online service and content providers, such as America Online and The Microsoft Network; independent national Internet service providers such as EarthLink and Prodigy; providers of branded free and pay Internet services such as Juno Online Services, Inc. as well as retailers, such as Kmart's Bluelight Internet Service which provides Internet access, on a private label or co-branded basis and numerous regional and local commercial Internet service providers. Several of these providers offer significantly greater customer support and scope of services than NetZero currently offers, although generally at a higher price. In addition, several of these competitors have far greater marketing, financial, technical and personnel resources than NetZero and there is no assurance that NetZero will be able to compete effectively for pay users. NetZero also competes against other companies that offer Internet access services or products, such as personal computers, bundled with, or as promotions for, access services.

    NetZero believes that increased competition has, from time to time, impacted NetZero's growth and may impact its growth in the future, resulting in increased user turnover and additional sales and marketing expenses that increase user acquisition cost. Increased user turnover could also result in decreased advertising revenue. Since NetZero relies primarily on advertising revenues to offset some of the costs of free services, NetZero may not be able to cover these increased costs, and NetZero may not have the resources to compete successfully. The ability of NetZero's competitors to acquire other Internet providers or to enter into strategic alliances or joint ventures could also put it at a significant competitive disadvantage.

    NetZero's competitors may be able to charge less for Internet services than it does for billable services, which may put pressure on NetZero to reduce or eliminate, or prevent it from raising, the fees it charges for billable services. NetZero may choose to lower or eliminate the fees it currently charges for billable services in order to remain competitive with other industry participants. Any decrease in such prices could result in a reduction in its billable services revenue and would harm the profitability of such services.

    In addition, telecommunications companies with far greater resources, and brand awareness offer their own Internet access services to users. Since these companies have their own telecommunications network infrastructure, they may have lower communications costs than NetZero does. These potential cost advantages may significantly increase competitive pressures on NetZero. For example, AT&T WorldNet offers an Internet access service priced at $4.95 per month combined with an advertising banner window, and also markets its Internet access service with its long distance service at a discounted rate. In addition, each of NetZero's telecommunications providers supplies network access to one or more of its competitors, and could choose to sell those competitors preferential network access, potentially limiting its users' ability to access the Internet. If NetZero's telecommunications service providers were to decrease the levels of service provided to it, or if they were to terminate their relationships with NetZero for competitive or other reasons, and NetZero was not able to develop alternate sources of supply, NetZero would not be able to provide Internet access to some or all of its customers, which could ultimately result in a significant loss of users and revenues or in NetZero ceasing operations entirely.

    NetZero also faces competition from companies that provide broadband connections to users' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or business services such as hosting a user's individual Web site in their basic bundle of services or may offer Internet access or business services for little or no additional charge. Broadband technologies enable users to access the Internet at much faster speeds than the dial-up service NetZero currently offers. While the market for such broadband technologies is still emerging, NetZero believes it will continue to grow and pose an increasingly significant source of competition.

    Competition for Advertising Customers.  NetZero believes that the primary competitive factors determining success in the market for advertising customers include:

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  the size and demographic profile of a user base;

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  the ability to target users based on specific demographic criteria;

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  pricing; and

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  geographic coverage.

    While NetZero believes that it competes favorably with respect to these factors, numerous of its competitors may have an advantage over NetZero with respect to specific factors. NetZero competes for revenues with major Internet service providers, content providers, large Web publishers, Web search engine and portal companies, Internet advertising providers, content aggregation companies, and various other companies that facilitate Internet advertising. Many of these companies have longer operating histories, greater name recognition, larger user bases and significantly greater financial, technical, sales and marketing resources than NetZero does. This may allow them to respond more quickly than NetZero to new or emerging technologies and changes in advertiser requirements. It may also allow them to devote greater resources than NetZero to the development, promotion and sale of their products and services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to existing and potential employees, strategic partners, advertisers and Web publishers. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to increase the ability of their products or services to address the needs of its prospective advertising and sponsorship customers. Competition combined with a slowing of the growth of online advertising has resulted in, and may continue to result in, price reductions, reduced gross margins and loss of market share. NetZero also competes with television, radio, cable and print media for a share of advertisers' total advertising budgets.

Governmental Regulation

    Overview.  The law relating to NetZero's business and operations is evolving and is still in flux. In addition, a number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental entities may lead to the repeal, modification, or introduction of laws or regulations which do or could affect its business including, but not limited to, regulatory fees, online content, user privacy, taxation, parental consent for access by minors, access charges and regulatory fees, liability for third-party activities, bulk e-mail or "spam," encryption standards, online sales of goods and services, domain name registration and use, copyright infringement, and other intellectual property issues, and distribution of compensation between or among telecommunications carriers.

    Regulation of Content and Access.  A variety of restrictions on content and access, primarily as they relate to children, have been enacted or proposed. The Children's Online Protection Act of 1998 prohibits and imposes criminal penalties and civil liability on anyone engaged in the business of selling or transferring, by means of the World Wide Web, material that is harmful to minors, unless access to this material is blocked to persons under 17 years of age. In addition, the Telecommunications Act of 1996 enacted by Congress imposes fines on any entity that knowingly permits any telecommunications facility under such entity's control to be used to make obscene or indecent material available to minors via an interactive computer service. Numerous states have adopted or are currently considering similar types of legislation. In addition, laws have been proposed which would require Internet service providers to supply, at cost, filtering technologies to limit or block the ability of minors to access unsuitable materials on the Internet. Because of these content restrictions and potential liability to NetZero for materials carried on or disseminated through its systems, NetZero may be required to implement measures to reduce its exposure to liability.

    User Privacy Issues.  Internet user privacy has become an issue both in the United States and abroad. Some commentators, privacy advocates and government bodies have recommended or taken actions to limit the use of personal profiles or other personal information by those collecting such information, particularly as it relates to children. For example, the Children's Online Privacy Protection Act of 1998 requires, among other things, that online operators obtain verifiable parental consent for the collection, use, or disclosure of personal information from children.

    Internet Taxation.  The tax treatment of activities on or relating to the Internet is currently unsettled. A number of proposals have been made at the federal, state and local levels and by foreign governments that could impose taxes on the online sale of goods and services and other Internet activities. The Internet Tax Freedom Act was signed into law in 1998, placing a three-year moratorium on new state and local taxes on Internet commerce. There is no assurance that this moratorium will be extended, nor can there be any assurance that future laws imposing taxes or other regulations on commerce over the Internet would not substantially impair the growth of Internet commerce and as a result could make it cost-prohibitive to operate its business.

    Telecommunications Regulation.  Neither the Federal Communications Commission nor any other governmental agency directly regulates Internet service providers like NetZero, other than through regulations generally applicable to businesses. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers," rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996. This finding is important because it means that regulations that apply to telephone companies and other common carriers do not apply to NetZero. NetZero also is not required to contribute a percentage of its gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action may discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

    Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that NetZero could be exposed to regulation in the future. For example, in the 1998 report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as a "telecommunications" service even though Internet access itself would not be regulated.

    NetZero could also be affected by any change in the ability of its users to reach its network through a dial-up telephone call without any additional charges. The FCC has recently ruled that Internet service providers are enhanced service providers and are thus exempt from the access charges that apply to traditional telecommunications companies. Local telephone companies assess charges on long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. NetZero could be adversely affected by any regulatory change that would result in the imposition of access charges on Internet service providers because this would substantially increase the cost of using the Internet. NetZero could also be adversely affected by other regulatory changes involving carrier compensation. Certain of the telecommunications service providers from whom NetZero purchases telecommunications services were entitled to receive payments known as "reciprocal compensation" from local exchange carriers with respect to their provision of Internet access services. However, in April 2001 the FCC inaugurated a rulemaking proceeding that the agency said would probably result in the elimination of reciprocal compensation for Internet traffic, a change which would decrease revenues for some, if not many, of NetZero's telecommunicationsits providers. In the meantime, the FCC simultaneously established a 36-month transition period which would cap the amount of reciprocal compensation that could be paid to a telephone company. As a result, some, if not many, of NetZero's telecommunications providers will be receiving less compensation from local exchange carriers and might increase the cost of their services to NetZero. Since the largest component of its operating costs is comprised of payments to those telecommunications providers, any increase in such costs would have a material adverse effect on NetZero's gross margins.

    State public utility commissions generally have declined to regulate enhanced or information services. Some states, however, have continued to regulate particular aspects of enhanced services in limited circumstances, such as where they are provided by incumbent local exchange carriers that operate telecommunications networks. Moreover, the public service commissions of some states continue to review potential regulation of these services. NetZero cannot assure you that state regulatory authorities will not seek to regulate aspects of these activities as telecommunications services.

    The Workforce Investment Act of 1998.  The Workforce Investment Act of 1998 amended Section 508 of the Rehabilitation Act of 1973 to require that all Web sites operated by a federal agency be modified to make them accessible to individuals with disabilities. There are proposals to extend this requirement to all Web sites, which, if enacted, could increase NetZero's costs and make its service less attractive to those who are not disabled.

Intellectual Property

    NetZero's success and ability to compete are substantially dependent on its technologies and trademarks, which it protects through a combination of patent, copyright, trade secret and trademark law. NetZero has filed numerous patent applications relating to a variety of NetZero's business methods and technologies.

    NetZero generally enters into confidentiality or license agreements with its employees, consultants and corporate partners, and generally controls access to and distribution of its technologies, documentation and other proprietary information. Despite its efforts to protect its proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use NetZero's solutions or technologies. NetZero cannot be certain that the steps it has taken will prevent misappropriation of its solutions or technologies, particularly in foreign countries where the laws or law enforcement may not protect its proprietary rights as fully as in the United States. NetZero has licensed, and may license in the future, elements of its trademarks, trade dress and similar proprietary right to third parties. While NetZero attempts to ensure that the quality of its brand is maintained by such business partners, such partners may take actions that could materially and adversely affect the value of its proprietary rights or reputation.

    NetZero's zCast technology collects and utilizes data derived from its user activity. This data is used for ad targeting and measuring ad performance. Although NetZero believes that it has the right to use this data, there can be no assurance that third parties will not assert claims against NetZero for using this information. In addition, others may claim rights to the same information. NetZero cannot be certain that any of its proprietary rights will be viable or of value in the future since the validity, enforceability and scope of protection of proprietary rights in Internet-related industries is uncertain and still evolving. In particular, there can be no assurance that any of its patent, copyright or trademark applications, now pending or to be filed in the future, will be approved. Even if they are approved, such patents, trademarks or copyrights may be successfully challenged by others or invalidated. NetZero could spend significant funds procuring and attempting to enforce its proprietary rights, and there can be no assurance that such rights will be upheld or will provide NetZero with any significant advantages. If its trademark registrations are not approved because third parties own such trademarks, its use of the trademarks will be restricted unless NetZero enters into arrangements with such third parties. These arrangements may not be available on commercially reasonable terms.

    Furthermore, third parties may assert infringement claims against NetZero. From time to time NetZero has been subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks, patents and other intellectual property rights of third parties by NetZero or its users. Any such claims could subject NetZero to significant liability for damages and could result in the invalidation of its proprietary rights. In addition, even if NetZero were to win any such litigation, such litigation could be time-consuming and expensive to defend, and could result in the diversion of its time and attention, any of which could materially and adversely affect its business, results of operations and financial condition. Any claims or litigation may also result in limitations on its ability to use such trademarks, patents and other intellectual property unless NetZero enters into arrangement with such third parties, which may be unavailable on commercially reasonable terms.

    Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. The regulation of domain names in the United States and in foreign countries is subject to change in the near future. As a result, NetZero may be unable to acquire or maintain relevant domain names in the countries in which it conducts, or plans to conduct, business. For example, neither NetZero nor United Online own the domain name www.unitedonline.com. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon, dilute or otherwise decrease the value of our trademarks and other proprietary rights.

    NetZero currently licenses from Oracle the software it uses to run its accounting, billing, finance, and data storage functions. The license agreement requires NetZero to pay annual support and license fees to Oracle. The agreement terminates in April 2004.

Privacy Policy

    NetZero believes that issues relating to the privacy of Internet users and the use of personal information about these users are critically important as the Internet and its commercial use grow. NetZero has adopted and disclosed to its users a detailed policy outlining the permissible uses of information about users and the extent to which such information may be shared with others. NetZero's users must acknowledge and agree to this policy when registering to use its service. NetZero does do not sell or license to third parties any personally identifiable information about users unless they specifically authorize NetZero to do so. However, NetZero uses information about users to improve the effectiveness of advertising by its advertising customers.

Employees

    As of June 30, 2001 and June 30, 2000, NetZero employed 366 and 283 people, respectively. None of these employees are subject to any collective bargaining agreement and relationships with employees are considered to be good.

Facilities

    NetZero's corporate headquarters are located in two facilities in Westlake Village, California. The facilities are 49,000 and 19,000 square feet and the leases expire in May 2009 and December 2006, respectively. NetZero also leases space for its sales and marketing efforts in San Francisco, Chicago, Seattle and New York.

Legal Proceedings

    In December 2001, NetZero sued Juno for patent infringement and filed a motion for a temporary restraining order restricting Juno from displaying banner advertisements on its service. In January 2001, the temporary restraining order was granted and NetZero posted a bond in the amount of $5.0 million. In April 2001, the temporary restraining order was lifted and Juno subsequently informed NetZero that it intended to seek recourse against the bond to recover damages incurred during the time the temporary restraining order was in place. NetZero believes its initial patent claims are meritorious, although the matter will not be decided until a trial on the merits, which may not occur until calendar 2002. If NetZero succeeds on the merits, it does not believe Juno will be entitled to damages as a result of the temporary restraining order. Even if Juno were to succeed in its damage claim, NetZero does not believe that any payments to be made by NetZero in connection therewith would be material to its financial position. However, there can be no assurance of the outcome of this matter. The court has stayed further proceedings in anticipation of the mergers at the parties' request. It is expected that upon completion of the mergers, the legal actions described in this paragraph will be dismissed by the parties.

    In April 2001, NetZero and certain of its officers and directors were served with a complaint(1) alleging violations of the federal securities laws. A number of other complaints(2) have since been filed containing similar allegations, but only two other complaints had been served as of June 30, 2001(3). These complaints were brought as purported shareholder class actions under Sections 11 and 15 of the Securities Act of 1933.

(1)
Bernstein v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No. 01 CV 3358 (filed April 20. 2001).

(2)
Greenbaum v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No 01 CV 3528 (filed April 26, 2001); Doner v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No 01 CV 3534 (filed April 26, 2001); Sanders v. NetZero. Inc. et al., United States District Court for the Southern District of New York Case No. 01 CV 3844 (filed May 7, 2001); Peterson v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No. 01 CV 3948 (filed May 9, 2001); Williams v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No 01 CV 4309 (filed May 21, 2001); Grubin v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No 01 CV 4405 (filed May 22, 2001); Bernstein v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No 01 CV 4434 (filed May 23, 2001).

(3)
Doner v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No 01 CV 3534 (filed April 26, 2001); Peterson v. NetZero, Inc. et al., United States District Court for the Southern District of New York Case No. 01 CV 3948 (filed May 9, 2001).

    The complaints generally allege that the prospectus through which NetZero conducted its initial public offering in September 1999 was materially false and misleading because it failed to disclose, among other things, that (a) the underwriters of NetZero's initial public offering had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the restricted number of NetZero shares issued in connection with initial public offering; and (b) the underwriters had entered into agreements with customers whereby they agreed to allocate NetZero shares to those customers in the initial public offering in exchange for which the customers agreed to purchase additional NetZero shares in the aftermarket at pre-determined prices. The defendant underwriters include Goldman, Sachs and Co., as the lead underwriter in the offering, as well as Banc Boston Robertson Stephens Inc. and Salomon Smith Barney Inc. The complaints generally seek unspecified monetary and rescissionary damages.

    The complaints listed herein are the only complaints in this matter that NetZero is aware of that have been filed as of June 30, 2001. There may be additional complaints containing similar allegations that have been filed that NetZero is not aware of and there may be similar complaints filed in the future. NetZero anticipates that the complaints listed herein that have not yet been served on NetZero will be served in the near future. As of June 30, 2001, NetZero had not yet answered any of the complaints, and discovery had not yet commenced. NetZero believes that the allegations are without merit and intends to defend the actions vigorously.

    The pending lawsuits involve complex questions of fact and law and likely will require the expenditure of significant funds and the diversion of other resources to defend. Although NetZero believes the outcome of outstanding legal proceedings, claims and litigation will not have a material adverse effect on our business, results of operations or financial condition, the results of litigation are inherently uncertain, and an adverse outcome is at least reasonably possible. NetZero is unable to estimate the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying consolidated financial statements.

    NetZero is also involved in other legal proceedings, claims and litigation arising in the ordinary course of business. In the opinion of management, the amount, and ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations or cash flows of NetZero.

Price Range for NetZero Common Stock

    NetZero has been quoted on the Nasdaq National Market under the symbol "NZRO" since September 23, 1999. The following table sets forth, for the calendar quarters indicated, the high and low closing prices per share of NetZero common stock as reported on the Nasdaq National Market:

2001	High	Low
First Quarter	$1.719	$0.500
Second Quarter	1.490	0.469
Third Quarter (through August 27, 2001)	0.920	0.550
2000	High	Low
First Quarter	$35.563	$15.000
Second Quarter	16.063	5.219
Third Quarter	7.938	2.125
Fourth Quarter	2.469	0.719
1999	High	Low
Third Quarter (from September 24, 1999)	$29.125	$25.313
Fourth Quarter	33.938	19.000

    On June 7, 2001, the last trading day prior to the announcement of the mergers, the last reported sale priced on NetZero common stock was $0.95 per share. As of the record date, there were 649 holders of record of NetZero common stock.

Dividend Policy

    NetZero has never declared or paid cash dividends on its common stock and does not intend to do so in the foreseeable future.

JUNO'S BUSINESS

    Juno is a leading provider of Internet access to millions of computer users throughout the United States. Juno provides multiple levels of service, including free basic dial-up access and various billable premium Internet access services. Unlike most other Internet access providers, Juno offers both free basic and billable premium services, and Juno believes it is unique in having converted hundreds of thousands of individuals from free to paying customers. Juno's strategy of offering several different service levels and its easy-to-use, intuitive software are designed to attract a broad spectrum of users, including those who are just now beginning to explore the Internet. Based on its total of 3.3 million active subscribers during the month of June 2001, Juno is one of the nation's largest Internet access providers. Approximately 884,000 of these active subscribers were subscribed to Juno's billable premium services as of June 2001.

    Juno's services are provided nationwide through more than 4,000 local telephone numbers, which it leases from several providers. These phone numbers can be reached by the vast majority of the U.S. population without having to place a long distance telephone call. Juno derives its revenues primarily from the subscription fees it charges for the use of its premium services, and to a lesser extent from the sale of advertising and from various forms of electronic commerce.

    Juno has been a pioneer in providing Internet services since April 1996, when Juno launched its basic service, which was the first on the Internet to provide free e-mail. In July 1998, Juno introduced its first premium services, which offered features ranging from enhanced e-mail services to full access to the World Wide Web, and for which Juno charged subscription fees. In 1999 and 2000, Juno announced a number of expansions of its services:

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  Juno's Basic Service now provides full Internet access for free in addition to e-mail.

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  Juno Web provides competitively priced premium Internet access, supplementing the features of the basic service with priority access to Juno's network and the reduction of some forms of on-screen advertising, as well as free live technical support and customer service for selected pricing plans.

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  Juno Express is an experimental broadband service, currently provided to a small number of subscribers in selected markets, which is designed to offer high-speed access to the Internet through a variety of technologies.

    In operating its services, Juno has capitalized on the size of its existing user base, advantages Juno believes its technology confers on its cost structure, and its advertising sales and electronic commerce activities. Juno's technology has been designed to maximize hours of consumer contact and potential advertising revenues while minimizing the number of hours each user actually spends connected by telephone to its central computers or to the Web, a key component of its costs. Juno believes its subscribers spend significantly less time connected to the Internet each month than those of its largest competitors, in part because of technology it has developed that enables subscribers to read and write e-mail offline rather than while connected. Importantly, this technology allows Juno to continue displaying highly targetable interactive advertisements throughout this offline time.

    As of June 30, 2001, more than 400 firms had advertised on Juno. In many cases, Juno derives revenues not only from advertising fees but also from conducting electronic commerce in collaboration with its marketing partners. Juno has entered into a number of major strategic marketing alliances, some of which involved multi-million-dollar guaranteed minimum payments to Juno, such as its multi-year relationship with Qwest Communications. Juno's advertising and strategic marketing activities benefit from its ability to target advertising to selected segments of the Juno subscriber base on the basis of a wide variety of information obtained from a detailed electronic questionnaire that must be completed in order to sign up for Juno's basic service.

    In addition to its advertising and strategic marketing relationships, Juno derives revenue from relationships with providers of Web-based content and functionality. All Juno users begin each Web session on its portal site, www.juno.com, which contains tools, information, and product offers supplied by a wide range of strategic partners.

Juno's Services

    Juno's services and software have been designed with special attention to the needs of consumers who are only now taking their first steps onto the Internet. The needs and preferences of new Internet users often differ significantly from those of early Internet users and computer hobbyists, who tend to be more technically sophisticated. Juno has expended significant effort to make its services easy to use. Juno's fundamental design goal has been to create software and Web-based functionality that novice users can understand at a glance, but which will continue to satisfy subscribers once they have gained more experience. In addition to the basic functions of using the Internet, such as connecting to the Web and sending and receiving e-mail, Juno also offers easy-to-use tools for accessing of variety of Web-based functionality, in-depth online customer service resources, a full-function address book and folders for e-mail management, and access to a wide range of content and community features, all within a simple and visually attractive point-and-click environment.

    Each time Juno subscribers begin a Web session, the first Web pages they see provide them with a broad set of tools and information to help them understand, navigate, and use the Web. Most of the content, directory functionality, and Internet search functions associated with this Web site are currently provided by third parties. Such parties often compensate Juno through either guaranteed or performance-based payments for promoting their content or features to the Juno subscriber base.

    Over time, Juno hopes to continue expanding the set of features it offers its users, and to use such features not only to generate revenue and enhance its services generally, but also to maintain differentiation between its free basic service and its billable premium services. Subscribers who are not yet ready to use or pay for premium features can begin their use of the Internet with its free basic service, then migrate to its premium services once they are ready to do so.

    Free Basic Service.  Juno's basic service provides subscribers with full access, including access to both e-mail and the World Wide Web. Juno's subscribers pay Juno no fees of any sort for the use of its basic service. Users of the free basic service do, however, pay a fee of $1.95 per minute if they wish to get live technical support by phone.

    Juno displays advertisements to users of the free basic service in a variety of locations, including within the main Juno software, on the Web pages comprising Juno's portal site, and on a persistent advertising banner displayed while free service subscribers use the Web.

    After receiving a copy of its software, a new subscriber follows simple, clearly worded on-screen instructions to install Juno on his or her computer, and to select an e-mail address and password. In addition, in order to create an account, each subscriber to its free basic service must complete the Member Profile survey, providing information that can be used for the selective targeting of advertising. Subscribers using a version of its software older than version Juno 4.0, must upgrade to version 4.0 or higher before they can use its basic service to connect to the Web.

    Juno Web.  Juno's premium dial-up Internet access service, Juno Web, augments the basic service by reducing some forms of on-screen advertising and by providing a number of premium features such as priority access to Juno's network. Subscribers to selected Juno Web pricing plans also receive access to live technical support by phone at no charge, and are not required to complete the Member Profile.

    Juno Web's original list price of $19.95 per month is lower than the standard $23.90 price point offered by America Online or the standard $21.95 price point offered by The Microsoft Network. In addition, since launching the service in 1998, Juno has made use of a variety of promotional offers that include periods of discounted, free or prepaid access as well as pricing plans that offer Juno Web, sometimes with a reduced premium feature set, for flat monthly rates as low $4.95 and flat annual rates as low as $23.40. Juno has recently reduced the use of discounted price plans for its pay services by offering higher-priced plans both through selected external marketing channels and to some of its existing pay subscribers. At June 30, 2001, most of its billable subscribers were subscribed to a promotional plan offering its service at the flat rate of $9.95 per month. Juno intends to continue experimenting with a variety of pricing plans in the future to determine their impact on profitability, subscriber acquisition, conversion and retention rates.

    Juno Express.  Juno Express is an experimental broadband service currently provided to a small number of subscribers in selected markets, which is designed to offer high-speed access to the Internet through a variety of technologies. Juno Express provides users all the features of Juno Web plus the benefits of broadband, including the ability to run high-bandwidth multimedia applications that include video and audio content as well as the availability of a dedicated, continuous connection to the Internet. Juno will decide to what extent it will roll out its broadband services as the market for such services evolves, as consumer demand for various competing broadband offerings can be assessed, and as the economics of offering broadband services improves, if it does.

    Juno has tested a cable version of Juno Express and recently entered into an agreement with AOL Time Warner to utilize their cable network to offer broadband services. While the agreement provides United Online with the ability to enter the cable broadband market, the agreement anticipates expending significant resources in pursuing this line of business. The costs associated with offering these services could be significant, and there is no assurance that any reasonable return can be realized from Juno's investment in this offering. In addition, the roll out of these services is dependent on AOL Time Warner's roll out, and there is no assurance that they will be offered in a significant manner in the near term, if at all. Juno's agreement with AOL Time Warner may be terminated if specified operational, regulatory or performance conditions are not met. Additionally, Juno's agreement with AOL Time Warner is subject to approval by the Federal Trade Commission and is terminable by either party within specified time periods. As of the date of this document, the FTC has not approved the agreement, and Juno cannot assure you that FTC approval will be obtained or, even if obtained, that Juno will perform under the agreement to the satisfaction of the FTC or AOL Time Warner.

    Juno is not currently accepting any new subscriptions to Juno Express, and recently stopped providing the wireless version of this service when its third-party wireless access vendor, Metricom, deactivated its service in August 2001. Juno currently believes that it is likely to discontinue the DSL version of Juno Express, at least in its present form, in the near future. If we do not offer broadband services or, alternatively, if offering these services turns out to be unprofitable for us, our financial condition and results of operations could be adversely affected.

Juno's Strategy

    Juno's principal objective is to maintain its position as a leading provider of consumer Internet-related services while driving its business toward profitability, developing potentially valuable new strategic alliances and continuing its program of ongoing product innovation. In particular, Juno plans to:

    Reduce the Costs Associated With Providing Free Service.  Internal statistics collected toward the end of 2000 showed that approximately 5% of Juno's active free subscriber base was responsible for more than half the total hours its free service was used to access the Web. Starting in the fourth quarter of 2000, Juno began implementing measures designed in part to encourage heavier users of the free service to modify their usage patterns, upgrade to its billable premium services, or participate in other revenue generating activities that might help Juno cover the higher costs they cause Juno to incur. While Juno expects these measures to result in a certain amount of subscriber attrition from the free service, these measures should reduce its average cost of providing service to a free subscriber—

other things being equal—and might be expected to lead to some amount of migration from the free service to its billable services.

    Drive Further Migrations to Billable Services.  Juno's software is designed to allow users to easily move to higher levels of service when they are ready to use and pay for them through the point-and-click activation of additional features, and to do so without having to change e-mail addresses. Juno plans to continue marketing its premium services to its existing subscriber base through a variety of advertising messages and promotions delivered through the Juno ad system. Because internal marketing of this sort is generally less expensive for Juno on a per-subscriber basis than subscriber acquisition efforts conducted through direct mail or most other external advertising channels, Juno believes the upward migration of its free basic service subscribers should enable Juno to avoid the relatively high subscriber acquisition costs many of its competitors appear to bear. Juno may also offer additional services or service levels to meet the needs of its users, or may restructure or change the nature or pricing of its various service levels at some point in the future.

    Shift and Enhance Revenue Streams While Reducing Reliance on Advertising Revenue. Due to current industry-wide softness in demand for Internet advertising, Juno is shifting the balance of its revenues toward billable service subscription fees and plans to reduce its reliance on advertising as a source of revenues. To further improve the balance between revenues and expenses, Juno is also investigating ways to increase revenues from those subscribers who use its billable services most heavily, especially those who currently pay a discounted promotional rate for their service.

    Enhance Juno Services to Provide an Increasingly Personalized, Integrated and Engaging Internet Experience. In order to maintain and enhance its subscribers' level of satisfaction with its services, Juno intends to leverage its unique assets, such as the Member Profile data Juno collects, the Juno software its members use, and its current and future relationships with various content and feature providers to enable Juno to offer its members a compelling Internet experience.

    Embrace New Technologies While Maintaining Technology Independence.  Juno currently uses several wholesalers of telecommunications services to connect its subscribers to Juno's central computers and to the Web. Although Juno may at some point consider investing in various forms of networking infrastructure, particularly in cases where a given type of access would otherwise be difficult or prohibitively costly to obtain, it currently expects to continue its extensive use of wholesale providers. Juno believes this strategy enables Juno to remain network-independent, and to switch providers or technologies as cost and performance improvements become available. As a result, Juno believes it can be flexible in responding to subscriber demand for higher-speed access and other types of improved service.

Technology and Infrastructure

    The operation of Juno's services is supported by computer systems and related infrastructure that have successfully sustained high levels of usage and growth. Juno's servers routinely handle more than four million user connections per day. Juno's subscribers have not suffered the sorts of repeated, prolonged system-wide outages that have reportedly affected other online services. To enable its computer and telecommunications facilities to support its large subscriber base, Juno has made a concerted effort to design its systems architecture to be highly flexible, to grow quickly without sacrificing reliability, and to handle problems quickly when they arise.

    To use Juno's services, subscribers initiate telephone connections between their personal computers and computer hardware in local or regional facilities known as points of presence. Juno contracts for the use of points of presence around the country from various telecommunications carriers, including MCI WorldCom Communications, through its UUNET Technologies and MCI WorldCom Advanced Networks divisions; Level 3 Communications; NaviPath; Splitrock Services; Sprint Communications Company; Qwest Communications; StarNet; Telia; and XO Communications. These telecommunications companies also carry data between the points of presence and its central computers, which are located in Cambridge, Massachusetts and Jersey City, New Jersey. Subscribers typically bear no expenses for communication beyond the cost, if any, of an ordinary local or regional phone call. Juno estimates that its current set of local access numbers covers the vast majority of the U.S. population. Juno's reliance on several independent providers of network capacity has allowed Juno to provide high quality service throughout the United States while negotiating progressively lower telecommunications rates from these competing providers.

    In particular, Juno's agreement with WorldCom, which provides Juno with a significant portion of its telecommunications capacity, expired on May 30, 2001, although under the agreement WorldCom will continue to provide services through September 30, 2001. While a new agreement is currently being negotiated, there can be no assurance that a new agreement will be finalized on acceptable terms, if at all.

    Juno Web subscribers have more local access numbers from which to choose than do users of its free basic service. Limiting the set of local access numbers available to its free basic service users is one mechanism by which Juno can reduce the cost of providing its free basic service and enhance the relative performance of its premium dial-up service.

    For both its free and its premium services, the time each user spends connected to its central computers is minimized through the use of a patented architecture that allows subscribers to read and compose e-mail messages offline, connecting automatically to Juno's central computer facilities only for the relatively brief period necessary to download incoming mail or upload outgoing messages. Advertisements intended to be shown in the main Juno software are downloaded to a subscriber's computer along with the subscriber's incoming e-mail messages, and are displayed not only while the subscriber is actually connected to its central facilities, but throughout the significantly longer period during which he or she is reading and writing e-mail messages offline, using only his or her own computer. The relatively large ratio between average ad display time, an important revenue-related resource, and average connect time, an important expense item, is essential to the economics of its services. Because Juno believes that a significant fraction of all time spent online by subscribers to the leading Internet access services is attributable to their reading and writing e-mail messages while connected to the services' central computers, Juno believes that its offline e-mail architecture confers an economic advantage on its service relative to those of its competitors. Juno's subscribers currently spend significantly fewer hours connected each month than reported industry averages, and Juno believes its offline architecture is one of the reasons for this relative savings.

Subscriber Acquisition

    Since the launch of its free basic service in 1996, Juno has employed a number of acquisition channels to attract new subscribers, including online distribution of its software through its Web site, direct mail, marketing campaigns through media such as television and print advertising, and distribution partnerships with third parties such as retailers or manufacturers of computer hardware. Juno has also benefited from word-of-mouth and pass-along distribution, where a subscriber to its service brings Juno to the attention of a friend or relative.

    Starting in the second half of 2000, as part of its strategic decision to conserve cash, Juno substantially reduced its subscriber acquisition activities, in particular its use of cash-intensive marketing channels such as direct mail and traditional advertising. Online distribution and pass-along of its software continue to be significant sources of new subscribers to its service, and Juno continues to explore, and from time to time may enter into, third-party distribution partnerships. However, as its principal focus shifts from maximizing subscriber count to driving its business toward profitability, Juno expects to further reduce its marketing expenditures and does not currently plan to expand its use of marketing channels whose use it has effectively suspended, such as direct mail.

    Instead, Juno expects to focus its marketing activities on driving further migrations from its free basic service to its billable premium services. Users of the free basic service are exposed to marketing messages delivered through the Juno ad system encouraging them to upgrade. While Juno cannot predict the ultimate rate of conversion to its billable premium services, it believes that continuing increases in the sophistication of Internet users and in the demands they place on their Internet services may generate interest in the features provided by its premium services among new segments of its user base over time. In addition, when a subscriber to its basic service is ready to begin using a higher level of service, Juno believes that it will be easier and more natural to do so by clicking on a button displayed on the Juno screen that he or she is already using than by identifying and switching to an alternate access provider. When users of Juno's basic service develop an interest in using premium services, Juno believes it is also likely to benefit from individuals' reluctance to switch e-mail addresses, which may make them more likely to obtain premium services from Juno than from another Internet access provider.

Advertising and Strategic Alliances

  Advertising Sales

    Advertising plays an important role in the business model for each of its service levels. Regardless of the level of service to which they subscribe, Juno users view advertisements on the portal site where they begin each Web session and within the main Juno software when they use e-mail, although users of its free basic service may view more advertisements, or more types of advertisements, than users of its premium billable services. Because of the patented advertising technology Juno has developed, it is able to display ads not only during the time a subscriber spends connected to the Internet but also while he or she is using Juno offline to read or write e-mail. Juno thus has a wide variety of advertising opportunities which it can offer marketers interested in communicating with its subscribers, ranging from simple one-time ad placements to broad sponsorships of categories of content, commerce and functionality on its portal site or on the Juno services in general.

    To manage ad creation and campaign development, Juno maintains an in-house ad production and client service staff. Juno also employs an internal sales force to market its ad inventory, with the exception of selected banner inventory, which is currently marketed by third parties.

  Types of Advertising on Juno's Services

    As described above, Juno currently displays advertising in multiple locations within the Juno service. In addition to ads that appear on its portal site—where most of the ads take the form of conventional Web banner ads, supplemented by various types of sponsorship links—Juno displays a variety of ads within the main Juno software:

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  Banner ads, which are displayed in the upper right-hand corner of the main Juno screen while the subscriber is reading or composing e-mail messages and in a separate window displayed to free subscribers while they use the Web. Banner ads are displayed on a timed rotation, with a new ad typically appearing every 20 or 30 seconds, and are interactive, offering viewers the opportunity to click on them and respond in a number of ways.

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  Interstitial ads, which are displayed while a subscriber's modem is dialing into its central computers to send or receive e-mail or to connect to the Web. Interstitial ads are significantly larger than a banner ad, and are viewed at a time when the subscriber is not yet occupied with any other activity.

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  Pop-up ads that interrupt a user's session, and with which the subscriber must interact at least briefly before continuing with his or her session. Pop-up ads are most commonly displayed at the start of a session, immediately after the subscriber types in his or her password, and may contain any of the features of banner ads.

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  Direct e-mail ads which subscribers receive in their inbox when they collect new e-mail that has been sent to them. E-mail ads may be text or HTML messages, and can allow subscribers to click through to advertisers' Web sites.

    Advertising on Juno may be purchased on a price-per-impression, price-per-clickthrough or price-per-response basis, or according to special arrangements negotiated on a case-by-case basis. With the exception of some types of Web-based ads, each category of ad may be targeted to a narrowly specified subset of its subscriber base based on data provided by each subscriber in his or her Member Profile. While its privacy policies preclude the dissemination to advertisers or other third parties of any of the data contained in an individual's Member Profile without that individual's consent, aggregate statistical information about the Juno subscriber base is routinely provided to advertisers and can be used to target specific ads to all subscribers satisfying any specified combination of attributes.

  Strategic Marketing Alliances

    Juno has formed a number of large-scale strategic marketing alliances that provide for substantial guaranteed payments to Juno as advances against various forms of revenue-sharing. For example, under Juno's agreement with Qwest Communications, Juno received substantial guaranteed payments as a non-refundable advance against a significant percentage of all revenues derived, on an ongoing basis, from telephone customers recruited through the Juno service.

    These agreements can typically be terminated on short notice by either party, provided, however, that in some cases, the party terminating the agreement is required to make specified payments to the other party.

    Other types of strategic marketing relationships include a number in which Juno has provided advertising credit to other companies in return for distribution of the Juno software, and a number in which Juno has exchanged advertising space with companies on a barter basis.

    In February 2001, Juno announced the Juno Virtual Supercomputer Project, designed to make unused processing power existing on the computers of Juno's subscribers available to third parties as an alternative to conventional supercomputing resources. As designed, the project would involve dividing computationally intensive problems into a large number of smaller computational tasks, and distributing those smaller tasks to the computers of Juno subscribers for such computers to process while the computers were not otherwise being used by the subscribers. We do not intend to continue this project following the consummation of the mergers.

Competition

    The market for Internet services is extremely competitive and includes a number of substantial participants, including AOL Time Warner, Microsoft and AT&T. The markets for Internet-based advertising and electronic commerce are also very competitive. Juno's ability to compete depends upon many factors, many of which are outside of its control. Juno believes that the primary competitive factors determining success in these markets include effective marketing to promote brand awareness, a reputation for reliability and service, effective customer support, pricing, easy-to-use software and geographic coverage. Other important factors include the timing and introduction of new products and services as well as industry and general economic trends. The market for Internet services has begun to consolidate, and Juno expects competition to increase as some of its competitors grow larger through consolidation or begin to bundle Internet services with other products and services. Juno's current and potential competitors include many large national companies that have substantially greater market presence and financial, technical, distribution, marketing and other resources than Juno has. This may allow them to devote greater resources than Juno can to subscriber acquisition activities and to the development, promotion and distribution and sale of products and services.

    Juno's competitors may be able to charge less for premium Internet services than it does for its billable premium services, or offer services for free that it currently provides only for a fee, which may put pressure on Juno to reduce or eliminate, or prevent Juno from raising, the fees it charges for its billable premium services. Juno may choose, for competitive or other reasons, to lower or eliminate the fees it currently charges for its billable premium services, or enhance the features available to users of its free basic service, in order to remain competitive with other industry participants. Any decrease in such prices could result in a reduction in its billable services revenue and would harm the profitability of its billable services.

    In the near term, however, Juno currently believes it is more likely that it will increase the prices it charges at least some subscribers to its billable premium services, in an effort to increase its billable services revenue and profitability. Any such price increase would be expected to result in subscriber attrition, possibly to an extent sufficient to cause overall revenues from billable services to decline, which outcome could cause its business and financial results to suffer.

    In recruiting subscribers for its services, Juno currently competes, or expects to compete, with the following types of companies, among others:

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  National providers of Internet access such as AOL Time Warner, Earthlink, and The Microsoft Network, including some companies, such as Bluelight.com and NetZero, that offer some level of Internet access for free;

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  Numerous independent regional and local Internet service providers that may offer lower prices than most national Internet service providers;

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  Various national and local telephone companies such as AT&T, MCI WorldCom Communications and Pacific Bell, a division of SBC Telecom;

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  Companies providing Internet access through "set-top boxes" connected to a user's television, such as WebTV, or through a "cable modem" connected to a user's personal computer, such as Excite@Home;

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  Companies providing Internet access services using other broadband technologies, including DSL, such as the Regional Bell Operating Companies and various partners of Covad; and

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  Retail companies such as K-Mart, Costco and WalMart.

    In addition, Microsoft and Netscape, publishers of the Web browsers utilized by most Internet users, including Juno subscribers, each own or are owned by online or Internet service providers that compete with Juno.

    In addition to competition from the types of companies listed above, Juno also faces the risk that subscribers to its premium billable services will migrate to its free basic service, which would result in a decrease in its subscription revenues.

    Juno does not currently offer services internationally, other than to a small base of users located in Canada. If the ability to provide Internet services internationally becomes a competitive advantage in its markets and Juno does not begin to provide services internationally, it will be at a competitive disadvantage.

    With respect to the generation of advertising and electronic commerce revenue, Juno competes with many of the market participants listed above as well as with various advertising-supported Web sites, including portal sites such as Yahoo and Lycos, content sites such as CNET and CNN.com, and interactive advertising networks and agencies such as DoubleClick and 24/7 Media. Juno also competes with traditional media such as print and television for a share of advertisers' total advertising budgets.

    If advertisers perceive the Internet to be a limited or ineffective advertising medium or perceive Juno to be less effective or less desirable than other Internet advertising vehicles, advertisers may be reluctant to advertise on Juno's services.

    In addition to intense competition, the overall market for Internet advertising has been characterized in recent quarters by continuing and significant reduction in demand, the reduction or cancellation of advertising contracts, a significant increase in uncollectible receivables from advertisers, and a significant reduction of Internet advertising budgets, especially by Internet-related companies. In addition, an increasing number of Internet-related companies have experienced deteriorating financial results and liquidity positions, and/or ceased operations or filed for bankruptcy protection, or may be expected to do so. The impact of these trends is exacerbated in Juno's case because of the large percentage of Juno's advertisers that are Internet-related companies. If demand for Internet advertising in general or its advertising inventory in particular does not increase or declines further, if its advertisers reduce or cancel their contracts with Juno or if Juno is unable to collect amounts they owe Juno for contracts it fulfills, its business and financial results may suffer.

    Juno's competition has increased and is likely to continue to increase. Juno believes this will probably happen as Internet service providers consolidate and become larger, more competitive companies, and as large diversified telecommunications and media companies acquire Internet service providers. Many market participants offer services similar to one or more of the services Juno provides. Other market participants may introduce free or billable Internet services that compete with Juno's. The larger Internet service providers, including AOL Time Warner, offer their subscribers a number of services that Juno does not currently provide. Some diversified telecommunications and media companies, such as AT&T, have begun to bundle other services and products with Internet access services, potentially placing Juno at a significant competitive disadvantage. Additionally, some Internet service providers and personal computer manufacturers have formed strategic alliances to offer free or deeply discounted computers to consumers who agree to sign up with the service provider for a one-year or multi-year term. In a variant on this approach, some Internet service providers have secured strategic relationships with manufacturers or retailers of computer equipment in which the service provider finances a rebate to consumers who sign up with the service provider for one or more years. In the past, Juno has formed several such relationships, and did not find them effective as a means of attracting new subscribers to its services. Juno's competitors may be able to establish strategic alliances or form joint ventures that put Juno at a serious competitive disadvantage. Increasing competition could result in increased subscriber attrition. It could also put pressure on Juno to increase its spending for sales and marketing and for subscriber acquisition and retention activities at a time when Juno may not have adequate cash resources to devote to such activities. Competition could also require Juno to lower the prices Juno charges for its billable premium services, or eliminate such fees altogether, in order to maintain its marketplace position, or, alternatively, could cause its marketplace position to suffer if, as Juno currently believes is more likely, Juno was to increase the prices it charges at least some subscribers to its billable services. Any of these scenarios could harm its business and financial results, and Juno may not have the resources to continue to compete successfully.

Government Regulation

    Providers of Internet access and e-mail services are not subject to direct regulation by the Federal Communications Commission, but changes in the regulatory environment relating to the telecommunications and media industries could have an effect on its business. For example, some telecommunications carriers have sought to have communications over the Internet regulated by the FCC in the same manner as other more traditional telecommunications services. Local telephone carriers have also petitioned the FCC to regulate Internet access providers in a manner similar to long distance telephone carriers and to impose access fees on these providers, and recent events suggest that they may be successful in obtaining the treatment they seek. In addition, Juno operates its services throughout the United States, and regulatory authorities at the state level may seek to regulate aspects of its activities as telecommunications services. As a result, Juno become subject to FCC and state regulation as Internet services and telecommunications services converge.

    Juno remains subject to numerous additional laws and regulations that could affect its business. Because of the Internet's popularity and increasing use, new laws and regulations with respect to the Internet are becoming more prevalent. These laws and regulations have covered, or may cover in the future, issues such as:

  •
  user privacy;

  •
  pricing and disclosure of pricing terms;

  •
  intellectual property;

  •
  federal, state and local taxation;

  •
  distribution; and

  •
  characteristics and quality of products and services.

    Legislation in these areas could slow the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium. Additionally, because Juno relies on the collection and use of personal data from its subscribers for targeting advertisements shown on its services, it may be harmed by any laws or regulations that restrict its ability to collect or use this data. Specifically, the Federal Trade Commission has been investigating the privacy practices of companies that collect information about individuals on the Internet. In addition, the FTC is conducting an ongoing investigation into the advertising, billing and cancellation practices of Internet-related companies, including Juno. As a result of this investigation, Juno and the FTC entered into a consent agreement, which was approved by the FTC on June 29, 2001, after a public comment period.

    Under the terms of the consent agreement, Juno is barred from making misrepresentations about the cost of its Internet access services, and is required to disclose the cancellation terms for these services in a clear and conspicuous manner, provide adequate customer support to process subscribers' requests to cancel, and to make prominent disclosure that subscribers may incur long distance telephone charges while using Internet access services. The consent agreement requires Juno to give notice regarding the possible availability of redress payments to certain subscribers who cancelled the service and identified the unavailability of local access numbers, or the incurrence of long distance charges, as a reason for cancellation as well as to subscribers who participated in specified rebate programs. Under the terms of the consent agreement, Juno will provide an opportunity for such subscribers to apply for refunds for long distance telephone charges they incurred to use Juno's services for up to two months following their subscription and will be required to make compensatory payments to qualified subscribers who provide appropriate documentation demonstrating that they incurred such charges. Juno's management currently anticipates that the compensatory payments will be approximately $800,000 and has accrued a liability for that amount. Actual compensatory payments may be greater than Juno's management estimate.

    It may take years to determine how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet. Any new legislation or regulation regarding the Internet, or the application of existing laws and regulations to the Internet, could harm Juno. Additionally, while Juno does not currently operate outside of the United States, other than offering services to a small base of users located in Canada, the international regulatory environment relating to the Internet market could have an adverse effect on its business, especially if Juno should expand internationally.

    The growth of the Internet, coupled with publicity regarding Internet fraud, may also lead to the enactment of more stringent consumer protection laws. For example, numerous bills have been presented to Congress and various state legislatures designed to address the prevalence of unsolicited commercial bulk e-mail on the Internet. These laws may impose additional burdens on its business. The enactment of any additional laws or regulations in this area may impede the growth of the Internet, which could decrease its potential revenues or otherwise cause its business to suffer.

Intellectual Property

    Juno has been granted seven U.S. patents covering aspects of its technology for the offline display of advertisements and the authentication and dynamic scheduling of advertisements and other messages to be delivered to computer users. Juno has also filed a number of other U.S. patent applications relating to additional aspects of its business. There can be no assurance, however, that these applications will result in the issuance of patents, that any patents that have been granted or that might be granted in the future will provide Juno with any competitive advantages or will be exploited profitably by Juno, or that any of these patents will withstand any challenges by third parties. There can be no assurance that others will not obtain and assert patents against Juno which are essential for its business. If patents are asserted against Juno, there can be no assurance that it will be able to obtain license rights to those patents on reasonable terms or at all. If Juno is unable to obtain licenses, it may be prevented from operating its business and its financial results may therefore be harmed. Except as described above, Juno relies solely on copyright and trademark law, trade secret protection and confidentiality agreements with its employees and with some third parties to protect proprietary technology, processes, and other intellectual property to the extent that protection is sought or secured at all. There can be no assurance that any steps it might take will be adequate to protect against misappropriation of its intellectual property by third parties. Similarly, there can be no assurance that third parties will not be able to independently develop similar technology, processes, or other intellectual property. Furthermore, there can be no assurance that third parties will not assert claims against Juno for infringement of their intellectual property rights.

    On December 26, 2000, NetZero, Inc. filed a lawsuit in the United States District Court for the Central District of California alleging that Juno has infringed NetZero's U.S. patent No. 6,157,946. For additional information, see "Juno's Business—Legal Proceedings."

Employees

    As of June 30, 2001, Juno employed 257 people in the United States and India, of whom 102 were in operations, sales and marketing, and customer support; 102 were in engineering, product development and network operations; and 53 were in finance, legal and administration. Juno's employees are not covered by any collective-bargaining arrangements, and Juno considers its relations with its employees to be good.

Properties

    Juno maintains its principal executive offices at two adjacent locations in New York City. At 1540 Broadway, Juno subleases approximately 26,000 square feet under a sublease scheduled to terminate in March 2003. At 120 West 45th Street, Juno subleases approximately 46,000 square feet under sublease agreements scheduled to terminate in January 2002. In addition, Juno leases additional space in Cambridge, Massachusetts; Washington, D.C.; and Hyderabad, India. Juno believes that its current office space is sufficient to accommodate its operations and does not expect to lease additional office space in the near future. Please see "The Mergers—Interests of Juno Directors and Executive Officers in the Mergers—Leases" for more detailed information.

Legal Proceedings

    Juno is involved in disputes and litigation in the ordinary course of its business, as well as the particular matters described below:

    In June 2000, Juno entered into a subscriber referral agreement with Freewwweb, a provider of free Web access that had elected to cease operations. Because Freewwweb and its affiliates had sought the protection of Chapter 11 of the Bankruptcy Code, this agreement was subject to approval by the U.S. Bankruptcy Court for the Southern District of New York. On July 19, 2000, the Bankruptcy Court granted Freewwweb's motion to approve the agreement. Thereafter, Juno began the subscriber referral process, which included Freewwweb's voluntary delivery to Juno of a computer file containing its subscribers' e-mail addresses and passwords in order to enable Juno to provide e-mail forwarding services to any former Freewwweb subscribers who chose to sign up for Juno. On August 1, 2000, Freewwweb and its principals filed a pleading with the Bankruptcy Court asserting that Juno is obligated to pay compensation in an amount in excess of $80 million solely as a result of the delivery to Juno of this file. Freewwweb's assertion is based on the premise that Juno should pay a subscriber referral fee for every former Freewwweb subscriber whose e-mail address and password was contained in the file, rather than, as stipulated in the agreement approved by the Bankruptcy Court, the significantly smaller number of former Freewwweb subscribers who actually created a new Juno account and used such account to access the Web for at least a specified minimum amount of time in a specified qualification period. Juno believes that Freewwweb's assertions are entirely without merit, that Freewwweb is not entitled to the additional consideration it seeks and that the likelihood that Freewwweb will be awarded any material compensation is remote. Juno has commenced a proceeding with the Bankruptcy Court requesting a ruling on this issue, and is seeking unspecified monetary damages against Freewwweb. Juno intends to defend its interests vigorously in this matter.

    Juno filed an action against Qualcomm Incorporated and NetZero in the United States District Court for the District of Delaware on June 1, 2000, alleging that the defendants have infringed its U.S. Patent No. 5,809,242. The complaint was served on the defendants on September 25, 2000. Juno's patent, issued in 1998, relates to technology developed by Juno that enables advertisements and other content to be displayed to an Internet user while that user is offline. The complaint alleges that a version of Qualcomm's Eudora e-mail software includes a setting called "sponsor mode" that enables advertising to be displayed while the user reads and writes e-mail offline. NetZero had begun distributing this version of Eudora and had engaged in activities to encourage its subscribers to use it. Juno's lawsuit seeks declaratory relief, permanent injunctive relief, attorneys' fees and unspecified actual and punitive damages against both defendants. On November 6, 2000, the defendants filed an answer and counterclaim in which they seek to have the court declare Juno's patent invalid. At the request of the parties, the court has dismissed the litigation described in this paragraph in anticipation of the mergers, although the dismissal allows the suit to be refiled if the mergers are not completed by November 30, 2001. It is expected that upon completion of the mergers, the legal actions described in this paragraph will be permanently dismissed by the parties.

    On December 26, 2000, NetZero filed a separate action in the United States District Court for the Central District of California, alleging that Juno has infringed U.S. Patent No. 6,157,946. NetZero has alleged that the persistent advertising and navigation banner displayed to users of Juno's free service while they use the Web, along with other elements of Juno's service, infringe the patent. NetZero is seeking unspecified monetary damages, attorneys' fees, and injunctive relief, including a prohibition on Juno's continuing to offer its free service in its current form. On January 5, 2001, the court entered an interim temporary restraining order prohibiting Juno from displaying third-party advertisements in the persistent advertising and navigation banner. Following a court hearing on April 12, 2001, the temporary restraining order was lifted. Accordingly, no injunctive restrictions are currently in force and the court has stayed further proceedings in anticipation of the mergers at the parties' request. It is expected that upon completion of the mergers, the legal actions described in this paragraph will be dismissed by the parties.

Price Range for Juno Common Stock

    Juno has been quoted on the Nasdaq National Market under the symbol "JWEB" since May 1999. The following table sets forth, for the period indicated, the high and low prices per share for its common stock as reported on the Nasdaq National Market:

2001	High	Low
First Quarter	$4.5000	$0.7500
Second Quarter	3.4600	0.6250
Third Quarter (through August 27, 2001)	1.4800	0.9500
2000	High	Low
First Quarter	$48.6250	$14.0000
Second Quarter	16.1250	5.7500
Third Quarter	11.8130	3.5000
Fourth Quarter	4.4690	0.5940
1999	High	Low
Second Quarter (from May 26, 1999)	$29.3750	$8.8750
Third Quarter	27.7500	12.0625
Fourth Quarter	87.0000	14.0000

    On June 7, 2001, the trading day before the announcement of the mergers, the last reported sale price on Juno common stock was $1.48 per share. As of the record date, there were 474 shareholders of record of Juno common stock.

Dividend Policy

    Juno has never declared or paid cash dividends on its common stock and does not intend to do so in the foreseeable future.

NETZERO'S MANAGEMENT

    The directors and executive officers of NetZero, and their ages and positions as of July 31, 2001, are as follows:

Name	Age	Position
Mark R. Goldston	46	Chairman, Chief Executive Officer, President and Director
Charles S. Hilliard	37	Senior Vice President, Finance and Chief Financial Officer
Gerald J. Popek	54	Senior Vice President and Chief Technology Officer
Frederic A. Randall, Jr.	44	Senior Vice President, General Counsel and Secretary
Robert J. Taragan	45	Senior Vice President and General Manager CyberTarget
Brian Woods	41	Senior Vice President and Chief Marketing Officer
Jon O. Fetveit	31	Senior Vice President and Chief Strategy Officer
James T. Armstrong	35	Director
Robert Berglass	63	Director
Jennifer S. Fonstad	35	Director
Dennis Holt	65	Director

    Mark R. Goldston has been NetZero's Chairman and Chief Executive Officer and a director since March 1999. Prior to joining NetZero, Mr. Goldston served as Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm, from December 1997 to March 1999. From April 1996 to December 1997, he served as President, Chief Executive Officer and a director of Einstein/Noah Bagel Corp. after founding and serving his initial term with The Goldston Group from June 1994 to April 1996. Mr. Goldston also served as President and Chief Operating Officer of L.A. Gear from September 1991 to June 1994 and as a principal of Odyssey Partners, L.P., a private equity firm, from September 1989 to September 1991. Before joining Odyssey Partners, L.P., Mr. Goldston held various executive positions including Chief Marketing Officer of Reebok, President of Faberge USA, Inc. and Vice-President of Marketing Worldwide for fragrance and skincare at Revlon, Inc. Mr. Goldston is the author of a business book entitled The Turnaround Prescription published in 1992 and is the named inventor on 12 separate U.S. patents on products such as inflatable pump athletic shoes and lighted footwear. Mr. Goldston received his B.S.B.A. in Marketing and Finance from Ohio State University and his M.B.A. (M.M.) from the J.L. Kellogg School at Northwestern University. He serves on the Dean's Advisory Board of the J.L. Kellogg School and the Dean's Advisory Board of the Ohio State University Fisher School of Business.

    Charles S. Hilliard has been NetZero's Senior Vice President, Finance and Chief Financial Officer since April 1999. Prior to joining NetZero, Mr. Hilliard served as an investment banker with Morgan Stanley & Co. from May 1994 to April 1999, most recently as a Principal in the Corporate Finance Department. From August 1990 to May 1994, he served in the Mergers & Acquisitions and Corporate Finance departments of Merrill Lynch & Co. Mr. Hilliard served as a tax accountant with Arthur Andersen & Co. from September 1985 to July 1988 and was licensed as a Certified Public Accountant in January 1988. Mr. Hilliard received his B.S. in Business Administration from the University of Southern California and his M.B.A. with distinction from the University of Michigan.

    Gerald J. Popek has been NetZero's Senior Vice President and Chief Technology Officer of NetZero since October 2000. Prior to joining NetZero, Mr. Popek was Chief Technology Officer at CarsDirect.com from August 1999 to September 2000 and Chief Technology Officer at PLATINUM Technology, Inc. from August 1995 to August 1999. In the late 1970s, he was a member of the Defense Science Board, which selected the technology base for the United States Department of Defense that became the Internet. Mr. Popek has a B.S. in Nuclear Engineering, with honors, from New York University and a Ph.D. in Applied Mathematics from Harvard University.

    Frederic A. Randall, Jr. has been NetZero's Senior Vice President and General Counsel since March 1999. Mr. Randall was appointed Secretary in May 1999. Prior to joining NetZero, Mr. Randall was a partner at Brobeck, Phleger & Harrison LLP from January 1991, and an associate from 1984 to December 1990. Mr. Randall received his B.A. in English Literature with distinction from the University of Michigan and his J.D., cum laude, from the University of San Francisco School of Law.

    Robert J. Taragan has been a Senior Vice President and General Manager of NetZero's CyberTarget Division since March of 2000. Prior to joining NetZero, Mr. Taragan held various management positions with Nielsen Media Research for 21 years. His positions included Executive Vice President of Marketing and General Manager of Local Services. While at Nielsen he also established the Nielsen Sports Marketing Service, extending Nielsen's services to all major U.S. sports leagues. Mr. Taragan received his B.A. in Economics from Colgate University.

    Brian Woods has been a Senior Vice President and NetZero's Chief Marketing Officer since December 1999. Mr. Woods served as Chairman and Chief Executive Officer of Aim TV, Inc. from May 1999 until NetZero acquired Aim TV in December of 1999. Prior to his position with Aim TV, Mr. Woods was affiliated with Planet Hollywood from 1996 until 1998 as the President of the Entertainment Division for Planet Hollywood International. From 1988 to 1996, Mr. Woods served in several management positions at Blockbuster Entertainment Group, including Executive Vice President and Chief Marketing Officer. Mr. Woods was also Co-Chairman of the Viacom Marketing Council from 1993 to 1995.

    Jon O. Fetveit has been NetZero's Senior Vice President and Chief Strategy Officer since July of 2001. Mr. Fetveit joined NetZero in May 1999 as Director, Strategic Planning and served as NetZero's Vice President, Strategic Planning from April 2000 to July 2001. Prior to joining NetZero, Mr. Fetveit was engaged in the start-up of SRP Software, an enterprise software company, from July 1997 to May 1999. From June 1992 to July 1997, Mr. Fetveit was an investment banker in the corporate finance department of Hambrecht & Quist LLC, most recently as Vice President, Software Investment Banking. Mr. Hilliard and Mr. Fetveit are brothers-in-law. Mr. Fetveit received his B.S. in Symbolic Systems with distinction from Stanford University.

    James T. Armstrong has been a director since September 1998. Mr. Armstrong has been a Managing Director with Clearstone Venture Partners since August 1998. From May 1995 to August 1998, Mr. Armstrong was with Austin Ventures. From September 1989 to March 1992, Mr. Armstrong was a senior auditor with Ernst & Young. Mr. Armstrong serves on the board of directors for several private companies. Mr. Armstrong received his B.A. in Economics from the University of California at Los Angeles and his M.B.A. from the University of Texas.

    Robert Berglass has been a director since November 1999. From 1998 until March 31, 2001, Mr. Berglass was the Chairman, Chief Executive Officer and President of Schwarzkopf & DEP, Inc. (formerly DEP Corporation), a division of Henkel KGAA, and has held those positions since DEP Corporation was acquired by Henkel KGAA in 1998. From 1969 to 1998, Mr. Berglass was the Chairman, Chief Executive Officer and President of DEP Corporation. Prior to the acquisition by Henkel KGAA, the company successfully completed a reorganization in less than seven months under Chapter 11 of the Federal Bankruptcy Code in 1996. Before joining DEP Corporation, Mr. Berglass held various positions at Faberge, Inc., including Corporate Executive Vice President. Mr. Berglass has more than 40 years of consumer marketing experience.

    Jennifer S. Fonstad has been a director since January 1999. Ms. Fonstad is Managing Director of Draper Fisher Jurvetson. Ms. Fonstad also serves on the board of directors for several private companies. From January 1997 to May 1997, she worked with SensAble Technologies. She held management positions with the Planning Technologies Group, now part of the Nextera Group, from January 1995 to May 1996 and a start-up company based in Central Europe from September 1991 to

May 1993. Ms. Fonstad began her career as an Associate Consultant with Bain & Company. Ms. Fonstad received her B.S. cum laude in Economics from Georgetown University and her M.B.A. with distinction from Harvard.

    Dennis Holt has been a director since January 2001. Mr. Holt founded Western International Media, the world's first media buying service, and he currently serves as Chairman and Chief Executive Officer of Patriot Communications LLC, a telecommunications service bureau, which he created in 1990 as a subsidiary of Western International Media. Mr. Holt also serves on the Board of Directors of Westwood One, Inc. and several private and philanthropic companies. Mr. Holt received his B.A. in Administration from University of Southern California.

    NetZero's four founders, Ronald T. Burr, NetZero's former president; Stacy A. Haitsuka, NetZero's former senior vice president of technology; Harold McKenzie, NetZero's former vice president of software; and Marwan Zebian, NetZero's former vice president of networking and communications, recently resigned from NetZero to found a new, non-competitive company. Accordingly, none of the founders will be a part of NetZero's management team going forward. However, each of the founders has agreed to provide NetZero with consulting services through July 1, 2002.

Director Compensation

    NetZero's directors receive no cash remuneration for serving on its board of directors or any board committee. Under its 1999 Stock Incentive Plan, non-employee directors may receive option grants and other equity incentives pursuant to the director fee option grant programs. Employee directors are also eligible to receive stock option grants and direct issuances of common stock under NetZero's 1999 Stock Incentive Plan. None of the directors received any option grants or equity incentives in connection with their participation on NetZero's board of directors during the 2000 fiscal year. Mr. Berglass and Mr. Holt each received an option grant of 120,000 shares which vests annually over three years at the time they became board members.

Summary Compensation

    The following table provides summary information concerning the compensation earned for services rendered during the 1999, 2000 and 2001 fiscal years by NetZero's chief executive officer and each of the four other most highly compensated executive officers whose aggregate salary and bonus for the 2001 fiscal year were in excess of $100,000. These individuals will continue as officers and directors of United Online after the mergers and are sometimes referred to as the "named executive officers."

Summary Compensation Table

Long-Term Compensation Awards
Annual Compensation
Name and Principal Position				Restricted Stock Award($)(1)	Securities Underlying Options(2)
	Year	Salary($)	Bonus($)
Mark R. Goldston Chairman, Chief Executive Officer and President	2001 2000 1999	456,000 200,000 46,154	275,000 637,500 50,000	4,321,889 — —	2,000,000 1,571,596 6,286,383
Charles S. Hilliard Senior Vice President, Finance and Chief Financial Officer	2001 2000 1999	240,000 140,000 21,538	125,000 122,171 —	660,000 —	425,000 240,000 1,200,000
Gerald J. Popek Senior Vice President and Chief Technology Officer	2001 2000 1999	178,000 — —	125,000 — —	— — —	625,000 — —
Frederic A. Randall, Jr. Senior Vice President and General Counsel	2001 2000 1999	209,000 135,000 31,154	112,500 117,500 —	577,500 — —	425,000 210,000 1,050,000
Brian Woods Senior Vice President and Chief Marketing Officer	2001 2000 1999	205,000 150,000 —	112,500 75,000 —	550,000 — —	750,000 327,273 —

(1)
The restricted stock awards listed were made on July 12, 2000, when the closing price of NetZero's common stock on the Nasdaq National Market was $5.50 per share. The shares of NetZero's common stock subject to the awards vest and are issuable in 12 successive equal quarterly installments beginning in August 2000. As of June 30, 2001, the closing price of NetZero's common stock on the Nasdaq National Market was $0.84 per share and the number and value of the shares of restricted stock held by each of the individuals listed as of June 30, 2001 were as follows: (a) Mr. Goldston had 261,932 vested shares valued at $220,023 with 523,866 remaining unvested and unissued shares valued at $440,047; (b) Mr. Hilliard had 40,000 vested shares valued at $33,600 with 80,000 remaining unvested and unissued shares valued at $67,200; (c) Mr. Randall had 35,000 vested shares valued at $29,400 with 70,000 remaining unvested and unissued shares valued at $58,800; and (d) Mr. Woods had 33,332 shares valued at $27,999 with 66,668 remaining unvested and unissued shares valued at $56,001.

(2)
The options appearing in this table for Mr. Goldston, Mr. Hilliard and Mr. Randall for the 2000 fiscal year were cancelled in July of the 2001 fiscal year. See "Option Repricing" for further discussion.

Option/SAR Grants In Last Fiscal Year

    The following table contains information concerning the stock options granted to NetZero's named executive officers during the 2001 fiscal year. All of the grants were made under NetZero's 1999 Stock Incentive Plan. No stock appreciation rights were granted to NetZero's named executive officers during the 2001 fiscal year.

		Individual Grants
		% of Total Options Granted to Employees in Fiscal Year 2001			Potential Realization Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted(1)
Name			Exercise Price Per Share	Expiration Date
					5%	10%
Mark R. Goldston	2,000,000	15.8	$1.00	02/09/11	$1,257,789	$3,187,485
Charles S. Hilliard	425,000	3.4	1.00	02/09/11	267,280	677,341
Gerald J. Popek	125,000 500,000	1.0 3.9	1.00 2.44	02/09/11 10/09/10	78,612 767,251	124,998 1,944,366
Frederic A. Randall, Jr.	425,000	3.4	1.00	02/09/11	267,280	677,341
Brian Woods	325,000 425,000	2.6 3.3	5.50 1.00	07/12/11 02/09/11	1,124,149 267,280	2,848,815 677,341

Aggregated Option Exercises and Fiscal Year End Values

    The following table provides information with respect to NetZero's named executive officers, concerning the exercise of options during the 2001 fiscal year and unexercised options held by them at the end of that fiscal year. None of NetZero's named executive officers exercised any stock appreciation rights during the 2001 fiscal year and no stock appreciation rights were held by NetZero's named executive officers at the end of that year.

			Number of Securities Underlying Unexercised Options		Value of Unexercised in-the-Money Options at Fiscal Year End
Name	Shares Acquired on Exercise	Value Realized(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mark R. Goldston	—	—	32,741	1,538,855	—	$320,000
Charles S. Hilliard	—	—	5,000	235,000	—	68,000
Gerald J. Popek	—	—	—	625,000	—	20,000
Frederic A. Randall, Jr.	—	—	4,375	205,625	—	68,000
Brian Woods	—	—	197,206	880,067	—	68,000

(1)
Based upon the market price of the purchased shares on the exercise date less the option price paid for those shares.

Option Repricing

    In July 2000, the compensation committee of NetZero's board of directors, consisting at the time of James T. Armstrong and Paul Koontz, authorized grants of restricted stock to executive officers in exchange for the cancellation of existing stock options which had exercise prices significantly in excess of the then current fair market value of NetZero's stock. NetZero's compensation committee and board of directors approved the restricted stock grants because they believed that the grants were necessary to continue providing incentives for the executive officers to continue their service to NetZero. The following table sets forth, for each of the named executive officers who cancelled stock options in exchange for restricted stock, information regarding the stock options cancelled and the restricted stock grant received by each of those executive officers. The fair market value on the date the restricted stock was issued was $5.50. The shares of NetZero's common stock subject to the awards will vest and be issued in 12 successive equal quarterly installments beginning in August 2000, subject to the officer's continued employment with NetZero.

Ten-Year Option/SAR Repricing

Name	Date of Repricing	Number of Securities Underlying Options Repriced Or Amended (#)	Market Price of Stock at Time of Repricing ($)	Exercise Price at Time of Repricing ($)	Number of Restricted Shares Issued (#)	Length of Original Option Term Remaining at Date of Repricing
Mark R. Goldston Chairman, Chief Executive Officer and President	7/12/00	1,571,596	5.50	19.25	785,798	44 months
Charles S. Hilliard Senior Vice President, Finance and Chief Financial Officer	7/12/00	240,000	5.50	19.25	120,000	44 months
Frederic A. Randall, Jr. Senior Vice President, General Counsel and Secretary	7/12/00	210,000	5.50	19.25	105,000	44 months

Employment Agreements and Change in Control Arrangements

  Employment Agreements

    Mark R. Goldston entered into an employment agreement effective until February 2005 under which Mr. Goldston serves as NetZero's chief executive officer and chairman. If Mr. Goldston's employment is terminated without cause or, if following a change in control, Mr. Goldston resigns for specified reasons, he will be entitled to receive a lump sum severance payment of four times his base salary and annual bonus. In addition, all of his option shares and restricted stock grants will vest in full. In the event his employment is terminated by reason of death or permanent disability, Mr. Goldston will be credited with an additional 24 months of vesting on his option shares and restricted stock grant. Mr. Goldston has agreed that, for a period of eighteen months following the termination of his employment with NetZero, he will not engage in specified competitive business activities.

    Each of Charles S. Hilliard, Frederic A. Randall, Jr. and Brian Woods have employment agreements with NetZero which are effective until February 2005. Under these agreements, their salaries are determined by NetZero's board of directors and they are eligible to receive a performance-based bonus of up to 50% of their base salary each year. If their employment is terminated without cause or if they are involuntarily terminated upon a change in control, they will be entitled to receive a lump sum payment of four times their base salary and annual bonus. If, following a change in control, their employment is terminated without cause or is constructively involuntarily terminated, all of their option shares and restricted stock grants shall vest immediately. In the event they are terminated without cause, other than following a change in control, or their employment is terminated by reason of death or permanent disability, they will be credited with an additional 12 months of vesting on their option shares and restricted stock grants. Each of Messrs. Hilliard, Randall and Woods have agreed that, for a period of eighteen months following the termination of their employment with NetZero, they will not engage in specified competitive business activities.

    The agreements with Messrs. Goldston, Hilliard, Randall and Woods provide that their base salary will be equal to their base salary in 2001 or a greater amount if approved by the board of directors.

    Gerald J. Popek and Robert J. Taragan each entered into an employment arrangement with NetZero pursuant to which they are eligible to receive a performance-based bonus of up to 50% of their base salary each year. If Mr. Popek's employment is terminated without cause, he will be entitled to receive a payment of $250,000 and if Mr. Taragan's employment is terminated without cause, he will be entitled to receive a lump sum payment of $90,000.

    NetZero has entered into indemnification agreements with each of its directors and executive officers.

  Change in Control

    NetZero's 1999 Stock Incentive Plan includes change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  •
  If NetZero is acquired by merger or asset sale, each outstanding option under the discretionary option grant program, as well as each outstanding option granted under one of its predecessor stock option/stock issuance plans, which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent NetZero's repurchase rights with respect to those shares are to be assigned to the successor corporation.

  •
  The compensation committee will have complete discretion to grant one or more options which will become exercisable for all of the option shares in the event those options are assumed in the acquisition but the optionee's service with NetZero or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under NetZero's 1999 Stock Incentive Plan may be accelerated upon similar terms and conditions.

  •
  The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of NetZero's outstanding voting stock or a change in the majority of NetZero's board through one or more contested elections. Accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the individual's service.

  •
  Any options which are assumed will vest in whole or in part on an accelerated basis upon an involuntary termination of the optionee's employment within 12 months after the acquisition. For specified executive officers, all the shares subject to their options will vest on an involuntary termination of their employment. The number of option shares which will vest on an accelerated basis for other optionees will be equal to two times the number of option shares in which the optionee is already vested at the time of such involuntary termination or, if greater, the number of option shares in which the optionee would have vested had his or her employment continued for a total of one year.

    NetZero granted restricted stock awards to a number of employees in July 2000. The shares of NetZero common stock subject to those awards will vest and be issued in 12 successive equal quarterly installments beginning in August 2000. Upon a change of control, the vesting will be accelerated under the same circumstances and to the same extent as the employee's options, unless the change of control occurs during a time when NetZero's insider trading policy prohibits the employee from trading, in which instance the vesting will not accelerate until the earlier of the date the employee is not prohibited from trading and February 15 of the year following the change of control.

    The mergers will not be deemed a change in control or a corporate transaction for purposes of the employment agreements described above, NetZero's 1999 Stock Incentive Plan or the restricted stock awards.

Management Indebtedness

    In March 1999, Mr. Goldston exercised an option to purchase 6,286,383 shares of NetZero common stock granted to him in connection with his employment for a purchase price of $628,638. The purchase price for the common stock was paid with a note payable to NetZero for the entire amount. The note bears interest at a rate of 4.83% per annum and becomes due and payable on March 20,

2004. The largest amount of indebtedness outstanding at any time during the 2000 fiscal year on the note, and the amount outstanding on the note as of June 30, 2001, was $503,171.

    In April 1999, Mr. Hilliard exercised an option to purchase 1,200,000 shares of NetZero common stock granted to him in connection with his employment for a purchase price of $400,000. The purchase price for the common stock was paid with a note payable to NetZero for the entire amount. The note bears interest at a rate of 5.28% per annum and becomes due and payable on April 16, 2004. The largest amount of indebtedness outstanding at any time during the 2000 fiscal year on the note, and the amount outstanding on the note as of June 30, 2001, was $320,618.

Compensation Committee Interlocks and Insider Participation

    NetZero's compensation committee currently consists of Messrs. Holt and Berglass. Neither of these individuals was an officer or employee of NetZero at any time during the 2000 fiscal year or at any other time. No current executive officer of NetZero has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of NetZero's board of directors or compensation committee.

NETZERO'S PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to NetZero with respect to beneficial ownership of its common stock as of July 31, 2001, by (i) all persons who are beneficial owners of five percent or more of NetZero common stock, (ii) each director of NetZero, (iii) NetZero's named executive officers and (iv) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of NetZero common stock subject to options and warrants which were exercisable as of July 31, 2001, or will become exercisable within 60 days of July 31, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Similarly, shares of NetZero common stock granted as part of a restricted stock award were issued as of July 31, 2001, or will be issued within 60 days of July 31, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Unless otherwise indicated, the address of the beneficial owner below is c/o NetZero, Inc., 2555 Townsgate Road, Westlake Village, California 91361. The number of shares of NetZero common stock outstanding as of July 31, 2001 was 125,727,762 shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage Beneficial Ownership
Directors and Executive Officers:
Mark R. Goldston(1)	4,651,753	3.7%
Charles S. Hilliard(2)	902,509	*
Gerald J. Popek	—	*
Frederic A. Randall, Jr.(3)	917,524	*
Brian Woods(4)	458,733	*
James T. Armstrong(5)	17,991,289	14.3%
Robert Berglass	10,000	*
Jennifer S. Fonstad(6)	15,050,677	12.0%
Dennis Holt	—	*
All directors and executive officers as a group (10 persons)(7)	40,107,485	32.0%
5% Stockholders:
Entities affiliated with Bill Gross(8) 130 West Union Street Pasadena, CA 91103	23,245,888	18.5%
Entities affiliated with Draper Fisher Jurvetson Management Company V, LLC(9) 400 Seaport Court, Suite 350 Redwood City, CA 94063	15,050,677	12.0%
QUALCOMM Incorporated 5775 Morehouse Drive San Diego, CA 92121	11,518,627	9.2%

*
Represents beneficial ownership of less than 1% of the outstanding shares of common stock.

(1)
Includes 65,483 restricted shares that will be issued to Mr. Goldston within 60 days of July 31, 2001.

(2)
Includes 10,000 restricted shares that will be issued to Mr. Hilliard within 60 days of July 31, 2001.

(3)
Includes 8,750 restricted shares that will be issued to Mr. Randall within 60 days of July 31, 2001.

(4)
Includes 8,333 restricted shares that will be issued to Mr. Woods within 60 days of July 31, 2001 and 285,367 shares issuable within 60 days of July 31, 2001.

(5)
Includes (a) 42,015 shares owned by Mr. Armstrong; (b) 7,656,280 shares owned by Clearstone Venture Partners I-A, L.P.; and (c) 10,292,994 shares owned by Clearstone Venture Partners I-B, L.P. Mr. Armstrong is a managing director of each of these entities and disclaims beneficial ownership of such shares, except to the extent of his proportionate interest therein.

(6)
Includes 15,050,677 shares owned by entities affiliated with Draper Fisher Jurvetson, as set forth in note (9) below. Ms. Fonstad is a Managing Director of Draper Fisher Jurvetson and disclaims beneficial ownership of such shares, except to the extent of her proportionate interest therein.

(7)
Includes 410,367 shares exercisable within 60 days of July 31, 2001 and 92,566 shares issuable within 60 days of July 31, 2001.

(8)
Includes (a) 7,656,280 shares owned by Clearstone Venture Partners I-A, L.P.; (b) 10,292,994 shares owned by Clearstone Venture Partners I-B, L.P.; (c) 4,967,825 shares owned by idealab Holdings, L.L.C.; and (d) 328,789 shares owned by Bill Gross' idealab! Mr. Gross is the Chariman of the Board of Directors and CEO of Bill Gross' idealab! and the Managing Member of idealab! Holdings, L.L.C. Mr. Gross is a Managing Member of Clearstone Venture Management I, LLC, which is the general partner of both Clearstone Venture Partners I-A, L.P. and Clearstone Venture Partners I-B, L.P. Mr. Gross disclaims beneficial ownership of the shares held by these entities, except to the extent of his proportionate interest therein.

(9)
Includes (a) 13,921,876 shares owned by Draper Fisher Jurvetson Fund V, L.P. and (b) 1,128,801 shares owned by Draper Fisher Jurvetson Partners V, LLC. Draper Fisher Jurvetson Management Company V, LLC is the general partner of Draper Fisher Jurvetson Fund V, L.P. and is therefore deemed to exercise voting and investment power over those shares. Draper Fisher Jurvetson Management Company V, LLC has three individual managing members. Those same three individuals are also the managing members of Draper Fisher Jurvetson Partners V, LLC and are therefore deemed to exercise voting and investment power over those shares.

JUNO'S PRINCIPAL STOCKHOLDERS

    The following table sets forth information known to Juno with respect to beneficial ownership of its common stock as of July 31, 2001, by (a) all persons who are beneficial owners of five percent or more of Juno common stock, (b) each director of Juno, (c) Juno's Chief Executive Officer and each of Juno's other executive officers whose salary and bonus for the 2000 fiscal year was in excess of $100,000 and (d) all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of July 31, 2001, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Unless otherwise indicated, the address of the beneficial owner below is c/o Juno Online Services, Inc., 1540 Broadway, 27th Floor, New York, New York 10036.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
Directors and Executive Officers:
David E. Shaw(1)	13,048,450	31.2%
Thomas L. Phillips, Jr.(2)	45,000	*
Edward J. Ryeom(3)	29,999	*
Louis K. Salkind(4)	187,605	*
Charles E. Ardai(5)	577,851	1.4%
Harshan Bhangdia(6)	60,373	*
All directors and executive officers as a group (6 persons)(7)	14,121,981	33.0%
5% Stockholders:
Shaw Family Trust V(8)	7,962,090	19.0%
D. E. Shaw & Co., L.P.(9)	4,446,834	10.6%
News America Incorporated(10)	3,135,208	7.5%

*
Less than 1%.

(1)
Includes (a) 81,627 shares held directly by D. E. Shaw & Co., Inc., (b) 5,250 shares held by an irrevocable stock trust in the name D. E. Shaw & Co., Inc., of which Wilmington Trust Co. is trustee, (c) 4,174,234 shares held directly by D. E. Shaw & Co., L.P., (d) 272,600 shares held by an irrevocable stock trust in the name of D. E. Shaw & Co., L.P., of which Wilmington Trust Co. is trustee, (e) 7,962,090 shares held directly by Shaw Family Trust V, (f) 360,450 shares held by an irrevocable stock trust in the name of Shaw Family Trust IV, of which Wilmington Trust Co. is trustee, (g) 29,999 shares that are issuable upon the exercise of stock options held by David E. Shaw and (h) 162,200 shares held by an irrevocable stock trust in the name of David E. Shaw, of which Wilmington Trust Co. is trustee. David E. Shaw is the trustee of the Shaw Family Trust IV and the Shaw Family Trust V. Dr. Shaw disclaims beneficial ownership of the shares held by D. E. Shaw & Co., L.P., Shaw Family Trust IV and Shaw Family Trust V, except to the extent of his pecuniary interest therein. In addition to the shares included above, (1) 176,134 shares are held directly by the Shaw Juno Trust, and (2) 11,300 shares are held by an irrevocable trust in the name of Shaw Juno Trust, of which Wilmington Trust Co. is trustee. Juno obtains services from D. E. Shaw & Co., L.P. and another entity affiliated with Dr. Shaw.

(2)
Includes 45,000 shares that are issuable upon the exercise of stock options.

(3)
Includes 29,999 shares that are issuable upon the exercise of stock options. The address of Mr. Ryeom is c/o Axalon Ventures, 440 Ninth Avenue, 11th Floor, New York, New York 10001.

(4)
Includes shares held by the Louis K. Salkind 1999 Grantor Retained Annuity Trust and 29,999 shares that are issuable upon the exercise of stock options. Although Dr. Salkind is neither the trustee nor a beneficiary of the Louis K. Salkind 1999 Grantor Retained Annuity Trust, some of the beneficiaries of this trust reside in Dr. Salkind's household.

(5)
Includes 572,647 shares that are issuable upon the exercise of stock options. This number does not include 1,161,702 shares issuable upon the exercise of stock options that do not vest within 60 days of July 31, 2001.

(6)
Includes 59,373 shares that are issuable upon the exercise of stock options. This number does not include 340,627 shares issuable upon the exercise of stock options that do not vest within 60 days of July 31, 2001.

(7)
Includes 939,720 shares that are issuable upon the exercise of stock options.

(8)
David E. Shaw is the trustee of the Shaw Family Trust V.

(9)
Includes (a) 4,174,234 shares held directly by D. E. Shaw & Co., L.P. and (b) 379,400 shares held by an irrevocable stock trust in the name of D. E. Shaw & Co., L.P., of which Wilmington Trust Co. is trustee. D. E. Shaw & Co., Inc., which is wholly owned by David E. Shaw, is the general partner of D. E. Shaw & Co., L.P. Dr. Shaw, as President of D. E. Shaw & Co., Inc., has voting and dispositive powers with respect to the shares held by D. E. Shaw & Co., L.P.

(10)
News America Incorporated is an affiliate of News Corporation, a publicly traded company. The address of News America Incorporated is 1211 Avenue of the Americas, New York, New York 10036.

DESCRIPTION OF UNITED ONLINE CAPITAL STOCK

    This section describes the material terms of our capital stock, our restated certificate of incorporation and our restated bylaws that will be in effect immediately after the mergers are completed. This section also summarizes relevant provisions of the Delaware General Corporation Law, which we refer to as Delaware law. We urge you to carefully read our restated certificate of incorporation and bylaws which are exhibits to the registration statement we filed with the SEC. See "Where You Can Find Additional Information."

Authorized Capital Stock

    Total Shares.  We initially will have authority to issue a total of 305,000,000 shares of capital stock consisting of:

  •
  300,000,000 shares of common stock, par value $0.0001 per share; and

  •
  5,000,000 shares of preferred stock, par value $0.0001 per share.

    Common Stock.  Following completion of the mergers, we anticipate that approximately 41,000,000 shares of our common stock will be outstanding.

    Preferred Stock.  Following completion of the mergers, there will be no outstanding shares of our preferred stock.

Our Common Stock

    Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to receive dividends, ratably, if any, as may be declared by our board of directors out of legally available funds, subject to any preferential dividend rights of any outstanding preferred stock. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after satisfaction of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of our common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future without further stockholder approval.

Our Preferred Stock

    Our board of directors will be authorized to issue from time to time, without further stockholder approval, up to an aggregate of 5,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, term of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of any series. We may issue our preferred stock in ways which may delay, defer or prevent a change in control of our company without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock. The issuance of our preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. We have no present plans to issue any shares of preferred stock.

Registration Rights

    NetZero has granted registration rights to several of its large stockholders. In connection with the signing of the merger agreement, Dr. David E. Shaw and his affiliated entities agreed to amend their existing registration rights agreement with Juno to allow the holders of NetZero registration rights to have rights pari passu, or on the same level, with Dr. Shaw and his affiliated entities. Juno's existing registration rights agreement has been filed with the Securities and Exchange Commission and will be provided to you upon request. See "Where You Can Find Additional Information." The Juno registration rights agreement will be restated in connection with the closing of the mergers to provide rights described above and will be assumed by United Online upon closing of the mergers.

Anti-Takeover Effects of Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

    Delaware law and our restated certificate of incorporation and restated bylaws will contain a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of our company. In addition, provisions of our restated certificate of incorporation and restated bylaws may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in his, her or its best interest, including those attempts that might result in a premium over the market price of the shares held by our stockholders.

    Delaware Section 203.  We are subject to the business combination statute of Delaware law, Section 203. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained this status with the approval of the board of directors or unless the business combination was approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years owned, 15% or more of the corporation's voting stock." This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respects to us and, accordingly, may discourage attempts to acquire us.

    Advance Notice Requirements for Stockholder Proposals and Director Nominations.  Our restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the anniversary date of our immediately preceding annual meeting. The bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

    Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

    Classified Board of Directors; Removal; Filling Vacancies and Amendments.  Our directors are divided into three classes serving staggered three-year terms. This classification of the board has the effect of requiring at least two annual stockholder meetings, instead of one, to replace a majority of the members of the board. Subject to the rights of holders of any outstanding series of preferred stock, the certificate authorizes only the board to fill vacancies, including newly created directorships. Accordingly, those provisions could prevent a stockholder from obtaining majority representation on the board by enlarging the board of directors and filling the new directorships with its own nominees. Our amended and restated certificate of incorporation will provide that directors may be removed by stockholders only for cause and only by the affirmative vote of holders of two-thirds of the outstanding shares of voting stock.

    Action by Written Consent of Stockholders.  Our amended and restated certificate of incorporation will provide that stockholders may not act by written consent, but may only take action at duly called annual or special meetings of stockholders. Our amended and restated certificate of incorporation further provides that special meetings of our stockholders may be called only by our board of directors. This limitation on the right of stockholders to call a meeting could make it more difficult for stockholders to initiate actions that are opposed by our board of directors. In addition the limited ability of stockholders to call a special meeting of stockholders may make it more difficult to change the existing board and management.

    Supermajority Vote to Amend Charter and Bylaws.  Our amended and restated certificate of incorporation and restated bylaws each provide that a sixty-six and two-thirds vote of the outstanding shares is required to (a) remove a director and that removal may only be for cause or (b) to amend provisions of our amended and restated certificate of incorporation regarding (1) the management of the business and the conduct of its affairs; or (2) the meetings of stockholders.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation of Glendale, California.

Listing

    We expect our common stock will be listed on the Nasdaq National Market under the symbol "UNTD."

COMPARISON OF RIGHTS OF UNITED ONLINE STOCKHOLDERS,
NETZERO STOCKHOLDERS AND JUNO STOCKHOLDERS

    We, NetZero and Juno are all organized under the laws of the State of Delaware. Any differences in the rights of holders of our capital stock, NetZero capital stock and Juno capital stock arise primarily from differences among the companies' restated certificates of incorporation and restated bylaws. Upon completion of the mergers, holders of NetZero common stock and holders of Juno common stock will become holders of our common stock and their rights will be governed by Delaware law, our restated certificate of incorporation and our restated bylaws.

    This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as the restated certificates of incorporation and restated bylaws of us, NetZero and Juno. Copies of the forms of our restated certificate of incorporation and restated bylaws are exhibits to the registration statement that we filed with the SEC with respect to the offer and sale of shares of our common stock in the mergers of which this joint proxy statement/prospectus forms a part. Copies of the restated certificates of incorporation and restated bylaws of NetZero and Juno will be sent to you upon request. See "Where You Can Find More Information." The following table summarizes the differences among the three companies' organizational documents.

Rights	United Online	NetZero	Juno
Capitalization	300,000,000 shares of common stock 5,000,000 shares of preferred stock	500,000,000 shares of common stock 10,000,000 shares of preferred stock	133,333,334 shares of common stock 5,000,000 shares of preferred stock
Voting rights	One vote per common share. No cumulative voting. Preferred stock as determined by the board. No preferred stock currently outstanding.	One vote per common share. No cumulative voting. Preferred stock as determined by the board. No preferred stock currently outstanding.	One vote per common share. No cumulative voting. Preferred stock as determined by the board. No preferred stock currently outstanding.
Number and election of directors
Six members divided into three equal classes.

Board of directors has the power to change the size of the board.

Two-thirds stockholder vote to change the board classification and size provisions of the certificate of incorporation and bylaws.
Six members, divided into three equal classes.

Board of directors has the power to change the size of the board.

Two-thirds stockholder vote to change the board classification and size provisions of the certificate of incorporation and bylaws.
The certificate of incorporation provides for seven directorships, divided into three classes. At present, there are five members and two vacancies.

Two-thirds stockholder approval required to change the size of the board.

Vacancies on the board of directors	Vacancies filled by a majority of remaining directors. Removal for cause only and only upon two-thirds vote.	Vacancies filled by a majority of remaining directors. Removal for cause only and only upon two-thirds vote.	Vacancies filled by a majority of remaining directors. Removal for cause only and only upon two-thirds vote.
Power to call special meetings	Denied to stockholders.	Denied to stockholders.	Denied to stockholders.
Action by written consent of stockholders	Stockholders may not act by written consent.	Stockholders may not act by written consent.	Stockholders may not act by written consent.
Amendment of organizational documents
Two-thirds vote to change provisions relating to:

• authorizing and issuing stock;

• making, repealing, altering, amending and rescinding the bylaws;

• the number of members, term of office, vacancies, classes, elections, personal liability and powers of the directors;

• annual and special meetings of stockholders;

• indemnification of directors, officers, employees and agents; and

• the management of the business and the conduct of its affairs.
Two-thirds vote to change provisions relating to:

• authorizing and issuing stock;

• making, repealing, altering, amending and rescinding the bylaws;

• the number of members, term of office, vacancies, classes and elections for the board of directors;

• annual and special stockholder meetings; and

• indemnification of directors, officers, employees and agents.
Two-thirds vote to change provisions relating to:

• changes in the number of members of the board of directors;

• the manner in which stockholder action may be effected;

• the indemnification of directors, officers, employees and agents;

• authority of the board of directors to adopt, repeal, alter, amend and rescind Juno's bylaws;

• Juno's right to repeal, alter, amend or rescind any provision of Juno's certificate of incorporation.
State anti-takeover statute	Governed by Section 203 of Delaware Law.	Governed by Section 203 of Delaware Law.	Governed by Section 203 of Delaware Law.
Advance notice of stockholder proposals	120 day advance notice provision	120 day advance notice provision.	120 day advance notice provision.
Limitation on director liability	Directors' liability limited to the fullest extent permitted by law.	Directors' liability limited to the fullest extent permitted by law.	Directors' liability limited to the fullest extent permitted by law.
Indemnification of directors and officers	Indemnification provided to fullest extent of Delaware law.	Indemnification provided to fullest extent of Delaware law.	Indemnification provided to fullest extent of Delaware law.

MANAGEMENT OF UNITED ONLINE AFTER THE MERGERS

    We are a newly created company. When the mergers are completed, we will be the parent company of both NetZero and Juno and the operations of both companies will continue under new management.

Our Board of Directors and Executive Officers

    When the mergers are completed, our executive officers and directors will be the same persons who are executive officers and directors of NetZero just prior to the completion of the mergers. Accordingly, our executive officers and directors will be as follows:

Name	Age	Position
Mark R. Goldston	46	Chairman, Chief Executive Officer, President and Director (director term expires 2004)
Charles S. Hilliard	37	Senior Vice President, Finance and Chief Financial Officer
Gerald J. Popek	54	Senior Vice President and Chief Technology Officer
Frederic A. Randall, Jr.	44	Senior Vice President, General Counsel and Secretary
Robert J. Taragan	45	Senior Vice President and General Manager CyberTarget
Brian Woods	41	Senior Vice President and Chief Marketing Officer
Jon O. Fetveit	31	Senior Vice President and Chief Strategy Officer
James T. Armstrong	35	Director (term expires 2002)
Robert Berglass	63	Director (term expires 2003)
Jennifer S. Fonstad	35	Director (term expires 2004)
Dennis Holt	65	Director (term expires 2002)

    A brief biographical description of these persons is in "NetZero's Management." Although the four founders of NetZero, Messrs. Burr, Haitsuka, McKenzie and Zebian, have agreed to perform consulting services for NetZero through July 1, 2002, they are not employees or officers of NetZero and they will not be a part of United Online's management team.

    Our board of directors is divided into three classes with staggered, three year terms. Each of the above directors will serve until his or her successor is duly elected and qualified at the annual meeting of shareholders in the year such director's term expires, as indicated in the above table, or until his earlier resignation or removal. At each succeeding annual meeting, the director(s) elected to succeed such director(s) shall serve for a three year term.

Committees of Our Board of Directors

    Upon completion of the mergers, our board of directors initially will have two committees:

  •
  Audit Committee. The audit committee will consist of three directors, Messrs. Armstrong and Berglass and Ms. Fonstad. The audit committee will have responsibility for reviewing and making recommendations regarding our employment of independent accountants, the annual audit of our financial statements, and our internal controls, accounting practices and policies.

  •
  Compensation Committee. The compensation committee will consist of two directors, Messrs. Holt and Berglass. The compensation committee will have responsibility for determining the nature and amount of compensation for our management and directors and for administering our employee benefit plans.

Compensation of Our Directors

    In accordance with existing practice of NetZero and Juno, we expect that members of our board of directors who are also full-time employees of ours, or one of our subsidiaries, will receive no additional compensation for their services as directors. Each of our non-employee directors will receive compensation for service on our board of directors as determined by our board based on the recommendation of our compensation committee.

Compensation of Our Executive Officers

    We have not paid any compensation to any of our executive officers. The form and amount of the compensation to be paid to each of our executive officers in any future period will be determined by the compensation committee of our board of directors.

Indemnification of Directors and Officers

    Our restated bylaws provide for indemnification, to the fullest extent permitted by Delaware law, of any person who is or was a director or officer of ours, or our subsidiaries, and who is or was involved in any manner, or who is threatened to be made involved in any manner, in any pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust or other enterprise.

    We are authorized to purchase and maintain insurance on behalf of our directors, officers, employees and agents.

    In addition, our restated bylaws provide that all reasonable expenses incurred by or on behalf of a director or officer in connection with any investigation, claim, action, suit or proceeding will be advanced to the director or officer by us upon the request of the director or officer, which request, if required by law, will include an undertaking by or on behalf of the director or officer to repay the amounts advanced if ultimately it is determined that the director or officer was not entitled to be indemnified against the expenses.

LEGAL MATTERS

    The validity of the shares of our common stock offered by this document will be passed upon for us by Brobeck, Phleger & Harrison LLP, Los Angeles, California. Brobeck owned 68,280 shares of NetZero common stock prior to the date of this document. Attorneys of Brobeck and members of their immediate families and trusts for their own benefit own less than 15,000 shares of NetZero common stock prior to the date of this document.

EXPERTS

    The consolidated balance sheet of United Online, Inc. as of June 30, 2001, included in this registration statement has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements and the financial statement schedule of NetZero, Inc. as of June 30, 2001 and 2000, and for each of the three years in the period ended June 30, 2001, included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Juno Online Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of AimTV, Inc., a development stage enterprise, as of June 30, 1999 and the related statements of operations, shareholders' equity and cash flows for the period from March 1, 1999 (inception) through June 30, 1999, included in this registration statement have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

STOCKHOLDER PROPOSALS

    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

    NetZero.  NetZero will hold an annual meeting in the year 2001 only if the mergers have not already been completed. If the 2001 annual meeting is held, stockholder proposals will generally be eligible for inclusion in NetZero's proxy statement if the stockholder proposals are received no later than July 6, 2001, and must otherwise comply with the requirements of Rule 14a-8. All notices of proposals by stockholders, whether or not included in NetZero's proxy materials, should be sent to the attention of the Secretary, NetZero, Inc., 2555 Townsgate Road, Westlake Village, California 91361.

    Juno.  Juno has already held its 2001 annual meeting of stockholders. Juno will hold an annual meeting in the year 2002 only if the mergers have not been completed. If the 2002 annual meeting is held, stockholder proposals must be received by Juno no later than December 31, 2001, and must otherwise comply with the requirements of Rule 14a-8, to be included in Juno's proxy statement. All notices of proposals by stockholders, whether or not to be included in Juno's proxy materials, should be sent to the attention of the Secretary, Juno Online Services, Inc. 1540 Broadway, 27th Floor, New York, New York 10036.

    United Online.  If the mergers are completed, we will hold our first annual meeting of stockholders in November 2002. Stockholders' proposals must be received by us no later than August 1, 2002, and must otherwise comply with the requirements of Rule 14a-8. In addition, our bylaws establish an advance notice procedure with regard to stockholder proposals to be brought before an annual meeting of our stockholders. To be presented at our first annual meeting, a stockholder proposal must be received by us after May 1, 2002 but no later than August 1, 2002. If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear or send a qualified representative to present the proposal at the meeting, we need not present the proposal for a vote at the meeting. All notices of proposals by stockholders, whether or not to be included in our proxy materials, should be sent to the attention of our Secretary, 2555 Townsgate Road, Westlake Village, California 91361.

WHERE YOU CAN FIND MORE INFORMATION

    Requests for documents relating to NetZero should be directed to: NetZero, Inc., 2555 Townsgate Road, Westlake Village, California 91361. Attention: Investor Relations, telephone: (877) 280-NET0 (6380). e-mail: investor@corp.netzero.net.

    Requests for documents relating to Juno should be directed to: Juno Online Services, Inc., 1540 Broadway, 27th Floor, New York, New York 10036. Attention: Investor Relations, telephone: (888) 447-5866. e-mail: ir@juno.support.com.

    NetZero and Juno each file, and after the mergers we will file, reports, proxy statements and other information with the SEC. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at:

Judiciary Plaza Room 1024 450 Fifth Street, N.W. Washington, D.C. 20549	Citicorp Center 500 West Madison Street Suite 1400 Chicago, Illinois 60661	Seven World Trade Center 13th Floor New York, New York 10048

    Reports, proxy statements and other information concerning NetZero and Juno, and after completion of the mergers, us, may be inspected at: The Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

    Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the SEC at l-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy statements and other information regarding each of NetZero and Juno and, after completion of the mergers, us. The address of the SEC's Web site is http://www.sec.gov.

    We filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to the offer and sale of shares of our common stock in connection with the mergers. This document constitutes our prospectus filed as part of that registration statement. This document does not contain all of the information set forth in the registration statement because parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and its exhibits are available for inspection and copying as described above.

    If you have any questions about the mergers, please call either NetZero Investor Relations at (877)-280-NET0 (6380) or Juno Investor Relations at (888) 447-5866.

    This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth in this document or in our affairs since the date of this document. The information contained in this document with respect to NetZero was provided by NetZero and the information contained in this document with respect to Juno was provided by Juno.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

    The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this document referring to NetZero, Juno or United Online. These statements may include statements regarding the period following completion of the mergers.

    This document contains forward-looking statements based on current projections about operations, industry, financial condition and liquidity. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, the mergers or our business, identify forward-looking statements. You should note that the discussion of NetZero's and Juno's board of directors' reasons for the mergers and the description of their respective financial advisors opinions contains many forward looking statements that describe beliefs, assumptions and estimates as of the indicated dates and those forward looking expectations may have changed as of the date of this document. In addition, any statements that refer to expectations, projections or other characterizations or future events or circumstances, including any underlying assumptions, are forward-looking statements. Those statements are not guarantees and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results could differ materially and adversely from these forward-looking statements.

    All forward-looking statements reflect management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to the businesses of NetZero and Juno, the uncertainty concerning the completion of the mergers and the matters discussed under "Risk Factors," among others, could cause actual results to differ materially from those described in the forward-looking statements. These factors include: relative value of our, NetZero's and Juno's common stocks, the market's difficulty in valuing our business, the failure to realize the anticipated benefits of the mergers and conflicts of interest of directors recommending the mergers. You are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this document. None of us, NetZero or Juno is under any obligation, except as required by law, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. We, NetZero and Juno each expressly disclaim, to the maximum extent permitted by law, any obligation to update or alter any forward-looking statement.

    All subsequent forward-looking statements attributable to NetZero, Juno or us or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

INDEX TO FINANCIAL STATEMENTS

UNITED ONLINE, INC.
Introductory Note Regarding the Unaudited Pro Forma Consolidated Financial Statements	F-2
Unaudited Pro Forma Consolidated Balance Sheet	F-3
Unaudited Pro Forma Consolidated Statement of Operations	F-4
Notes to Unaudited Pro Forma Consolidated Financial Statements	F-5
Report of Independent Accountants	F-9
Consolidated Balance Sheet	F-10
Notes to Consolidated Balance Sheet	F-11
NETZERO, INC.
Report of Independent Accountants	F-12
Consolidated Balance Sheets	F-13
Consolidated Statements of Operations and Comprehensive Loss	F-14
Consolidated Statements of Stockholders' Equity (Deficit)	F-15
Consolidated Statements of Cash Flows	F-16
Notes to Consolidated Financial Statements	F-17
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES
Report of Independent Accountants	F-38
Consolidated Balance Sheets	F-39
Consolidated Statements of Operations	F-40
Consolidated Statements of Partners' Capital (Deficiency)/Statement of Stockholders' Equity	F-42
Consolidated Statements of Cash Flows	F-43
Notes to Consolidated Financial Statements	F-44
Condensed Consolidated Balance Sheets	F-59
Unaudited Condensed Consolidated Statements of Operations	F-60
Unaudited Condensed Consolidated Statements of Stockholders' Equity	F-61
Unaudited Condensed Consolidated Statements of Cash Flows	F-62
Notes to Unaudited Condensed Consolidated Financial Statements	F-63
AIMTV, INC. (A DEVELOPMENT STAGE ENTERPRISE)
Report of Independent Accountants	F-66
Balance Sheets	F-67
Statements of Operations	F-68
Statements of Shareholders' Equity	F-69
Statements of Cash Flows	F-70
Notes to Financial Statements	F-71

F–1

UNITED ONLINE, INC.

INTRODUCTORY NOTE REGARDING THE UNAUDITED PRO FORMA CONSOLIDATED

FINANCIAL STATEMENTS

United Online is a newly formed corporation that has not, to date, conducted any activities other than those related to incorporation, the merger agreement, and the formation of this document. Upon completion of the mergers, the business of United Online will be the combined businesses currently conducted by NetZero and Juno. NetZero is the acquiror for financial reporting purposes.

    We derived the following selected unaudited pro forma consolidated financial data from NetZero's and Juno's consolidated financial statements which are included elsewhere in this document. Because Juno and NetZero have different fiscal years, and we will adopt the June 30 fiscal year end of NetZero, pro forma operating results are presented for the year ended June 30, 2001.

    In June 2001, we signed the merger agreement with Juno. Upon closing of the mergers, Juno stockholders will receive 0.3570 of a share of our common stock for each share of Juno common stock, including shares of our common stock to be issued upon exercise of options to purchase shares of Juno common stock assumed by us in the mergers. The mergers will be accounted for using the purchase method of accounting.

    We will allocate the purchase price for Juno based on the fair value of Juno's net assets acquired at the time the mergers are completed and the excess of cost over the fair value of Juno's net tangible assets acquired will be allocated to goodwill and identifiable intangible assets. Identifiable intangible assets will be amortized on a straight-line basis over estimated lives ranging from 1 to 7 years. In accordance with the transitional guidance of Statement of Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets, goodwill from the acquisition of Juno will not be amortized. These allocations may change when we complete our final analysis of the fair values of Juno's net assets. The impact of the final valuation on goodwill and other identifiable intangible assets could be material to our future operating results.

    The following unaudited pro forma consolidated statement of operations for the year ended June 30, 2001 gives effect to the mergers as if they had occurred on July 1, 2000. The unaudited pro forma consolidated statement of operations for the year ended June 30, 2001 was prepared based on the audited consolidated statement of operations for the year ended June 30, 2001 for NetZero and the unaudited consolidated statement of operations for the year ended June 30, 2001 for Juno.

    The unaudited pro forma consolidated balance sheet as of June 30, 2001 gives effect to the mergers as if they had occurred on June 30, 2001 and combines the historical audited consolidated balance sheet of NetZero and unaudited consolidated balance sheet of Juno.

    The unaudited pro forma consolidated financial information is based on estimates and assumptions set forth in the notes to these statements. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Unaudited pro forma consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated financial position or results of operations of future periods or the results that actually would have been realized had NetZero and Juno operated on a combined basis during this period. This unaudited pro forma consolidated financial information is based upon the respective historical consolidated financial statements of NetZero and Juno and related notes to those statements included elsewhere in this document and should be read in conjunction with those statements and the related notes. The accounting policies used in the presentation of these unaudited pro forma consolidated financial statements reflect those expected to be applied as the operations of NetZero and Juno are integrated into United Online. As such, certain reclassifications have been made to conform NetZero's and Juno's historical financial statements on a consistent basis to the presentation of the unaudited pro forma consolidated results of United Online.

F–2

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2001
(in thousands, except share amounts)

	NetZero, Inc.	Juno Online Services, Inc.	Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$60,087	$41,961	$5,000	(a)	$107,048
Short-term investments	59,129	—			59,129
Restricted cash	13,524	—	(5,000	)(a)	8,524
Accounts receivable, net	9,027	7,767			16,794
Other current assets	5,823	1,251			7,074

Total current assets	147,590	50,979	—		198,569
Property and equipment, net	28,877	7,578			36,455
Restricted cash	2,253	—			2,253
Other assets	3,677	217			3,894
Intangible assets, net	1,466	—	54,500	(b)	55,966
Goodwill	—	—	33,534	(b)	33,534

Total assets	$183,863	$58,774	$88,034		$330,671

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,870	$23,246	$(18,110	)(c)	$30,006
Accrued liabilities	5,756	—	10,463	(d)	34,329
			18,110	(c)
Deferred revenue	4,404	13,454			17,858
Current portion of notes payable	1,710	—			1,710
Current portion of capital leases	4,852	597			5,449

Total current liabilities	41,592	37,297	10,463		89,352
Notes payable less current portion	433	—			433
Capital lease less current portion	2,881	298			3,179
Deferred rent	—	93			93
Liabilities expected to be settled in common stock	—	4,000			4,000
Stockholders' equity:
Common stock, $0.0001 par value; 300,000,000 shares authorized; 40,049,000 issued and outstanding at June 30, 2001	126	417	(122	)(e)	4
			(417	)(f)
Additional paid-in capital	460,868	211,963	94,836	(e)	555,704
			(211,963	)(f)
Notes receivable from stockholders	(829)	—			(829)
Deferred stock-based charges	(9,708)	(192)	192	(f)	(9,765)
			(57	)(g)
Other accumulated comprehensive income	867	(5)	5	(f)	867
Accumulated deficit	(312,367)	(195,097)	195,097	(f)	(312,367)

Total stockholders' equity	138,957	17,086	77,571		233,614

Total liabilities and stockholders' equity	$183,863	$58,774	$88,034		$330,671

The accompanying notes are an integral part of these
unaudited pro forma consolidated financial statements.

F–3

UNITED ONLINE, INC.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED JUNE 30, 2001
(in thousands, except per share data)

	NetZero, Inc.	Adjustments (h)		Adjusted (h) NetZero, Inc.		Adjusted (k) Juno Online Services, Inc.		Adjustments		Pro Forma
Billable services	$6,662	$—		$6,662		$86,499	(k)	$—		$93,161
Advertising and commerce	50,555	—		50,555		31,993	(k)	—		82,548

Total revenues	57,217	—		57,217		118,492		—		175,709
Cost of revenues (including stock-based charges, see note s)	86,409	(86,409	)(i)

Gross income (loss)	(29,192)	86,409

Operating expenses:
Cost of billable services	—	8,364	(i)	8,364		52,601	(k)	(414	)(l)	60,561
								10	(m)
Cost of free services	—	78,045	(i)	81,759		7,242	(k)	32,908	(n)	121,853
								(57)	(l)
		3,714	(j)					1	(m)
Operations, free service	—	—		—		32,908		(32,908	)(n)	—
Subscriber acquisition	—	—		—		44,200		(44,200	)(o)	—
Sales and marketing (including stock-based charges, see note s)	62,176	—		62,176		15,908		44,200	(o)	121,530
								(772	)(l)
								18	(m)
Product development (including stock-based charges, see note s)	27,534	—		27,534		9,238		(357	)(l)	36,423
								8	(m)
General and administrative (including stock-based charges, see note s)	30,726	(3,714	)(j)	27,012		12,368	(k)	1,600	(l)	40,987
								7	(m)
Amortization of intangible assets	16,837	—		16,837		—		13,625	(p)	30,462
Impairment of goodwill and intangible assets	48,622	—		48,622		—		—		48,622

Total operating expenses	185,895	86,409		272,304		174,465		13,669		460,438

Loss from operations	(215,087)	—		(215,087)		(55,973)		(13,669)		(284,729)

Net interest income	9,331	—		9,331		2,837		—		12,168

Net loss	$(205,756)	$—		$(205,756)		$(53,136)		$(13,669)		$(272,561)

Historical basic and diluted net loss per share	$(1.81)			$(9.05	)(r)	$(1.31)

Shares used in the calculation of historical basic and diluted net loss per share	113,704			22,741	(r)	40,553

Pro forma basic and diluted net loss per share										$(7.24)

Shares used in the calculation of pro forma basic and diluted net loss per share										37,644 (q)

The accompanying notes are an integral part of these
unaudited pro forma consolidated financial statements.

F–4

UNITED ONLINE, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Pro Forma Adjustments:

    The following adjustments are reflected in the unaudited pro forma consolidated balance sheet and statements of operations:

    (a) To adjust restricted cash to reflect the release of a $5.0 million bond posted by NetZero in connection with its patent litigation with Juno that would be terminated upon completion of the acquisition.

    (b) Preliminary allocation of the excess purchase consideration over the fair value of net tangible assets acquired. The fair value of the common stock to be issued was determined based on an average of the price per share of NetZero common stock on the dates surrounding the announcement of the execution of the merger agreement while the fair value of the assumed Juno options was determined based on the Black-Scholes option pricing model using a weighted average expected life of five years, no dividends, volatility of 120%, and a risk-free interest rate of 5%. A summary of the purchase price and net assets acquired as of June 30, 2001 are as follows (in thousands):

Purchase Price
Fair value of common stock issued	$76,753
Fair value of Juno options assumed	17,904
Estimated acquisition costs	10,463

Total purchase price	$105,120

Net Assets Acquired

Asset Category	Estimated Fair Market Value	Estimated Amortizable Life
Net tangible assets	$17,086

Intangible assets:
Acquired customers	47,400	4 years
Technology	4,300	4-5 years
Trademark/tradename/brandname	2,600	5-7 years
Other	200	1 year

Total intangible assets acquired	54,500

Goodwill	33,534

Total net assets acquired	$105,120

  The actual allocation of the purchase price will depend upon the fair value of Juno's net assets on the date the acquisition is completed and NetZero's evaluation of the fair value of the net assets as of that date. Consequently, the actual allocation of the purchase price could significantly differ from that presented above.

    (c) To reclassify Juno accrued liabilities to conform to the financial presentation of United Online.

F–5

    (d) Estimated acquisition costs include the following:

Employee termination benefits	$5,912
Investment banking, accounting and legal fees	3,310
Contract termination fees	1,241

Total	$10,463

    Employee termination benefits relate to estimated severance payments to be made to Juno employees that will be terminated in connection with the merger and as a result of the consolidation of Juno's and NetZero's operations. All terminations will occur within three months following the closing of the merger and will be settled in cash. United Online expects to incur additional indirect and general expenses related to the merger that will be expensed as incurred. These additional costs will consist primarily of employee termination benefits, office space rationalization, contract termination and other integration costs. United Online estimates the range for these additional costs to be between $10 and $15 million.

    The estimated acquisition costs disclosed above are preliminary as planning for the integration is currently ongoing and matters such as employee, facility and contract rationalization are in the process of being finalized. Additionally, plans are still being finalized with respect to the combination of Juno's and NetZero's software products and services under United Online. As such, changes in the estimated acquisition costs may result from factors such as expanded employee terminations, higher then anticipated accounting and legal fees, or lower than anticipated contract termination fees. It is not currently anticipated that any differences between the estimated and the actual acquisition costs will materially effect the purchase price allocation or the pro forma results of operations.

    The activities discussed above are expected to reduce operating costs going forward and improve overall profitability of the combined operations. We anticipate that costs incurred as a result of these activities will be funded through existing cash, cash equivalents and short-term investments and that the remaining cash balances after incurring these costs will be sufficient to fund United Online's operating activities, capital expenditures and other obligations for at least the next twelve months following the consummation of the merger.

    (e) Issuance of approximately 14.9 million shares of our common stock, excluding shares to be issued upon exercise of options to purchase shares of Juno common stock assumed in the acquisition and after giving effect to the exchange ratios as contemplated in the merger agreement.

     (f) Elimination of Juno's equity accounts.

    (g) Intrinsic value of unvested stock options assumed by United Online.

    (h) This column reflects the pro forma reclassification adjustments to NetZero's historical results of operations that are required to conform to the financial presentation of United Online.

     (i) To allocate NetZero's historical cost of revenues to conform to the financial presentation of United Online. Cost of billable services includes network related costs associated with billable subscribers only, consisting primarily of telecommunications costs, personnel and related costs associated with operating the network and data centers, costs incurred in providing customer support and billing, and depreciation of network computers and equipment. Cost of free services includes network related costs associated with subscribers of the free service only, consisting primarily of telecommunications costs, personnel and related costs associated with operating the network and data

F–6

centers, costs incurred in providing customer support, and depreciation of network computers and equipment.

     (j) Reclass of costs incurred to provide customer support to conform to the financial statement presentation of United Online.

    (k) Juno's historical revenues and cost of revenues have been reclassified to conform to the financial statement presentation of United Online. Direct product sales are included in billable services and cost of direct product sales are included in cost of billable services. Advertising and transaction fees have been reclassified to cost of free services. Additionally, merger costs have been reclassified to general and administrative expenses.

     (l) To reclassify Juno expenses incurred for investor relations and recruiting to conform to the financial statement presentation of United Online.

    (m) Stock-based charges related to the assumption of Juno's unvested stock options.

    (n) To reclassify costs incurred to provide free services to conform to the financial statement presentation of United Online.

    (o) To reclassify costs incurred to acquire subscribers to conform to the financial statement presentation of United Online. Sales and marketing includes costs incurred to acquire and retain subscribers and operating expenses associated with the sales and marketing organizations.

    (p) Amortization of other identifiable intangible assets acquired in connection with the acquisition of Juno with expected lives ranging from 1 to 7 years and a weighted average useful life of approximately 4 years (see note (c)).

    (q) Weighted average shares used in the calculation of pro forma basic and diluted net loss per share after giving effect to the exchange ratios as contemplated in the merger agreement reflect the issuance of approximately 14.9 million shares of United Online common stock in consideration for the acquisition as if the shares had been issued on July 1, 2000.

    (r) Adjusted NetZero historical earnings per share after giving effect to the implied five-to-one reverse stock split that will be consummated in connection with the merger.

    (s) The following chart summarizes the stock-based charges that have been included in the following captions for the periods presented (in thousands):

	NetZero & Juno Actual	Pro Forma
	Year Ended June 30, 2001	Year Ended June 30, 2001
Cost of billable and free services	425	436
Sales and marketing	14,414	14,432
Product development	6,296	6,304
General and administrative	7,530	7,537

Total stock-based charges	28,665	28,709

2. Recent Accounting Pronouncements.

    In June 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141

F–7

establishes new standards for accounting and reporting requirements for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for United Online, Inc. will be July 1, 2001 and will not have a material effect on the Company's financial position, result of operations or cash flows. The accompanying pro forma consolidated financial statements reflect the acquisition of Juno applying the transitional guidance of SFAS No. 142.

3. Pro Forma Stock Options.

    The following table reflects pro forma information with respect to stock options outstanding as of June 30, 2001:

	As of June 30, 2001
	Number of Shares	Weighted Average Exercise Price
	(in thousands)
Pro Forma Options Outstanding	6,206	$20.00
Pro Forma Options Exercisable	1,357	$31.67

F–8

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of United Online, Inc.:

In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of United Online, Inc. and its subsidiaries (the "Company") at June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Century City, California
August 14, 2001

F–9

UNITED ONLINE, INC.
CONSOLIDATED BALANCE SHEET
JUNE 30, 2001

(in thousands, except share amounts)

Assets

Total assets	$—

Liabilities and Stockholder's Equity
Total liabilities	$—
Stockholder's equity:
Common stock, $0.001 par value; 1,000 shares authorized; 100 shares issued and outstanding	—

Total stockholder's equity	—

Total liabilities and stockholder's equity	$—

The accompanying note is an integral part of this consolidated balance sheet.

F–10

UNITED ONLINE, INC.
NOTES TO CONSOLIDATED BALANCE SHEET

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    United Online, Inc. (the "Company") was incorporated in the state of Delaware on June 5, 2001. The Company was formed in connection with the contemplated merger (the "Merger") of NetZero, Inc. ("NetZero") and Juno Online Services, Inc. ("Juno"). The Company is currently a wholly-owned subsidiary of NetZero. Upon completion of the Merger, NetZero and Juno will each become a wholly-owned subsidiary of the Company. To date, the Company and its subsidiaries have not conducted any activities other than those related to incorporation and the Merger.

    The consolidated balance sheet includes the accounts of the Company and its two wholly-owned subsidiaries, NZ Acquisition Corp. and JO Acquisition Corp. Intercompany accounts have been eliminated.

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated balance sheet.

F–11

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of NetZero, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of NetZero, Inc. and its subsidiaries (the "Company") at June 30, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Century City, California
August 14, 2001

F–12

NETZERO, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,
	2001	2000
Assets
Current assets:
Cash and cash equivalents	$60,087,000	$201,512,000
Short-term investments	59,129,000	36,353,000
Restricted cash	13,524,000	6,982,000
Accounts receivable, net of allowance for doubtful accounts of $354,000 and $1,651,000 at June 30, 2001 and 2000, respectively	9,027,000	15,748,000
Other current assets	5,823,000	3,941,000

Total current assets	147,590,000	264,536,000
Property and equipment, net	28,877,000	37,662,000
Restricted cash	2,253,000	2,692,000
Intangible assets, net	1,466,000	19,523,000
Other assets	3,677,000	1,545,000

Total assets	$183,863,000	$325,958,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$24,870,000	$18,727,000
Accrued liabilities	5,756,000	2,506,000
Deferred revenue	4,404,000	825,000
Current portion of notes payable	1,710,000	1,641,000
Current portion of capital leases	4,852,000	6,247,000

Total current liabilities	41,592,000	29,946,000
Notes payable, less current portion	433,000	2,143,000
Capital leases, less current portion	2,881,000	8,135,000

Total liabilities	44,906,000	40,224,000
Commitments and contingencies (Note 16)
Stockholders' equity:
Convertible preferred stock, $0.001 par value; 10,000,000 shares authorized and no shares issued and outstanding at June 30, 2001 and 2000, respectively	—	—
Common stock, $0.001 par value; 500,000,000 shares authorized; 125,729,000 and 116,712,000 shares issued and outstanding at June 30, 2001 and 2000, respectively	126,000	118,000
Additional paid-in capital	460,868,000	405,847,000
Notes receivable from stockholders	(829,000)	(799,000)
Deferred stock-based charges	(9,708,000)	(12,821,000)
Accumulated other comprehensive income	867,000	—
Accumulated deficit	(312,367,000)	(106,611,000)

Total stockholders' equity	138,957,000	285,734,000

Total liabilities and stockholders' equity	$183,863,000	$325,958,000

The accompanying notes are an integral part of these consolidated financial statements.

F–13

NETZERO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended June 30,
	2001	2000	1999
Revenues:
Advertising and commerce	$50,555,000	$54,917,000	$4,634,000
Billable services	6,662,000	589,000	—

Total revenues	57,217,000	55,506,000	4,634,000

Cost of revenues (including stock-based charges of $382,000, $357,000 and $60,000 for the years ended June 30, 2001, 2000 and 1999, respectively)	86,409,000	63,872,000	12,486,000

Gross loss	(29,192,000)	(8,366,000)	(7,852,000)

Operating expenses:
Sales and marketing (including stock-based charges of $5,442,000, $2,060,000 and $38,000 for the years ended June 30, 2001, 2000 and 1999, respectively)	62,176,000	51,436,000	1,689,000
Product development (including stock-based charges of $6,267,000, $299,000 and $— for the years ended June 30, 2001, 2000 and 1999, respectively)	27,534,000	10,020,000	1,018,000
General and administrative (including stock-based charges of $7,196,000, $3,630,000 and $1,138,000 for the years ended June 30, 2001, 2000 and 1999, respectively)	30,726,000	22,752,000	4,856,000
Amortization of intangible assets	16,837,000	5,525,000	—
Impairment of goodwill and intangible assets	48,622,000	—	—

Total operating expenses	185,895,000	89,733,000	7,563,000

Loss from operations	(215,087,000)	(98,099,000)	(15,415,000)

Interest and other income	10,823,000	8,342,000	225,000
Interest and other expense	(1,492,000)	(1,529,000)	(110,000)

Net loss	$(205,756,000)	$(91,286,000)	$(15,300,000)

Unrealized gain on short-term investments	867,000	—	—
Comprehensive loss	$(204,889,000)	$(91,286,000)	$(15,300,000)

Basic and diluted net loss per share	$(1.81)	$(1.23)	$(1.42)

Shares used to calculate basic and diluted net loss per share	113,704,000	74,123,000	10,792,000

The accompanying notes are an integral part of these consolidated financial statements.

F–14

NETZERO, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

	Convertible Preferred Stock
			Common Stock					Accumulated Other Comprehensive Income
					Additional Paid-In Capital	Notes Receivable From Stockholders	Deferred Stock-Based Charges		Accumulated Deficit	Total Stockholders' Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance at June 30, 1998	—	$—	15,000,000	$2,000	$—	$—	$—	$—	$(25,000)	$(23,000)
Issuance of common stock	—	—	23,000	2,000	—	—	—	—	—	2,000
Issuance of Series C convertible preferred stock, net	27,077,000	11,512,000	—	—	—	—	—	—	—	11,512,000
Exercise of warrants for Series C convertible preferred stock	23,000	10,000	—	—	—	—	—	—	—	10,000
Exercise of stock options	—	—	6,115,000	319,000	—	—	—	—	—	319,000
Exercise of options for notes receivable	—	—	7,486,000	1,029,000	—	(1,029,000)	—	—	—	—
Deferred stock-based charges	—	—	—	—	8,952,000	—	(8,952,000)	—	—	—
Amortization of deferred stock-based charges	—	—	—	—	—	—	1,169,000	—	—	1,169,000
Charge for issuance of Series A and B stock options	—		—	—	67,000	—	—	—	—	67,000
Issuance of Series D convertible preferred stock	18,082,000	33,198,000	—	—	—	—	—	—	—	33,198,000
Net loss	—	—	—	—	—	—	—	—	(15,300,000)	(15,300,000)

Balance at June 30, 1999	45,182,000	44,720,000	28,624,000	1,352,000	9,019,000	(1,029,000)	(7,783,000)	—	(15,325,000)	30,954,000
Conversion of convertible preferred stock	(45,182,000)	(44,720,000)	45,182,000	44,720,000	—	—	—	—	—	—
Conversion of redeemable convertible preferred stock	—	—	19,230,000	2,140,000	—	—	—	—	—	2,140,000
Reincorporation into Delaware and change in par value of common stock	—	—		(48,119,000)	48,119,000	—	—	—	—	—
Issuance of common stock from initial public offering	—	—	11,500,000	12,000	169,339,000	—	—	—	—	169,351,000
Issuance of common stock in private placement	—	—	11,540,000	12,000	143,934,000	—	—	—	—	143,946,000
Issuance of common stock through employee stock purchase plan	—	—	49,000	—	504,000	—	—	—	—	504,000
Exercise of stock options	—	—	674,000	1,000	322,000	(7,000)	—	—	—	316,000
Repurchase of option shares exercised	—	—	(1,012,000)	(1,000)	(22,000)	—	—	—	—	(23,000)
Issuance of common stock for acquisition	—	—	925,000	1,000	23,248,000	—	—	—	—	23,249,000
Issuance of warrant for marketing services	—	—	—	—	8,600,000	—	(8,600,000)	—	—	—
Deferred stock-based charges	—	—	—	—	2,784,000	—	(2,784,000)	—	—	—
Amortization of deferred stock-based charges	—	—	—	—	—	—	6,346,000	—	—	6,346,000
Payments received on notes receivable from stockholders	—	—	—	—	—	300,000	—	—	—	300,000
Interest earned on notes receivable from stockholders	—	—	—	—	—	(63,000)	—	—	—	(63,000)
Net loss	—	—	—	—	—	—	—	—	(91,286,000)	(91,286,000)

Balance at June 30, 2000	—	—	116,712,000	118,000	405,847,000	(799,000)	(12,821,000)	—	(106,611,000)	285,734,000
Issuance of common stock and warrants for marketing agreements	—	—	500,000	1,000	2,953,000	—	(2,873,000)	—	—	81,000
Issuance of common stock through employee stock purchase plan	—	—	490,000	—	431,000	—	—	—	—	431,000
Exercise of stock options	—	—	256,000	—	84,000	—	—	—	—	84,000
Repurchase of option shares exercised	—	—	(243,000)	—	(61,000)	—	—	—	—	(61,000)
Issuance of common stock for acquisitions	—	—	6,071,000	6,000	38,314,000	—	—	—	—	38,320,000
Issuance of restricted common stock for acquisitions	—	—	1,464,000	1,000	11,481,000	—	(11,482,000)	—	—	—
Deferred stock-based charges for issuance of restricted shares to employees	—	—	—	—	7,828,000	—	(7,828,000)	—	—	—
Issuance of restricted shares to employees	—	—	479,000	—	—	—	—	—	—	—
Amortization of deferred stock-based charges	—	—	—	—		—	19,287,000	—	—	19,287,000
Cancellation of previously issued equity awards	—	—	—	—	(6,009,000)	—	6,009,000	—	—	—
Accumulated other comprehensive income	—	—	—	—	—	—	—	867,000	—	867,000
Interest earned on notes receivable from stockholders	—	—	—	—	—	(30,000)	—	—	—	(30,000)
Net loss	—	—	—	—	—	—	—	—	(205,756,000)	(205,756,000)

Balance at June 30, 2001	—	$—	125,729,000	$126,000	$460,868,000	$(829,000)	$(9,708,000)	$867,000	$(312,367,000)	$138,957,000

The accompanying notes are an integral part of these consolidated financial statements.

F–15

NETZERO, INC.
CONSOLIDATED STATEMENTS OF CASH FLOW

	Year ended June 30,
	2001	2000	1999
Cash flows from operating activities:
Net loss	$(205,756,000)	$(91,286,000)	$(15,300,000)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	33,110,000	14,777,000	633,000
Impairment of goodwill and intangible assets	48,622,000	—	—
Allowance for doubtful accounts	1,120,000	1,834,000	160,000
Stock-based charges	19,287,000	6,346,000	1,236,000
Other	151,000	(63,000)	98,000
Changes in operating assets and liabilities (excluding the effects of acquisitions):
Restricted cash	(5,861,000)	(7,809,000)	(1,789,000)
Accounts receivable	5,671,000	(15,329,000)	(2,413,000)
Other assets	(4,555,000)	(4,153,000)	(1,308,000)
Accounts payable and accrued liabilities	6,460,000	14,134,000	6,586,000
Deferred revenue	3,534,000	(1,915,000)	2,739,000

Net cash used for operating activities	(98,217,000)	(83,464,000)	(9,358,000)

Cash flows from investing activities:
Purchases of property and equipment	(5,276,000)	(20,756,000)	(13,609,000)
Purchases of patent rights	(486,000)	(1,000,000)	—
Purchases of short-term investments	(163,229,000)	(43,853,000)	—
Proceeds from sales and maturities of short-term investments	141,353,000	7,500,000	—
Proceeds from sales of fixed assets	—	—	226,000
Cash paid for acquisitions, net of cash acquired	(7,721,000)	—	—

Net cash used for investing activities	(35,359,000)	(58,109,000)	(13,383,000)

Cash flows from financing activities:
Payments on capital leases	(6,662,000)	(2,690,000)	(241,000)
Payments on notes payable	(1,641,000)	(1,484,000)	(165,000)
Proceeds from bridge loan	—	—	100,000
Proceeds from equipment financing	—	5,680,000	—
Proceeds from notes payable	—	3,498,000	—
Repayment of notes due from stockholders	—	300,000	—
Proceeds from exercise of stock options	84,000	316,000	319,000
Stock repurchases	(61,000)	—	—
Proceeds from employee stock purchase plan	431,000	—	—
Net proceeds from issuance of convertible preferred stock	—	—	44,620,000
Net proceeds from issuance of redeemable convertible preferred stock	—	—	2,140,000
Net proceeds from issuance of common stock	—	313,430,000	2,000

Net cash provided by (used for) financing activities	(7,849,000)	319,050,000	46,775,000

Change in cash and cash equivalents	(141,425,000)	177,477,000	24,034,000
Cash and cash equivalents, beginning of period	201,512,000	24,035,000	1,000

Cash and cash equivalents, end of period	$60,087,000	$201,512,000	$24,035,000

Supplemental disclosures of cash flow activities:
Cash paid for interest	$1,416,000	$1,412,000	$110,000

Supplemental disclosure of non cash investing and financing activities:
Notes receivable from stockholders in connection with the exercise of stock options	$—	$—	$1,029,000
Bridge loan repayment in exchange for issuance of convertible preferred stock	—	—	100,000
Equipment obtained under capital leases	—	7,894,000	3,739,000
Equipment financed with notes payable	—	—	1,725,000
Accounts payable financed with note payable	—	—	210,000
Issuance of common stock for acquisition	49,802,000	23,249,000	—
Issuance of common stock warrant for marketing services	—	8,600,000	—
Issuance of common stock for patent rights	—	349,000	—

The accompanying notes are an integral part of these consolidated financial statements.

F–16

NETZERO, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    NetZero, Inc. ("NetZero" or the "Company") is a leading provider of Internet access services and online targeted marketing solutions. NetZero offers consumers free and pay access to the Internet, e-mail and customizable navigation tools that provide "speed dial" to key sites on the Internet. The Company's services are currently available in numerous cities across the United States and Canada. In addition to offering consumers access to the Internet, NetZero offers marketers targeting capabilities through numerous online advertising channels. NetZero also offers advertisers and commerce partners a variety of additional services to build their brands and market their products, including referring its users to partners' Web sites, enabling customer registrations and facilitating electronic commerce transactions. NetZero's CyberTarget division offers marketers and advertisers mass-scale, online market research and measurement services.

    The Company was incorporated in July 1997 and launched its Internet access service in October 1998. From October 1998 through December 2000, the Company offered a free and unlimited Internet access service that was supported by advertising and commerce. However, several factors, including declines in Internet advertising rates, have resulted in the Company amending its strategy to include billable services and to restrict the number of free hours it offers per household per month. Households desiring to exceed the free-hour limitation are currently offered the opportunity to sign up for a plan that provides households the option to pay a fee to allow them access to the the Company's service for the remainder of the calendar month. If these households elect not to pay a fee when they reach the free-hour limit during a given month, they will be denied access to the service for the remainder of the month, but their account will not be terminated, and they can begin accessing the service for free at the beginning of the next month. In March 2001, the Company launched a new billable service that offers users unlimited Internet service for a monthly fee. This billable service features a modified start-page and a small toolbar without the advertising banners currently included in the free service.

    In December 1999, the Company acquired AimTV, Inc. ("AimTV") through the issuance of common stock (see Note 4). In August 2000, the Company acquired Simpli.com in a stock and cash transaction (See Note 4). In September 2000, the Company acquired RocketCash through the issuance of common stock (see Note 4). In November 2000, the Company acquired certain assets of FreeInternet.com for cash (see Note 4 ).

    At June 30, 2001, the Company had cash, cash equivalents and short-term investments of approximately $119.2 million. The Company considers its existing cash, cash equivalents and short-term investments to be adequate to fund its operating activities, capital expenditures and other obligations for at least the next 12 months. However, the Company may need to raise additional capital for a variety of reasons including, without limitation, in order to fund more rapid growth, expand marketing activities, develop new or enhance existing services or products to respond to competitive pressures or to acquire complementary services, businesses or technologies. If, in the future, the Company is not successful in generating sufficient cash flow from operations, additional capital through public or private financings, strategic relationships or other arrangements will be necessary. This additional funding, if needed, might not be available on acceptable terms, or at all. Failure to raise sufficient capital when needed could have a material adverse effect on the business, results of operations and financial condition of the Company. If additional funds were raised through the issuance of equity securities, the percentage of stock owned by the then-current stockholders would be reduced. Furthermore, such equity securities might have rights, preferences or privileges senior to those of the common stockholders.

F–17

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    Principles of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

    Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

    Cash, Cash Equivalents and Short-Term Investments—The Company considers all highly liquid, short-term investments purchased with an original maturity of three months or less to be cash equivalents. Short-term investments consist principally of A-1 rated commercial paper and United States Government Agency notes. The Company's short-term investments are classified as available for sale and are reported at fair value, with unrealized gains and losses, net of tax, recorded in stockholders' equity. Realized gains or losses and permanent declines in value, if any, on available-for-sale securities are reported in other income or expensed as incurred using the specific identification method. Unrealized gains and losses for the years ended June 30, 2000 and 1999 were not significant.

    Restricted Cash—Restricted cash collateralizes the Company's obligations for certain advertising campaigns and lease agreements. In addition, included in restricted cash at June 30, 2001 is a $5.0 million bond posted in connection with certain litigation (see Note 16).

    Property and Equipment—Property and equipment are stated at historical cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, generally three to five years, or the shorter of the lease term or the estimated useful lives of the assets, if applicable.

    When assets are sold, the applicable costs and accumulated depreciation are removed from the accounts and any gain or loss is included in income. Expenditures for maintenance and repairs are expensed as incurred.

    Concentrations of Credit Risk—Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash and cash equivalents, short-term investments and accounts receivable. Cash and cash equivalents are deposited with major financial institutions; at times, such balances with any one financial institution may be in excess of FDIC insurance limits. The Company has short-term investments in a short-term fixed income portfolio. The Company's accounts receivable are derived primarily from revenue earned from customers located in the United States. The Company extends credit based upon an evaluation of the customer's financial condition and generally collateral is not required. The Company maintains an allowance for doubtful accounts based upon the expected collectibility of accounts receivable; to date, such losses have been within management's expectations.

F–18

    The following summarizes the accounts receivable balances at June 30, 2001 and 2000 and sales activity with significant customers for each of the three years ended June 30, 2001:

	Accounts Receivable
			Revenue For the Year Ended June 30,
	June 30, 2001	June 30, 2000
Customer			2001	2000	1999
A	3,239,000	986,000	7,928,000	1,938,000	—
B	—	946,000	11,328,000	15,685,000	1,261,000
C	—	159,000	—	6,586,000	1,188,000
D	1,098,000	652,000	5,893,000	1,698,000	—
E	18,000	2,617,000	314,000	3,285,000	—
F	367,000	2,654,000	1,256,000	4,520,000	—

    Source of Supplies—The Company relies on third-party networks, local telephone companies and other companies to provide data communications capacity. Although management believes that alternate telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on the Company's financial position, results of operations and cash flows.

    Intangible Assets—Goodwill and other intangible assets are amortized on a straight-line basis over their estimated useful lives, ranging from two to four years. Amortization expense amounted to $16,837,000, $5,525,000 and $— for the years ended June 30, 2001, 2000 and 1999, respectively. Intangible assets are regularly reviewed by the Company for impairment to assess whether the fair value is less than the carrying value. During the quarter ended March 31, 2001, the Company recorded an impairment charge of $48,622,000 (see Note 7).

    Fair Value of Financial Instruments—The Company's financial instruments, including cash and cash equivalents, short-term investments, restricted cash, accounts receivable, accounts payable, accrued liabilities, notes payable and lease obligations are carried at historical cost, which approximates their fair values due to the short term maturity of these instruments and the relatively stable interest rate environment.

    Long-Lived Assets—The Company identifies and records impairment losses on long-lived assets, including goodwill that is not identified with an impaired asset, when events and circumstances indicate that such assets might be impaired. Events and circumstances that may indicate that an asset is impaired include significant decreases in the market value of an asset, a change in the extent or manner in which an asset is used, shifts in technology, loss of key management or personnel, changes in the operating model or strategy and competitive forces.

    If events and circumstances indicate that the carrying amount of an asset may not be recoverable and the expected undiscounted future cash flows attributable to the asset is less than the carrying amount of the asset, an impairment loss equal to the excess of the asset's carrying value over its fair value is recorded. Fair value is determined based on the present value of estimated expected future cash flows using a discount rate commensurate with the risk involved, quoted market prices or appraised values, depending on the nature of the assets. During the quarter ended March 31, 2001, the Company recorded an impairment charge of $48,622,000 (see Note 7).

    Revenue Recognition—The Company's revenues are derived principally from the sale of advertising, which includes targeted and non-targeted banner advertisements, placements and sponsorships, referrals of users to other web-sites, performance-based agreements, including e-commerce arrangements and

F–19

advertising messages delivered to the Company's users via e-mail. Banner advertising and sponsorship revenues are recognized in the periods in which the advertisement or sponsorship placement is displayed, based upon the lesser of impressions delivered over the total number of guaranteed impressions or ratably over the period in which the advertisement is displayed, provided that no significant Company obligations remain, fees are fixed and determinable, and collection of the related receivable is probable. The Company's obligations typically include the guarantee of a minimum number of impressions or the satisfaction of other performance criteria. Revenues from performance-based arrangements are recognized as the related performance criteria are met. Referral revenues are recognized as referrals are made to advertisers' or sponsors' web-sites, provided that no significant Company obligations remain, fees are fixed and determinable, and collection of the related receivable is probable. Barter transactions are recorded at the fair value of the goods or services provided or received, whichever is more readily determinable under the circumstances. In determining the value of the goods or services provided, the Company uses historical pricing of comparable cash transactions. For the periods presented, revenues recognized from barter transactions were less than 1% of total net revenues.

    The Company also derives revenues from billable products and services, such as its pay Internet access services. Billable services revenues are recognized in the period in which the related products or services are provided to the user. Billable services revenue primarily consists of subscription fees that are received from users of the Company's fee-based access services. The Company generally requires that subscribers pre-pay for their billable services, which results in the deferral of certain revenues into the period in which the related access services are provided.

    Cost of Revenues—Cost of revenues consist of telecommunications costs, depreciation of network equipment, bill processing and billing support costs, certain customer support costs, occupancy costs and personnel and related expenses of our network department. The costs are expensed as incurred.

    Sales and Marketing—Sales and marketing expenses include advertising and promotion expenses, salaries, sales commissions, employee benefits, travel and related expenses for the Company's direct sales force, fees paid to third-party advertising sales agents, marketing, and sales support functions. These costs are expensed as incurred.

    Advertising and promotion expenses include media, agency and production expenses. Production costs are expensed the first time the advertisement is aired. Media and agency costs are expensed when the advertising runs. Advertising and promotion expense for the years ended June 30, 2001, 2000 and 1999 was $40,275,000, $38,034,000 and $102,000, respectively.

    Product Development Costs—Product development costs include expenses for the development of new or improved technologies and products, including salaries and related expenses for the software engineering department, as well as costs for contracted services, facilities, and equipment. Costs incurred by the Company to develop, enhance, manage, monitor and operate the Company's Web-sites are generally expensed as incurred, except for certain costs relating to the acquisition and development of internal-use software that are capitalized and depreciated over their estimated useful lives, generally three years or less.

    General and Administrative—General and administrative expenses include salaries, employee benefits and expenses for our executive, finance, legal, human resources and customer support personnel. In addition, general and administrative expenses include fees for professional services and occupancy costs. These costs are expensed as incurred.

F–20

    Stock-Based Compensation—The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and FASB Interpretation ("FIN") No. 44, "Accounting for Certain Transactions Involving Stock Compensation," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the fair value of the Company's stock and the exercise price. The Company accounts for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18.

    Income Taxes—The Company utilizes the liability method of accounting for income taxes. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and the tax bases of assets and liabilities using enacted tax rates in effect for the period in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

    Net Loss Per Share—Basic and diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Shares associated with stock options, warrants and convertible preferred stock are not included to the extent they are antidilutive.

    Comprehensive Income—SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from non-owner sources. During the years ended June 30, 2000 and 1999, the Company did not have any significant transactions that were required to be reported in comprehensive loss.

    Segments—The Company operates in one principal business segment, a provider of free and billable Internet access services. Substantially all of the Company's operating results and identifiable assets are in the United States.

    Stock Split—In July 1999, the Company authorized and implemented a three-for-two forward stock split. The share information in the accompanying financial statements has been retroactively restated to reflect the effect of the stock split.

    Reclassifications—Certain prior year amounts have been reclassified to conform to the fiscal year 2001 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, The Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133 "Accounting for Derivative Instruments and Hedging Activities." The statement requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Because NetZero does not currently hold any derivative instruments and does not engage in hedging activities, the impact of the adoption of SFAS No. 133 did not have a material impact on financial position, results of operations or cash flows. NetZero was required to implement SFAS No. 133 in the first quarter of fiscal 2001.

F–21

    In December 1999, the SEC issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In June 2000, the SEC issued SAB 101B, which requires implementation of SAB 101 by NetZero no later than June 30, 2001. The SEC issued additional guidance in the form of its Frequently Asked Questions and Answers document in October 2000. The adoption of SAB 101 did not have a material impact on NetZero's financial position and results of operations.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for NetZero will be July 1, 2001 and is expected to have a material effect on the accounting for goodwill associated with future business combinations, including the pending merger with Juno (see Note 5).

4.  ACQUISITIONS

    In December 1999, the Company acquired 100% of the outstanding capital stock and options of AimTV. AimTV has developed a patent-pending technology designed to enable advertisers to run broadcast-quality commercials over narrowband Internet connections. Pursuant to the terms of the agreement, the outstanding capital stock and options were exchanged for approximately 973,000 shares of common stock and options to purchase common stock of NetZero. The transaction has been accounted for under the purchase method and, accordingly, the results of operations of AimTV have been included in the consolidated results of the Company since the date of acquisition. The excess of the purchase price over the fair value of net liabilities acquired amounted to approximately $23.7 million. The excess purchase price was comprised of approximately $14.3 million of goodwill and $9.4 million of identifiable intangible assets. Management has estimated the fair value of the net assets acquired, based on discounted future cash flows as well as strategic and market factors, to be below the carrying values of goodwill and identifiable intangible assets. Accordingly, NetZero took an impairment charge during the quarter ended March 31, 2001 of approximately $11.1 million, to write off the remaining balance of the goodwill and intangible assets acquired in connection with this acquisition (see Note 7).

    In August 2000, the Company acquired Simpli.com in a stock and cash transaction. Simpli.com is a targeted marketing infrastructure and search technology company. Pursuant to the terms of the agreement, the Company issued 2.5 million shares of common stock and paid $2.6 million in cash. The transaction has been accounted for under the purchase method and, accordingly, the results of operations of Simpli.com have been included in the consolidated results of the Company since the date of acquisition. The excess of the purchase price over the fair value of net liabilities acquired amounted to approximately $23.5 million. The excess purchase price was comprised of approximately $8.7 million of goodwill, $8.4 million of deferred stock-based charges and $6.4 million of identifiable intangible assets all of which are being amortized over periods ranging from two to three years. Management has estimated the fair value of the net assets acquired, based on discounted future cash flows as well as

F–22

strategic and market factors, to be below the carrying values of goodwill and identifiable intangible assets. Accordingly, NetZero took an impairment charge during the quarter ended March 31, 2001 of approximately $11.6 million, to write off the remaining balance of the goodwill and intangible assets acquired in connection with this acquisition (see Note 7).

    In September 2000, the Company acquired RocketCash in a stock for stock transaction. RocketCash is a leading online gateway that enables consumers, particularly the rapidly growing teen market, to shop and buy securely on the Internet without a credit card. Pursuant to the terms of the agreement, the Company issued approximately 5.2 million shares of common stock and options to purchase common stock. The transaction has been accounted for under the purchase method and, accordingly, the results of operations of RocketCash have been included in the consolidated results of the Company since the date of acquisition. The excess of the purchase price over the fair value of net liabilities acquired amounted to approximately $30.2 million. The excess purchase price was comprised of approximately $18.1 million of goodwill, $9.0 million of identifiable intangible assets and $3.1 million of deferred stock-based charges all of which are being amortized over periods ranging from two to four years. Management has estimated the fair value of the net assets acquired, based on discounted future cash flows as well as strategic and market factors, to be below the carrying values of goodwill and identifiable intangible assets. Accordingly, NetZero took an impairment charge during the quarter ended March 31, 2001 of approximately $21.6 million, to write off the remaining balance of the goodwill and intangible assets acquired in connection with this acquisition (see Note 7).

    In November 2000, the Company acquired certain assets of Freei for approximately $4.7 million. Assets acquired included the domain names "Freeinternet.com", "Freeinet.com" and "Freei.net", certain proprietary rights, certain fixed assets, and the rights to market NetZero's service to Freei's users. The assets acquired have been included in the consolidated balance sheet of the Company at their fair market value since the date of acquisition and are being amortized generally over a two-year period. The Company has estimated the fair value of the net assets acquired, based on discounted future cash flows as well as strategic and market factors, to be below the carrying values of the assets. Accordingly, NetZero took an impairment charge during the quarter ended March 31, 2001 of approximately $3.3 million to write off the remaining balances of the intangible assets acquired in connection with this acquisition (see Note 7).

    The following summarized unaudited pro forma financial information for the years ended June 30, 2001, 2000 and 1999 assumes that the acquisitions had occurred at the beginning of each period presented:

	Years ended June 30,
	2001	2000	1999
		(unaudited)
Revenues	$57,225,000	$55,526,000	$4,634,000
Net loss	$(211,839,000)	$(124,949,000)	$(18,483,000)
Net loss per share	$(1.83)	$(1.73)	$(1.60)

5.  PENDING MERGERS

    On June 7, 2001 the Company, United Online, Inc. and its subsidiaries ("United Online") and Juno Online Services, Inc. ("Juno"), entered into an Agreement and Plan of Merger ("Merger Agreement"). United Online is a newly formed corporation that is wholly owned by the Company and has not, to date, conducted any activities other than those related to its formation and the Merger

F–23

Agreement. Under the terms of the Merger Agreement, upon consummation of the mergers, each share of the Company's common stock issued and outstanding immediately prior to the effective time of the mergers shall be converted into 0.20 shares of United Online common stock. Additionally, each share of Juno's common stock issued and outstanding shall be converted into 0.3570 shares of United Online common stock. When the mergers are completed, each outstanding stock option of NetZero and Juno will be converted into an option to purchase that number of United Online common stock shares equal to the product of 0.20 and 0.3570, respectively, multiplied by the number of shares of common stock underlying the option. The mergers will be accounted for under the purchase method and, accordingly, the results of operations of the Company, United Online and Juno will be combined immediately following the effective time of the mergers. As such, future statements of operations will include United Online and Juno financial data. The mergers are subject to the approval of the Company's and Juno's stockholders as well as certain regulatory clearances. The mergers are expected to close immediately following the adoption of the Merger Agreement by NetZero and Juno stockholders at their respective meetings, which are anticipated to be held in September 2001.

    The Company's management will manage United Online following the close of the mergers. The officers and directors of the Company will serve as officers and directors of United Online. None of the officers and directors of Juno will be officers and directors of United Online. United Online's corporate offices will be located at the current corporate offices of the Company.

6.  PROPERTY AND EQUIPMENT

    Property and equipment consists of the following:

	June 30,
	2001	2000
Computer software and equipment	$31,918,000	$24,541,000
Furniture and fixtures	8,011,000	5,679,000
Assets under capital leases	15,406,000	17,313,000

Total	55,335,000	47,533,000
Less: accumulated depreciation, including accumulated capital lease amortization of $7,713,000 and $3,007,000 at June 30, 2001 and 2000, respectively	(26,458,000)	(9,871,000)

	$28,877,000	$37,662,000

F–24

7.  INTANGIBLE ASSETS

    Intangible assets consist of the following:

	June 30,
	2001	2000
Goodwill	$—	$14,260,000
Software and technology	—	7,000,000
Non-compete agreements	—	2,200,000
Other intangible assets	1,835,000	1,588,000

	1,835,000	25,048,000
Less: accumulated amortization	(369,000)	(5,525,000)

	$1,466,000	$19,523,000

    Intangible assets consist primarily of purchased technology, acquired workforce, acquired brand name and content, non-compete agreements, acquired users, and goodwill related to the acquisitions of AimTV, Simpli.com, RocketCash, and Freei. These acquisitions were accounted for as purchases and are further described in Note 4. Amortization of goodwill and identifiable intangible assets is provided for on the straight-line basis over the estimated useful lives of the assets, which range from two to four years.

F–25

During the third quarter of fiscal 2001, the Company identified indications of possible impairment of its long-lived assets, principally goodwill and other acquired intangible assets. Specific events and changes in circumstances that precipitated the impairment included the following:

  •
  A significant and sustained decline in advertising and commerce revenues generated by the Company's free Internet access service.

  •
  The Company's determination that advertising and commerce revenues for Internet-based companies were unlikely to recover in the near future or reach the levels initially projected.

  •
  The Company's assessment of the effectiveness and the resulting impact on operating results of certain acquired assets (Simpli.com, RocketCash and Freei) following their integration into the Company's free Internet access service in the second quarter of fiscal 2001.

  •
  The loss of certain key customers and the renegotiation of certain existing advertising agreements.

  •
  The development of revised projections for the Company's free Internet access business, reflecting revised assumptions related to advertising and commerce revenue which prompted a shift in the Company's business model from a free Internet access model to a billable Internet access model.

    Market and other indicators that suggested that an impairment charge might be required included:

  •
  Reduced levels of venture capital funding activity for Internet-based consumer businesses, which have historically represented a significant concentration of the Company's advertising and commerce customers.

  •
  Significant declines in the fair market value for the Company's common stock.

  •
  Significant declines in market value for other Internet-related businesses.

    These events have, and are expected to continue to have, an adverse impact on the Company's results of operations and liquidity as the Company implements its alternative strategy of developing its billable Internet access service.

    Asset impairment tests were performed at the lowest level for which there are identifiable cash flows. The tests were performed by comparing the expected undiscounted cash flows over the estimated useful lives of the assets, plus a terminal value for future cash flows, to the carrying amount of the goodwill and other intangible assets resulting from purchase business combinations. Based on the results of these tests, it was determined that goodwill and other identifiable intangible assets initially recorded in connection with the acquisitions of AimTV, Simpli.com, RocketCash and Freei were impaired.

    Impairment related to the AimTV, Simpli.com, and Freei goodwill and identifiable intangible assets was measured based on revised enterprise-level cash flow projections for the Company. Significant assumptions related to the cash flow projections utilized to assess impairment include the following:

  •
  The Company will implement a revised business strategy focused on attracting and monetizing billable customers. As a result, the number of active free customers acquired by the Company will be significantly less than previous projections.

F–26

  •
  The Company will continue to limit the amount of time per month available to free users.

  •
  The Company will focus its operating and financial resources on acquiring billable users and no longer expend significant resources promoting and enhancing its free Internet access service.

  •
  The average advertising and commerce revenue per free user will not, in the foreseeable future, rebound to historic levels or to levels reflected in previous projections as a result of the change in the Company's business model and continued weakness in online advertising.

    Impairment related to RocketCash was determined based on the fact that the Company intends to discontinue the operations of this business. Accordingly, discrete cash flow projections related to this asset were not prepared.

    The Company determined the fair value of the impaired assets using the discounted cash flow method and considered data provided by the market comparison method to verify the results of the discounted cash flow method. The results of the market comparison method served, in general, as supporting evidence for the conclusions derived from the discounted cash flow analysis, which indicated a substantial decrease in the fair value of goodwill and other identifiable intangible assets associated with the Company's free Internet access service. The market data indicated a substantial and sustained decrease in market valuations for publicly traded Internet access companies. Market data related to private company transactions indicates a substantial decrease in both the average transaction price and the number of transactions completed. Further, market data indicates an increase in the number of Internet companies that have recently ceased operations. In aggregate, the market data demonstrated substantially decreased valuations and liquidity and increased risk associated with Internet companies and related technologies.

    An impairment of goodwill and intangible assets totaling $48.6 million was recorded during the quarter ended March 31, 2001, reflecting the amount by which the carrying amount of the assets exceeded their respective fair values. The impairment consisted of $33.5 million for goodwill and $15.1 million for other acquired intangible assets. No impairment of goodwill or other acquired intangible assets was recorded during the year ended June 30, 2000.

8.  ACCRUED LIABILITIES

    Accrued liabilities consist of the following:

	June 30,
	2001	2000
Accrued payroll and related expenses	$4,168,000	$2,293,000
Other accrued liabilities	1,588,000	213,000

Total accrued liabilities	$5,756,000	$2,506,000

F–27

9.  LONG-TERM DEBT

    Long-term debt consists of the following:

	June 30,
	2001	2000
Note payable to vendor, quarterly payments of $198,000, including interest at 15.3% through March 2002, uncollateralized	$551,000	$1,195,000
Note payable, monthly payments of $108,000, including interest at 13.7% through August 2002, collateralized by certain property and equipment	1,592,000	2,589,000

Total debt	2,143,000	3,784,000
Less: current portion	(1,710,000)	(1,641,000)

Total long-term debt	$433,000	$2,143,000

    The weighted average interest rate was 14% for the years ended June 30, 2001 and 2000.

    Future minimum principal payments required are as follows:

Year Ended June 30,
2002	$1,710,000
2003	433,000

$2,143,000

10.  RELATED PARTY TRANSACTIONS

    At June 30, 2001 and 2000, the Company held notes receivable from two employees for $829,000 and $799,000, respectively, for the exercise of stock options. The notes bear interest at 4.83% and 5.28% per annum, respectively, and are due on March 20, 2004 and April 16, 2004, respectively, unless paid earlier. The notes, which are classified as a component of stockholders' equity, are full recourse to the Company and are collateralized by the shares of common stock issued upon exercise.

    During the years ended June 30, 2001 and 2000, an entity which is a shareholder of the Company and certain of its affiliates purchased $1.3 million and $4.5 million, respectively, in banner advertisements, of which approximately $0.4 million and $2.7 million were included in accounts receivable at June 30, 2001 and 2000, respectively.

11.  CAPITALIZATION

Initial Public Offering and Private Placement

    In April 2000, the Company completed a private placement of 11.5 million shares of the Company's common stock and realized proceeds of approximately $144 million.

    On September 23, 1999, the Company completed an initial public offering in which the Company sold 11.5 million shares of its common stock, including 1.5 million shares in connection with the exercise of the underwriters' over-allotment option, at $16 per share. The proceeds to the Company

F–28

from the offering, after deducting offering expenses, including underwriting discounts and commissions, were $169.3 million. Upon the closing of the offering, all issued and outstanding shares of the Company's redeemable convertible preferred stock and convertible preferred stock were converted into an aggregate of 19,230,000 and 45,182,000 shares of common stock, respectively.

Common Stock

    At June 30, 2001, 2000 and 1999, there were 8,918,000, 11,120,000 and 17,001,000 shares of common stock that were subject to repurchase, of which 4,395,000, 4,219,000 and 6,094,000 shares, respectively, related to unvested shares under restricted stock agreements and 4,523,000, 6,901,000 and 10,907,000 shares, respectively, related to unvested stock options exercised.

Marketing Agreements

    In connection with the acquisition of RocketCash, the Company issued 500,000 shares of its common stock related to a RocketCash consumer-marketing program and recorded stock-based charges of approximately $2.8 million. These charges are being amortized in sales and marketing expense over the fifteen-month term of the agreement.

Warrants

    Under the terms of a loan outstanding during the third quarter of fiscal 1999, the Company issued fully vested and exercisable warrants to purchase 23,000 shares of its Series C convertible preferred stock at an exercise price of $.4297 per share. The Company determined the fair value of the warrants to be immaterial at the date of issuance.

    In December 1999, the Company entered into a CD distribution agreement under which the Company issued an immediately exercisable, fully vested and non-forfeitable warrant to purchase 575,000 shares of the Company's common stock at $28.71 per share. The Company determined that the fair value of the warrant approximated $8.6 million at the date of issuance, which is being amortized to sales and marketing expense over the four-year term of the agreement. This warrant and the related CD distribution agreement were terminated by mutual consent during the quarter ended June 30, 2001.

F–29

12.  NET LOSS PER SHARE

    The following table sets forth the computation of basic and diluted net loss per share for the years ended June 30, 2001, 2000 and 1999:

	Year Ended June 30,
	2001	2000	1999
Numerator:
Net loss	$(205,756,000)	$(91,286,000)	$(15,300,000)

Denominator:
Weighted average common shares	123,741,000	87,941,000	19,401,000
Adjustment for common shares subject to repurchase	(10,037,000)	(13,818,000)	(8,609,000)

Adjusted weighted average common shares	113,704,000	74,123,000	10,792,000
Basic and diluted net loss per share	$(1.81)	$(1.23)	$(1.42)

    The diluted per share computations exclude convertible preferred stock, unvested common stock, warrants and options which were antidilutive. The number of shares excluded from the diluted net loss per share computation was 24,100,000, 20,266,000 and 84,910,000 for the periods ended June 30, 2001, 2000 and 1999, respectively.

13.  EMPLOYEE BENEFIT PLANS

    The Company has a 401(k) Profit Sharing Plan (the "Plan") available to all employees who meet the Plan's eligibility requirements. Under the Plan, participating employees may defer a percentage (not to exceed 15%) of their eligible pretax earnings up to the Internal Revenue Service's annual contribution limit. Company matching and profit sharing contributions are discretionary. To date, the Company has not made any contributions to the Plan.

14.  PROVISION FOR INCOME TAXES

    As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the Company's deferred tax assets and related valuation allowances at June 30, 2001 and 2000 are as follows:

	June 30,
	2001	2000
Deferred tax assets:
Net operating loss carryforwards	$87,106,000	$36,313,000
Equity compensation	5,388,000	816,000
Other	6,060,000	917,000

Total deferred tax assets	98,554,000	38,043,000
Less: valuation allowance	(98,554,000)	(38,043,000)

Net deferred taxes	$—	$—

F–30

    Based on management's assessment, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets due to the likelihood that the Company may not generate sufficient taxable income during the carryforward period to utilize net operating loss carryforwards and other deferred tax benefits. The valuation allowance for net deferred taxes increased by $60,511,000 during the year ended June 30, 2001. The increase was the result of additional net losses and net changes in temporary timing differences.

    At June 30, 2001, the Company had net operating losses for federal and state income tax purposes of approximately $216,615,000 and $216,555,000, respectively, which begin to expire in 2019 and 2006, respectively. The net operating losses can be carried forward to offset future taxable income. Utilization of the above carryforwards may be subject to utilization limitations, which may inhibit the Company's ability to use carryforwards in the future.

15.  STOCK OPTIONS AND STOCK ISSUANCE PLANS

    The Company's 1998, 1999 and 2001 Stock Option and Stock Issuance Plans (the "Plans") provide for the issuance of stock and stock options at prices not less than 85% (110% if the award is issued to a 10% stockholder) of the fair market value at the date of issue. An aggregate of 31,802,000 shares were reserved under the Plans, of which 2,239,000 shares were available for future grant at June 30, 2001 and 15,032,000 options were outstanding at June 30, 2001.

    The Plans provide for the grant of nonstatutory and incentive stock options to employees, officers, directors and consultants of the Company. Options granted generally vest 25% after one year of service, and ratably over 36 months thereafter. Certain grants are immediately exercisable for unvested shares of common stock, with the unvested portion of the shares remaining subject to repurchase by the Company at the exercise price until the vesting period is complete. The Company had 4,523,000 unvested shares of common stock issued and outstanding under the Plans at June 30, 2001 (Note 11), which were subject to repurchase by the Company at the exercise price.

F–31

    The following table summarizes activity under the Plans for the periods ended June 30, 2001, 2000, and 1999:

	Number of Shares	Price Per Share	Weighted Average Exercise Price
Options outstanding at June 30, 1998	4,285,000	$0.03	$0.03
Granted	13,865,000	0.03 - 3.33	0.26
Exercised	(13,601,000)	0.03 - 0.87	0.10
Canceled	(1,052,000)	0.03 - 0.10	0.04

Options outstanding at June 30, 1999	3,497,000	0.03 - 3.33	0.69
Granted	7,307,000	1.03 - 35.56	16.40
Exercised	(674,000)	0.03 - 3.33	0.49
Canceled	(1,559,000)	0.03 - 34.50	7.64

Options outstanding at June 30, 2000	8,571,000	0.03 - 35.56	12.92
Assumed(1)	214,000	0.01 - 0.70	0.50
Granted	12,391,000	0.50 - 7.94	2.38
Exercised	(256,000)	0.03 - 0.87	0.34
Canceled	(5,600,000)	0.30 - 34.50	12.47
Expired	(288,000)	0.10 - 34.50	11.37

Options outstanding at June 30, 2001	15,032,000	0.01 - 35.56	4.46

(1)
Represents options assumed by NetZero in connection with the acquisition of RocketCash in September 2000 (See Note 4).

    Options granted and restricted stock issued during the years ended June 30, 2001, 2000 and 1999 resulted in total deferred stock-based charges of $7,828,000, $2,784,000 and $8,952,000, respectively, which were included in deferred stock-based compensation in stockholders' equity. Deferred stock-based charges are computed over the service period by using the aggregate percentage of compensation accrued by the end of each year of service (the vesting period). During the years ended June 30, 2001, 2000 and 1999, such compensation expense included in stock-based charges in the statement of operations amounted to $8,539,000, $5,270,000, and $996,000, respectively. Annual amortization of deferred stock-based charges for options and restricted shares granted as of June 30, 2001 is approximately $6.5 million, $2.1 million and $49,000, for the years ending June 30, 2002, 2003 and 2004.

F–32

    Additional information with respect to the outstanding options as of June 30, 2001 is as follows:

	Options Outstanding			Options Exercisable		Options Exercised Subject to Repurchase
Prices	Number of Shares	Weighted Average Remaining Contractual Life	Average Exercise Price	Number of Shares	Average Exercise Price	Number of Shares	Average Repurchase Price
$ 0.01 to 0.77	2,607,000	8.04	$0.72	215,000	$0.23	4,457,000	$0.15
0.78 to 1.03	5,359,000	9.00	0.97	871,000	0.87	66,000	0.90
1.06 to 5.50	4,345,000	8.96	4.06	737,000	5.15	—	—
5.63 to 13.00	1,372,000	9.65	9.48	688,000	9.12	—	—
13.75 to 35.56	1,349,000	9.64	21.73	553,000	22.58	—	—

	15,032,000			3,064,000		4,523,000

    The number of option shares exercisable as of June 30, 2000 was 2,475,000 with a weighted average exercise price of $5.01. The number of option shares exercisable as of June 30, 1999 was 3,497,000 with a weighted average exercise price of $0.68.

    The Company calculated the minimum fair value of each option grant on the date of the grant using the minimum value option-pricing model as prescribed by SFAS No. 123 through September 23, 1999. The fair value of the options granted subsequent to September 23, 1999 have been estimated at the date of grant using the Black-Scholes option pricing model. The following weighted average assumptions were used:

	Year Ended June 30,
	2001	2000	1999
Risk-free interest rate	5%	6%	5%
Expected lives (in years)	5	5	4
Dividend yield	0%	0%	0%
Expected volatility	120%	85%	0%

    Had compensation cost for the Plans been based upon the fair value at the grant dates for awards under the Plans consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased to the pro forma amounts indicated below:

	As Reported	Pro Forma
Year ended June 30, 2001:
Net Loss	$(205,756,000)	$(249,129,000)
Basic and diluted net loss per share	(1.81)	(2.19)
Year ended June 30, 2000:
Net Loss	$(91,286,000)	$(105,365,000)
Basic and diluted net loss per share	(1.23)	(1.42)
Year ended June 30, 1999:
Net loss	$(15,300,000)	$(15,331,000)
Basic and diluted net loss per share	(1.42)	(1.42)

F–33

    The weighted average grant-date fair value of options granted was $2.01, $10.63 and $0.07 per share for the periods ended June 30, 2001, 2000, and 1999, respectively.

    The Company has an Employee Stock Purchase Plan ("ESPP"), with a term of ten years, which expires in the year 2009, and under which approximately 3,951,000 shares of the Company's common stock have been authorized and reserved for issuance. Eligible employees may authorize payroll deductions of up to 15% of their compensation to purchase shares of common stock at 85% of the lower of the market price per share at the beginning or end of each six-month offering period.

    During the periods ended June 30, 2001 and 2000, approximately 490,000 and 49,000 shares were purchased under the Company's ESPP at weighted average purchase prices of $0.88 and $10.25 per share, respectively. At June 30, 2001 there were approximately 3,412,000 shares available for future issuance. The weighted average fair value of ESPP shares purchased during the periods ended June 30, 2001 and 2000 were $2.46 and $5.74 per share, respectively

    In July 2000, certain employees were granted restricted stock awards totaling approximately 1.5 million shares of common stock. The shares of common stock subject to such awards will vest and be issued in twelve successive, equal quarterly installments beginning in August 2000. The Company has recorded deferred stock-based charges of approximately $7.8 million in connection with these awards.

16.  COMMITMENTS AND CONTINGENCIES

Capital Leases

    During the years ended June 30, 2000 and 1999, the Company entered into certain noncancelable lease obligations for certain computer and office equipment. The future minimum lease payments are discounted using varying interest rates over the two- to five-year lease terms.

    Future minimum lease payments under non-cancelable capital leases are as follows:

Year Ended June 30,
2002	$5,244,000
2003	3,027,000
2004	18,000

Total minimum obligations	8,289,000
Less: amounts representing interest	(556,000)

Present value of minimum obligations	7,733,000
Less: current portion	(4,852,000)

Non-current portion	$2,881,000

Operating Leases

    The Company leases its facilities and certain network equipment under noncancelable operating leases expiring at various periods through 2010. The leases generally contain annual escalation provisions as well as renewal options. The Company must maintain letters of credit with financial institutions as security deposits in accordance with certain facility lease agreements. The letters of

F–34

credit, which remain in effect until various dates through June 2002, are collateralized by certificates of deposit and are classified as restricted cash at June 30, 2001.

    Future minimum lease payments under operating leases are as follows:

Year Ended June 30,
2002	$2,924,000
2003	3,134,000
2004	3,032,000
2005	2,752,000
2006	2,589,000
Thereafter	6,001,000

Total	$20,432,000

    Total rental expense for operating leases was $3,490,000, $1,908,000 and $153,000 for the periods ended June 30, 2001, 2000 and 1999, respectively.

Other Commitments

    Under the terms of several multi-year telecommunications services agreements with various service providers, the Company is currently contractually committed to purchase approximately $47.9 million and $5.9 million in telecommunications services for the fiscal years ending June 30, 2002 and 2003, respectively.

Litigation

    In December 2001, the Company sued Juno for patent infringement and filed a motion for a temporary restraining order restricting Juno from displaying banner advertisements on its service. In January 2001, the temporary restraining order was granted and the Company posted a bond in the amount of $5.0 million. In April 2001, the temporary restraining order was lifted and Juno subsequently informed the Company that it intended to seek recourse against the bond to recover damages incurred during the time the temporary restraining order was in place. The Company believes its initial patent claims are meritorious, although the matter will not be decided until a trial on the merits, which may not occur until calendar 2002. If the Company succeeds on the merits, it does not believe Juno will be entitled to damages as a result of the temporary restraining order. Even if Juno were to succeed in its damage claim, the Company does not believe that any payments to be made by the Company in connection therewith would be material to its financial position. However, there can be no assurance of the outcome of this matter. The court has stayed further proceedings in anticipation of the mergers at the parties' request. It is expected that upon completion of the mergers, the legal actions described in this paragraph will be dismissed by the parties.

    In April 2001, the Company and certain of its officers and directors were served with a complaint alleging violations of the federal securities laws. A number of other complaints have since been filed containing similar allegations, but only two other complaints have been served as of June 30, 2001. These complaints were brought as purported shareholder class actions under Sections 11 and 15 of the Securities Act of 1933, as amended.

F–35

    The complaints generally allege that the prospectus through which the Company conducted its initial public offering in September 1999 was materially false and misleading because it failed to disclose, among other things, that (i) the underwriters of the Company's initial public offering had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of the restricted number of NetZero shares issued in connection with initial public offering; and (ii) the underwriters had entered into agreements with customers whereby they agreed to allocate the Company shares to those customers in the initial public offering in exchange for which the customers agreed to purchase additional Company shares in the aftermarket at pre-determined prices.

    The pending lawsuits involve complex questions of fact and law and likely will require the expenditure of significant funds and the diversion of other resources to defend. Although the Company believes the outcome of the above outstanding legal proceedings, claims and litigation will not have a material adverse effect on its business, results of operations or financial position, the results of litigation are inherently uncertain, and an adverse outcome is at least reasonably possible. The Company is unable to estimate the range of possible loss from outstanding litigation, and no amounts have been provided for such matters in the accompanying consolidated financial statements.

    The Company is subject to various other legal proceeding and claims, which arise in the ordinary course of business. In the opinion of management, the amount, and ultimate liability, if any, with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

17.  QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	June 30,	March 31,	December 31,	September 30,
	(in thousands, except for per share amounts)
Fiscal 2001
Net revenues	$11,972	$12,770	$16,009	$16,466
Gross loss	(10,423)	(11,907)	(5,720)	(1,142)
Loss from operations	(43,085)	(93,384)	(46,239)	(32,379)
Net loss	$(42,148)	$(91,388)	$(43,355)	$(28,865)
Basic and diluted net loss per share	$(0.36)	$(0.79)	$(0.38)	$(0.27)
Fiscal 2000
Net revenues	$18,686	$16,858	$12,242	$7,720
Gross profit (loss)	871	(1,601)	(2,906)	(4,373)
Loss from operations	(29,971)	(26,624)	(26,513)	(14,991)
Net loss	$(26,923)	$(24,860)	$(24,576)	$(14,927)
Basic and diluted net loss per share	$(0.26)	$(0.27)	$(0.27)	$(1.04)

18.  SUBSEQUENT EVENTS

    In July 2001 the Company's four founders—Ronald T. Burr, President of NetZero; Stacy A. Haitsuka, Senior Vice President of Technology; Harold McKenzie, Vice President of Software; and Marwan Zebian, Vice President of Networking and Communications—resigned from all positions at the Company to start a new non-competitive company.

F–36

    In an effort to reduce its cost structure in response to changing market conditions, in August 2001, the Company reduced its workforce by sixty-six employees in six of its U.S. locations. In addition, the reductions included a further twenty-seven employees at the Company's RocketCash subsidiary as a result of the sale of substantially all of RocketCash's assets to a third party. Following the sale, the remaining operations of RocketCash have been shut down. The sale of RocketCash's assets did not result in the recognition of a significant gain or loss.

    On June 27, 2001, the Company received a Nasdaq staff determination that its common stock was subject to delisting from the Nasdaq National Market because it has not maintained compliance with the minimum bid requirement of $1.00 per share for continued listing. The Company has scheduled a hearing before a Nasdaq Listing Qualifications Panel on August 17, 2001 to appeal the staff determination and to make its request for continued listing on the Nasdaq National Market. The Company's listing status will not change until a final determination has been issued by the panel following such a hearing. The Company is currently in compliance with all other continued listing requirements. There can be no assurance, however, that the panel will grant the Company's request for continued listing. If the Company's common stock were delisted from the Nasdaq National Market, the ability of any potential or future investors to achieve liquidity from its common stock would be severely limited, and such delisting will inhibit, if not preclude, the Company's ability to raise additional capital on acceptable terms, if at all.

F–37

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of
Juno Online Services, Inc.:

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, partners' capital (deficiency)/stockholders' equity and cash flows present fairly, in all material respects, the financial position of Juno Online Services, Inc. and subsidiaries at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 17, 2001

F–38

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31, 2000	December 31, 1999
Assets
Current assets:
Cash and cash equivalents	$55,729	$91,497
Accounts receivable, net of allowance for doubtful accounts of $2,688 and $2,064 in 2000 and 1999, respectively	9,420	4,850
Prepaid expenses and other current assets	3,141	15,437

Total current assets	68,290	111,784
Fixed assets, net	9,164	5,684
Other assets	917	100

Total assets	$78,371	$117,568

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$29,287	$28,280
Current portion of capital lease obligations	1,209	1,423
Deferred revenue	14,578	14,510

Total current liabilities	45,074	44,213
Capital lease obligations	402	1,455
Deferred rent	150	252
Liabilities expected to be settled with common stock	4,000	—
Commitments and contingencies
Stockholders' equity:
Preferred stock—$0.01 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock—$0.01 par value; 133,333,334 shares authorized, 41,134,350 and 34,833,568 shares issued and outstanding in 2000, and 1999, respectively	411	348
Additional paid-in capital	211,550	123,530
Unearned compensation	(333)	(745)
Cumulative translation adjustment	(1)	(1)
Accumulated deficit	(182,882)	(51,484)

Total stockholders' equity	28,745	71,648

Total liabilities and stockholders' equity	$78,371	$117,568

The accompanying notes are an integral part of these consolidated financial statements.

F–39

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per limited partnership unit and per share data)

	Year Ended December 31,
	2000	1999	1998
Revenues:
Billable services	$73,911	$34,545	$6,645
Advertising and transaction fees	38,708	12,662	6,454
Direct product sales	1,419	4,794	8,595

Total revenues	114,038	52,001	21,694

Cost of revenues:
Billable services	49,024	24,950	5,606
Advertising and transaction fees	8,115	4,675	3,725
Direct product sales	1,344	4,176	7,627

Total cost of revenues	58,483	33,801	16,958

Operating expenses:
Operations, free service	38,311	6,698	9,383
Subscriber acquisition	116,461	47,651	5,334
Sales and marketing	18,105	11,556	11,584
Product development	10,282	7,232	7,345
General and administrative	9,303	4,615	2,760

Total operating expenses	192,462	77,752	36,406

Loss from operations	(136,907)	(59,552)	(31,670)
Interest income, net	5,509	3,718	44

Net loss	$(131,398)	$(55,834)	$(31,626)

The accompanying notes are an integral part of these consolidated financial statements.

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		Year Ended December 31, 1999
	Year Ended December 31, 2000	Ten Months Ended December 31, 1999	Two Months Ended February 28, 1999	Total	Year Ended December 31, 1998
Net loss	$(131,398)	$(51,484)	$(4,350)	$(55,834)	$(31,626)

Basic and diluted net loss per share	$(3.39)	$(2.07)

Basic and diluted net loss per Class A limited partnership unit			$(0.25)		$(1.85)

Weighted average number of:
Shares of common stock	38,747	24,877

Class A limited partnership units			17,684		17,091

Pro forma basic and diluted net loss per share				$(1.84)	$(1.85)

Weighted average shares outstanding used in pro forma basic and diluted per share calculation				30,339	17,091

The accompanying notes are an integral part of these consolidated financial statements.

F–41

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIENCY)/
STATEMENT OF STOCKHOLDERS' EQUITY

(in thousands)

	Partners' Contributions
			Common Stock
					Additional Paid-in Capital	Unearned Compensation	Cumulative Translation Adjustment	Accumulated Deficit
	Units	Amount	Shares	Amount					Total
Balance, December 31, 1997	15,794	$71,078						$(60,574)	$10,504
Capital contributions	1,890	8,500						—	8,500
Net loss	—	—						(31,626)	(31,626)
Amortization of unearned compensation	—	—						34	34

Balance, December 31, 1998	17,684	79,578						(92,166)	(12,588)
Net loss for the period
January 1, 1999 to February 28, 1999	—	—						(4,350)	(4,350)
Effect of statutory merger (see Note 1)	(17,684)	(79,578)	—	—	$(95,788)	$(728)	—	96,516	(79,578)
Preferred stock accretion			—	—	(151)	—	—	—	(151)
Issuance of common stock, net of offering costs			6,500	$65	77,220	—	—	—	77,285
Issuance of common stock upon exercise of stock options			511	5	506	—	—	—	511
Proceeds from sale of preferred stock			—	—	59	—	—	—	59
Conversion of redeemable convertible preferred stock to common stock			27,823	278	141,251	—	—	—	141,529
Net loss for the ten months ended December 31, 1999			—	—	—	—	—	(51,484)	(51,484)
Unearned compensation			—	—	433	(433)	—		—
Amortization of unearned compensation			—	—	—	416	—		416
Foreign currency adjustment			—	—	—	—	$(1)	—	(1)

Balance, December 31, 1999			34,834	$348	$123,530	$(745)	$(1)	$(51,484)	$71,648
Issuance of common stock, net of offering costs			3,600	36	81,044	—	—	—	81,080
Issuance of common stock upon exercise of stock options			569	6	939	—	—	—	945
Issuance of common stock in connection with employee stock purchase plan			123	1	1,165	—	—	—	1,166
Issuance of common stock to settle liabilities			2,008	20	5,072	—	—	—	5,092
Forfeitures of unearned compensation			—	—	(200)	200	—	—	—
Amortization of unearned compensation			—	—	—	212	—	—	212
Net loss			—	—	—	—	—	(131,398)	(131,398)

Balance, December 31, 2000	—	$—	41,134	$411	$211,550	$(333)	$(1)	$(182,882)	$28,745

The accompanying notes are an integral part of these consolidated financial statements.

F–42

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2000	1999	1998
Cash flows from operating activities:
Net loss	$(131,398)	$(55,834)	$(31,626)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,900	2,396	2,438
Stock-based subscriber acquisition	9,092	—	—
Amortization of deferred rent	(84)	(66)	157
Amortization of unearned compensation	212	416	34
Changes in operating assets and liabilities:
Accounts receivable, net	(4,570)	(3,007)	(702)
Prepaid expenses and other current assets	12,296	(15,269)	1,001
Accounts payable and accrued expenses	989	17,368	2,589
Deferred revenue	68	8,908	5,251

Net cash used in operating activities	(109,495)	(45,088)	(20,858)

Cash flows from investing activities:
Purchases of fixed assets	(6,895)	(1,359)	(1,942)
Proceeds from sale of fixed assets	—	—	402
Other assets	(817)	82	(95)

Net cash used in investing activities	(7,712)	(1,277)	(1,635)

Cash flows from financing activities:
Payments on capital lease obligations	(1,752)	(816)	(754)
Proceeds from senior note	—	—	10,000
Payments on senior note	—	(9,129)	(871)
Net proceeds from issuance of redeemable convertible preferred stock	—	61,859	—
Capital contributions	—	—	8,500
Net proceeds from issuance of common stock	81,080	77,285	—
Proceeds from issuance of common stock in connection with employee stock purchase plan	1,166	—	—
Proceeds from issuance of common stock upon exercise of stock options	945	511	—

Net cash provided by financing activities	81,439	129,710	16,875

Net (decrease) increase in cash and cash equivalents	(35,768)	83,345	(5,618)
Cash and cash equivalents, beginning of period	91,497	8,152	13,770

Cash and cash equivalents, end of period	$55,729	$91,497	$8,152

Supplemental disclosure of cash flow information:
Cash paid for interest	$171	$370	$496
Supplemental disclosure of noncash investing and financing activities:
Capital lease obligations incurred for network equipment	$485	$2,635	$1,018

The accompanying notes are an integral part of these consolidated financial statements.

F–43

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands, except limited partnership unit and share data)

1.  ORGANIZATION AND BUSINESS

    Juno Online Services, Inc. (the "Company" or "Juno") is a provider of Internet-related services throughout the United States and parts of Canada. The Company offers multiple levels of service, including free basic Internet access, billable premium dial-up service, and (in selected markets) high-speed broadband access. The Company's revenues are derived primarily from the subscription fees charged for its billable premium services, from the sale of advertising, and from various forms of electronic commerce.

    The Company announced the expansion of its free basic service to include full Internet access on December 20, 1999. Prior to the announcement, the Company's free basic service provided only basic dial-up e-mail functionality.

    The Company has experienced operating losses since its inception. Such losses are due to the Company's historical efforts to maximize the number of subscribers to both its free basic service and its premium services, and to its development of computer systems and related infrastructure that could be rapidly expanded to accommodate additional users. Although the Company reduced its investments in subscriber acquisition and other marketing activities by a substantial amount in the second half of 2000, and has taken steps to reduce operating expenses, there can be no assurance that the Company will achieve or sustain profitability or positive cash flow in its operations.

    Juno Online Services, Inc. is the surviving entity of a statutory merger with Juno Online Services, L.P. (the "Partnership"). On March 1, 1999, the Partnership and Juno Online Services, Inc., entities under common control, effected the statutory merger pursuant to which the Partnership was merged with and into Juno Online Services, Inc., in a manner similar to a pooling of interests (the "Statutory Merger"). This tax-free transaction resulted in the combination of the Partnership with its wholly owned subsidiary, Juno Online Services, Inc. such that Juno Online Services, Inc. is the surviving entity. In connection with the Statutory Merger, the Class A Units of the Partnership were converted into Series A Redeemable Convertible Preferred Stock, and accumulated losses of the Partnership were reclassified to additional paid-in capital.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

    The accompanying consolidated financial statements include the accounts of the Company; its wholly-owned subsidiary, Juno Internet Services, Inc.; and its majority-owned India-based subsidiary, Juno Online Services Development Private Limited. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

    The Company's consolidated financial statements are prepared in accordance with generally accepted accounting principles, which require management to use its judgment in making certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the dates of the financial statements and the reported amounts of operating revenues and expenses during the reporting periods. It is expected that such estimates, primarily tax valuation and bad debt allowances, will differ to some extent from the amounts ultimately realized due to uncertainties inherent in any such estimation process.

F–44

Cash and Cash Equivalents

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash balances at December 31, 2000 consisted of bank deposits with a number of institutions and investment grade overnight securities.

Revenue Recognition

    Billable services revenues are recognized over the period services are provided and consist primarily of fees charged for the Company's billable premium services and technical support fees.

    Advertising and transaction fees are derived both from advertising, including the sale of impressions and sponsorships, and strategic marketing alliance contracts in which the Company typically is compensated for generating leads or transactions in addition to or instead of receiving a fee for displaying impressions. Impression-based contracts are generally structured to provide a fixed number of impressions on a fee-per-impression basis without regard to a specific period of time over which the impressions are to be shown. These contracts tend to be short-term in nature and the Company's obligations are typically fulfilled over a period of a few months. Sponsorship contracts typically involve integration with the Company's portal site, such as placement of buttons that provide users with direct links to the advertiser's Web site. These contracts generally are for a fixed term and during 2000 and 1999 the typical length of sponsorship contracts tended to be less than one year. Strategic marketing alliance contracts are generally structured over longer specific periods of time, ranging from a few months to several years. Strategic marketing alliance contracts generally provide the Company with guaranteed payments as advances against various forms of revenue-sharing for generating leads or transactions, or for producing advertisements and displaying impressions.

    Revenues generated by advertising and strategic marketing alliance contracts are generally recognized as earned, provided that the Company does not have any significant remaining obligations and collection is reasonably assured. Remaining obligations include the fulfillment of a fixed or guaranteed minimum number of impressions to be displayed or the achievement of performance targets. The earnings process typically coincides with when the impressions are displayed, leads or transactions are generated, or services are performed. To the extent that guaranteed minimum impressions or performance targets exist for a specific time period, revenue is recognized at the lesser of the ratio of the obligations delivered over total obligations, or on a straight-line basis for the term of the contract. To the extent that guaranteed minimum impressions or performance targets exist and are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impressions are displayed or performance targets are achieved.

    From time to time the Company enters into advertising barter arrangements in which it exchanges rights to place advertisements with other companies. Revenues associated with the advertising the Company provides and expenses associated with the advertising the Company receives are recognized at their respective fair values in accordance with EITF 99-17, "Accounting for Advertising Barter Transactions" ("EITF 99-17"). EITF 99-17 provides that revenues from advertising barter transactions should be recognized at fair value only when the fair value of the advertising provided in the arrangement is determinable based on the Company's own historical practice of receiving cash from customers unrelated to the counterparty in the barter transaction. Barter transactions accounted for

F–45

approximately 2.8%, 1.5% and 0.6% of total revenues and approximately 8.2%, 6.2% and 1.9% of advertising and transaction fees for the years ended December 31, 2000, 1999 and 1998, respectively.

    Costs associated with advertising and strategic marketing alliance contracts—principally transmission, development, production and campaign management costs—are expensed as incurred.

    Revenues from direct product sales and delivery fees were recognized upon shipment of products to subscribers. We ceased our direct product sales activities in 2000.

    Deferred revenue consists of monthly and annual prepaid subscriber fees related to billable subscription services and advertising and transaction fees billed in advance of the performance of all or a portion of the related service.

    Accounts receivable includes the portion of advertising and transaction fees and billable subscriber fees that have been billed in advance of the performance of all or a portion of the related services and that have not been collected. The portions of accounts receivable related to these fees as of December 31, 2000 and 1999—and the corresponding equal amounts that remained in deferred revenue at such dates—were $3,696 and $2,508, respectively.

Fixed Assets

    Fixed assets are stated at cost, net of accumulated depreciation and amortization, which is calculated on a straight-line basis over lives ranging from 3 to 5 years or, for leasehold improvements, over the life of the lease, if shorter.

Long-lived Assets

    The Company periodically evaluates the net realizable value of long-lived assets, including fixed assets and other assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. In addition, the Company's evaluation considers non-financial data such as market trends, product and development cycles, and changes in management's market emphasis. An impairment in the carrying value of an asset is recognized when the expected future operating cash flows derived from the asset are less than its carrying value. Maintenance and repairs are charged to expense as incurred. Major renewals, betterments and additions are capitalized.

Comprehensive Income

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") during the year ended December 31, 1999. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Other than the cumulative translation adjustment identified in stockholders' equity on the balance sheet, the Company has no items of other comprehensive income in any period presented.

Foreign Currency Translation

    The functional currency of the Company's foreign subsidiary in India is the local currency. Accordingly, all assets and liabilities of the foreign subsidiary are translated into U.S. dollars at

F–46

period-end exchange rates and expenses are translated using the average rates during the period. The effects of foreign currency translation adjustments have been accumulated and are included as a separate component of stockholders' equity.

Advertising and Subscriber Acquisition Costs

    The Company expenses all advertising and subscriber acquisition costs as incurred. Advertising expenses for 2000, 1999 and 1998 were $87,573, $39,871, and $2,389, respectively.

Product Development Costs

    The Company's product offerings comprise various features which contribute to the overall functionality and are delivered through client-side software, server-side software, and database applications which have principally been developed internally. Software development costs include direct labor and related overhead for software produced by the Company and the cost of software licensed from third parties. All costs in the software development process which are classified as research and development are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the software is generally available. To date, the establishment of technological feasibility of the Company's products and the general availability of such software have substantially coincided. As a result, software development costs that qualify for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs.

Option Plans

    The accompanying financial position and results of operations for the Company have been prepared in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"). Under APB No. 25, generally, no compensation expense is recognized in the financial statements in connection with the awarding of stock option grants to employees provided that, as of the grant date, the number of shares and the exercise price of the award are fixed and the fair value of the Company's stock, as of the grant date, is equal to or less than the amount an employee must pay to acquire the stock as defined.

    The Company has elected the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Pro forma operating results had the Company prepared its financial statements in accordance with the fair-value-based method of accounting under SFAS 123 have been included in Note 12.

Segment Reporting

    The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") during the year ended December 31, 1999. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 requires the

F–47

presentation of financial information in a manner similar in nature to how the company views its business. The Company operates in one principal business segment, a provider of Internet access- related services. Substantially all of the Company's operating results and identifiable assets are in the United States.

Income Taxes

    Income taxes are accounted for under the assets and liability method. Deferred income taxes are recorded for temporary differences between financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities reflect the tax rates expected to be in effect for the years in which the differences are expected to reverse. A valuation allowance is provided if it is more likely than not that some or all of the deferred tax asset will not be realized.

    Prior to the statutory merger on March 1, 1999, U.S. federal and state income taxes had not been provided for because the partners report their respective distributive share of the Company's income or loss on their respective returns.

Financial Instruments and Concentration of Credit Risk

    The carrying values of the Company's cash and cash equivalents, accounts receivable and accounts payable approximate fair value. Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments and trade receivables. At times cash balances may exceed federally insured limits. The Company has limited its cash investments to investment grade overnight securities. Credit is extended to trade customers based on an evaluation of their financial condition. The Company performs ongoing credit evaluations of its trade customers and maintains an allowance for doubtful accounts. Credit risk with regard to the sale of billable subscription services is mitigated by the requirement to use credit cards for purchases.

Reclassification

    Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

New Accounting Pronouncements

    In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (A Replacement of SFAS No. 125)". SFAS No. 140 provides guidance on accounting for (1) securitization transactions involving financial assets; (2) sales of financial assets (including loan participations); (3) factoring transactions; (4) wash sales; (5) servicing assets and liabilities; (6) collateralized borrowing arrangements; (7) securities lending transactions; (8) repurchase agreements; and (9) extinguishment of liabilities. The provisions of SFAS No. 140 will become effective for the Company for transactions it enters into after March 31, 2001. The adoption of this standard is not expected to have a material impact on the Company's financial position or results of operations.

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and

F–48

reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities—Deferral of the Effective Date of SFAS No. 133, an Amendment of SFAS No. 133," which has delayed the required implementation of SFAS No. 133 such that the Company must adopt this new standard no later than January 1, 2001. The adoption of this standard will not have a material impact on the Company's financial position or results of operations.

3.  EARNINGS PER SHARE

    In accordance with SFAS No. 128, "Earnings per Share", basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period. Stock options in the amount of 7,018,283, 4,356,567, and 2,584,369 shares with weighted average exercise prices of $10.53, $8.15, and $0.45 for the years ended December 31, 2000, 1999 and 1998, respectively, were not included in the computation of diluted EPS as they are antidilutive as a result of net losses during the periods presented.

    Basic and diluted net loss per share for the year ended December 31, 1999 is calculated separately for the periods prior and subsequent to the March 1999 statutory merger.

    The pro forma information regarding net loss per share and weighted average shares outstanding set forth below gives effect to the treatment of Class A limited partnership units as shares of common stock and the conversion of Series B Redeemable Convertible Preferred Stock for the period following the March 1999 statutory merger.

	Year Ended December 31,
	1999	1998
Numerator:
Net loss	$(55,834)	$(31,626)

Denominator:
Weighted average number of:
Shares of common stock	20,933,828
Class A limited partnership united treated as shares of common stock		17,091,436
Redeemable Convertible Preferred Stock treated as shares of common stock:
Series B	2,380,301
Series A (Class A limited partnership units prior to March 1, 1999)	7,025,165

Denominator for pro forma basic and diluted net loss per share	30,339,294	17,091,436

Pro forma basic and diluted net loss per share	$(1.84)	$(1.85)

F–49

4.  FIXED ASSETS

    Fixed assets consists of the following:

	December 31,
	2000	1999
Computers, network equipment and software	$16,219	$9,657
Furniture and office equipment	362	196
Leasehold improvements	1,424	772

Subtotal	18,005	10,625
Accumulated depreciation and amortization	(8,841)	(4,941)

	$9,164	$5,684

    Included in fixed assets is equipment acquired under capital leases, principally network equipment, of $5,106 and $4,621 as of December 31, 2000 and 1999, less accumulated amortization of $3,093 and $1,761, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses consist of the following:

	December 31,
	2000	1999
Trade accounts payable	$9,430	$5,738
Personnel and related expenses	6,288	5,437
Telecommunications services	6,978	7,228
Customer service expenses	675	1,199
Marketing expenses	3,146	5,430
Other	2,770	3,248

	$29,287	$28,280

6.  RELATED PARTY TRANSACTIONS

    The Company is affiliated with a group of entities that are under control of or are subject to substantial influence by D. E. Shaw & Co., Inc. ("DESCO, Inc."). In 1997, D.E. Shaw & Co., L.P. ("DESCO, L.P."), an affiliate of DESCO, Inc., provided certain administrative and support services to the Company. Subsequent to 1997, DESCO, L.P. continues to provide these services to the Company at substantially reduced levels.

    Prior to May 1999, the Company was a party to a services agreement with an India- based affiliate of DESCO, L.P. DESCO, L.P. was paid a fixed monthly fee for engineering and operations services rendered, and was reimbursed for incidental expenses. In May 1999, this agreement was terminated. The Company currently obtains occupancy and related services from DESCO, L.P. and its affiliates.

F–50

    The aggregate amounts and nature of the expenditures made by DESCO, L.P. and its affiliate on behalf of the Company were as follows:

	Year Ended December 31,
	2000	1999	1998
India-based engineering and operations expense	$—	$870	$1,454
Personnel related expenses	—	244	521
Occupancy costs	1,965	867	338
Other operating expenses	86	150	375

	$2,051	$2,131	$2,688

    In 1998, the Company transferred fixed assets with a net book value of $402 to DESCO, L.P.

Senior Note

    On March 31, 1998, the Company borrowed $10,000 from D. E. Shaw Securities Group, L.P. ("Shaw Securities"), pursuant to an unsecured Senior Note (the "Senior Note"). Shaw Securities, whose general partner is DESCO, L.P. is an affiliate of the Company. The Senior Note, as amended, had an interest rate computed at the Federal Funds Rate plus 0.375%. In June 1999, the Company repaid the balance of the Senior Note in the amount of $8,634, including accrued interest.

    The Company's interest expense under the Senior Note was approximately $182 and $418 for the years ended December 31, 1999 and 1998, respectively.

General Partner Fees and Other Compensation

    Prior to the Statutory Merger, the Partnership's general partner was entitled to a monthly management fee equal to one-twelfth of one percent of the aggregate value of all outstanding limited partnership Units (or other property into which such Units have been converted) as of the most recent Valuation Event (as specified in the limited partnership agreement, as amended) as compensation for managing the affairs of the Partnership. In 1999 and 1998, the Partnership's general partner elected to waive management fees of $52 and $285, respectively.

7.  OBLIGATIONS UNDER CAPITAL LEASES

    The following is a schedule, by year, of future minimum lease payments under capital leases, together with the present value of the minimum lease payments as of December 31, 2000:

Year ending December 31,
2001	$1,209
2002	335
2003	181

Total minimum lease payments	1,725
Less: Amount representing interest	(114)

Present value of minimum lease payments	1,611
Less: Current portion	1,209

$402

F–51

8.  LIABILITIES EXPECTED TO BE SETTLED WITH COMMON STOCK

    The Company has entered into subscriber referral agreements with two former providers of free Internet access, WorldSpy and Freewwweb, under which the Company is obligated to pay certain amounts based on the number of "Qualified Referred Subscribers" generated by referral activities specified in the agreements. A new Juno subscriber referred to Juno by WorldSpy or Freewwweb is a Qualified Referred Subscriber if he or she meets certain qualification criteria defined in the relevant subscriber referral agreement. Under the terms of these agreements, Juno has the right to settle a portion of the liabilities incurred in connection with acquiring the Qualified Referred Subscribers through the issuance of shares of its common stock. To date, the Company has issued an aggregate of 2,008,303 shares of its common stock at a weighted average price of $2.54 in satisfaction of liabilities incurred in connection with the subscriber referral agreements. At December 31, 2000, the Company had liabilities of $4.0 million as an estimate of the remaining amounts to be settled through the issuance of its common stock.

9.  COMMITMENTS AND CONTINGENCIES

Commitments

    The Company has committed to a minimum usage level for two of its telecommunications service providers. For one of these providers, the Company is obligated to pay a minimum of $2,800 for certain telecommunications services over a two-year period that commenced May 5, 2000. At December 31, 2000, the Company's remaining commitment under this arrangement was $1,205. As of December 31, 2000, the Company was committed to paying another provider $4,950 for telecommunications services that will be provided through May 31, 2001.

    Telecommunications services expense for the years ended December 31, 2000, 1999 and 1998 was $65,791, $14,394, and $8,772, respectively.

    The Company has also entered into various non-cancelable operating leases. DESCO, L.P. has also entered into a leasing arrangement for office space used by the Company. A portion of the Company's operations are located in a single location that is leased by DESCO, L.P. The Company, which benefits from the use of this office space, has agreed to assume performance of DESCO, L.P.'s payment obligations under the lease to the extent the Company occupies such office space. Minimum lease payments below include $7,675 related to this arrangement with DESCO, L.P. The remaining commitments under these operating leases and this arrangement are as follows:

Year ending December 31,
2001	$4,626
2002	4,113
2003	1,350
2004	862
2005	215

Total minimum payments	$11,166

    The Company's rental expense under operating leases in the years ended December 31, 2000, 1999 and 1998, was approximately $6,019, $2,100, and $1,070, respectively.

F–52

Contingencies

    Various claims and actions have been asserted or threatened against the Company in the ordinary course of business. In the opinion of management, the outcome of these asserted or threatened claims or actions would not have a materially adverse effect on the Company's consolidated financial position, results of operations, and cash flows, taken as a whole.

    The Federal Trade Commission has been investigating the advertising, billing and cancellation practices of various Internet-related companies, including the Company. At the FTC's request, the Company has provided marketing-related and customer service-related information concerning our services. On the basis of these submissions, the FTC staff has claimed, among other things, that the Company's disclosure practices about the possibility of users incurring telephone charges were insufficient, and that the Company's cancellation policies for subscribers to its billable services were unduly restrictive. On the basis of the Company's discussions with the FTC staff, the Company has begun implementing modifications to the disclosure we make about telecommunications charges that users might incur and to our billable services cancellation practices. Depending on the final outcome of the FTC inquiry, the Company could be required, under a consent order or otherwise, to make compensatory payments and implement additional modifications to its business practices. The results of operations for the year ended December 31, 2000 reflect a charge for the exposure that management estimates could result from the FTC inquiry.

10.  STOCKHOLDERS' EQUITY AND PARTNERS' CAPITAL

Equity Line

    On October 6, 2000, the Company entered into a common stock investment agreement with a private investment fund providing for the future issuance and purchase of shares of the Company's common stock. This agreement and a related registration rights agreement constitute what is commonly referred to as an "equity line facility." Under the equity line facility, the Company may sell, subject to various volume- and price-related limitations, up to $7.5 million of common stock in each of up to 20 drawdown periods of 22 trading days each over the course of a period of up to two years, provided that the Company cannot sell more than $125 million worth of shares in total under the facility and may in practice only be able to sell a much lower amount. The total number of shares that may be issued under the facility depends on a number of factors, including the market price and trading volume of our common stock during each drawdown period the Company chooses to initiate. Any stock issued to the fund under this facility will generally be purchased at a price equal to 94% of the volume-weighted average price of the Company's common shares on each purchase day. However, the fund will generally not be obligated to purchase shares from the Company on any day when the purchase price would be less than $2.50 per share, although the fund and the Company have previously agreed to waive this condition with respect to one drawdown period, and the parties may agree to waive this condition from time to time in the future, in order to allow the Company to sell shares to the fund at lower prices. The Company will control the timing and frequency of any sales, subject to the facility's volume- and price-related limitations, and will have no obligation to draw down any minimum amount or number of times. However, the facility may be terminated if we sell no shares to the fund for a period of four consecutive months.

F–53

    The common stock investment agreement provides that the equity line will not be available to Juno unless a registration statement is available to permit the fund to resell the shares purchased by it. Juno filed a registration statement on Form S-3 with the Securities and Exchange Commission ("SEC") on November 28, 2000 to register the resale by the fund of up to 10,000,000 shares of the common stock that may be issued to it under the equity line facility. The registration statement was declared effective by the SEC on January 23, 2001. As of March 9, 2001 the Company had sold 317,400 shares and raised net proceeds of $478 under this facility.

Initial and Follow-on Public Offerings

    On February 8, 2000, the Company completed a follow-on offering of 3,600,000 shares of common stock at $24.00 per share. Net proceeds received by the Company, after deducting offering costs, totaled $81,080.

    On May 25, 1999, the Company completed its initial public offering of 6,500,000 shares of common stock at $13.00 per share. Net proceeds received by the Company, after deducting offering costs, totaled $77,285.

Redeemable Convertible Preferred Stock

    In 1999, the Company, after giving effect to the Statutory Merger, received $61,859 in proceeds net of $3,200 of issuance costs, for the issuance of 10,138,716 shares of Series B Redeemable Convertible Preferred Stock ("Series B Preferred"), $0.01 par value. In addition, 17,684,035 shares of Series A Redeemable Convertible Preferred Stock ("Series A Preferred") were issued to the holders of Series A Partnership Units in connection with the Statutory Merger. Each share of the Series A Preferred and Series B Preferred were automatically converted into one share of Common Stock upon consummation of the initial public offering of the Company's common stock on May 25, 1999.

11.  INCOME TAXES

    Subsequent to the Statutory Merger, the Company elected to be treated as a C Corporation under the Internal Revenue Code ("IRC"). Since March 1, 1999, the date of the Statutory Merger, the Company has incurred losses and generated a net operating loss carryforward of approximately $202,028 at December 31, 2000. This carryforward is available to offset future taxable income, if any, and expires in the years 2019 and 2020 ($63,072 and $138,956, respectively).

    Section 382 of the IRC, as amended, places a limitation on the utilization of federal net operating loss carryforwards upon the occurrence of an ownership change. In general, a change in ownership occurs when a greater than 50% change in ownership takes place over a three-year testing period. The annual utilization of net operating loss carryforwards generated prior to such change is limited, in any one year, to a percentage of the entity's fair value at the time of the change in ownership.

F–54

    Significant components of the deferred tax asset (estimated at an effective rate of 40%) at December 31, 2000, 1999 and March 1, 1999 are as follows:

	December 31,		March 1,
	2000	1999	1999
Deferred tax assets:
Net operating loss	$80,811	$25,222	$—
Start-up costs, capitalized for tax purposes	153	767	1,314
Accruals, reserves and other	1,725	1,423	3,433
Depreciation	736	511	499

Total deferred tax assets	83,425	27,923	5,246
Less: valuation allowance	(83,425)	(27,923)	(5,246)

Deferred tax asset, net	$—	$—	$—

    The net operating loss carryforward and temporary differences between carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax benefit of $83,425 and $27,923 at December 31, 2000 and 1999, respectively. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured. Therefore, in consideration of the Company's losses and the uncertainty of its ability to utilize this deferred tax benefit in the future, the Company has recorded valuation allowances in the amounts of $83,425 and $27,923 at December 31, 2000 and 1999 to offset the deferred tax benefit amounts.

    Prior to the Statutory Merger on March 1, 1999, U.S. federal and state income taxes had not been provided because the partners reported their respective share of the Partnership's losses on their respective returns.

    The deferred tax asset at March 1, 1999, subject to a full valuation allowance, was generated by the Partnership, through March 1, 1999, the date of the Statutory Merger. This deferred tax asset was made available to Juno Online Services, Inc., as the successor company following the Statutory Merger.

    The benefit for income taxes differs from the amount of income tax determined by applying the applicable U.S. tax rate to net loss as follows:

	Year ended December 31,
	2000	1999
Expected federal income tax at the statutory rate	(35.0)%	(35.0)%
Loss incurred prior to statutory merger	—	2.7
State income taxes, net of federal tax benefit	(5.8)	(5.0)
Exercise of nonqualified stock options	(1.6)	(3.4)
Other	(0.4)	0.1
Increase in valuation allowance	42.8	40.6

Income tax rate as recorded	—%	—%

F–55

12.  EMPLOYEE BENEFIT PLANS

Stock Option Plans

    In March 1999, the Company implemented its 1999 Stock Incentive Plan (the "1999 Plan"). The 1999 Plan serves as the successor equity incentive program to the 1997 Class B Unit Option/Issuance Plan (the "1997 Plan"). Under the 1999 Plan, 9,616,946 shares have been authorized subject to automatic increases in January of each year. On the effective date of the 1999 Plan, shares authorized for issuance and options issued and outstanding under the 1997 Plan were incorporated into the 1999 Plan. No further option grants will be made under the 1997 Plan. The exercise price shall not be less than the fair market value on the date of grant of the option and shall not be less than 110% of the fair market value on the date of grant to any 10% owners of the Company. In general, the options vest at a rate of 25% annually on the anniversary of the grant date and expire 10 years from the date of grant.

    At December 31, 2000, the balance of unearned compensation recorded by the Company was $333. This amount represents the unrecognized portion of unearned compensation the Company recorded in the years ended December 31, 1999 and prior for options issued below deemed fair value for accounting purposes and is being charged to compensation expense over the vesting period of the options (generally four years). The Company recognized $212, $416 and $34 of unearned compensation during the years ended December 31, 2000, 1999 and 1998, respectively.

    The 1999 Stock Incentive Plan includes four programs. The first provides for the discretionary grant of options to purchase common shares to employees, consultants, and members of the board of directors. The second allows individuals to purchase shares or receive them as a bonus tied to the performance of services. The third allows executive officers and other highly compensated employees to apply a portion of their salary to the acquisition of special below-market stock option grants. No such grants have been made to date. The fourth program automatically grants options at periodic intervals to eligible non-employee board members.

F–56

    The following information relates to options issued to purchase common stock under the 1999 Plan:

	2000		1999		1998
	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price	Shares Under Option	Weighted Average Exercise Price
Options outstanding, beginning of year	4,356,567	$8.15	2,584,369	$0.67	1,360,103	$0.45
Options granted	5,596,764	11.99	2,798,843	13.06	1,577,437	0.84
Options exercised	(569,256)	13.19	(510,762)	0.99	—	—
Options forfeited	(2,365,792)	11.72	(515,883)	4.49	(353,171)	0.45

Options outstanding, end of year	7,018,283	$10.53	4,356,567	$8.15	2,584,369	$0.67

	Options Outstanding at December 31, 2000	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life in Years
At $0.45 to $0.90	637,239	$0.47	7.0
At $1.28 to $6.56	2,890,609	5.41	9.3
At $8.50 to $13.13	1,296,662	11.15	8.6
At $14.25 to $19.88	1,603,833	17.76	8.9
At $22.50 to $45.00	589,940	25.48	9.1

    The Company accounts for its equity-based compensation in accordance with APB Opinion No. 25 and its related interpretations.

    Had the Company's equity-based employee compensation been determined by the fair-value based method of SFAS 123, the Company's net loss and net loss per basic and diluted share on a pro-forma basis for the years ended December 31, 2000 and 1999 would have been $141,717 ($3.66 per share) and $58,662 ($1.93 per share), respectively. Net loss on a pro-forma basis was not materially impacted for the year ended December 31, 1998.

    For disclosure purposes, the fair value of all options granted was determined using the Black-Scholes option-pricing model. The fair value for 2000 and 1999 option grants was based on the following assumptions:

	2000	1999
Average risk-free interest rate	6.15%	4.92%
Dividend yield	0.00%	0.00%
Volatility	80.00%	85.00%
Expected option life (in years)	5	5

F–57

Stock Purchase Plan

    In April 1999, the Company adopted the 1999 Employee Stock Purchase Plan (the "1999 ESPP"). A total of 555,556 shares are available to be issued under the 1999 ESPP. The 1999 ESPP allows eligible employees to purchase shares of common stock at semi-annual intervals, through periodic payroll deductions of up to 15% of cash earnings, as defined. The purchase price per share is 85% of the lower of the fair market value on the eligible employee's entry date or the fair market value on the semi-annual purchase date. The 1999 ESPP will terminate no later than the last business day in July 2009. The Company issued 123,223 shares of common stock to employees under the 1999 ESPP during the year ended December 31, 2000.

Defined Contribution Plan

    The Company is a participating employer in a tax-qualified retirement plan (the "Savings Plan") under Section 401(k) of the IRC. Under the Savings Plan, participating employees may defer a portion of their pre-tax earnings, up to the Internal Revenue Service ("IRS") annual contribution limit. The Company matches 50% of each employee's contribution up to a maximum of 6% of the employee's eligible earnings. In 2000, 1999 and 1998 the Company match was $658, $394, and $238, respectively. Company matching payments vest over 4 years.

13. SUBSEQUENT EVENTS

Supplemental Stock Incentive Plan

    In January 2001, the Company adopted an additional employee benefit plan, the 2001 Supplemental Stock Incentive Plan (the "2001 Supplemental Plan"). The 2001 Supplemental Plan complements the Company's 1999 Plan. The Company has authorized for issuance 1,500,000 shares of common stock under the 2001 Supplemental Plan. The plan provides for granting non-qualified stock options to certain non-executive employees of the Company. As of March 9, 2001, options to purchase 863,400 shares had been granted under the Plan.

    The 2001 Supplemental Plan includes two programs. The first provides for the discretionary grant of options to purchase common shares to eligible persons, at the discretion of the plan administrator. The second allows individuals to purchase shares or receive them as a bonus tied to the performance of services.

F–58

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	June 30, 2001	December 31, 2000
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$41,961	$55,729
Accounts receivable, net of allowance for doubtful accounts of $2,562 and $2,688 in 2001 and 2000, respectively	7,767	9,420
Prepaid expenses and other current assets	1,251	3,141

Total current assets	50,979	68,290
Fixed assets, net	7,578	9,164
Other assets	217	917

Total assets	$58,774	$78,371

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued expenses	$23,246	$29,287
Current portion of capital lease obligations	597	1,209
Deferred revenue	13,454	14,578

Total current liabilities	37,297	45,074
Capital lease obligations	298	402
Deferred rent	93	150
Liabilities expected to be settled with common stock	4,000	4,000
Commitments and contingencies
Stockholders' equity:
Preferred stock—$0.01 par value; 5,000,000 shares authorized, none issued and outstanding	—	—
Common stock—$0.01 par value; 133,333,334 shares authorized, 41,746,854 and 41,134,350 shares issued and outstanding in 2001, and 2000, respectively	417	411
Additional paid-in capital	211,963	211,550
Unearned compensation	(192)	(333)
Cumulative translation adjustment	(5)	(1)
Accumulated deficit	(195,097)	(182,882)

Total stockholders' equity	17,086	28,745

Total liabilities and stockholders' equity	$58,774	$78,371

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–59

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Revenues:
Billable services	$24,762	$18,429	$47,675	$35,165
Advertising and transaction fees	4,589	10,685	10,379	17,094
Direct product sales	—	439	—	1,341

Total revenues	29,351	29,553	58,054	53,600

Cost of revenues:
Billable services	12,742	12,557	28,100	24,597
Advertising and transaction fees	1,608	2,262	3,139	4,012
Direct product sales	—	414	—	1,270

Total cost of revenues	14,350	15,233	31,239	29,879

Operating expenses:
Operations, free service	3,951	9,506	10,247	15,650
Subscriber acquisition	4,310	38,119	10,609	82,870
Sales and marketing	3,300	5,610	7,028	9,225
Product development	2,129	3,100	4,519	5,563
General and administrative	2,986	2,486	6,367	4,262
Merger costs	960	—	960	—

Total operating expenses	17,636	58,821	39,730	117,570

Loss from operations	(2,635)	(44,501)	(12,915)	(93,849)
Other income (expense):
Interest income, net	454	1,650	1,100	3,372
Other expense	(400)	—	(400)	—

Net loss	$(2,581)	$(42,851)	$(12,215)	$(90,477)

Basic and diluted net loss per share	$(0.06)	$(1.11)	$(0.29)	$(2.39)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–60

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in thousands)

	Common Stock
			Additional Paid-in Capital	Unearned Compensation	Cumulative Translation Adjustment	Accumulated Deficit
	Shares	Amount					Total
Balance, December 31, 2000	41,134	$411	$211,550	$(333)	$(1)	$(182,882)	$28,745
Issuance of common stock upon exercise of stock options	239	2	143	—	—	—	145
Issuance of common stock in connection with employee stock purchase plan	56	1	125	—	—	—	126
Issuance of common stock in connection with equity line facility, net of offering costs	317	3	222	—	—	—	225
Forfeitures of unearned compensation	—	—	(77)	77	—	—	—
Amortization of unearned compensation	—	—	—	64	—	—	64
Foreign translation adjustment	—	—	—	—	(4)	—	(4)
Net loss	—	—	—	—	—	(12,215)	(12,215)

Balance, June 30, 2001	41,746	$417	$211,963	$(192)	$(5)	$(195,097)	$17,086

The accompanying notes are an integral part of these condensed consolidated financial statements

F–61

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2001	2000
Cash flows from operating activities:
Net loss	$(12,215)	$(90,477)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,919	1,689
Impairment loss on investment	400	—
Stock-based subscriber acquisition	—	181
Amortization of unearned compensation	64	117
Changes in operating assets and liabilities:
Accounts receivable, net	1,653	(8,354)
Prepaid expenses and other current assets	1,698	5,728
Accounts payable and accrued expenses	(6,050)	7,233
Deferred revenue	(1,124)	2,605

Net cash used in operating activities	(13,655)	(81,278)

Cash flows from investing activities:
Purchases of fixed assets	(189)	(5,780)
Other assets	300	(404)

Net cash provided by (used in) investing activities	111	(6,184)

Cash flows from financing activities:
Payments on capital lease obligations	(716)	(1,135)
Net proceeds from issuance of common stock	—	81,080
Proceeds from issuance of common stock in connection with employee stock purchase plan	126	715
Proceeds from issuance of common stock in connection with equity line, net of offering costs	225	—
Proceeds from issuance of common stock upon exercise of stock options	145	778

Net cash (used in) provided by financing activities	(220)	81,438

Effect of exchange rate changes on cash and cash equivalents	(4)	—

Net decrease in cash and cash equivalents	(13,768)	(6,024)
Cash and cash equivalents, beginning of period	55,729	91,497

Cash and cash equivalents, end of period	$41,961	$85,473

Supplemental disclosure of cash flow information:
Cash paid for interest	$34	$96

The accompanying notes are an integral part of these condensed consolidated financial statements.

F–62

JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

    The accompanying unaudited condensed consolidated financial statements include the accounts of Juno Online Services, Inc.; its wholly owned subsidiary, Juno Internet Services, Inc.; and its majority-owned, India-based subsidiary, Juno Online Services Development Private Limited (collectively, the "Company" or "Juno"). These financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included in the accompanying unaudited condensed consolidated financial statements. All significant intercompany transactions and balances have been eliminated in consolidation. Operating results for the three and six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2001. For further information, refer to the consolidated financial statements and notes thereto, which are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000, and other filings with the Securities and Exchange Commission.

    Juno is a provider of Internet-related services to millions of computer users throughout the United States. The Company provides multiple levels of service, including free basic dial-up access and various billable premium Internet access services. The Company's revenues are derived primarily from the subscription fees charged for its premium services, and to a lesser extent from the sale of advertising, and from various forms of electronic commerce.

    The Company announced the expansion of its free basic service to include full Internet access on December 20, 1999. Prior to the announcement, the Company's free basic service provided only basic dial-up e-mail functionality.

    The Company has experienced operating losses since its inception. Such losses are due in large part to the Company's historical efforts to maximize the number of subscribers to both its free basic service and its premium services, and to its development of computer systems and related infrastructure that could be rapidly expanded to accommodate additional users. Although the Company reduced its investments in subscriber acquisition and other marketing activities by a substantial amount in the second half of 2000 and first two quarters of 2001, and has taken steps to reduce other operating expenses, there can be no assurance that the Company will achieve or sustain profitability or positive cash flow in its operations.

2.  Summary of Significant Accounting Policies

Comprehensive Income

    The Company adopted SFAS No. 130, "Reporting Comprehensive Income" ("SFAS 130") during the year ended December 31, 1999. SFAS 130 establishes standards for the reporting and display of comprehensive income and its components. Other than the cumulative translation adjustment identified in stockholders' equity in the balance sheet, the Company has no items of other comprehensive income in any period presented.

F–63

Earnings Per Share

    In accordance with SFAS No. 128, "Earnings per Share", basic earnings per share is calculated based on the weighted average number of shares of common stock outstanding during the reporting period. Diluted earnings per share is calculated giving effect to all potentially dilutive common shares, assuming such shares were outstanding during the reporting period. Stock options in the amount of 8,968,062 and 8,268,934 shares at June 30, 2001 and 2000, respectively, were not included in the computation of diluted EPS as they are antidilutive as a result of net losses during the periods presented.

3.  Contingencies

    Various claims and actions have been asserted or threatened against the Company in the ordinary course of business. In the opinion of management, the outcome of these asserted or threatened claims or actions would not have a materially adverse effect on the Company's consolidated financial position, results of operations, and cash flows, taken as a whole, except possibly as discussed below.

    The Federal Trade Commission has been investigating the advertising, billing and cancellation practices of various Internet companies, including the Company. As a result of this investigation, Juno and the FTC entered into a consent agreement, which was approved by the FTC on June 29, 2001, after a public comment period.

    Under the terms of the consent agreement, Juno is required to give notice regarding the possible availability of redress payments to certain subscribers who cancelled the service and identified either the unavailability of local access numbers or the incurrence of long distance charges as a reason for such cancellation, as well as to subscribers who participated in specified rebate programs. Juno will provide an opportunity for such subscribers to apply for refunds for long distance charges they incurred in connection with using Juno's services for up to two months following the date they subscribed to such services, and will be required to make compensatory payments to qualified subscribers who provide appropriate documentation. The Company currently anticipates that the compensatory payments will be approximately $800,000 and has accrued a liability for that amount representing its estimate for the probable loss. The range of possible loss is estimated to be between $370,000 and $1.2 million.

4.  Recent Accounting Pronouncements

    In June 2001, the Financial Accounting Standards Board issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 establishes new standards for accounting and reporting requirements for business combinations initiated after June 30, 2001 and prohibits the use of the pooling-of-interests method for combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Upon adoption of SFAS No. 142, goodwill will be tested at the reporting unit annually and whenever events or circumstances occur indicating that goodwill might be impaired. Amortization of goodwill, including goodwill recorded in past business combinations, will cease. The adoption date for Juno will be January 1, 2002 and it is not expected to have a material effect on Juno's financial position, result of operations, or cash flows.

F–64

5.  Business Combination

    On June 7, 2001, the Company announced the signing of a merger agreement with NetZero, Inc., under which Juno and NetZero agreed to engage in a business combination, subject to various conditions. If this transaction closes, Juno and NetZero will become wholly-owned subsidiaries of a newly formed holding company, United Online, Inc., and each issued and outstanding share of Juno common stock will be converted into the right to receive 0.3570 of a share of United Online common stock. Completion of this proposed transaction is subject to the approval of the Company's stockholders and the stockholders of NetZero as well as to the satisfaction of numerous other conditions. Many of these conditions, including the listing of United Online's shares on the Nasdaq National Market and the absence of material adverse changes in Juno's and NetZero's business, are beyond the Company's control. The transaction will be accounted for using the purchase method under SFAS No. 141, "Business Combinations."

F–65

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of
AimTV, Inc.
(A Development Stage Enterprise):

    In our opinion, the accompanying balance sheet of AimTV, Inc. (A Development Stage Enterprise) (the "Company") as of June 30, 1999, and the related statements of operations, shareholders' equity and cash flows for the period from March 1, 1999 (inception) through June 30, 1999 present fairly, in all material respects, the financial position of the Company as of June 30, 1999, and the results of its operations and its cash flows for the period from March 1, 1999 (inception) through June 30, 1999, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Woodland Hills, California
January 6, 2000

F–66

AIMTV, INC.
(A DEVELOPMENT STAGE ENTERPRISE)

BALANCE SHEETS

	September 30, 1999	June 30, 1999
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$620,630	$765,750
Prepaid expenses and other current assets	28,825	24,520

Total current assets	649,455	790,270
Property and equipment, net	193,350	37,902
Other assets	14,835	11,958
Restricted cash	75,637	75,000

Total assets	$933,277	$915,130

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$292,035	$40,893
Other payables	16,938	22,392
Convertible notes payable—current portion	100,000	—

Total current liabilities	408,973	63,285
Convertible notes payable	150,000	50,000

Total liabilities	558,973	113,285
Shareholders' equity:
Convertible preferred stock; no par value; 5,000,000 authorized; 3,600,000 and 4,000,000 issued and outstanding at June 30, 1999 and September 30, 1999, respectively, liquidation preference of $900,000 and $1,000,000, respectively	1,000,000	900,000
Common stock; no par value; 30,000,000 authorized at June 30, 1999 and September 30, 1999, respectively; 10,260,000 and 11,800,000 issued and outstanding at June 30, 1999 and September 30, 1999, respectively	83,640	6,640
Additional paid-in capital	1,356,358	—
Unearned deferred compensation	(1,000,503)	—
Deficit accumulated during the development stage	(1,065,191)	(104,795)

Total shareholders' equity	374,304	801,845

Total liabilities and shareholders' equity	$933,277	$915,130

The accompanying notes are an integral part of these financial statements.

F–67

AIMTV, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF OPERATIONS

	Period from March 1, 1999 (inception) through September 30, 1999	Three Months Ended September 30, 1999	Period from March 1, 1999 (inception) through June 30, 1999
	(unaudited)	(unaudited)
Revenue	$—	$—	$—
Costs and expenses:
Research and product development	335,586	308,712	26,874
Sales and marketing	142,692	122,705	19,987
General and administrative	233,525	174,813	58,712
Stock-based compensation	355,855	355,855	—

Loss from operations	(1,067,658)	(962,085)	(105,573)
Other income (expense):
Interest income	5,308	4,530	778
Interest expense	(2,841)	(2,841)	—

Net loss	$(1,065,191)	$(960,396)	$(104,795)

The accompanying notes are an integral part of these financial statements.

F–68

AIMTV, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF SHAREHOLDERS' EQUITY

							Deficit Accumulated During The Development Stage
	Convertible Preferred Stock		Common Stock
					Additional Paid-in Capital	Unearned Deferred Compensation		Total Shareholder's Equity
	Shares	Amount	Shares	Amount
Balance at March 1, 1999 (inception)
Issuance of common stock	—	$—	10,260,000	$6,640	$—	$—	$—	$6,640
Issuance of Series A Preferred	3,600,000	900,000	—	—	—	—	—	900,000
Net loss	—	—	—	—	—	—	(104,795)	(104,795)

Balance at June 30, 1999	3,600,000	900,000	10,260,000	6,640	—	—	(104,795)	801,845
Issuance of common stock (unaudited)	—	—	1,540,000	77,000	—	—	—	77,000
Issuance of Series A Preferred (unaudited)	400,000	100,000	—	—	—	—	—	100,000
Unearned deferred compensation (unaudited)	—	—	—	—	1,356,358	(1,356,358)	—	—
Stock-based compensation (unaudited)	—	—	—	—	—	355,855	—	355,855
Net loss (unaudited)	—	—	—	—	—	—	(960,396)	(960,396)

Balance at September 30, 1999 (unaudited)	4,000,000	$1,000,000	11,800,000	$83,640	$1,356,358	$(1,000,503)	$(1,065,191)	$374,304

The accompanying notes are an integral part of these financial statements.

F–69

AIMTV, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

STATEMENTS OF CASH FLOWS

	Period from March 1, 1999 (inception) through September 30, 1999	Three Months Ended September 30, 1999	Period from March 1, 1999 (inception) through June 30, 1999
	(unaudited)	(unaudited)
Operating activities:
Net loss	$(1,065,191)	$(960,396)	$(104,795)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,057	9,778	1,279
Stock—based compensation	355,855	355,855	—
Changes in current assets and liabilities:
Restricted cash	(75,637)	(637)	(75,000)
Prepaid expenses and other assets	(37,560)	(7,182)	(30,378)
Accounts payable and accrued expenses	292,035	251,142	40,893
Other payables	16,938	(5,454)	22,392

Net cash used in operating activities	(502,503)	(356,894)	(145,609)

Investing activities:
Purchases of property and equipment	(204,407)	(165,226)	(39,181)

Net cash used in investing activities	(204,407)	(165,226)	(39,181)

Financing activities:
Proceeds from issuance of common stock	77,540	77,000	540
Proceeds from issuance of Series A preferred stock	1,000,000	100,000	900,000
Proceeds from convertible notes payable	250,000	200,000	50,000

Net cash provided by financing activities	1,327,540	377,000	950,540

Increase (decrease) in cash and cash equivalents	620,630	(145,120)	765,750
Cash and cash equivalents at beginning of period	—	765,750	—

Cash and cash equivalents at end of period	$620,630	$620,630	$765,750

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,300	$1,300	$—

Supplemental disclosure of noncash transactions:
Issuance of common stock in exchange for employee services	$6,100	$—	$6,100

The accompanying notes are an integral part of these financial statements.

F–70

AIMTV, INC.

(A DEVELOPMENT STAGE ENTERPRISE)

NOTES TO FINANCIAL STATEMENTS

1.  Organization and Significant Business Risks

  Organization

    AimTV, Inc. A Development Stage Enterprise (the "Company"), was incorporated on March 1, 1999 as a California Corporation. The Company has developed a patent-pending web technology designed to enable advertisers to run broadcast-quality television commercials over narrowband Internet connections. Since inception, the Company has devoted its efforts to the development of its products and organization of its business. The Company's business is characterized by rapid technological change, new product development and product obsolescence, and a competitive business environment for the attraction and retention of knowledge workers. The Company is an early stage enterprise and is subject to all the risks associated with development stage companies.

    On December 1, 1999, NetZero, Inc. acquired all of the Company's outstanding shares of common stock, at which time the Company became a wholly-owned subsidiary of NetZero, Inc.

  Significant Business Risks

    Since its inception, the Company has incurred significant operating losses. The ability of the Company to successfully carry out its business plan is primarily dependent upon its ability to (1) obtain sufficient additional capital, (2) overcome product development issues, (3) generate significant revenues through its existing assets, products under development and ongoing operations, and (4) obtain approval of its pending patent.

2.  Summary of Significant Accounting Policies

  Use of Accounting Estimates

    In the normal course of preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

    The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents are carried at cost, which approximates fair value. At times, cash balances held at financial institutions are in excess of FDIC insurance limits.

  Property and Equipment

    Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets of two to three years. Useful lives are evaluated by management in order to determine recoverability in light of current technological conditions. Repairs and maintenance are charged to expense as incurred while renewals and improvements are capitalized. Upon the sale or retirement of property and equipment, the accounts are relieved of the cost and the related accumulated depreciation or amortization, with any resulting gain or loss included in the Statement of Operations.

F–71

  Advertising

    Advertising costs are expensed as incurred, and to date, have not been significant.

  Software Development Costs

    Under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," the Company is required to capitalize software development costs when "technological feasibility" of the product has been established and anticipated future revenues ensure recovery of the capitalized amounts.

  Research and Development Costs

    Costs incurred in the research and development of products are expensed as incurred.

  Income Taxes

    Income taxes are accounted for under SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

  Comprehensive Income

    Comprehensive income generally represents all changes in shareholders' equity (deficit) during the period except those resulting from investments by, or distributions to, shareholders. For the period from March 1, 1999 (inception) through June 30, 1999, there were no such significant changes in shareholders' equity other than net loss amounts.

  Accounting for Stock-based Compensation

    The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25, compensation expense is recognized over the vesting period based on the difference, if any, on the date of grant between the deemed fair value for accounting purposes of the company's stock and the exercise price on the date of grant. The Company accounts for equity awards issued to non-employees in accordance with the provisions SFAS No. 123 and Emerging Issues Task Force ("EITF") 96-18.

  Recent Accounting Pronouncements

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. The adoption of

F–72

SOP No. 98-1 in 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

    In April 1998, the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities." SOP No. 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, start-up costs that were capitalized in the past must be written off when SOP No. 98-5 is adopted. The adoption of SOP No. 98-5 in 1999 did not have a significant impact on the Company's financial position, results of operations or cash flows.

3.  Property and Equipment

    Property and equipment consist of the following:

	September 30, 1999	June 30, 1999
	(unaudited)
Computer equipment	$168,694	$39,181
Computer software	30,653	—
Furniture and fixtures	5,060	—

	204,407	39,181
Less:
Accumulated depreciation and amortization	(11,057)	(1,279)

Total	$193,350	$37,902

4.  Income Taxes

    As a result of net operating losses, the Company has not recorded a provision for income taxes. The components of the deferred tax assets and related valuation allowance is as follows:

June 30, 1999
Deferred tax assets:
Net operating loss carryforwards	$41,918

Total deferred tax assets	41,918
Less:
Valuation allowance	(41,918)

Net deferred taxes	$—

    Based on management's assessment, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets due to the likelihood that the Company may not generate sufficient taxable income during the carryforward period to utilize the net operating loss carryforwards.

F–73

5.  Commitments and Contingencies

  Leases

    The Company leases its facility and other assets under noncancelable operating leases which expire through 2005, subject to the execution of certain renewal options. The following are the minimum lease payments under these leases:

Year Ended June 30,
2000	$137,280
2001	146,573
2002	135,352
2003	140,012
2004	140,400
Thereafter	11,700

$711,317

    Total expense under operating leases for the period March 1, 1999 through June 30, 1999 was $1,627.

    The facility lease requires that a $75,000 irrevocable standby letter of credit be established as collateral to meet the Company's obligation under the lease; this amount is reflected as restricted cash on the balance sheet.

  Litigation

    From time to time, certain legal actions may arise in the ordinary course of the Company's business. To date, such legal actions have not had a material adverse effect on the Company's financial position, results of operations and cash flows.

6.  Capitalization

  Stock Split

    On August 17, 1999, the Board of Directors declared a four-for-one split of the Company's common stock, effected in the form of a stock dividend paid on October 4, 1999. All agreements concerning stock options and other commitments payable in shares of the Company's common stock provide for the issuance of additional shares due to the declaration of the stock split. All references to number of common and preferred shares in the financial statements have been adjusted to reflect the stock split on a retroactive basis.

  Common Stock

    The Company is required to reserve and keep available out of its authorized but unissued shares of common stock such number of shares sufficient to effect the conversion of all outstanding shares of preferred stock and all outstanding common stock warrants, plus shares granted and available for grant

F–74

under the Company's stock option plan. The amount of such shares of common stock reserved for these purposes is as follows:

	September 30, 1999	June 30, 1999
	(unaudited)
Conversion of preferred stock	4,000,000	3,600,000
Outstanding warrants	140,000	—
Outstanding stock options	4,600,000	700,000
Additional shares available for grant under the Company's stock option plan	1,140,000	5,040,000

	9,880,000	9,340,000

  Series A Convertible Preferred

    The Series A Preferred provides for a noncumulative dividend of $0.08 per share per annum. In the event of any liquidation or winding up of the Company, each share is entitled to receive, in preference to common stock, an amount equal to the original price plus declared but unpaid dividends. The Series A Preferred is not redeemable.

    The Series A Preferred may be converted into common stock at any time at the option of the holder and will be adjusted for any common stock splits. The conversion price shall be the original purchase price per share, as adjusted for stock splits.

    Additionally, the Series A Preferred will automatically convert into common stock in the event of (i) an underwritten public offering of the Company's common stock with gross proceeds to the Company of at least $10,000,000 and an offering price per share of not less than $3.00 or (ii) the conversion of more than 50% of the originally issued Series A Preferred.

    The holders of Preferred stock have the right to the vote equal to the number of shares of common stock issuable upon conversion of the Preferred stock. Consent of the holders of a majority of the Preferred stock will be required for (i) the creation of any new class or series of shares having preference over the existing Preferred stock, (ii) any increase in the authorized number of shares of Preferred stock, (iii) any amendment to the Articles of Incorporation that materially and adversely affect Preferred stock, (iv) any redemption or repurchase of shares of common stock, or (v) issuance of any equity securities by any subsidiary. Holders of 50,000 shares or more of Series A Preferred shall have a pro rata right to participate in future equity financings of the Company.

  Warrants (unaudited)

    On September 1, 1999, the Company issued warrants to purchase 40,000 shares of common stock, at $0.25 per share, to a non-employee in connection with the Company's financing efforts. The warrants issued are fully vested, non-forfeitable and are immediately exercisable and will expire at the earlier of (i) the closing of the initial underwritten public offering of the Company's common stock with gross proceeds in excess of $10,000,000, or (ii) September 1, 2002. The fair value of warrants was determined using a Black-Scholes option pricing model and resulted in a charge of approximately $49,500.

F–75

    On August 30, 1999, the Company issued warrants to purchase 100,000 shares of common stock, at $0.10 per share, to a non-employee for services. The warrants issued are fully vested, non-forfeitable and are immediately exercisable and will expire at the earlier of (i) the closing of the initial underwritten public offering of the Company's common stock with gross proceeds in excess of $10,000,000, or (ii) August 30, 2003. The fair value of warrants was determined using the Black-Scholes option pricing model and resulted in a charge of approximately $57,500, which was recognized as expense during the three-month period ended September 30, 1999.

7.  Stock Options

    In May 1999, the Company adopted the 1999 Stock Option Plan (the "Plan") which provides for the issuance of stock-based awards to qualified employees, directors and consultants of the Company. The stock-based awards may include incentive stock options or nonqualified stock options. The exercise price per share is not to be less than 85% of the fair market value per share of the Company's common stock on the date of grant for nonqualified stock options. Incentive stock options may not be granted at less than 100% of the fair market value of the Company's common stock on the date of grant (110% if granted to an employee who owns 10% or more of the common stock outstanding). Options become exercisable over the vesting period as determined by the Board of Directors and expire over terms not exceeding 10 years from the vesting base date as determined by the Board of Directors. The Company has reserved 5,740,000 shares of its common stock for issuance under the Plan. As of June 30, 1999 and September 30, 1999, 5,040,000 and 1,140,000 (unaudited) options to purchase shares of common stock were available for future grant.

    A summary of the status of the Company's stock options and related changes is presented below:

	Shares	Weighted-Average Exercise Price
Outstanding at March 1, 1999 (inception)	—	$—
Granted	700,000.05
Exercised	—	—
Canceled	—	—

Outstanding at June 30, 1999	700,000.05

Granted (unaudited)	3,900,000.05
Exercised (unaudited)	—	—
Canceled (unaudited)	—	—

Outstanding at September 30, 1999 (unaudited)	4,600,000	$.05

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    Additional information with respect to stock options outstanding is as follows:

	Options Outstanding
				Options Exercisable
		Weighted-Average Remaining Contractual Life
	Number Outstanding		Weighted-Average Exercise Price	Number Outstanding	Weighted-Average Exercise Price
At June 30, 1999	700,000	9.93	$.05	—	$.05
At September 30, 1999 (unaudited)	4,600,000	9.83	.05	349,917.05

    Options granted during the period March 1, 1999 (inception) through June 30, 1999 and the three months ended September 30, 1999 resulted in $0 and $1,279,145 (unaudited), respectively, of deferred compensation, which was included in deferred compensation in shareholders' equity. Deferred compensation expense is recognized over the vesting period as services are rendered. During the period March 1, 1999 (inception) through June 30, 1999 and the three months ended September 30, 1999, compensation expense included in stock-based compensation in the statement of operations related to stock option grants amounted to $0 and $248,855 (unaudited), respectively.

    The Company determined the compensation expense of options granted using the methodology prescribed in SFAS No. 123 and determined the results to be immaterial. The fair value of these awards was estimated at the date of grant using a minimum value option pricing model with the following assumptions: risk-free interest rate of 6%; no dividend yield; no volatility factor; a forfeiture rate of 0%; and an expected average life of 10 years. The effects of applying SFAS No. 123 are not indicative of future amounts and additional awards in future years are anticipated.

8.  Convertible Promissory Notes

    From June to August 1999, the Company issued convertible promissory notes to non-employees and one officer of the Company. Interest on the notes ranges from 7 to 8 percent per annum. Principal and interest at the termination of the note are payable at various repayment dates, which range from September 2000 through June 2002. The notes were all repaid in December 1999.

F–77

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

NETZERO, INC.,

JUNO ONLINE SERVICES, INC.,

UNITED ONLINE, INC.

and

THE OTHER PARTIES HERETO

Dated as of

June 7, 2001

A–i

A–ii

A–iii

AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of June 7, 2001 (this "Agreement"), by and among NetZero, Inc., a Delaware corporation ("NetZero"), Juno Online Services, Inc., a Delaware corporation ("Juno"), United Online, Inc., a Delaware corporation ("United Online"), NZ Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of United Online ("NetZero Merger Sub"), and JO Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of United Online ("Juno Merger Sub"). Capitalized terms used and not otherwise defined in this Agreement have the meanings given to them in Article 1.

    WHEREAS, the board of directors of each of NetZero and Juno has approved, and deems it advisable for, fair to and in the best interests of each corporation and its respective stockholders that NetZero and Juno engage in a business combination to be effected through the Mergers upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, in furtherance thereof, the board of directors of each of NetZero and Juno has approved the NetZero Merger and the Juno Merger, as the case may be, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of capital stock of NetZero and each share of capital stock of Juno issued and outstanding immediately prior to the Effective Time will be converted into the right to receive shares of capital stock of United Online as set forth in this Agreement;

    WHEREAS, the board of directors of each of NetZero and Juno have approved this Agreement and the NetZero Merger and the Juno Merger, as the case may be, in accordance with the DGCL and upon the terms and subject to the conditions set forth in this Agreement;

    WHEREAS, as a condition and inducement to NetZero and Juno entering into this Agreement and incurring the obligations set forth herein, each of the NetZero Major Stockholders and the Juno Major Stockholders, concurrently with the execution and delivery of this Agreement, is entering into a Voting Agreement with Juno or NetZero, as the case may be;

    WHEREAS, as a condition and inducement to NetZero and Juno entering into this Agreement and incurring the obligations set forth herein, each of the Juno Key Employees, concurrently with the execution and delivery of this Agreement, is entering into a Non-Competition Agreement with Juno;

    WHEREAS, for United States federal income tax purposes it is intended that the Mergers shall qualify as exchanges within the meaning of Section 351 of the Code and as reorganizations within the meaning of Section 368(a) of the Code and that this Agreement is adopted as a plan of reorganization within the meaning of Section 368(a) of the Code;

    NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants in this Agreement, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

    Section 1.1  Definitions.  For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

    "Affiliate" has the meaning set forth in Rule 12b-2 of the Exchange Act.

    "Affiliate Agreement" means the affiliate agreement in substantially the form set forth in Section 7.7(a) of the NetZero Disclosure Letter.

    "Balance Sheet Date" means March 31, 2001.

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    "Benefit Plan" means any employee benefit fund, plan, program, arrangement or contract (including any "pension" plan, fund or program, as defined in Section 3(2) of ERISA, any "employee benefit plan," as defined in Section 3(3) of ERISA, any multi-employer plan as defined in ERISA Section 3(37), and any plan, program, arrangement or contract providing for severance; employment; change in control benefits; medical, dental or vision benefits; life insurance or death benefits; disability benefits, sick pay or other wage replacement; vacation, holiday or sabbatical; pension or profit-sharing benefits; stock options or other equity-based compensation; deferral bonus or incentive pay or other material fringe benefits), including any funding arrangement, whether subject to ERISA or not, and whether written or not.

    "BPH" means Brobeck, Phleger & Harrison LLP, counsel to NetZero.

    "Business Day" means any day other than a Saturday, a Sunday or a day on which commercial banks in The City of New York are permitted or obligated by Law to be closed.

    "Certificate" means a share certificate with respect to a share of NetZero Common Stock or a share of Juno Common Stock, as the case may be, as referred to in Section 3.2.

    "Certificates of Merger" means, collectively, the NetZero Certificate of Merger and the Juno Certificate of Merger.

    "Change in the Juno Recommendation" has the meaning ascribed to it in Section 7.1(c).

    "Closing" means the closing referred to in Section 2.6.

    "Closing Date" means the date and time at which the Closing occurs.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Confidentiality Agreement" means a letter agreement, dated August 7, 2000, between Juno and NetZero.

    "Contract" means any contract, agreement, commitment, restriction or other business arrangement (whether oral, written or otherwise) in effect.

    "Copyrights" means U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

    "DGCL" means the General Corporation Law of the State of Delaware.

    "Effective Time" means (i) the date and time both of the Certificates of Merger are duly filed with the Secretary of State of the State of Delaware or (ii) such subsequent time as Juno and NetZero shall agree and as shall be specified in the Certificates of Merger; provided that both Mergers shall become effective at the same time.

    "End User Licenses" means object code end-user licenses granted to end users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" means the bank or trust company designated by United Online to act as exchange agent for the purpose of exchanging Certificates for shares of United Online Common Stock.

    "Exchange Fund" means any cash and certificates representing United Online Common Stock to be issued in connection with the Transactions and deposited with the Exchange Agent.

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    "Expenses" means all out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Voting Agreements and the Transactions, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and Registration Statement and the solicitation of stockholder approvals and all other matters related to the Transactions contemplated hereby and thereby.

    "Financial Statements" means each of the audited consolidated financial statements and unaudited condensed consolidated interim financial statements of Juno or NetZero, as the case may be, (including any related notes and schedules) included (or incorporated by reference) in the NetZero SEC Documents or the Juno SEC Documents, as the case may be.

    "Form Agreement" means the standard Juno form of Employment Agreement.

    "FTC Consent Agreement" means the consent agreement by and between Juno and the FTC, dated May 15, 2001.

    "GAAP" means generally accepted accounting principles in the United States as in effect from time to time.

    "Governmental Entity" means a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency or any Person exercising the authority of any of the foregoing.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "Infringe" means to infringe, impair, dilute or misappropriate.

    "IRS" means the United States Internal Revenue Service or any successor agency performing similar functions under the Code.

    "Intellectual Property" means all of the following: Trademarks, Patents, Copyrights and Trade Secrets.

    "Joint Proxy Statement/Prospectus" means the proxy statement to be filed by Juno and NetZero with the SEC pursuant to Section 7.1(a), together with all amendments and supplements thereto and including the annexes thereto.

    "Juno Benefit Plan" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by Juno or any Juno Subsidiary.

    "Juno Certificate of Merger" means a certificate of merger, to be reasonably agreed upon by Juno and NetZero and filed with the Secretary of State of the State of Delaware as provided in the DGCL, in connection with the Juno Merger.

    "Juno Common Stock" means shares of common stock, par value $0.01 per share, of Juno.

    "Juno Disclosure Letter" means the disclosure letter, dated the date of this Agreement, prepared and signed by Juno and delivered to NetZero simultaneously with the execution of this Agreement.

    "Juno ERISA Affiliate" means Juno, any Juno Subsidiary and any other trade or business (whether or not incorporated) that is a member of their controlled group within the meaning of Code Section 414(b), (c), (m) or (o).

    "Juno ESPP" means the employee stock purchase plan of Juno referenced in Section 2.11(d).

    "Juno Exchange Ratio" means 0.3570.

    "Juno Financial Advisor" means Deutsche Banc Alex. Brown Inc.

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    "Juno Key Employees" means the employees of Juno listed in Section 1.1(a) of the Juno Disclosure Letter.

    "Juno's knowledge" or "best knowledge of Juno" means the knowledge that the directors and officers of Juno having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and inquiry.

    "Juno Major Stockholders" means the major stockholders of Juno set forth in Section 1.1(b) of the Juno Disclosure Letter.

    "Juno Material Adverse Effect" means a Material Adverse Effect on Juno.

    "Juno Merger" means the merger of Juno Merger Sub with and into Juno referred to in Section 2.1(b).

    "Juno Option" means an option to purchase shares of Juno Common Stock.

    "Juno Public Proposal" means a Juno Takeover Proposal with respect to Juno which shall have been publicly announced or otherwise communicated to the senior management, the board of directors or stockholders of Juno.

    "Juno Purchase Rights" means the right to purchase shares of Juno Common Stock pursuant to the Juno ESPP.

    "Juno Recommendation" has the meaning ascribed to it in Section 7.1(c).

    "Juno SEC Documents" means each form, report, schedule, statement and other document required to be filed by Juno through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document filed through the date of this Agreement, whether or not such amendment is required to be so filed.

    "Juno Stock Options Plans" means the Juno 1999 Stock Incentive Plan and the Juno 2001 Supplemental Stock Incentive Plan.

    "Juno Stockholders' Meeting" means the meeting of the stockholders of Juno on a date determined in accordance with the mutual agreement of Juno and NetZero for the purpose of obtaining the Required Juno Vote.

    "Juno Superior Proposal" means a proposal for (a) a merger, consolidation or similar business combination, (b) the acquisition of all or substantially all of the assets of Juno or (c) the acquisition of more than fifty percent of the outstanding shares of Juno Common Stock which (x) Juno's board of directors concludes, in good faith, consistent with the advice of its financial advisor, will deliver superior value to Juno stockholders over the Transactions, (y) Juno's board of directors concludes, in good faith, consistent with the advice of its financial advisor and counsel, is reasonably likely to be consummated in accordance with its terms, and (z) which was not obtained based, in whole or in part, on a breach of Section 6.2.

    "Juno Surviving Corporation" means the surviving corporation in the Juno Merger referenced in Section 2.1(b).

    "Juno Takeover Proposal" means any offer or proposal (other than an offer or proposal by NetZero or an Affiliate of NetZero) for (i) a merger or other business combination involving Juno after which the stockholders of Juno immediately prior to such merger or business combination would own less than eighty percent of the voting securities of the surviving company in such merger or business combination and would own less than eighty percent of the voting securities of the parent of the surviving company in such merger or business combination, or (ii) the acquisition by a person or "group" as defined under Section 13(d) of the Exchange Act (other than an acquisition by NetZero or an Affiliate of NetZero) of twenty percent or more of the outstanding shares of capital stock of Juno

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or (iii) the acquisition (other than an acquisition by NetZero or an Affiliate of NetZero) of all or substantially all of the assets of Juno.

    "Juno Voting Agreements" means the voting agreements between NetZero and the stockholder of Juno named therein, executed and delivered concurrent with the execution and delivery of this Agreement.

    "Law" or "Laws" means any law, statute, order, decree, consent decree, judgment, rule, regulation, ordinance or other pronouncement having the effect of law whether in the United States, any foreign country, or any domestic or foreign state, county, city or other political subdivision or of any Governmental Entity.

    "Licenses" means all licenses and agreements pursuant to which the relevant party has acquired rights in or to any Intellectual Property, or licenses and agreements pursuant to which the relevant party has licensed or transferred the right to use any Intellectual Property.

    "Liens" means any mortgage, pledge, assessment, security interest, lease, lien, easement, license, covenant, condition, restriction, adverse claim, levy, charge, option, equity, adverse claim or restriction or other encumbrance of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

    "Material Adverse Effect" means a material adverse effect on or development with respect to (a) the business, condition (financial or otherwise), assets or results of operations of a Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person to timely consummate any of the Transactions; provided, however, it shall not include (i) changes adversely affecting the economy or financial markets generally, (ii) changes adversely affecting the Internet service provider business generally, (iii) a decrease in the trading price of the NetZero Common Stock or the Juno Common Stock or (iv) changes resulting from the announcement of the execution of this Agreement or the pendency of Transactions.

    "Merger Consideration" means shares of United Online Common Stock plus cash distributed in lieu of fractional shares in exchange for shares of NetZero Common Stock or Juno Common Stock in connection with the NetZero Merger or the Juno Merger, as the case may be.

    "Mergers" means the NetZero Merger and the Juno Merger.

    "Necessary Consents" means any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person, which is required by or with respect to any of the parties to this Agreement in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated hereby, including those required under or in relation to the HSR Act, state securities laws, the Securities Act, the Exchange Act, the DGCL with respect to the filing of the Certificates of Merger, the rules and regulations of the NNM, antitrust or other competition laws of other jurisdictions and such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on any of the parties hereto.

    "NetZero Benefit Plan" means any Benefit Plan maintained, sponsored or contributed to or required to be contributed to by NetZero or any NetZero Subsidiary.

    "NetZero Certificate of Merger" means a certificate of merger, to be reasonably agreed upon by Juno and NetZero and filed with the Secretary of State of the State of Delaware as provided in the DGCL, in connection with the NetZero Merger.

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    "NetZero Common Stock" means shares of common stock, par value $0.001 per share, of NetZero.

    "NetZero Disclosure Letter" means the disclosure letter, dated the date of this Agreement, prepared and signed by NetZero and delivered to Juno simultaneously with the execution of this Agreement.

    "NetZero Dissenting Shares" means shares of NetZero Common Stock that are issued and outstanding immediately prior to the Effective Time and that are owned by stockholders of NetZero who have properly perfected their rights of appraisal, if applicable, within the meaning of Section 262 of the DGCL.

    "NetZero ERISA Affiliate" means NetZero, any NetZero Subsidiary and any other trade or business (whether or not incorporated) that is a member of their controlled group (within the meaning of Code Section 414(b), (c), (m) or (o).

    "NetZero ESPP" means the employee stock purchase plan of NetZero referenced in Section 2.8(d).

    "NetZero Exchange Ratio" means 0.2000.

    "NetZero Financial Advisor" means Morgan Stanley & Co. Incorporated.

    "NetZero Major Stockholders" means the major stockholders of NetZero set forth in Section 1.1(b) of the NetZero Disclosure Letter.

    "NetZero Material Adverse Effect" means a Material Adverse Effect on NetZero.

    "NetZero Merger" means the merger of NetZero Merger Sub with and into NetZero referred to in Section 2.1(a).

    "NetZero's knowledge" or "best knowledge of NetZero" means the knowledge that the directors and officers of NetZero having responsibility for the particular subject matter at issue have or would possess after reasonable investigation and inquiry.

    "NetZero Option" means an option to purchase shares of NetZero Common Stock.

    "NetZero Purchase Rights" means the right to purchase shares of NetZero Common Stock pursuant to the NetZero ESPP and NetZero Stock Option Plans.

    "NetZero SEC Documents" means each form, report, schedule, statement and other document required to be filed by NetZero through the date of this Agreement under the Exchange Act or the Securities Act, including any amendment to such document, whether or not such amendment is required to be so filed.

    "NetZero Stock Options Plans" means the NetZero 1999 Stock Incentive Plan, the AimTV, Inc. 1999 Employee Stock Option Plan, the 1999 RocketCash Corporation Stock Option Plan and the NetZero 2001 Non-Executive Stock Option Plan.

    "NetZero Stockholders' Meeting" means the meeting of the stockholders of NetZero on a date determined in accordance with the mutual agreement of Juno and NetZero for the purpose of obtaining the Required NetZero Vote.

    "NetZero Surviving Corporation" means the surviving corporation in the NetZero Merger referenced in Section 2.1(a).

    "NetZero Voting Agreements" means the voting agreements between Juno and the stockholder of NetZero named therein, executed and delivered concurrently with the execution and delivery of this Agreement.

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    "NNM" means the distinct tier of the Nasdaq Stock Market referred to as the Nasdaq National Market.

    "Non-Competition Agreement" means the Amendment to the Termination Protection Agreement in the form set forth in Section 7.13 of the Juno Disclosure Letter.

    "Patents" means all inventions, discoveries, processes, designs, developments, technology and related improvements and know how, as well as all issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

    "Person" means a natural Person, partnership (general or limited), corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

    "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) to the extent it contains (i) a Change in the Juno Recommendation as a result of the Juno board of directors concluding that a Juno Superior Proposal has been made, (ii) a statement of the reasons of the board of directors of Juno for making such Change in the Juno Recommendation and (iii) additional information reasonably related to the foregoing.

    "Representatives" means officers, directors, employees, Affiliates, investment bankers, attorneys, accountants or other agents, advisors or representatives.

    "Registration Statement" means the registration statement on Form S-4 to be filed by United Online with the SEC pursuant to Section 7.1(a) together with all amendments and supplements thereto and including the annexes thereto.

    "Required Approvals" means consents, waivers, exemptions, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to effect the Transactions contemplated by this Agreement.

    "Required Juno Vote" is the vote described in Section 4.6.

    "Required NetZero Vote" is the vote described in Section 5.8.

    "SEC" means the United States Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Software Programs" means proprietary software programs and all Intellectual Property rights therein.

    "STB" means Simpson Thacher & Bartlett, counsel to Juno.

    "Subsidiary" means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

    "Tax" or "Taxes" means all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise,

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payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "Termination Date" means November 30, 2001.

    "Termination Fee" means the sum of $2,500,000.

    "Trademarks" means U.S., state and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names, Internet domain names and all registrations and applications to register the same.

    "Trade Secrets" means all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information and all other proprietary information.

    "Transactions" means the transactions provided for or contemplated by this Agreement and the Voting Agreements, including the Mergers.

    "United Online Common Stock" means shares of common, stock par value $0.0001 per share, of United Online.

    "Voting Agreements" means the NetZero Voting Agreements and the Juno Voting Agreements.

    "Voting Debt" means indebtedness having general voting rights and debt convertible into securities having such rights.

    "WARN Act" means the Worker Adjustment and Retaining Notification Act of 1988.

    Section 1.2  Interpretation.

    (a) When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

    (b) Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

    (c) The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, appendix and schedules of this Agreement unless otherwise specified.

    (d) The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

    (e) A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

    (f)  A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued under or pursuant to such legislation.

    (g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

    (h) No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction this Agreement.

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ARTICLE 2

THE MERGERS

    Section 2.1  The Mergers.  Subject to the satisfaction or waiver of all of the conditions set forth in Article 8, at the Effective Time:

    (a) NetZero Merger Sub shall be merged with and into NetZero and NetZero shall be the NetZero Surviving Corporation. Following the Effective Time, the separate corporate existence of NetZero Merger Sub shall cease and NetZero shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of NetZero Merger Sub in accordance with the DGCL. As a result of the NetZero Merger, NetZero shall become a wholly owned subsidiary of United Online.

    (b) Juno Merger Sub shall be merged with and into Juno and Juno shall be the Juno Surviving Corporation. Following the Effective Time, the separate corporate existence of Juno Merger Sub shall cease and Juno shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Juno Merger Sub in accordance with the DGCL. As a result of the Juno Merger, Juno shall become a wholly owned subsidiary of United Online.

    Section 2.2  Effective Time.  Subject to the provisions of this Agreement, at the Closing, the parties shall cause the Mergers to be consummated by filing with the Secretary of State of the State of Delaware the Certificates of Merger executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Mergers shall become effective at the Effective Time.

    Section 2.3  Effects of the Mergers.  At and after the Effective Time, each of the Mergers shall have the effects set forth in Section 259 of the DGCL.

    Section 2.4  Certificates of Incorporation and Bylaws.

    (a) The certificate of incorporation of United Online at the effective time shall be in the form set forth in Section 2.4(a) of the NetZero Disclosure Letter. The certificate of incorporation of NetZero, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety the same as the certificate of incorporation of NetZero Merger Sub (except that its name shall be NetZero, Inc.) and as so amended shall be the certificate of incorporation of the NetZero Surviving Corporation. The certificate of incorporation of Juno, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time to read in its entirety the same as the certificate of incorporation of Juno Merger Sub (except that its name shall be Juno Online Services, Inc.) and as so amended shall be the certificate of incorporation of the Juno Surviving Corporation.

    (b) The bylaws of United Online at the Effective Time shall be in the form set forth in Section 2.4(b) of the NetZero Disclosure Letter. The bylaws of NetZero Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the NetZero Surviving Corporation. The bylaws of Juno Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Juno Surviving Corporation.

    Section 2.5  Officers and Directors.  The officers and directors of NetZero immediately prior to the Effective Time shall be the officers and directors of United Online at the Effective Time. The officers of NetZero immediately prior to the Effective Time shall be the initial officers of the NetZero Surviving Corporation. The directors of NetZero Merger Sub immediately prior to the effective time shall be the initial directors of the NetZero Surviving Corporation. The officers of Juno Merger Sub immediately prior to the Effective Time shall be the initial officers of the Juno Surviving Corporation. The directors of Juno Merger Sub immediately prior to the Effective Time shall be the initial directors of the Juno Surviving Corporation.

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    Section 2.6  Closing.  The closing of the Mergers shall take place at 10:00 a.m. (eastern time) on a date to be agreed upon by the parties, and if such date is not agreed upon by the parties, the Closing shall occur on the second Business Day after satisfaction or waiver of all of the conditions set forth in Article 8, at the offices of Brobeck, Phleger & Harrison, LLP, 1633 Broadway, New York, New York 10019.

    Section 2.7  Effect on NetZero Common Stock.  As of the Effective Time, by virtue of the NetZero Merger and without any action on the part of the holders of any shares of NetZero Common Stock or the holders of any shares of capital stock of NetZero Merger Sub:

    (a) Subject to Section 3.5, each issued and outstanding share of NetZero Common Stock (other than shares to be cancelled in accordance with Section 2.7(c) and NetZero Dissenting Shares) shall be converted into the right to receive a number of fully paid and nonassessable shares of United Online Common Stock equal to the NetZero Exchange Ratio. As of the Effective Time, all such shares of NetZero Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. As of the Effective Time, each Certificate formerly representing shares of NetZero Common Stock, without any action on the part of NetZero or the holder of such shares of NetZero Common Stock, shall be deemed to represent only the right to receive that number of shares of United Online Common Stock determined by multiplying the number of shares of NetZero Common Stock represented by such Certificate by the NetZero Exchange Ratio. Each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificates, certificates representing the shares of United Online Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Article 3 without interest.

    (b) Each issued and outstanding share of common stock, par value $0.001 per share, of NetZero Merger Sub, shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the NetZero Surviving Corporation.

    (c) Each share of NetZero Common Stock issued and owned or held by NetZero, Juno or any of their respective Subsidiaries at the Effective Time shall, by virtue of the NetZero Merger, cease to be outstanding and shall be cancelled, and no consideration shall be delivered in exchange therefor.

    Section 2.8  NetZero Stock Option Plans; NetZero Restricted Shares; NetZero ESPP.

    (a) As of the Effective Time, each outstanding NetZero Option shall thereafter entitle the holder thereof to receive, upon the exercise thereof, that number of shares of United Online Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of NetZero Common Stock subject to such NetZero Option immediately prior to the Effective Time and (ii) the NetZero Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of NetZero Common Stock subject to such NetZero Option divided by (z) the NetZero Exchange Ratio.

    (b) As of the Effective Time, United Online shall assume in full, on the same terms and conditions, each NetZero Option, whether vested or unvested, together with the NetZero Stock Option Plans, subject to the adjustment provided in Section 2.8(a). Section 5.3(a) of the NetZero Disclosure Letter sets forth a list of all NetZero Options whether or not under any of the NetZero Stock Option Plans, including the term and the exercise price of each NetZero Option. The assumption of a NetZero Option by United Online shall not terminate or modify (except as required under this Agreement or as set forth in Section 5.3(a) of the NetZero Disclosure Letter) any right of first refusal, right of repurchase, vesting schedule or other restriction on transferability relating to a NetZero Option or the stock issuable upon the exercise thereof. Continuous employment with NetZero shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time, and the provisions in the NetZero Stock Option Plans and/or in any stock

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option agreement evidencing the terms and conditions of any NetZero Option relating to the exercisability of any NetZero Option upon termination of an optionee's employment or service as a director shall not be deemed triggered until such time as such optionee shall be neither an employee or officer nor serving as a director of United Online or any Subsidiary of United Online. After such assumption, United Online shall issue, upon any partial or total exercise of any NetZero Option, in lieu of shares of NetZero Common Stock, the number of shares of United Online Common Stock to which the holder of the NetZero Option is entitled pursuant to this Agreement. The assumption by United Online of NetZero Options shall not give holders of such NetZero Options any additional benefits which they did not have immediately prior to the Effective Time and shall not create any implied agreement for employment. United Online shall file with the SEC as soon as practicable, and in any event within five Business Days following the Effective Time, a registration statement on Form S-8 under the Securities Act, covering the shares of United Online Common Stock to be issued upon the exercise of NetZero Options assumed by United Online. Prior to the Effective Time, NetZero shall make such amendments, if any, to the NetZero Stock Option Plans and any award or agreement evidencing a NetZero Option as shall be necessary to permit such assumption in accordance with this Section 2.8. It is the intention of the parties that (i) the NetZero Options assumed by United Online shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent the NetZero Options qualified as incentive stock options immediately prior to the Effective Time, (ii) the assumption of NetZero Options provided by this Section 2.8(b) shall satisfy the conditions of Section 424(a) of the Code and (iii) the provisions of this Section 2.8(b) shall be applied consistent with this intent.

    (c) If and to the extent necessary or required by the terms of the plans governing the NetZero Options or pursuant to the terms of any NetZero Option granted thereunder, each of United Online and NetZero shall use its best efforts to obtain the consent of each holder of outstanding NetZero Options to the foregoing treatment of such NetZero Options.

    (d) At the Effective Time, United Online shall assume the outstanding offering periods under the NetZero ESPP, and all outstanding NetZero Purchase Rights shall be converted (in accordance with the NetZero Exchange Ratio) into rights to purchase shares of United Online Common Stock (with the number of shares rounded down to the nearest whole share and the purchase price as of the offering date for each offering period in effect as of the Effective Time rounded up to the nearest whole cent). All such converted NetZero Purchase Rights shall be assumed by United Online, and each offering period in effect under the NetZero ESPP immediately prior to the Effective Time shall be continued in accordance with the terms of the NetZero ESPP until the end of such offering period. The NetZero ESPP shall terminate or be merged into a stock purchase plan sponsored by United Online immediately following the exercise of the last assumed NetZero Purchase Right, and no additional NetZero Purchase Rights shall be granted under the NetZero ESPP following the Effective Time. From and after the Effective Time, all references to NetZero in the NetZero ESPP and related documents shall be deemed to refer to United Online (provided, that the purchase price as of the offering date for a relevant period shall be determined with respect to the fair market value of NetZero Common Stock on such date, as adjusted by this Section 2.8). United Online shall take all corporate action necessary to reserve for issuance a sufficient number of shares of United Online Common Stock for issuance upon exercise of the NetZero Purchase Rights under the NetZero ESPP assumed in accordance with this Section 2.8.

    (e) Each outstanding share of NetZero Common Stock which is subject to NetZero's right to purchase under any NetZero Stock Option Plan shall be converted into the right to receive shares of United Online Common Stock and any purchase right under such NetZero Option Plan shall be converted into the right to purchase the number of shares of United Online Common Stock equal to the NetZero Exchange Ratio times the number of shares of NetZero Common Stock that were purchasable immediately prior to the Effective Time.

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    Section 2.9  NetZero Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary and unless provided for by applicable Law, the NetZero Dissenting Shares shall not be converted into the right to receive the applicable shares of United Online Common Stock with respect thereto, unless and until such stockholders shall have failed to perfect their right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such NetZero Dissenting Shares in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, each share of NetZero Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the applicable shares of United Online Common Stock with respect thereto, in the manner provided for in Section 2.7.

    Section 2.10  Effect on Juno Common Stock.  As of the Effective Time, by virtue of the Juno Merger and without any action on the part of the holders of any shares of Juno Common Stock or the holders of any shares of capital stock of Juno Merger Sub:

    (a) Subject to Section 3.5, each issued and outstanding share of Juno Common Stock (other than shares to be cancelled in accordance with Section 2.10(c)) shall be converted into the right to receive a number of fully paid and nonassessable shares of United Online Common Stock equal to the Juno Exchange Ratio. As of the Effective Time, all such shares of Juno Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist. As of the Effective Time, each Certificate, without any action on the part of Juno or the holder of such shares of Juno Common Stock, shall be deemed to represent only the right to receive that number of shares of United Online Common Stock determined by multiplying the number of shares of Juno Common Stock represented by such Certificate by the Juno Exchange Ratio. Each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificates, certificates representing the shares of United Online Common Stock to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Article 3 without interest.

    (b) Each issued and outstanding share of common stock, par value $0.001 per share, of Juno Merger Sub, shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Juno Surviving Corporation.

    (c) Each share of Juno Common Stock issued and owned or held by Juno, NetZero or any of their respective Subsidiaries at the Effective Time shall, by virtue of the Juno Merger, cease to be outstanding and shall be cancelled and no consideration shall be delivered in exchange therefor.

    Section 2.11  Juno Stock Option Plans; Juno ESPP.

    (a) As of the Effective Time, each outstanding Juno Option shall thereafter entitle the holder thereof to receive, upon the exercise thereof, that number of shares of United Online Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Juno Common Stock subject to such Juno Option immediately prior to the Effective Time and (ii) the Juno Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the exercise price per share of Juno Common Stock subject to such Juno Option divided by (z) the Juno Exchange Ratio.

    (b) As of the Effective Time, United Online shall assume in full, on the same terms and conditions, each Juno Option, whether vested or unvested, together with the Juno Stock Option Plans, subject to the adjustment provided in Section 2.11(a). Section 4.3(a) of the Juno Disclosure Letter sets forth a list of all Juno Options whether or not under any of the Juno Stock Option Plans, including the term and the exercise price of each Juno Option. The assumption of a Juno Option by United Online shall not terminate or modify (except as required under this Agreement or as set forth in Section 4.3(a) of the Juno Disclosure Letter) any right of first refusal, right of repurchase, vesting schedule or other restriction on transferability relating to a Juno Option or the stock issuable upon the exercise thereof.

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Continuous employment with Juno shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time, and the provisions in the Juno Stock Option Plans and/or in any stock option agreement evidencing the terms and conditions of any Juno Option relating to the exercisability of any Juno Option upon termination of an optionee's employment or service as a director shall not be deemed triggered until such time as such optionee shall be neither an employee or officer nor serving as a director of United Online or any Subsidiary of United Online. After such assumption, United Online shall issue, upon any partial or total exercise of any Juno Option, in lieu of shares of Juno Common Stock, the number of shares of United Online Common Stock to which the holder of the Juno Option is entitled pursuant to this Agreement. The assumption by United Online of Juno Options shall not give holders of such Juno Options any additional benefits which they did not have immediately prior to the Effective Time and shall not create any implied agreement for employment. United Online shall file with the SEC as soon as practicable, and in any event within five Business Days following the Effective Time, a registration statement on Form S-8 under the Securities Act, covering the shares of United Online Common Stock to be issued upon the exercise of Juno Options assumed by United Online. Prior to the Effective Time, Juno shall make such amendments, if any, to the Juno Stock Option Plans and any award or agreement evidencing a Juno Option as shall be necessary to permit such assumption in accordance with this Section 2.11. It is the intention of the parties that (i) the Juno Options assumed by United Online shall qualify following the Effective Time as incentive stock options as defined in Section 422 of the Code to the same extent the Juno Options qualified as incentive stock options immediately prior to the Effective Time, (ii) the assumption of Juno Options provided by this Section 2.11(b) shall satisfy the conditions of Section 424(a) of the Code and (iii) the provisions of this Section 2.11(b) shall be applied consistent with this intent.

    (c) If and to the extent necessary or required by the terms of the plans governing Juno Options or pursuant to the terms of any Juno Option granted thereunder, each of United Online and Juno shall use its best efforts to obtain the consent of each holder of outstanding Juno Options to the foregoing treatment of such Juno Options.

    (d) At the Effective Time, United Online shall assume the outstanding offering periods under the Juno ESPP, and all outstanding Juno Purchase Rights shall be converted (in accordance with the Juno Exchange Ratio) into rights to purchase shares of United Online Common Stock (with the number of shares rounded down to the nearest whole share and the purchase price as of the offering date for each offering period in effect as of the Effective Time rounded up to the nearest whole cent). All such converted Juno Purchase Rights shall be assumed by United Online, and each offering period in effect under the Juno ESPP immediately prior to the Effective Time shall be continued in accordance with the terms of the Juno ESPP until the end of such offering period. The Juno ESPP shall terminate or be merged into a stock purchase plan sponsored by United Online immediately following the exercise of the last assumed Juno Purchase Right, and no additional Juno Purchase Rights shall be granted under the Juno ESPP following the Effective Time. From and after the Effective Time, all references to Juno in the Juno ESPP and related documents shall be deemed to refer to United Online (provided, that the purchase price as of the offering date for a relevant period shall be determined with respect to the fair market value of Juno Common Stock on such date, as adjusted by this Section 2.11). United Online shall take all corporate action necessary to reserve for issuance a sufficient number of shares of United Online Common Stock for issuance upon exercise of the Juno Purchase Rights under the Juno ESPP assumed in accordance with this Section 2.11.

    Section 2.12  Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding shares of NetZero Common Stock or the outstanding shares of Juno Common Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall

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be declared with a record date within such period, or any similar event shall have occurred, the NetZero Exchange Ratio or Juno Exchange Ratio, as the case may be, shall be appropriately adjusted to provide to the holders of NetZero Common Stock and Juno Common Stock the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE 3

EXCHANGE OF CERTIFICATES

    Section 3.1  Exchange Fund.  Prior to the Effective Time, United Online shall appoint an Exchange Agent reasonably acceptable to Juno. From time to time as requested by the Exchange Agent, United Online shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of NetZero Common Stock and holders of shares of Juno Common Stock, certificates representing the shares of the United Online Common Stock issuable pursuant to Sections 2.7 and 2.10 in exchange for outstanding shares of NetZero Common Stock and Juno Common Stock. United Online agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 3.5 and any dividends and other distributions pursuant to Section 3.3.

    Section 3.2  Exchange Procedures.  Promptly after the Effective Time, United Online shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Juno or NetZero may reasonably specify (such letter to be reasonably acceptable to NetZero and Juno prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable shares of United Online Common Stock, together with any dividends and other distributions with respect thereto and any cash in lieu of fractional shares. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of United Online Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is specifically requested or is otherwise required by applicable Law) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.7 or 2.10 (after taking into account all shares of NetZero Common Stock and Juno Common Stock represented by all Certificates delivered by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article 3, including cash in lieu of any fractional shares of United Online Common Stock pursuant to Section 3.5 and dividends and other distributions pursuant to Section 3.3. No interest will be paid or will accrue on any cash payable pursuant to Section 3.3 or Section 3.5. In the event of a transfer of ownership of NetZero Common Stock which is not registered in the transfer records of NetZero or a transfer of ownership of Juno Common Stock which is not registered in the transfer records of Juno, one or more shares of United Online Common Stock evidencing, in the aggregate, the proper number of shares of United Online Common Stock, a check in the proper amount of cash in lieu of any fractional shares of United Online Common Stock pursuant to Section 3.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3, shall be issued with respect to such NetZero Common Stock or Juno Common Stock to such a transferee if the Certificate representing such shares of NetZero Common Stock or Juno Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

    Section 3.3  Distributions with Respect to Unexchanged Shares.  No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate

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with respect to the shares of United Online Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of United Online Common Stock shall be paid to any such holder pursuant to Section 3.5 until such holder shall surrender such Certificate in accordance with Section 3.2. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of United Online Common Stock to which such holder is entitled pursuant to Section 3.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of United Online Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of United Online Common Stock.

    Section 3.4  No Further Ownership Rights in NetZero Common Stock or Juno Common Stock.  All shares of United Online Common Stock issued and cash paid upon conversion of shares of NetZero Common Stock or Juno Common Stock in accordance with the terms of Article 2 and this Article 3 (including any cash paid pursuant to Section 3.3 or 3.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of NetZero Common Stock or Juno Common Stock.

    Section 3.5  No Fractional Shares of United Online Common Stock.

    (a) No certificates or scrip or shares of United Online Common Stock representing fractional shares of United Online Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of United Online or a holder of shares of United Online Common Stock.

    (b) Notwithstanding any other provision of this Agreement, each holder of shares of NetZero Common Stock exchanged pursuant to the NetZero Merger and each holder of shares of Juno Common Stock exchanged pursuant to the Juno Merger, in each case, who would otherwise have been entitled to receive a fraction of a share of United Online Common Stock (determined after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of United Online Common Stock multiplied by (ii) the closing price for a share of United Online Common Stock as reported on NNM on the first trading day following the date during which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify United Online, and United Online shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement.

    Section 3.6  Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall, at United Online's request, be delivered to United Online or otherwise on the instruction of United Online, and any holders of the Certificates who have not theretofore complied with this Article 3 shall after such delivery look only to United Online for the shares of United Online Common Stock with respect to the shares of NetZero Common Stock or Juno Common Stock formerly represented thereby to which such holders are entitled pursuant to Sections 2.7 and 2.10, any cash in lieu of fractional shares of United Online Common Stock to which such holders are entitled pursuant to Section 3.5 and any dividends or distributions with respect to shares of United Online Common Stock to which such holders are entitled pursuant to Section 3.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of NetZero Common Stock or Juno Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the

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extent permitted by Law, become the property of United Online free and clear of any claims or interest of any Person previously entitled thereto.

    Section 3.7  No Liability.  None of United Online, NetZero, NetZero Merger Sub, Juno, Juno Merger Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 3.8  Investment of the Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by United Online on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to former NetZero stockholders or former Juno stockholders pursuant to Article 2 or this Article 3. Any interest and other income resulting from such investments shall promptly be paid to United Online.

    Section 3.9  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by United Online, the posting by such Person of a bond in such reasonable amount as United Online may direct as indemnity against any claim that may be made against it or its Subsidiary with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable shares of United Online Common Stock with respect to the shares of NetZero Common Stock or Juno Common Stock formerly represented thereby, any cash in lieu of fractional shares of United Online Common Stock, and unpaid dividends and distributions on shares of United Online Common Stock deliverable in respect thereof, pursuant to this Agreement.

    Section 3.10  Withholding Rights.  United Online shall be entitled to deduct and withhold from the shares of United Online Common Stock otherwise payable pursuant to this Agreement to any former holder of shares of NetZero Common Stock or Juno Common Stock such amounts as it reasonably determines it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by United Online, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the shares of NetZero Common Stock or Juno Common Stock in respect of which such deduction and withholding was made by United Online.

    Section 3.11  Further Assurances.  At and after the Effective Time, the officers and directors of United Online will be authorized to execute and deliver, in the name and on behalf of Juno, Juno Merger Sub, NetZero or NetZero Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Juno, Juno Merger Sub, NetZero or NetZero Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in United Online any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired directly or indirectly by United Online as a result of, or in connection with, the Mergers.

    Section 3.12  Stock Transfer Books.  The stock transfer books of NetZero and Juno shall be closed at the close of business on the day during which the Effective Time occurs and there shall be no further registration of transfers of shares of NetZero Common Stock or Juno Common Stock thereafter on the records of NetZero or Juno. On or after the Effective Time, any Certificates presented to the Exchange Agent or United Online for any reason shall be converted into the right to receive the applicable shares of United Online Common Stock with respect to the shares of NetZero Common Stock or Juno Common Stock formerly represented thereby (including any cash in lieu of fractional shares of United Online Common Stock to which the holders thereof are entitled pursuant to Section 3.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3).

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF JUNO

    Except as set forth in the Juno Disclosure Letter, Juno represents and warrants to NetZero that all of the statements contained in this Article 4 are true and correct. Each exception set forth in the Juno Disclosure Letter and each other response to this Agreement set forth in the Juno Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the Juno Disclosure Letter specifically refers to another portion thereof, identifying such other portion by specific cross reference.

    Section 4.1  Organization; Qualification.  Juno (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets, except where the failure to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a Juno Material Adverse Effect; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect. Juno has made available to NetZero complete and correct copies of its certificate of incorporation and bylaws, each as presently in effect.

    Section 4.2  Subsidiaries and Affiliates.  Section 4.2 of the Juno Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Juno Subsidiary and the jurisdictions in which each Juno Subsidiary is qualified to do business. Juno does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each Juno Subsidiary is, directly or indirectly, owned (of record and beneficially) by Juno free and clear of any Liens, options or encumbrances of any kind, restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Juno Subsidiary to any Person except Juno. Each Juno Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns except where the failure to be so organized, existing or in good standing or to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a Juno Material Adverse Effect; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect. Juno has made available to NetZero complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each Juno Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 4.2 of the Juno Disclosure Letter, the schedule completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or Affiliate of Juno, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

    Section 4.3  Capitalization.

    (a) The authorized capital stock of Juno consists of 133,333,334 shares of Juno Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this Agreement,

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(i) 41,742,236 shares of Juno Common Stock were issued and outstanding, (ii) no shares of Juno Common Stock were issued and held in the treasury of Juno, (iii) no shares of preferred stock were issued and outstanding, (iv) 8,399,834 shares of Juno Common Stock were reserved for issuance upon exercise of outstanding Juno Options granted under Juno's 1999 Stock Incentive Plan, (v) 376,022 shares of Juno Common Stock were reserved for issuance pursuant to the Juno ESPP and (vi) 862,000 shares of Juno Common Stock were reserved for issuance upon exercise of the outstanding Juno Options granted under the Juno 2001 Supplemental Stock Incentive Plan. Section 4.3(a) of the Juno Disclosure Letter lists, as of the date of this Agreement, the holder of each outstanding Juno Option, the number of shares of Juno Common Stock for which such Juno Option is exercisable, the exercise price of such Juno Option, the extent to which such Juno Option will vest upon consummation of any of the Transactions and the vesting schedule of such Juno Option. All the outstanding shares of Juno's capital stock are, and all shares of Juno Common Stock which may be issued pursuant to the exercise of outstanding Juno Options will be, when issued in accordance with the respective terms of such Juno Option, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of Juno or any Juno Subsidiary issued and outstanding. Except as set forth above and except for the Transactions, as of the date hereof, (x) there are no shares of capital stock of Juno authorized, issued or outstanding; (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of Juno or any Juno Subsidiary, obligating Juno or any Juno Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, Juno or any Juno Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating Juno or any Juno Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (z) there are no outstanding contractual obligations of Juno or any Juno Subsidiary to repurchase, redeem or otherwise acquire any shares of Juno Common Stock, or the capital stock of Juno, or any Juno Subsidiary or Affiliate of Juno or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Juno Subsidiary or any other entity or Person.

    (b) There are no voting trusts or other agreements or understandings to which Juno, any Juno Subsidiary or, to Juno's knowledge, to which their Affiliates or stockholders are a party with respect to the voting of the capital stock of Juno or any Juno Subsidiary.

    Section 4.4  Authorization, Validity of Agreement, Juno Action.  Juno has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and the performance by Juno of its obligations under, this Agreement and the consummation by it of the Transactions, have been duly authorized by Juno's board of directors and, except for obtaining the approval of its stockholders as contemplated by Section 4.6, no other corporate action on the part of Juno or its stockholders is necessary to authorize the execution and delivery by Juno of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Juno and, assuming due and valid authorization, execution and delivery thereof by the other parties hereto, this Agreement is a valid and binding obligation of Juno enforceable against Juno in accordance with its terms.

    Section 4.5  Board Approvals Regarding Transactions.  Juno's board of directors, at a meeting duly called and held, has unanimously (a) determined that each of this Agreement and the Juno Merger is advisable for, fair to and in the best interests of Juno and the stockholders of Juno, (b) approved this Agreement, the Juno Voting Agreements and the Transactions and (c) resolved to recommend that the stockholders of Juno adopt this Agreement, and none of the aforesaid actions by Juno's board of directors has been amended, rescinded or modified. The action taken by Juno's board of directors constitutes approval of this Agreement, the Juno Voting Agreements, the Juno Merger and the other Transactions by Juno's board of directors under the provisions of Section 203 of the DGCL such that

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Section 203 of the DGCL does not apply to this Agreement or the other Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the Juno Merger or the other Transactions.

    Section 4.6  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Juno Common Stock is the only vote of the holders of any class or series of Juno's capital stock necessary to approve the Juno Merger or adopt this Agreement and no other vote of any class or series of Juno's capital stock is necessary to approve any of the Transactions.

    Section 4.7  Consents and Approvals, No Violations.  Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, the NNM and the filing of the Juno Certificate of Merger, none of the execution or delivery by Juno of, or performance by Juno of its obligations under, this Agreement, the consummation by Juno of the Transactions or compliance by Juno with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the certificate of incorporation, the bylaws or similar organizational documents of Juno or any Juno Subsidiary, (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or loss of any rights) under, any of the terms, conditions or provisions of any Contract to which Juno is a party or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Juno, any Juno Subsidiary or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such filings, permits, authorizations, consents, approvals, violations, breaches or defaults, and such rights of termination, amendment, cancellation or acceleration or loss of any rights, which could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect. Except as set forth in Section 4.7 of the Juno Disclosure Letter, there are no third party non-governmental consents, notices or approvals related to Juno, any Juno Subsidiary or any of their respective assets or properties required to be obtained prior to the consummation of any of the Transactions, except where failure to obtain such consents, notices or approvals could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

    Section 4.8  Reports and Financial Statements.

    (a) Juno has filed Juno SEC Documents with the SEC. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, the Juno SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of the Juno Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the Juno Financial Statements have been prepared from, and are in accordance with, the books and records of Juno and the Juno Subsidiaries. The Juno Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC. The Juno Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and fairly present in all material respects (i) the consolidated financial position of Juno and the Juno Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of Juno and the Juno Subsidiaries for the periods presented therein.

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    Section 4.9  No Undisclosed Liabilities.  Except (a) as disclosed in the Juno Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither Juno nor any Juno Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, have, or could reasonably be expected to have, a Juno Material Adverse Effect.

    Section 4.10  Absence of Certain Changes.  Since the Balance Sheet Date, except as disclosed in the Juno SEC Documents filed prior to the date hereof, (i) Juno and each Juno Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice, (ii) there have not occurred any events or changes in or developments with respect to the business, condition (financial or otherwise), assets or results of operations of Juno and its Subsidiaries (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) taken as a whole, having or reasonably expected to have, individually or in the aggregate, a Juno Material Adverse Effect and (iii) Juno has not taken, resolved to take or committed to take any action which would have been prohibited under Section 6.1 if such Section applied to the period between the Balance Sheet Date and the date of this Agreement.

    Section 4.11  Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to the best knowledge of Juno, threatened, against or involving Juno or any Juno Subsidiary, which could, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect. Juno does not know of any valid basis for any such action, proceeding or investigation. Neither Juno nor any Juno Subsidiary is in default under or in violation of, nor to Juno's knowledge is there any valid basis for any claim of default under or violation of, any Contract to which Juno or any Juno Subsidiary is a party or by which any of them or any of their assets is bound, except where such claim of default or violation could not reasonably be expected to have, individually or in the aggregate, a Juno Material Adverse Effect. Neither Juno nor any Juno Subsidiary is subject to any judgment, order or decree which may have an adverse effect on its or the Juno Surviving Corporation's business practices or on its or Juno Surviving Corporation's ability to acquire any property or conduct its business in any area. Except as set forth in the Juno SEC Documents, there are no controversies pending or, to the knowledge of Juno, threatened, which controversies have resulted, or could reasonably be expected to result, in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic which if determined adversely to Juno or any Juno Subsidiary could, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect. Section 4.11 of the Juno Disclosure Letter sets forth all pending and threatened actions, suits, proceedings and arbitration involving Juno or any Juno Subsidiary as of the date of this Agreement.

    Section 4.12  Employee Benefit Plans.

    (a) Section 4.12 of the Juno Disclosure Letter lists each Juno Benefit Plan.

    (b) With respect to each Juno Benefit Plan, Juno has made available to NetZero a true, complete and correct copy of (i) such Juno Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and all summaries of material modifications issued since the date of the most recent summary plan description, if any, related to such Juno Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report (Form 5500) filed with the IRS (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Juno Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination or similar letter, if any, issued by the IRS and any pending request for a determination or similar letter and (vi) each registration statement, permit application and prospectus. Neither Juno nor any Juno Subsidiary has any express commitment to continue (for any period), modify, change or terminate any Juno Benefit Plan, other than (1) as provided under the terms of the applicable Juno Benefit Plan, or (2) with respect to a modification,

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change or termination (A) required by ERISA or the Code or (B) in the ordinary course of business consistent with past practice.

    (c) Except as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect: (i) each Juno Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code (including the prohibited transaction rules thereunder); (ii) all contributions required to be made under the terms of any of Juno Benefit Plans have, as of the date of this Agreement, been timely made or, if not yet due, have been properly reflected in Juno's and its Subsidiaries' financial accounting records prior to the date of this Agreement; (iii) no suit, administrative proceeding, action or other adverse proceeding or claim has been brought against or with respect to any such Juno Benefit Plan (other than routine benefits claims) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any Juno Benefit Plan; and (iv) no event has occurred and, to the knowledge of Juno or any Juno Subsidiary, there exists no condition or set of circumstances that could subject Juno or any Juno Subsidiary to any liability (other than for routine benefit liabilities) relating in any way to any Juno Benefit Plan.

    (d) Each Juno Benefit Plan and its related trust that is intended to qualify under Section 401(a) or 4975(e)(7) and Section 501(a), respectively, of the Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred that could reasonably be expected to cause the loss of such qualified status.

    (e) No Juno Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or the minimum funding rules of ERISA or the Code and no Juno ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

    (f)  With respect to each Juno Benefit Plan required to be set forth in the Juno Disclosure Letter that is subject to Title IV of ERISA or the minimum funding rules of ERISA or the Code, except as could not, individually or in the aggregate reasonably be expected to have a Juno Material Adverse Effect: (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Juno Benefit Plan; (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA); and (iv) none of the assets of Juno or any Juno Subsidiary is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

    (g) Except as required by applicable Law, no Juno Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To Juno's knowledge, Juno and each of its Subsidiaries are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

    (h) Except as provided in Section 4.12(h) of the Juno Disclosure Letter, Juno has made available to NetZero true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Juno or any Juno Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Juno or any Juno Subsidiary with or relating to their respective employees, directors or consultants, and (iii) all plans, programs, agreements and other arrangements of Juno or any Juno Subsidiary with or relating to their respective

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employees, directors or consultants which contain "change of control" or similar provisions. Except as set forth in Section 4.12(h) of the Juno Disclosure Letter, the consummation of the Transactions will not, alone or in conjunction with any other event or events (including termination of employment), (i) entitle any current or former employee or consultant of Juno or any Juno Subsidiary to severance benefits or any other compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such employee or consultant, alone or in conjunction with any other possible event (including termination of employment).

    Section 4.13  Tax Matters.

    (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect, Juno and each Juno Subsidiary have duly filed all Tax Returns that are required to be filed and have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All material unpaid Taxes owed by Juno and all Juno Subsidiaries relating to periods or portions of periods through the Balance Sheet Date (whether or not shown on any Tax Return) are reflected on the Juno Financial Statements. Since the Balance Sheet Date, Juno and Juno Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither Juno nor any Juno Subsidiary has received written notice of any claim made by an authority in a jurisdiction where Juno or the Juno Subsidiary, as the case may be, does not file Tax Returns, that Juno or the Juno Subsidiary is or may be subject to taxation by that jurisdiction.

    (b) The federal income Tax Returns of Juno and each of the Juno Subsidiaries have not been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired). Neither Juno nor any Juno Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (c) No federal, state, local or foreign audits, examinations or other administrative proceedings are pending or, to Juno's knowledge, threatened with regard to any Taxes or Tax Returns of Juno or of any Juno Subsidiary. There is no dispute or claim concerning any Tax liability of Juno or any Juno Subsidiary either claimed or raised by any taxing authority in writing.

    (d) Neither Juno nor any Juno Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by Juno or any Juno Subsidiary.

    (e) Neither Juno nor any Juno Subsidiary has been nor will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time. Neither Juno nor any Juno Subsidiary is obligated to make any payment to a person which is described in Section 162(a) which would not reasonably be expected to be deductible by reason of Section 162, or any payment that could reasonably be expected to be a non-deductible "excess parachute payment" as such term is defined in Section 280G.

    (f)  Neither Juno nor any Juno Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

    (g) Juno has at no time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

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    (h) Neither Juno nor any Juno Subsidiary is a party to any material Tax sharing, Tax indemnity or other Tax-related agreement or arrangement with any entity not included in Juno's consolidated financial statements most recently filed by Juno with the SEC.

    (i)  None of Juno or any Juno Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign law (other than a group the common parent of which is Juno), or has any liability for Taxes of any Person (other than Juno and Juno Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

    Section 4.14  Intellectual Property.  Section 4.14 of the Juno Disclosure Letter contains a true and complete list of all of the patents, registrations and applications relating to the Intellectual Property owned or held by Juno and the Juno Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect and except as set forth in the relevant subsection of Section 4.14 of the Juno Disclosure Letter:

    (a) with the exception of End-User Licenses, Juno Intellectual Property consists solely of items and rights which are, to the knowledge of Juno, (i) owned by Juno or any Juno Subsidiary, (ii) in the public domain, or (iii) rightfully used by Juno or any Juno Subsidiary and their successors pursuant to a valid License.

    (b) (i) Juno and Juno Subsidiaries have sufficient rights in Juno Intellectual Property necessary to carry out their current and currently contemplated activities, (ii) all material registered or issued Intellectual Property held by Juno and any Juno Subsidiary is unexpired and has not been abandoned and (iii) there are no royalties, fees, honoraria or other payments payable by Juno or any Juno Subsidiary to any third Person by reason of the ownership, development, use, license, sale or disposition of Juno Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business;

    (c) to Juno's knowledge, (i) the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Juno Intellectual Property, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Juno or any Juno Subsidiary does not Infringe any Intellectual Property or other proprietary rights of a third Person and (ii) there is no Infringement or other unauthorized use of any of Juno Intellectual Property by any third Person;

    (d) no claim has been overtly asserted (i) challenging the validity, effectiveness or ownership by Juno or any Juno Subsidiary of any of Juno Intellectual Property, or (ii) to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any service, product, work, technology or process as now used or offered or proposed for use, licensing or sale by Juno or any Juno Subsidiary Infringes or will Infringe on any Intellectual Property or other similar proprietary rights of any third Person, and to Juno's knowledge, within the last twenty-four months, no such claim has been made or threatened in writing by any third Person (a true and complete list of all such claims are listed in Section 4.14(d) of the Juno Disclosure Letter), nor are there any valid grounds for any bona fide claim of any such kind;

    (e) to Juno's knowledge, (i) Juno and each of the Juno Subsidiaries have observed all provisions of, and performed all of their obligations under, the Licenses to which each is a party, (ii) neither Juno nor any Juno Subsidiary is in violation of any License to which Juno or any Juno Subsidiary is a party or otherwise bound, and (iii) the execution or delivery of this Agreement, or performance of Juno's obligations hereunder, will not cause the diminution, termination or forfeiture of any such License or any Juno Intellectual Property. Section 4.14(e) of the Juno Disclosure Letter sets forth a list of all material Licenses to which Juno or any of Juno Subsidiaries are a party;

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    (f)  except for any rights granted to third Persons pursuant to Licenses relating to the Software Programs, Juno or a Juno Subsidiary owns full and unencumbered right and title to all of the Software Programs (a true and complete list of all material Software Programs being contained in Section 4.14(f) of the Juno Disclosure Letter) free and clear of all Liens, adverse claims, restrictions on transfers and encumbrances;

    (g) the source code and system documentation relating to the Software Programs: (i) have at all times been maintained in reasonable confidence, (ii) have been disclosed by Juno or any Juno Subsidiary only to employees who have a reasonable "need to know" the contents thereof in connection with the performance of their duties to Juno or a Juno Subsidiary and who have executed the proprietary rights and nondisclosure agreements in connection therewith and (iii) have not been disclosed to any third Person except pursuant to a License with, or confidentiality undertaking by, such third Person;

    (h) all use of each software product, scheduled on Section 4.14(h) of the Juno Disclosure Letter, by Juno or any Juno Subsidiary has been in compliance with the respective license agreement or other right of use listed on Section 4.14(h) of the Juno Disclosure Letter. With the exception of End User Licenses, Section 4.14(h) of the Juno Disclosure Letter contains a complete list of (i) material software libraries, compilers and other third-party software used in the development of the Software Programs and (ii) material software systems and applications used by Juno or any Juno Subsidiary in the operation of its business, and (iii) Licenses for the use of all such software and, if any such software is not licensed, the basis of the use of such software by Juno or any Juno Subsidiary; and

    (i)  neither Juno, nor any Juno Subsidiary, have taken any action which could cause or have failed to take any action (other than a failure to file any registrations or applications with respect to any Juno Intellectual Property based on a reasonable decision in the ordinary course of business), the failure to take which could cause, (i) any source code, trade secret or other Juno Intellectual Property to be released from an escrow, placed in the public domain or dedicated to the public, or otherwise made available to unauthorized third Persons or (ii) cause any other material adverse effect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

    Section 4.15  Employment Matters.

    (a) Except as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect: (i) Juno and each Juno Subsidiary are in compliance in all respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice; (ii) Juno and each Juno Subsidiary have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither Juno nor any Juno Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) neither Juno nor any Juno Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect, there are no pending claims against Juno or any Juno Subsidiary under any workers compensation plan or policy or for long-term disability. Neither Juno nor any Juno Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither Juno nor any Juno Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To Juno's knowledge, no employees of Juno or any Juno Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Juno or the Juno Subsidiary

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because of the nature of the business conducted or presently proposed to be conducted by Juno or any Juno Subsidiary or to the use of trade secrets or proprietary information of others. Except as could not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect, no employee of Juno or any Juno Subsidiary has given notice to Juno or any Juno Subsidiary, and Juno is not otherwise aware, that any such employee intends to terminate his or her employment with Juno or any Juno Subsidiary.

    (b) All officers, employees and consultants of Juno and each Juno Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form set forth in Section 4.15 of the Juno Disclosure Letter.

    (c) Since the enactment of the WARN Act, neither Juno nor any Juno Subsidiary has effected (i) a plant closing as defined in the WARN Act affecting any site of employment or facility or one or more operating units within any site of employment or facility of Juno or any Juno Subsidiary or (ii) a mass layoff as defined in the WARN Act affecting any site of employment or facility of Juno or any Juno Subsidiary. None of Juno nor any of the Juno Subsidiaries has been affected by any transaction or is engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of Juno or any Juno Subsidiary has suffered an employment loss as defined in the WARN Act during the preceding ninety-day period.

    Section 4.16  Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect, Juno and each of the Juno Subsidiaries are in compliance with, and have not violated any applicable Law, and no notice, charge, claim, action or assertion has been received by Juno or any Juno Subsidiary or has been filed, commenced or, to the knowledge of Juno or any Juno Subsidiary, threatened against Juno or any Juno Subsidiary alleging any such violation. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect.

    Section 4.17  Contracts and Commitments

    (a) Neither Juno nor any Juno Subsidiary (i) has any Contracts which are material to its business, operations or prospects or which require the making of any charitable contribution or (ii) is in breach of or in default under (without regard to any requirement of notice or lapse of time) any Contract, except in the case of clause (i) or (ii) as set forth in Section 4.17(a) of the Juno Disclosure Letter or in the Juno SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a Juno Material Adverse Effect.

    (b) Except for agreements with employees conforming generally to the form set forth in Section 4.15 of the Juno Disclosure Letter (the salaries of which are set forth in the compensation schedule previously provided to NetZero), neither Juno nor any Juno Subsidiary has any outstanding contracts (other than employment contracts) with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that (i) require annual payments in excess of $100,000 and that are not cancelable by it on notice of sixty days or less and without liability, penalty or premium, or (ii) require the payment of any bonus or commission based on sales or earnings in amounts in excess of $100,000 per year and that are not cancelable by it on notice of sixty days or less and without liability, penalty or premium.

    (c) Neither Juno nor any Juno Subsidiary has any trust indenture, mortgage, promissory note, loan agreement or other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction (of the type required to be capitalized in accordance with generally accepted accounting principles) in a principal amount in excess of $50,000, including guarantees of or agreements to acquire any such debt obligation of others.

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    (d) Neither Juno nor any Juno Subsidiary has any Contract limiting the freedom of United Online, NetZero or Juno, as the case may be, to engage in any line of business or to compete with any other Person.

    (e) Neither Juno nor any Juno Subsidiary has any outstanding loan in a principal amount in excess of $50,000 to any Person other than to Juno or a wholly owned Subsidiary of Juno.

    (f)  Neither Juno nor any Juno Subsidiary has any power of attorney outstanding or any material obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser or co-maker in respect of the obligation of any Person, association, organization or other entity (in any such case, other than Juno or any Juno Subsidiary).

    (g) Neither Juno nor any Juno Subsidiary is a party to a telecommunications Contract, a co-location Contract or a credit card processing Contract which are not cancelable by Juno on notice of sixty days or less and without liability, penalty or premium. All such Contracts, whether or not cancelable, are set forth in Section 4.17(g) of the Juno Disclosure Letter.

    Section 4.18  Customers and Suppliers.  Since the Balance Sheet Date, there has not been any material adverse change in the business relationship of Juno or any Juno Subsidiary with any supplier from whom Juno and the Juno Subsidiaries purchased more than five percent of the goods or services (on a consolidated basis) which they purchased during the period from January 1, 2001 to May 1, 2001.

    Section 4.19  Information Supplied.  None of the information supplied or to be supplied by Juno specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to Juno's stockholders or at the time of the Juno Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Juno with respect to statements made or incorporated by reference therein based on information supplied by NetZero or its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

    Section 4.20  Opinion of Financial Advisor.  Juno has received the opinion of the Juno Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Juno Exchange Ratio is fair to the holders of shares of Juno Common Stock from a financial point of view.

    Section 4.21  Absence of Questionable Payments.  Neither Juno nor any Juno Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of Juno or any Juno Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither Juno nor any Juno Subsidiary nor, to Juno's knowledge, any current director, officer, agent, employee or other Person acting on behalf of Juno or any Juno Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures. Juno and each Juno Subsidiary is in compliance with the provisions of Section 13(b) of the Exchange Act.

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    Section 4.22  Insider Interests.  Except as set forth in the Juno SEC Documents, no officer or director of Juno or any Juno Subsidiary has any material interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the business of Juno or any Juno Subsidiary.

    Section 4.23  Brokers or Finders.  Neither Juno nor any of its Subsidiaries or their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finder's fee or any other commission or similar fee in connection with any of the Transactions, except the Juno Financial Advisor. True and correct copies of all agreements between Juno and the Juno Financial Advisor including any fee arrangements are included in Section 4.23 of the Juno Disclosure Letter.

    Section 4.24  FTC Consent Agreement.  None of the current practices of either Juno or any of its Subsidiaries are in breach of or are in default in any material respect, nor is there any known basis for any valid claim of a material breach or default, under the FTC Consent Agreement as if such agreement were in effect as of the date of this Agreement.

    Section 4.25  Form Agreement.  No rights have been provided to D.E. Shaw Group under the Form Agreement that are material to the Juno business or that would materially and adversely impact the Juno business.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF NETZERO

    Except as set forth in the NetZero Disclosure Letter, NetZero represents and warrants to NetZero that all of the statements contained in this Article 5 are true and correct. Each exception set forth in the NetZero Disclosure Letter and each other response to this Agreement set forth in the NetZero Disclosure Letter is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and relates only to such section, except to the extent that one portion of the NetZero Disclosure Letter specifically refers to another portion thereof, identifying such other portion by specific cross reference.

    Section 5.1  Organization.  Each of NetZero, United Online, Juno Merger Sub and NetZero Merger Sub is (a) a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate its properties and assets except where the failure to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a NetZero Material Adverse Effect; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect. NetZero has made available to Juno complete and correct copies of the certificate of its incorporation and bylaws, each as presently in effect. Each of United Online, Juno Merger Sub and NetZero Merger Sub has conducted no business and has no operations other than in connection with this Agreement and the Transactions.

    Section 5.2  Subsidiaries and Affiliates.  Section 5.2 of the NetZero Disclosure Letter sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each NetZero Subsidiary and the jurisdictions in which each NetZero Subsidiary is qualified to do business. NetZero does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any business or other Person, other than publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity. All the outstanding capital stock of each NetZero Subsidiary is, directly or indirectly, owned (of record and beneficially) by NetZero free and clear of any Liens, options or encumbrances of any kind,

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restrictions on transfers (other than restrictions on transfer arising under applicable securities laws), claims or charges of any kind, and is validly issued, fully paid and nonassessable. There are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such NetZero Subsidiary to any Person except NetZero. Each NetZero Subsidiary (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation; (b) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns except where the failure to be so organized, existing or in good standing or to have such power and authority could not reasonably be expected to have, individually or in the aggregate, a NetZero Material Adverse Effect; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required, except for such failures to be so qualified or licensed and in good standing as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect. NetZero has made available to Juno complete and correct copies of the certificate of incorporation, bylaws or similar organizational documents of each NetZero Subsidiary, as presently in effect. With respect to any exception to ownership set forth in Section 5.2 of the NetZero Disclosure Letter, the schedule completely and correctly identifies the record and the beneficial owner of any such shares, whether such record or beneficial owner is an employee, agent or Affiliate of NetZero, and any agreement, arrangement or understanding, whether written or oral, with respect to such ownership.

    Section 5.3  Capitalization.

    (a) The authorized capital stock of NetZero consists of 500,000,000 shares of NetZero Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share. As of the date of this Agreement, (i) 125,713,672 shares of NetZero Common Stock were issued and outstanding, (ii) no shares of NetZero Common Stock were issued and held in the treasury of NetZero, (iii) no shares of preferred stock were issued and outstanding, (iv) 13,703,390 shares of NetZero Common Stock were reserved for issuance upon exercise of outstanding NetZero Options granted under NetZero's 1999 Stock Incentive Plan, (v) 32,484 shares of NetZero Common Stock were reserved for issuance upon exercise of outstanding NetZero Options granted under the AimTV, Inc. 1999 Employee Stock Option Plan, (vi) 91,516 shares of NetZero Common Stock were reserved for issuance upon exercise of outstanding NetZero Options granted under the 1999 RocketCash Corporation Stock Option Plan, (vii) 3,411,374 shares were reserved for issuance under the NetZero ESPP and (viii) 2,231,000 shares were reserved for issuance upon exercise of NetZero Options granted under the NetZero's 2001 Non-Executive Stock Option Plan. Section 5.3(a) of the NetZero Disclosure Letter lists the holder of each outstanding NetZero Option, the number of shares of NetZero Common Stock for which such NetZero Option is exercisable, the exercise price of such NetZero Option, the extent to which such NetZero Option will vest upon consummation of any of the Transactions and the vesting schedule of such NetZero Option. All the outstanding shares of NetZero's capital stock are, and all shares of NetZero Common Stock which may be issued pursuant to the exercise of outstanding NetZero Options will be, when issued in accordance with the respective terms of such NetZero Option, duly authorized, validly issued, fully paid and nonassessable. There is no Voting Debt of NetZero or any NetZero Subsidiary issued and outstanding. Except as set forth above and in Section 5.3(a) of the NetZero Disclosure Letter and except for the Transactions, as of the date hereof, (x) there are no shares of capital stock of NetZero authorized, issued or outstanding; (y) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements, understandings or commitments of any character, relating to the issued or unissued capital stock of NetZero or any NetZero Subsidiary, obligating NetZero or any NetZero Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, NetZero or any NetZero Subsidiary or securities convertible into or exchangeable for such shares, equity interests or Voting Debt, or obligating NetZero or any NetZero Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or

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commitment; and (z) there are no outstanding contractual obligations of NetZero or any NetZero Subsidiary to repurchase, redeem or otherwise acquire any shares of NetZero Common Stock, or the capital stock of NetZero, or any NetZero Subsidiary or Affiliate of NetZero or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any NetZero Subsidiary or any other entity or Person.

    (b) There are no voting trusts or other agreements or understandings to which NetZero or any NetZero Subsidiary is a party with respect to the voting of the capital stock of NetZero or any NetZero Subsidiary.

    Section 5.4  Authorization, Validity of Agreement, Necessary Action.  Each of NetZero, United Online, Juno Merger Sub and NetZero Merger Sub has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery of, and performance by each of NetZero, United Online, Juno Merger Sub and NetZero Merger Sub of its obligations under, this Agreement and the consummation by each of them of the Transactions have been duly authorized by the respective boards of directors of NetZero, United Online, Juno Merger Sub and NetZero Merger Sub. United Online has adopted this Agreement as the sole stockholder of each of NetZero Merger Sub and Juno Merger Sub. Except for the Required NetZero Vote, no other corporate action on the part of NetZero, United Online, Juno Merger Sub or NetZero Merger Sub is necessary to authorize the execution and delivery by NetZero, United Online, Juno Merger Sub and NetZero Merger Sub of this Agreement or the consummation by them of the Transactions. This Agreement has been duly executed and delivered by NetZero, United Online, Juno Merger Sub and NetZero Merger Sub, and, assuming due and valid authorization, execution and delivery by Juno, this Agreement is a valid and binding obligation of each of NetZero, United Online, Juno Merger Sub and NetZero Merger Sub, enforceable against each of them in accordance with its terms.

    Section 5.5  Board Approvals Regarding Transactions.  NetZero's board of directors, at a meeting duly called and held, has unanimously (a) determined that each of this Agreement and the NetZero Merger is advisable for, fair to and in the best interests of NetZero and the stockholders of NetZero, (b) approved this Agreement, the NetZero Voting Agreements and the Transactions and (c) resolved to recommend that the stockholders of NetZero adopt this Agreement, and none of the aforesaid actions by NetZero's board of directors has been amended, rescinded or modified. The action taken by NetZero's board of directors constitutes approval of this Agreement, the NetZero Voting Agreements, the NetZero Merger and the other Transactions by NetZero's board of directors under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the other Transactions. No other state takeover, antitakeover, moratorium, fair price, interested stockholder, business combination or similar statute or rule is applicable to the NetZero Merger or the other Transactions.

    Section 5.6  Consents and Approvals, No Violations.  Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, the HSR Act, state securities or blue sky laws, the NNM and the filing of the NetZero Certificate of Merger, none of the execution or delivery by NetZero, United Online, Juno Merger Sub or NetZero Merger Sub of, or performance by NetZero, United Online, Juno Merger Sub or NetZero Merger Sub of its obligations under, this Agreement, the consummation by NetZero, United Online, Juno Merger Sub or NetZero Merger Sub of the Transactions or compliance by NetZero, United Online, Juno Merger Sub or NetZero Merger Sub with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws of NetZero, United Online, Juno Merger Sub or NetZero Merger Sub; (b) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity; (c) result in a violation or breach of, or constitute (with or without due notice or passage of time or both) a default (or give rise to any right of termination, cancellation or acceleration or loss of any

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rights) under, any of the terms, conditions or provisions of any Contract to which NetZero is a party; or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to NetZero, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (b), (c) and (d) such violations, breaches or defaults, and such rights of termination, amendment, cancellation or acceleration or loss of any rights, which could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect. Except as set forth in Section 5.6 of the NetZero Disclosure Letter, there are no third party non-governmental consents, notices or approvals related to NetZero, any NetZero Subsidiary or any of their respective assets or properties required to be obtained prior to the consummation of any of the Transactions, except where failure to obtain such consents, notices or approvals could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect.

    Section 5.7  Share Ownership.  None of NetZero, NetZero Merger Sub, United Online or Juno Merger Sub beneficially owns any shares of Juno Common Stock. NetZero owns 100 shares of United Online Common Stock and those shares are the only outstanding security issued by United Online.

    Section 5.8  Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of NetZero Common Stock is the only vote of the holders of any class or series of NetZero's capital stock necessary to approve the NetZero Merger or adopt this Agreement and no other vote of any class or series of NetZero's capital stock is necessary to approve any of the Transactions.

    Section 5.9  Reports and Financial Statements.

    (a) NetZero has filed the NetZero SEC Documents with the SEC. As of their respective dates or, if amended, as of the date of the last such amendment filed prior to the date of this Agreement, NetZero SEC Documents, including any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. None of NetZero's Subsidiaries is required to file any forms, reports or other documents with the SEC.

    (b) Each of the NetZero Financial Statements have been prepared from, and are in accordance with, the books and records of NetZero and the NetZero Subsidiaries. The NetZero Financial Statements complied, as of their respective dates, with applicable accounting requirements and rules and regulations of the SEC. The NetZero Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto and subject, in the case of interim condensed consolidated financial statements, to normal, recurring and immaterial year-end adjustments and the absence of certain notes) and in all material respects fairly present (i) the consolidated financial position of NetZero and the NetZero Subsidiaries as of the dates thereof and (ii) the consolidated results of operations, changes in stockholders' equity and cash flows of NetZero and the NetZero Subsidiaries for the periods presented therein.

    Section 5.10  No Undisclosed Liabilities.  Except (a) as disclosed in the NetZero Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, neither NetZero nor any NetZero Subsidiary has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that, individually or in the aggregate, have, or could reasonably be expected to have, a NetZero Material Adverse Effect.

    Section 5.11  Absence of Certain Changes.  Since the Balance Sheet Date, except as set forth in Section 5.11 of the NetZero Disclosure Letter or as disclosed in the NetZero SEC Documents filed prior to the date hereof, (i) NetZero and each NetZero Subsidiary has conducted its respective business only in the ordinary and usual course consistent with past practice and (ii) there have not

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occurred any events or changes in or developments with respect to the business, condition (financial or otherwise), assets or results of operations of NetZero and its Subsidiaries (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) taken as a whole, having or which could reasonably expected to have, individually or in the aggregate, a NetZero Material Adverse Effect.

    Section 5.12  Litigation.  There is no action, suit, inquiry, proceeding or investigation by or before any Governmental Entity pending or, to the best knowledge of NetZero, threatened, against or involving NetZero or any NetZero Subsidiary which, individually or in the aggregate, could reasonably be expected to have a NetZero Material Adverse Effect. NetZero does not know of any valid basis for any such action, proceeding or investigation. Neither NetZero nor any NetZero Subsidiary is in default under or in violation of, nor to NetZero's knowledge is there any valid basis for any claim of default under or violation of, any Contract to which NetZero or any NetZero Subsidiary is a party or by which any of them or any of their assets is bound, except where such claim of default or violation could not reasonably be expected to have, individually or in the aggregate, a NetZero Material Adverse Effect. Neither NetZero nor any NetZero Subsidiary is subject to any judgment, order or decree which may have an adverse effect on its or the NetZero Surviving Corporation's business practices or on its or the NetZero Surviving Corporation's ability to acquire any property or conduct its business in any area. Except as set forth in the NetZero SEC Documents, there are no controversies pending or, to the knowledge of NetZero, threatened, which controversies have resulted, or could reasonably be expected to result, in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic which if determined adversely to NetZero or any NetZero Subsidiary could, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect. Section 5.12 of the NetZero Disclosure Letter sets forth all pending and threatened actions, suits, proceedings and arbitration involving NetZero or any NetZero Subsidiary as of the date of this Agreement.

    Section 5.13  Employee Benefit Plans.

    (a) Section 5.13 of the NetZero Disclosure Letter lists each NetZero Benefit Plan.

    (b) With respect to each NetZero Benefit Plan, NetZero has made available to Juno a true, complete and correct copy of (i) such NetZero Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description and all summaries of material modifications issued since the date of the most recent summary plan description, if any, related to such NetZero Benefit Plan, (ii) each trust agreement or other funding arrangement, (iii) the most recent annual report ((Form 5500) filed with the IRS (and, if the most recent annual report is a Form 5500R, the most recent Form 5500C filed with respect to such Juno Benefit Plan), (iv) the most recent actuarial report or financial statement, (v) the most recent determination or similar letter, if any, issued by the IRS and any pending request for a determination or similar letter and (vi) each registration statement, permit application and prospectus. Neither NetZero nor any NetZero Subsidiary has any express commitment to continue (for any period), modify, change or terminate any NetZero Benefit Plan, other than (1) as provided under the terms of the applicable NetZero Benefit Plan, or (2) with respect to a modification, change or termination (A) required by ERISA or the Code or (B) in the ordinary course of business consistent with past practice.

    (c) Except as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect: (i) each NetZero Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code (including the prohibited transaction rules thereunder); (ii) all contributions required to be made under the terms of any of NetZero Benefit Plans have, as of the date of this Agreement, been timely made or, if not yet due, have been properly reflected in NetZero's and its Subsidiaries' financial accounting records prior to the date of this Agreement; (iii) no suit, administrative proceeding, action or other adverse proceeding or

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claim has been brought against or with respect to any such NetZero Benefit Plan (other than routine benefits claims) and there is no pending audit or inquiry by the IRS or United States Department of Labor with respect to any NetZero Benefit Plan; and (iv) no event has occurred and, to the knowledge of NetZero or any NetZero Subsidiary, there exists no condition or set of circumstances that could subject NetZero or any NetZero Subsidiary to any liability (other than for routine benefit liabilities) relating in any way to any NetZero Benefit Plan.

    (d) Each NetZero Benefit Plan and its related trust that is intended to qualify under Section 401(a) or 4975(e)(7) and Section 501(a), respectively, of the Code has received a favorable determination letter from the IRS as to such qualified status or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer and nothing has occurred that could reasonably be expected to cause the loss of such qualified status.

    (e) No NetZero Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA or the minimum funding rules of ERISA or the Code and no NetZero ERISA Affiliate has sponsored or contributed to or been required to contribute to any such pension plan.

    (f)  With respect to each NetZero Benefit Plan required to be set forth in the NetZero Disclosure Letter that is subject to Title IV of ERISA or the minimum funding rules of ERISA or the Code, except as could not, individually or in the aggregate reasonably be expected to have a NetZero Material Adverse Effect: (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within thirty days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such NetZero Benefit Plan; (iii) there is no "unfunded benefit liability" (within the meaning of Section 4001(a)(18) of ERISA); and (iv) none of the assets of NetZero or any NetZero Subsidiary is, or may reasonably be expected to become, the subject of any Lien arising under ERISA or Section 412(n) of the Code.

    (g) Except as required by applicable Law, no NetZero Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. To NetZero's knowledge, NetZero and each of its Subsidiaries are in compliance in all material respects with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended.

    (h) NetZero has made available to Juno true, complete and correct copies of (i) all employment agreements with officers of NetZero or any NetZero Subsidiary providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of NetZero or any NetZero Subsidiary with or relating to their respective officers or directors, and (iii) all plans, programs, agreements and other arrangements of NetZero or any NetZero Subsidiary with or relating to their respective officers or directors which contain "change of control" or similar provisions. Except as set forth in Section 5.13(h) of the NetZero Disclosure Letter, the consummation of the Transactions will not, alone or in conjunction with any other possible event (including termination of employment), (i) entitle any current or former officer, director or employee of NetZero or any NetZero Subsidiary to severance benefits or any other compensation or benefit (including forgiveness of indebtedness), except as expressly provided by this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefit due any such officer, or director or employee alone or in conjunction with any other possible event (including termination of employment).

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    Section 5.14  Tax Matters.

    (a) Except as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect, NetZero and each NetZero Subsidiary have duly filed all Tax Returns that are required to be filed and have duly paid or caused to be duly paid in full all Taxes reflected on such Tax Returns. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All material unpaid Taxes owed by NetZero and all NetZero Subsidiaries relating to periods or portions of periods through the Balance Sheet Date (whether or not shown on any Tax Return) are reflected on the NetZero Financial Statements. Since the Balance Sheet Date, NetZero and NetZero Subsidiaries have not incurred any liability for any Taxes other than in the ordinary course of business. Neither NetZero nor any NetZero Subsidiary has received written notice of any claim made by an authority in a jurisdiction where NetZero or the NetZero Subsidiary, as the case may be, does not file Tax Returns, that NetZero or the NetZero Subsidiary is or may be subject to taxation by that jurisdiction.

    (b) Except as set forth in Section 5.14 of the NetZero Disclosure Letter, none of the federal income Tax Returns of NetZero and each of the NetZero Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired), and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither NetZero nor any NetZero Subsidiary has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

    (c) No federal, state, local or foreign audits, examinations or other administrative proceedings are pending or, to NetZero's knowledge, threatened with regard to any Taxes or Tax Returns of NetZero or of any NetZero Subsidiary. There is no dispute or claim concerning any Tax liability of NetZero or any NetZero Subsidiary either claimed or raised by any taxing authority in writing.

    (d) Neither NetZero nor any NetZero Subsidiary has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a "subsection (f) asset" (as such term is defined in Section 341(f)(4) of the Code) owned by NetZero or any NetZero Subsidiary.

    (e) Neither NetZero nor any NetZero Subsidiary has been nor will be required to include any material adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time. Neither NetZero nor any NetZero Subsidiary is obligated to make any payment to a person which is described in Section 162(a) which would not reasonably be expected to be deductible by reason of Section 162, or any payment that could reasonably be expected to be a non-deductible "excess parachute payment" as such term is defined in Section 280G.

    (f)  Neither NetZero nor any NetZero Subsidiary has filed any disclosures under Section 6662 or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.

    (g) NetZero has at no time been a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

    (h) Neither NetZero nor any NetZero Subsidiary is a party to any material Tax sharing, Tax indemnity or other Tax-related agreement or arrangement with any entity not included in NetZero's consolidated financial statements most recently filed by NetZero with the SEC.

    (i)  None of NetZero or any NetZero Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for

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Tax purposes under state, local or foreign law (other than a group the common parent of which is NetZero), or has any liability for Taxes of any Person (other than NetZero and NetZero Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise.

    Section 5.15  Intellectual Property.

    Section 5.15 of the NetZero Disclosure Letter contains a true and complete list of all of the patents, registrations and applications relating to the Intellectual Property owned or held by NetZero and the NetZero Subsidiaries. Except as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect and except as set forth in the relevant subsection of Section 5.15 of the NetZero Disclosure Letter:

    (a) with the exception of End-User Licenses, NetZero Intellectual Property consists solely of items and rights which are, to the knowledge of NetZero, (i) owned by NetZero or any NetZero Subsidiary, (ii) in the public domain, or (iii) rightfully used by NetZero or any NetZero Subsidiary and their successors pursuant to a valid License;

    (b) (i) NetZero and NetZero Subsidiaries have sufficient rights in NetZero Intellectual Property necessary to carry out their current activities, (ii) all material registered or issued Intellectual Property held by NetZero and any NetZero Subsidiary is unexpired and has not been abandoned and (iii) there are no royalties, fees, honoraria or other payments payable by NetZero or any NetZero Subsidiary to any third Person by reason of the ownership, development, use, license, sale or disposition of NetZero Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of business;

    (c) except as set forth in Section 5.15(c) of the NetZero Disclosure Letter, to NetZero's knowledge, (i) the reproduction, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any NetZero Intellectual Property, product, work, technology or process as now used or offered by NetZero or any NetZero Subsidiary does not Infringe any Intellectual Property or other proprietary rights of a third Person and (ii) there is no Infringement or other unauthorized use of any of NetZero Intellectual Property by any third Person;

    (d) no claim has been overtly asserted (i) challenging the validity, effectiveness or ownership by NetZero or any NetZero Subsidiary of any of NetZero Intellectual Property, or (ii) except as set forth in Section 5.15(d)(ii) of the NetZero Disclosure Letter, to the effect that the use, distribution, licensing, sublicensing, sale or any other exercise of rights in any product, work, technology or process as now used or offered by NetZero or any NetZero Subsidiary Infringes any Intellectual Property or other similar proprietary rights of any third Person, and to NetZero's knowledge, within the last twelve months, no such claim has been threatened in writing by any third Person, nor, are there any valid grounds for any bona fide claim of any such kind;

    (e) to NetZero's knowledge, (i) NetZero and each of the NetZero Subsidiaries have observed all provisions of, and performed all of their obligations under, the Licenses to which each is a party, (ii) neither NetZero nor any NetZero Subsidiary is in violation of any License to which NetZero or any NetZero Subsidiary is a party or otherwise bound, and (iii) the execution or delivery of this Agreement, or performance of NetZero's obligations hereunder, will not cause the diminution, termination or forfeiture of any such License or any NetZero Intellectual Property. Section 5.15(e) of the NetZero Disclosure Letter sets forth a list of all material Licenses to which NetZero or any of NetZero Subsidiaries are a party;

    (f)  except for any rights granted to third Persons pursuant to Licenses relating to the Software Programs, NetZero or a NetZero Subsidiary owns full and unencumbered right and title to all of the Software Programs (a true and complete list of all Software Programs being contained in

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Section 5.15(f) of the NetZero Disclosure Letter) free and clear of all Liens, adverse claims and encumbrances;

    (g) the source code and system documentation relating to the Software Programs (i) have at all times been maintained in reasonable confidence, (ii) have been disclosed by NetZero or any NetZero Subsidiary only to employees who have a reasonable "need to know" the contents thereof in connection with the performance of their duties to NetZero or a NetZero Subsidiary and who have executed proprietary rights and nondisclosure agreements in connection therewith and (iii) have not been disclosed to any third Person except pursuant to a License with, or confidentiality undertaking by, such third Person;

    (h) all use of each software product, scheduled on Section 5.15(h) of the NetZero Disclosure Letter, by NetZero or any NetZero Subsidiary has been in compliance with the respective license agreement or other right of use listed on Section 5.15(h) of the NetZero Disclosure Letter. With the exception of End User Licenses, Section 5.15(h) of the NetZero Disclosure Letter contains a complete list of (i) material software libraries, compilers and other third-party software used in the development of the Software Programs, (ii) material software systems and applications used by NetZero or any NetZero Subsidiary in the operation of its business, and (iii) Licenses for the use of all such software and, if any such software is not licensed, the basis of the use of such software by NetZero or any NetZero Subsidiary; and

    (i)  neither NetZero, nor any NetZero Subsidiary, have taken any action which could cause, or have failed to take any action (other than a failure to file any registrations or applications with respect to any NetZero Intellectual Property based on a reasonable decision in the ordinary course of business), the failure of which could cause, (i) any source code, trade secret or other NetZero Intellectual Property to be released from an escrow, placed in the public domain or dedicated to the public, or otherwise made available to unauthorized third Persons or (ii) cause any other material adverse effect to the protection of the Software Programs under trade secret, copyright, patent or other intellectual property laws.

    Section 5.16  Employment Matters.

    (a) Except as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect: (i) NetZero and each NetZero Subsidiary are in compliance in all respects with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and are not engaged in any unfair labor practice; (ii) NetZero and each NetZero Subsidiary have withheld all amounts required by Law or by agreement to be withheld from the wages, salaries, and other payments to employees, and neither NetZero nor any NetZero Subsidiary is liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) neither NetZero nor any NetZero Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect, there are no pending claims against NetZero or any NetZero Subsidiary under any workers compensation plan or policy or for long-term disability. Neither NetZero nor any NetZero Subsidiary is a party to any collective bargaining agreement or other labor union contract, and neither NetZero nor any NetZero Subsidiary knows of any activities or proceedings of any labor union in connection with an attempt to organize any such employees. To NetZero's knowledge, no employees of NetZero or any NetZero Subsidiary are in violation of any term of any employment contract, patent disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by NetZero or the NetZero Subsidiary because of the

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nature of the business conducted or presently proposed to be conducted by NetZero or any NetZero Subsidiary or to the use of trade secrets or proprietary information of others. Except as could not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect, no employee of NetZero or any NetZero Subsidiary has given notice to NetZero or any NetZero Subsidiary, and NetZero is not otherwise aware, that any such employee intends to terminate his or her employment with NetZero or any NetZero Subsidiary.

    (b) All officers, employees and consultants of NetZero and each NetZero Subsidiary have signed proprietary rights and confidentiality agreements in substantially the form set forth in Section 5.16 of the NetZero Disclosure Letter.

    (c) Except as set forth in Section 5.16(c) of the NetZero Disclosure Letter, since the enactment of the WARN Act, neither NetZero nor any NetZero Subsidiary has effected (i) a plant closing as defined in the WARN Act affecting any site of employment or facility or one or more operating units within any site of employment or facility of NetZero or any NetZero Subsidiary or (ii) a mass layoff as defined in the WARN Act affecting any site of employment or facility of NetZero or any NetZero Subsidiary. None of NetZero nor any of the NetZero Subsidiaries has been affected by any transaction or is engaged in any layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of NetZero or any NetZero Subsidiary has suffered an employment loss as defined in the WARN Act during the preceding ninety-day period.

    Section 5.17  Compliance with Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect, NetZero and each of the NetZero Subsidiaries are in compliance with, and have not violated any applicable Law, and no notice, charge, claim, action or assertion has been received by NetZero or any NetZero Subsidiary or has been filed, commenced or, to the knowledge of NetZero, threatened against NetZero or any NetZero Subsidiary alleging any such violation. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect.

    Section 5.18  Contracts and Commitments.  Neither NetZero nor any NetZero Subsidiary (i) has any Contracts which are material to its business, operations or prospects or which require the making of any charitable contribution or (ii) is in breach of or in default under (without regard to any requirement of notice or lapse of time) any Contract, except as set forth in Section 5.18 of the NetZero Disclosure Letter or in the NetZero SEC Documents or as would not, individually or in the aggregate, reasonably be expected to have a NetZero Material Adverse Effect.

    Section 5.19  Information Supplied.  None of the information supplied or to be supplied by NetZero specifically for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to NetZero's stockholders or at the time of the NetZero Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus and the Registration Statement will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by NetZero with respect to statements made or incorporated by reference therein based on information supplied by Juno or its Subsidiaries specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus.

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    Section 5.20  Opinion of Financial Advisor.  NetZero has received the opinion of the NetZero Financial Advisor dated the date of this Agreement, to the effect that, as of such date, the ratio of the Juno Exchange Ratio to the NetZero Exchange Ratio is fair to the holders of shares of NetZero Common Stock from a financial point of view.

    Section 5.21  Absence of Questionable Payments.  Neither NetZero nor any NetZero Subsidiary nor any director, officer, agent, employee or other Person acting on behalf of NetZero or any NetZero Subsidiary, has used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act. Neither NetZero nor any NetZero Subsidiary nor, to NetZero's knowledge, any current director, officer, agent, employee or other Person acting on behalf of NetZero or any NetZero Subsidiary, has accepted or received any unlawful contributions, payments, gifts or expenditures. NetZero and each NetZero Subsidiary is in compliance with the provisions of Section 13(b) of the Exchange Act.

    Section 5.22  Insider Interests.  Except as set forth in the NetZero SEC Documents, no officer or director of NetZero or any NetZero Subsidiary has any material interest in any property, real or personal, tangible or intangible, including Intellectual Property used in or pertaining to the business of NetZero or any NetZero Subsidiary.

    Section 5.23  Brokers or Finders.  Neither NetZero nor any of its Subsidiaries or their respective Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any brokers' or finders' fee or any other commission or similar fee in connection with any of the Transactions, except the NetZero Financial Advisor, whose fees and expenses will be paid by NetZero in accordance with NetZero's agreement with such firm. True and correct copies of all agreements between NetZero and the NetZero Financial Advisor including any fee arrangements are included in Section 5.23 of the NetZero Disclosure Letter.

ARTICLE 6

COVENANTS

    Section 6.1  Interim Operations of Juno.  Juno covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.1 of the Juno Disclosure Letter, (iii) pursuant to Contracts to which Juno is a party prior to the date hereof and which are set forth or referenced in Section 4.17 of the Juno Disclosure Schedule or (iv) as agreed in writing by NetZero (which agreement shall not be unreasonably conditioned, delayed or withheld), after the date hereof:

    (a) the business of Juno and each Juno Subsidiary shall be conducted only in the usual, regular and ordinary course and substantially in the same manner as heretofore conducted, and Juno and each Juno Subsidiary shall use its reasonable commercial efforts to preserve its business organization substantially intact, keep available the services of its current officers and employees and maintain its existing relations with customers, suppliers, creditors, business partners and others having business dealings with it;

    (b) neither Juno nor any Juno Subsidiary shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than grants of Juno Options in the ordinary course of business consistent with past practices to new employees hired in compliance with the terms of this Agreement or shares of Juno Common Stock reserved for issuance on the date of this Agreement

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pursuant to the exercise of Juno Options and purchase rights under the Juno ESPP outstanding on the date of this Agreement, and shares of Juno Common Stock payable under existing agreements with Babbage's, Freewwweb and Time Warner Cable, (iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iv) split, combine or reclassify any shares of any class or series of its stock or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, other than shares purchased from employees or consultants at their cost and at less than the then current fair market value in connection with the termination of their services with Juno;

    (c) except as set forth or referenced in Section 6.1(c) of the Juno Disclosure Letter, neither Juno nor any Juno Subsidiary shall modify, amend or terminate any of its material contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

    (d) neither Juno nor any Juno Subsidiary shall (i) incur or assume any long-term debt, or except in the ordinary course of business, incur or assume any short-term indebtedness; (ii) modify the terms of any indebtedness, other than modifications of short term debt in the ordinary course of business consistent with past practice; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than Juno or any Juno Subsidiary), except as described in Section 6.1(d) of the Juno Disclosure Letter as being in the ordinary course of business consistent with past practice; (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Juno Subsidiaries); or (v) except in the ordinary course of business consistent with past practice, enter into any material commitment or transaction (including any capital expenditure or purchase, sale or lease of assets or real estate);

    (e) neither Juno nor any Juno Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets with a fair market value in excess of $25,000 on an individual basis or $250,000 in the aggregate, other than in the ordinary course of business consistent with past practice; or

    (f)  except as otherwise specifically provided in this Agreement, neither Juno nor any Juno Subsidiary shall make or offer to make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Juno Benefit Plan or otherwise;

    (g) except as otherwise specifically contemplated by this Agreement or as set forth in Section 6.1(g) of the Juno Disclosure Letter, neither Juno nor any Juno Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate except with respect to rights under the Benefit Plans listed in the Juno Disclosure Letter on the terms in effect as of the date of this Agreement, (ii) pay, offer to pay or agree to pay or make any accrual or arrangement for payment to any officers, directors, employees or Affiliates of Juno or any Juno Subsidiary of any amount relating to unused vacation days (except payments and accruals made with respect to Benefit Plans and policies in effect as of the date of this Agreement), (iii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any

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director, officer, employee, agent or consultant, whether past or present except with respect to rights under the Benefit Plans listed in the Juno Disclosure Letter on the terms in effect as of the date of this Agreement, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

    (h) neither Juno nor any Juno Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to and the prior consent of NetZero, except (i) policies providing coverage for losses not in excess of $500,000 or (ii) policies which terminate at the end of their stated term and are replaced with new coverage consistent with past practices;

    (i)  neither Juno nor any Juno Subsidiary shall revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business consistent with past practice or as required by a change in GAAP occurring after the date of this Agreement;

    (j)  except as set forth in Section 6.1(j) of the Juno Disclosure Letter, neither Juno nor any Juno Subsidiary shall settle or compromise any pending or threatened suit, action or claim (i) that relates to the Transactions contemplated hereby or (ii) the settlement or compromise of which involves more than $200,000 or includes nonmonetary obligations (other than immaterial nonmonetary obligations that do not adversely impact Juno's business and which are customary for such type of settlement or compromise) or that would otherwise be material to Juno and the Juno Subsidiaries, taken together as a whole, or that relates to any Juno Intellectual Property matters;

    (k) neither Juno nor any Juno Subsidiary shall pay, purchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction when due or in the ordinary course of business consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements;

    (l)  neither Juno nor any Juno Subsidiary will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Juno or any Juno Subsidiary (other than the Juno Merger);

    (m) neither Juno nor any Juno Subsidiary will (i) change any of the accounting methods used by it unless required by a change in GAAP occurring after the date of this Agreement or as required by a Governmental Entity or (ii) make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in GAAP or change in the Code occurring after the date of this Agreement, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

    (n) except as set forth in Section 6.1(n) of the Juno Disclosure Letter, neither Juno nor any Juno Subsidiary will enter any transaction with their respective Affiliates;

    (o) neither Juno nor any Juno Subsidiary will take, or agree to commit to take, any action that could or would be reasonably expected to result in any of the conditions set forth in Article 8 not being satisfied, or that would materially impair the ability of Juno, Juno Merger Sub, United Online, NetZero or NetZero Merger Sub to consummate the Mergers in accordance with the terms thereof or materially delay such consummation; and

    (p) neither Juno nor any Juno Subsidiary will enter into any Contract to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

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    Section 6.2  No Solicitation By Juno.

    (a) Juno will not, and will not authorize, direct or knowingly permit its Representatives to, directly or indirectly, (i) solicit, initiate, knowingly encourage or induce the making, submission or announcement of any Juno Takeover Proposal, (ii) participate in any discussions or negotiations with any person regarding, or furnish to any person any information with respect to, or take any other action that would reasonably be expected to facilitate any inquiry or proposal that constitutes or would reasonably be expected to lead to, any Juno Takeover Proposal, (iii) authorize, approve or recommend any Juno Takeover Proposal or (iv) enter into any letter of intent or similar document or any Contract accepting or providing for any Juno Takeover Proposal; provided, however, that nothing in this Section 6.2 or elsewhere in this Agreement shall prohibit Juno's board of directors from complying with Rule 14e-2 under the Exchange Act with regard to a tender or exchange offer not arising out of, related to or otherwise by virtue of a violation of this Section 6.2; and provided, further, that nothing in this Section 6.2 or elsewhere in this Agreement shall prohibit Juno, before the adoption of this Agreement by the stockholders of Juno, from furnishing information regarding Juno to, entering into negotiations or discussions with, or entering into an agreement relating to a Juno Takeover Proposal with, any person in response to a Juno Takeover Proposal made, submitted or announced by such person (and not withdrawn) to the extent (1) such Juno Takeover Proposal is not attributable to a material breach of this Section 6.2(a); (2) the board of directors of Juno concludes in good faith, consistent with advice of outside legal counsel, that failure to take such action would likely constitute a breach of the fiduciary obligations of the board of directors of Juno to Juno's stockholders under applicable Law; (3) the board of directors of Juno concludes, in good faith, consistent with the advice of the Juno Financial Advisor that such Juno Takeover Proposal is reasonably likely to lead to a Juno Superior Proposal; (4) prior to furnishing any such information to, or entering into discussions or negotiations with, such person, Juno gives NetZero written notice of the identity of such person, the material terms and conditions of such Juno Takeover Proposal and Juno's intention to furnish information to, or enter into discussions or negotiations with, such person; (5) Juno receives from such person an executed confidentiality agreement which shall not in any way restrict Juno from complying with its disclosure obligations under this Agreement and which shall contain customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person by or on behalf of Juno and other terms no less favorable to Juno than those set forth in the Confidentiality Agreement; and (6) contemporaneously with furnishing any such information to such person, Juno furnishes such information to NetZero (to the extent that such information has not been previously furnished by Juno to NetZero).

    (b) Juno and its Representatives shall immediately cease and cause to be terminated and not resumed any and all existing discussions, negotiations, exchanges of information and other activities with respect to any Juno Takeover Proposal pending as of the date of this Agreement. Promptly following the execution and delivery of this Agreement, Juno shall (i) inform each of its directors and officers and financial, legal, accounting and other advisors retained or involved in the Transactions contemplated by this Agreement of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement and (ii) as soon as reasonably practicable, request each person that has heretofore executed a confidentiality or non-disclosure agreement in connection with its consideration of acquiring Juno or any of its Subsidiaries to return to Juno or otherwise dispose of all confidential information furnished to such person, by or on behalf of Juno or any of its Subsidiaries, during the one-year period prior to the date of this Agreement in connection with such person's consideration of acquiring or engaging in a merger or other business combination transaction with Juno or any of its Subsidiaries. Juno shall immediately notify NetZero if any proposals or offers constituting a Juno Takeover Proposal are received by, any non-public information in connection with any Juno Takeover Proposal is requested from, or any discussions or negotiations with respect to a Juno Takeover Proposal are sought to be initiated or continued with, Juno's officers or directors or other individuals involved on behalf of Juno in the negotiation of the Transactions contemplated by this Agreement, or, to the

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knowledge of the foregoing Persons, any of Juno's other Representatives, indicating, in connection with such notice, the name of the person making the inquiry, proposal or offer and the material terms and conditions of any such proposals or offers. Thereafter (i) Juno shall provide NetZero with a true and complete copy of such Juno Takeover Proposal or communication (if it is in writing) and (ii) Juno shall otherwise keep NetZero informed, on a current basis, with respect to the status and material terms of any such proposal or offer and the status of any such negotiations or discussions.

    (c) Juno and NetZero agree that irreparable damage would occur in the event that the provisions of this Section 6.2 are not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that NetZero, consistent with Section 10.9, shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 6.2 and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled at law or in equity.

    Section 6.3  Compliance with FTC Consent Agreement.  Juno covenants and agrees that between the date of the effectiveness of the FTC Consent Agreement and until the Effective Time it shall fully comply with all of the terms of the FTC Consent Agreement.

    Section 6.4  Interim Operations of NetZero.  NetZero covenants and agrees that prior to the Effective Time, except (i) as expressly contemplated by this Agreement, (ii) as set forth in Section 6.4 of the NetZero Disclosure Letter, (iii) pursuant to Contracts to which NetZero is a party prior to the date hereof previously disclosed to Juno or (iv) as agreed in writing by Juno (which agreement shall not be unreasonably conditioned, delayed or withheld), after the date hereof:

    (a) except as set forth in Section 6.4(a) of the NetZero Disclosure Letter, neither NetZero nor any NetZero Subsidiary shall: (i) amend its certificate of incorporation or bylaws or similar organizational documents, (ii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock, (iii) split, combine or reclassify any shares of any class or series of its stock or (iv) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares, other than shares purchased from employees or consultants at their cost and at less than the then current fair market value in connection with the termination of their services with NetZero;

    (b) except as set forth in Section 6.4(b) of the NetZero Disclosure Letter, neither NetZero nor any NetZero Subsidiary shall transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber all or substantially all of its assets;

    (c) neither NetZero nor any NetZero Subsidiary will take, or agree to commit to take, any action that could or would be reasonably expected to result in any of the conditions set forth in Article 8 not being satisfied or that would materially impair the ability of Juno, Juno Merger Sub, United Online, NetZero or NetZero Merger Sub to consummate the Mergers in accordance with the terms thereof or materially delay such consummation; and

    (d) neither NetZero nor any NetZero Subsidiary will enter into any agreement, contract, commitment, understanding or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 6.5  Notification of Certain Matters.  Each party shall give prompt notice to the other, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which caused or would reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of such party, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this

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Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE 7

ADDITIONAL AGREEMENTS

    Section 7.1  Preparation of the Joint Proxy Statement; Stockholders' Meetings.

    (a) As soon as practicable following the date of this Agreement, NetZero and Juno shall prepare the Joint Proxy Statement/Prospectus and United Online shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of United Online, NetZero and Juno shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Juno and NetZero shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or Registration Statement received from the SEC. The parties shall cooperate and provide the other with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Registration Statement prior to filing such documents with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Registration Statement shall be made without the approval of both NetZero and Juno, which approval shall not be unreasonably conditioned, withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided further that Juno, in connection with a Change in the Juno Recommendation, may amend or supplement the Joint Proxy Statement/Prospectus or Registration Statement (including by incorporation by reference) pursuant to a Qualifying Amendment, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its board of directors' deliberations and conclusions to be accurately described. Juno will use commercially reasonable efforts to cause the Joint Proxy Statements/Prospectus to be mailed to Juno stockholders, and NetZero will use commercially reasonable efforts to cause the Joint Proxy Statement/Prospectus to be mailed to NetZero's stockholders, in each case as promptly as practicable after the Registration Statement is declared effective under the Securities Act. United Online shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Mergers and each of NetZero and Juno shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action. Each party will advise each other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of the United Online Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time there is any information relating to Juno or NetZero, or any of their respective Affiliates, officers or directors which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by Law, an appropriate amendment or

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supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Juno and NetZero.

    (b) NetZero shall duly take all lawful action to call, give notice of, convene and hold the NetZero Stockholders' Meeting and shall take all lawful action to solicit the adoption of this Agreement, and the board of directors of NetZero shall recommend adoption of this Agreement by the stockholders of NetZero and shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Juno such recommendation or (y) take any action or make any statement in connection with the NetZero Stockholders' Meeting inconsistent with such recommendation.

    (c) Juno shall duly take all lawful action to call, give notice of, convene and hold the Juno Stockholders' Meeting and shall take all lawful action to solicit the adoption of this Agreement, and the board of directors of Juno shall recommend adoption of this Agreement by the stockholders of Juno to the effect as set forth in Section 4.5 (the Juno Recommendation), and shall not (x) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to NetZero such recommendation or (y) take any action (including entering into a definitive agreement with respect to a Juno Superior Proposal) or make any statement (other than any action described in the foregoing clause (x)) in connection with the Juno Stockholders' Meeting inconsistent with such recommendation (collectively, a "Change in the Juno Recommendation"); provided, however, any action or statement under clause (y) will not be deemed a Change in the Juno Recommendation provided (I) such action or statement is taken or made pursuant to advice from STB, to the effect that such action or statement is required by applicable Law, (II) if a Juno Public Proposal has been made and not rescinded, such action or statement shall not relate to such Juno Public Proposal other than any factual statement required by any regulatory authority (including the SEC) and shall in any event include a rejection of such Juno Public Proposal and (III) such action or statement also includes a reaffirmation of Juno board of directors' approval of the Mergers and the other Transactions and recommendation to Juno stockholders to adopt this Agreement; provided further, that the board of directors of Juno may make a Change in the Juno Recommendation if (i) they conclude a Juno Superior Proposal has been made and (ii) three Business Days have lapsed following receipt of notice by NetZero from Juno that Juno's board of directors has determined that a Juno Superior Proposal has been made that Juno's board of directors intends to accept.

    Section 7.2  Access to Information.  Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the Representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or the HSR Act, as applicable (other than documents which such party is not permitted to disclose under applicable Law), and (b) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (i) any Law or treaty of any Governmental Entity applicable to such party or any Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (ii) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 7.2 in confidence in accordance with, and shall otherwise be subject to, the provisions of the Confidentiality Agreement, which Confidentiality Agreement shall continue in full force and effect. Any investigation by either of Juno or NetZero shall not affect the representations and warranties of the other.

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    Section 7.3  Reasonable Efforts.

    (a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, each party to this Agreement hereby agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable (subject to any applicable Laws) to consummate the Mergers and the other Transactions as promptly as practicable including, (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Mergers and the other Transactions and the taking of such actions as are necessary to obtain any Necessary Consents and Required Approvals, by any third party or Governmental Entity, and (ii) the satisfaction of the other parties' conditions to Closing. In addition, no party hereto shall take any action after the date of this Agreement to materially delay the obtaining of, or result in not obtaining, any Necessary Consent or Required Approval from any Governmental Entity necessary to be obtained prior to Closing. Notwithstanding the foregoing, or any other covenant herein contained, in connection with the receipt of any necessary approvals under the HSR Act, neither party shall be entitled to divest or hold separate or otherwise take or commit to take any action that limits NetZero's, NetZero Merger Sub's, Juno's, Juno Merger Sub's or United Online's freedom of action with respect to, or their ability to retain, any material portions of any party's business or any of the businesses, product lines, properties or assets of the combined businesses, without the other party's prior written consent.

    (b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement, the Mergers and the other Transactions. Each party hereto shall promptly inform the other of any communication from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the applicable party shall and shall cause its Subsidiaries to use reasonable commercial efforts to effect such transfers, amendments or modifications.

    (c) United Online, Juno and NetZero shall file as soon as practicable notifications under the HSR Act and respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, United Online, Juno and NetZero shall each request early termination of the HSR Act waiting period.

    (d) Notwithstanding the foregoing, nothing in this Agreement shall be deemed to require NetZero, NetZero Merger Sub, Juno, Juno Merger Sub or United Online to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of any of the Transactions.

    (e) Juno and its board of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers or any other Transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms

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contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other Transactions contemplated hereby.

    (f)  NetZero and its board of directors shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers or any other Transactions contemplated hereby or thereby, take all action reasonably necessary to ensure that the Mergers and the other Transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other Transactions contemplated hereby.

    Section 7.4  Directors' and Officers' Indemnification and Insurance.

    (a) United Online shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of NetZero and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by NetZero pursuant to NetZero's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of NetZero and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions contemplated hereby), (ii) include and cause to be maintained in effect in the NetZero Surviving Corporation's certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of NetZero and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by NetZero (provided that United Online (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall United Online be required to expend an amount in excess of $3,000,000 for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, United Online shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of United Online under this Section 7.4(a) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.4(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.4(a) applies shall be third party beneficiaries of this Section 7.4(a)).

    (b) United Online shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Juno and its Subsidiaries (in all of their capacities) (a) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Juno pursuant to Juno's certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Juno and its Subsidiaries and (b) without limitation to clause (a), to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Juno Surviving Corporation's certificate of incorporation and bylaws after the Effective Time, provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses which are no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of

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Juno and (iii) purchase as of the Effective Time a prepaid, non-cancelable, six year, "runoff" tail policy to be effective for a period from and including the Effective Time through and including the date six years after the Closing Date (provided that United Online (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall United Online be required to expend in excess of $3,000,000 for such insurance; and, provided further that if the annual premiums of such insurance coverage exceed such amount, United Online shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. The obligations of United Online under this Section 7.4(b) shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.4(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.4(b) applies shall be third party beneficiaries of this Section 7.4(b)).

    Section 7.5  Public Announcements.  Juno and NetZero shall use commercially reasonable efforts to develop a joint communications plan and each party shall use commercially reasonable efforts (i) to ensure that all press releases and other public statements with respect to the Transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the Transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 7.1, neither Juno nor NetZero shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed. Juno and NetZero agree to issue, before trading opens following the execution of this Agreement, a joint press release that has been approved by both parties substantially in the form set forth in Section 7.5 of the NetZero Disclosure Letter.

    Section 7.6  Nasdaq Matters.

    (a) United Online shall use commercially reasonable efforts to cause the shares of United Online Common Stock to be issued in connection with the Mergers and the shares of United Online Common Stock to be reserved for issuance upon exercise of NetZero Options and Juno Options to be approved for listing on the NNM, subject to official notice of issuance, prior to the Closing Date.

    (b) Prior to the expiration of the seven-day period following the expiration of the ninety-day period referred to in the letter, dated March 26, 2001, to NetZero from the NASD (a copy of which is attached to Section 7.6(b) of the NetZero Disclosure Letter), NetZero shall appeal the delisting of the NetZero Common Stock from the NNM.

    Section 7.7  Affiliates.

    (a) Not less than thirty-five days prior to the date of the NetZero Stockholders' Meeting, NetZero shall deliver to Juno a letter identifying all persons who, in the judgment of NetZero, may be deemed at the time this Agreement is submitted for adoption by the stockholders of NetZero, Affiliates of NetZero for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. NetZero shall use commercially reasonable efforts to cause each person identified on such list to deliver to United Online prior to the Effective Time, an Affiliate Agreement in the form set forth in Section 7.7(a) of the NetZero Disclosure Letter.

    (b) Not less than thirty-five days prior to the date of the Juno Stockholders' Meeting, Juno shall deliver to NetZero a letter identifying all persons who, in the judgment of Juno, may be deemed at the

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time this Agreement is submitted for adoption by the stockholders of Juno, Affiliates of Juno for purposes of Rule 145 under the Securities Act, and such list shall be updated as necessary to reflect changes from the date thereof. Juno shall use commercially reasonable efforts to cause each person identified on such list, other than the chairman of its board of directors, to deliver to United Online prior to the Effective Time, an Affiliate Agreement in the form set forth in Section 7.7(b) of the NetZero Disclosure Letter.

    (c) Juno shall use commercially reasonable efforts to cause the chairman of its board of directors to deliver to United Online an Affiliate Agreement in the form set forth in Section 7.7(c) of the NetZero Disclosure Letter as soon as practicable and in no event later than the date of mailing of the Joint Proxy Statement/Prospectus.

    Section 7.8  Section 16 Matters.  Prior to the Effective Time, each of Juno and NetZero shall take all such steps as may be required to cause any dispositions of NetZero Common Stock or Juno Common Stock (including derivative securities with respect to NetZero Common Stock or Juno Common Stock) or acquisitions of United Online Common Stock (including derivative securities with respect to United Online Common Stock) resulting from the Transactions contemplated by Article 2 or Article 3 by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Juno or NetZero, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

    Section 7.9  Tax Treatment.  Each of NetZero, Juno and their respective Subsidiaries shall use all reasonable efforts to cause the Mergers to qualify as exchanges within the meaning of Section 351 of the Code and as reorganizations within the meaning of Section 368(a) of the Code, or both, and to obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(e). Neither NetZero, nor Juno, nor their respective Subsidiaries, shall take any action to cause the Mergers to fail to qualify as either an exchange within the meaning of Section 351 of the Code or a reorganization within the meaning of Section 368(a) of the Code.

    Section 7.10  Conveyance Taxes.  Juno and NetZero shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the Transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

    Section 7.11  Obligations of United Online, NetZero Merger Sub and Juno Merger Sub.  NetZero shall cause each of United Online, NetZero Merger Sub and Juno Merger Sub to comply with its obligations under this Agreement.

    Section 7.12  Juno Benefit Matters.  United Online shall (i) grant all employees of Juno and the Juno Subsidiaries credit for all purposes for all service with Juno and its Subsidiaries prior to the Effective Time for which such service was recognized under the Juno Benefit Plans, (ii) waive any limitations on pre-existing conditions (but only to the extent such conditions were covered prior to the Effective Time unless required by Law) and (iii) take into account expenses with respect to any plan year in which the Closing occurs that are incurred on or before the Effective Time for purposes of establishing satisfaction of any applicable deductible, co-insurance and maximum out-of-pocket provision to the same extent taken into account prior to the Effective Time. Affected employees shall be third party beneficiaries with respect to this Section 7.12.

    Section 7.13  Severance and Retention Agreements.  On or prior to the Effective Time, Juno shall offer and may enter into severance and retention arrangements with the persons named in Section 7.13 of the Juno Disclosure Letter on terms consistent with the terms and form agreements set forth in

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Section 7.13 of the Juno Disclosure Letter. United Online shall honor and shall cause Juno to honor all such arrangements on and following the Effective Time.

    Section 7.14  Name

    (a) NetZero and Juno agree that United Online shall be named "United Online, Inc."; provided that if, within the 30 days following the date of this Agreement (the "Name Review Period") NetZero, acting in good faith, determines that it will not use the name "United Online, Inc." because it (i) would infringe or otherwise violate the Trademark or other Intellectual Property rights of a third party, or (ii) would otherwise be inadvisable or impractical from a Trademark law perspective, then it shall notify Juno, and Juno and NetZero shall promptly commence good faith discussions regarding the selection of an alternate name for United Online. It is agreed that the name "United Online Network, Inc." is acceptable. It is also agreed that the parties not unreasonably withhold their agreement to an alternative name so long as such name does not include "NetZero," "Zero," the letter "Z" or "Juno." If the parties are unable to agree on an alternate name upon the sooner to occur of (a) 10 Business Days after receipt of such a notice and (b) the end of the Name Review Period, then United Online shall be named "NetJuno, Inc." NetZero and Juno each shall license to United Online any Trademark rights that such party owns, as necessary for United Online to use the ultimately selected name, and further agree to use their reasonable best efforts to obtain for United Online any such third party rights. Other than any rights licensed to United Online by Juno or NetZero, as between Juno, NetZero and United Online, United Online shall own all right, title and interest, including all Intellectual Property rights, to the ultimately selected name.

    (b) The parties agree that, as soon as technically feasible (but not later than 90 days) following the Closing (the "Transition Date"), United Online, NetZero and Juno shall cease (and not subsequently resume) using the name "NetZero" to market, advertise, promote or offer (through external media to potential subscribers or internal marketing to existing subscribers) any "pay Internet access services" other than NetZero's "Extended Access Plan." The restrictions described in the preceding sentence shall not prevent United Online, NetZero or Juno from continuing to provide pay Internet access services using the name "NetZero" to subscribers of the NetZero's billable Internet access service who were subscribers to such billable service as of the Transition Date or from continuing to provide free services using the name "Juno" to subscribers of the Juno-branded services. The parties agree that they will not make any public announcement inconsistent with the foregoing.

    Section 7.15  401(k) Plan.  Juno shall, immediately prior to the Effective Time, terminate its 401(k) plan.

    Section 7.16  Transfer of Shares of India Subsidiary.  Juno shall cause all the shares of Juno Online Services Development Private Limited not owned by it to be transferred to NetZero out prior to the Closing.

    Section 7.17  Leases  Promptly following the signing of this Agreement, Juno shall enter into a sublease agreement with D. E. Shaw & Co., L.P. ("DESCO") for Juno's currently occupied office space at 120 West 45th Street, New York, NY (the 15th, 23rd, 32nd and 33rd floors) through March 31, 2003 for a rent of $52 per square foot, with 6-month termination rights by Juno or DESCO, and the following termination payments to be paid by Juno upon its termination of its lease for the following floors: $118,500 for termination of the 32nd and 33rd floors (which, due to the presence of an internal staircase, must be leased or terminated as a unit), if such termination occurs prior to March 31, 2002; $165,000 for termination of the 32nd and 33rd floors if such termination occurs on or after March 31, 2002 (including if no early termination occurs and Juno's lease expires unrenewed at March 31, 2003); $47,400 for termination of the 15th floor if such termination occurs prior to March 31, 2002; and $66,000 for termination of the 15th floor if such termination occurs on or after March 31, 2002 (including if no early termination occurs Juno's lease expires unrenewed at March 31, 2003). There shall be no early termination payments or payment upon unrenewed expiration of the lease, for the

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23rd floor. Juno shall have the right to further sublease such space (subject to the receipt of such third-party consents (other than DESCO's) as may be required), in whole or in part. The sublease between Juno and DESCO shall contain other commercially standard terms and conditions for arm's length agreements of this type, which shall be reasonably acceptable to NetZero, and if the parties hereto are not able to agree on such terms, the parties shall submit such dispute to binding alternative dispute resolution. The parties acknowledge that execution of the foregoing sublease between Juno and DESCO and any subsequent occupancy by Juno or United Online of such space pursuant to sublease, assignment, or operation of law shall be dependent on the prior receipt of such third-party consents (other than DESCO's) as may be required, which Juno shall use its reasonable commercial efforts to obtain.

    Section 7.18  Settlement of Claims.  Juno shall not settle its obligations with Freewwweb or deposit any amounts with respect to AOL Time Warner without the consent of NetZero which will not be unreasonably withheld.

    Section 7.19  Form Agreement.  Prior to the Closing, D.E. Shaw Group shall execute a waiver or amendment to the Form Agreement that provides, effective on the signing of the Merger Agreement but contingent upon the Closing, D.E. Shaw Group shall have no further rights under such Form Agreement with respect to the business of Juno or NetZero.

ARTICLE 8

CONDITIONS

    Section 8.1  Conditions to Each Party's Obligation to Effect its Respective Merger.  The respective obligation of each party to effect its respective Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by Juno or NetZero, as the case may be, to the extent permitted by applicable Law:

    (a) NetZero shall have obtained the Required NetZero Vote in connection with the adoption of this Agreement by the stockholders of NetZero. Juno shall have obtained the Required Juno Vote in connection with the adoption of this Agreement by the stockholders of Juno.

    (b) No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Mergers, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Mergers.

    (c) The applicable waiting period in respect to the Mergers under the HSR Act shall have expired or been terminated.

    (d) The Registration Statement shall have become effective under the Securities Act and no stop order or proceedings seeking a stop order shall be threatened by the SEC or shall have been initiated by the SEC.

    (e) The shares of United Online Common Stock to be issued or reserved in connection with the Mergers shall have been approved for listing on the NNM, subject to official notice of issuance.

    Section 8.2  Additional Conditions to Obligations of NetZero.  The obligations of NetZero to effect the NetZero Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by NetZero, to the extent permitted by applicable Law.

    (a) The representations and warranties of Juno set forth in Article 4 shall be true and correct on the date of this Agreement and as if made on and as of the Effective Time (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date);

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    (b) Juno shall have complied in all material respects with its obligations under this Agreement.

    (c) At any time after the date of this Agreement there shall not have occurred any Juno Material Adverse Effect.

    (d) NetZero shall have received an officer's certificate duly executed by each of the Chief Executive Officer and Chief Financial Officer of Juno to the effect that the conditions set forth in Sections 8.2(a), (b) and (c) have been satisfied.

    (e) NetZero shall have received an opinion of BPH, in form and substance reasonably satisfactory to NetZero, dated as of the date on which the Closing occurs, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, each Merger will constitute an exchange to which Section 351 of the Code applies or a "reorganization" within the meaning of section 368(a) of the Code, or both. In rendering such opinion, BPH may receive and rely upon representations contained in certificates of Juno, NetZero and United Online, and the parties agree to provide BPH with such certificates as BPH may reasonably request in connection with rendering its opinion.

    (f)  Each of the Juno Voting Agreements, the Affiliate Agreements referred to in Sections 7.7(b) and 7.7(c) and the Non-Competition Agreements shall have been duly executed and delivered and continue to be in full force and effect and no breach, anticipatory breach or other indication of future non-performance shall have occurred or be continuing thereunder.

    (g) Prior to the Closing, Juno and DE Shaw India Software Private Limited shall have entered into an agreement providing that D E Shaw India Software Private Limited shall not terminate or change the terms of either the lease or the services agreement relating to Juno's operations in India for six months after the Closing Date.

    Section 8.3  Additional Conditions to Obligations of Juno.  The obligations of Juno to effect the Juno Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Juno, to the extent permitted by applicable Law.

    (a) The representations and warranties of NetZero set forth in Article 5 shall be true and correct on the date as of this Agreement and as if made on and as of the Effective Time (other than representations and warranties that speak only as of a specified date; which shall be true and correct as of such specified date);

    (b) NetZero shall have complied in all material respects with its obligations under this Agreement.

    (c) At any time after the date of this Agreement there shall not have occurred any NetZero Material Adverse Effect.

    (d) Juno shall have received an officer's certificate duly executed by the Chief Executive Officer and the Financial Officer of NetZero to the effect that the conditions set forth in Sections 8.3(a), (b), and (c) have been satisfied.

    (e) Juno shall have received an opinion of STB, in form and substance reasonably satisfactory to Juno, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, each Merger will constitute an exchange to which Section 351 of the Code applies or a "reorganization" within the meaning of section 368(a) of the Code, or both. In rendering such opinion, STB may receive and rely upon representations contained in certificates of Juno, NetZero, United Online and others, and the parties agree to provide STB with such certificates as STB may reasonably request in connection with rendering its opinion.

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    (f)  The holders of no more than five percent of the outstanding shares of NetZero Common Stock shall have exercised or shall have the right to exercise dissenter's rights.

    (g) Each of the NetZero Voting Agreements and the Affiliate Agreements referred to in Sections 7.7(a) shall have been duly executed and delivered and continue to be in full force and effect and no breach, anticipatory breach or other indication of future non-performance shall have occurred or be continuing thereunder.

ARTICLE 9

TERMINATION

    Section 9.1  Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the board of directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Mergers by the stockholders of NetZero or Juno:

    (a) By mutual written consent of NetZero and Juno;

    (b) By either NetZero or Juno, if the Effective Time shall not have occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

    (c) By either NetZero or Juno, if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used commercially reasonable efforts to resist, resolve or lift, as applicable, in accordance with Section 7.3) permanently restraining, enjoining or otherwise prohibiting the Transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used commercially reasonable efforts to obtain, in accordance with Section 7.3), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in Section 8.1; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any party whose failure to comply with Section 7.3 has been the cause of such action or inaction;

    (d) By either NetZero or Juno, if the approvals of the NetZero Required Vote or the Juno Required Vote shall not have been obtained at a duly held meeting of stockholders or of any adjournment thereof at which the vote was taken;

    (e) By NetZero, if Juno shall have (i) failed to make the Juno Recommendation or effected a Change in the Juno Recommendation (or resolved to take any such action), whether or not permitted under this Agreement, or (ii) materially breached its obligations under this Agreement by reason of a failure to call the Juno Stockholders' Meeting in accordance with Section 7.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 7.1(a);

    (f)  By NetZero, if Juno shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.2(a) or (b) are not capable of being satisfied on or before the Termination Date; or

    (g) By Juno, if NetZero shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 8.3(a) or (b) are not capable of being satisfied on or before the Termination Date.

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    (h) By Juno, if (i) the board of directors of Juno authorizes Juno to enter into a binding written agreement concerning a transaction that constitutes a Juno Superior Proposal and Juno notifies NetZero in writing that it intends to enter into such an agreement and (ii) NetZero does not make, within three Business Days (or, in the case of any update of such version with respect to a given third party, other than the initial notification, one Business Day) of receipt of Juno's written notification of its intention to enter into a binding agreement for a Juno Superior Proposal, a non-revocable binding offer that the board of directors of Juno determines, in good faith, is more favorable to the stockholders of Juno than the Juno Superior Proposal and (iii) Juno has paid the amounts set forth in Section 10.1(b).

    Section 9.2  Effect of Termination.  In the event of termination of this Agreement by either NetZero or Juno as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Juno or NetZero or their respective officers or directors except with respect to the Confidentiality Agreement, Section 7.5 and Articles 9 and 10, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither Juno nor NetZero shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement (except that Juno shall be released from any such liabilities or damages if this Agreement is terminated pursuant to Section 9.1(e) and Juno pays to NetZero the Termination Fee pursuant to Section 10.1(b)).

    Section 9.3  Method of Termination.  This Agreement shall be terminated only upon receipt of notice from the party desiring to terminate this Agreement that (a) states that it is terminating this Agreement, (b) specifies the portion of Section 9.1 pursuant to which such termination is being effected and (c) recites that such termination has been approved by proper action of the board of directors of such party to this Agreement.

ARTICLE 10

MISCELLANEOUS

    Section 10.1  Fees and Expenses.

    (a) Subject to Section 10.1(b), whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except (a) if the Mergers are consummated, the surviving corporation of each Merger shall pay, or cause to be paid, any and all property or transfer taxes imposed in connection with such Merger and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus and Registration Statement, which shall be shared equally by Juno and NetZero. The parties hereto shall cooperate with each other in preparing, executing and filing any Tax Returns with respect to property or transfer taxes.

    (b) If this Agreement is terminated pursuant to Section 9.1(e) or 9.1(h), then Juno shall pay to NetZero an amount equal to the Termination Fee plus an amount equal to the actual and reasonably documented Expenses incurred by NetZero or any of its Subsidiaries, which amount shall not exceed $1,000,000. If this Agreement is terminated pursuant to Section 9.1(d) as a result of the failure to obtain the Juno Required Vote at a duly held meeting of Juno's stockholders then (i) within two Business Days of such termination, Juno shall pay to NetZero an amount equal to the reasonably documented Expenses incurred by NetZero and its Subsidiaries which amount shall not exceed $1,000,000; provided, however, if prior to such termination there shall have existed a Juno Public Proposal and within nine months of such termination Juno shall enter into a definitive agreement implementing any Juno Takeover Proposal (the definition of which shall, for the purpose of this Section 10.1(b), be deemed to be revised such that references to "eighty percent" and "twenty percent" therein shall be deemed to be "sixty percent" and "forty percent," respectively), Juno shall, concurrently with entering into such definitive agreement pay to NetZero the Termination Fee less any

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Expenses previously paid pursuant to this Section 10.1(b). If this Agreement is terminated pursuant to Section 9.1(d) as a result of the failure to obtain the NetZero Required Vote at a duly held meeting of NetZero's stockholders then (i) within two Business Days of such termination, NetZero shall pay to Juno an amount equal to the reasonably documented Expenses incurred by Juno and its Subsidiaries, which amount shall not exceed $1,000,000. The Termination Fee and Expenses payable under this Section 10.1(b) shall be made by wire transfer of immediately available funds.

    Section 10.2  Amendment and Modification.  Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of NetZero and Juno, by written agreement of the parties authorized by action taken by their respective boards of directors at any time prior to the Closing Date with respect to any of the terms contained in this Agreement; provided, however, that after the approval of this Agreement by the stockholders of NetZero and Juno, no such amendment, modification or supplement which under applicable law requires further approval of such stockholders shall be made without such further approval.

    Section 10.3  Nonsurvival of Representations and Warranties.  None of the representations, warranties and covenants in this Agreement shall survive the Effective Time. The preceding sentence shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    Section 10.4  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon receipt if delivered personally, (b) upon confirmation if telecopied or (c) on the first Business Day following dispatch if sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to NetZero, United Online, NetZero Merger Sub or Juno Merger Sub to:

NetZero, Inc. 2555 Townsgate Road Westlake Village, California 91361-2650
Attention:	Chief Executive Officer and General Counsel
Telephone No.:	(805) 418-2000
Telecopy No.:	(805) 418-2001
with a copy (which shall not constitute notice) to:
Brobeck, Phleger & Harrison LLP 550 South Hope Street Los Angeles, California 90071
Attention:	Richard S. Chernicoff
Telephone No.:	(213) 489-4060
Telecopy No.:	(213) 745-3345
and
if to Juno, to:
Juno Online Services, Inc. 1540 Broadway, 27th Floor New York, New York 10036
Attention:	Chief Executive Officer and General Counsel
Telephone No.:	(212) 597-9000
Telecopy No.:	(212) 597-9120

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with a copy (which shall not constitute notice) to:
Simpson Thacher & Bartlett 425 Lexington Avenue New York, New York 10017-3954
Attention:	Gary Sellers
Telephone No.:	(212) 455-2000
Telecopy No.:	(212) 455-2502

    Section 10.5  Counterparts.  This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

    Section 10.6  Entire Agreement; No Third Party Beneficiaries.  This Agreement, the Voting Agreements and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein and other documents or agreements executed by both parties and delivered to each other contemporaneously herewith): (a) constitute the entire agreement and supersede all prior agreements, negotiations, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, and (b) except as provided in Sections 7.4(a), 7.4(b) and 7.12 and are not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

    Section 10.7  Severability.  Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

    Section 10.8  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including Section 5-1401 of New York General Obligations Law; provided, however, the Mergers shall be governed by Delaware Law.

    Section 10.9  Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of and for the County of New Castle, the State of Delaware, this being in addition to any other remedy to which they are entitled at Law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of and for the County of New Castle, the State of Delaware, if any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each party to this Agreement unconditionally and irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process,

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(ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by applicable Law, that (x) the suit, action or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper and (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) service of process in compliance with Section 10.4 in such action is not validly served. Each party to this Agreement unconditionally and irrevocably agrees that it will not bring any action, claim or counterclaim in any court other than such court. EACH PARTY, IRREVOCABLY AND UNCONDITIONALLY, WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS.

    Section 10.10  Extension; Waiver.  At any time prior to the Effective Time, the parties to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

    Section 10.11  Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties to this Agreement (whether by operation of Law or otherwise) without the prior written content of the other parties to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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    IN WITNESS WHEREOF, each of NetZero, Juno, United Online, Juno Merger Sub and NetZero Merger Sub has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

NETZERO, INC.
By:	/s/ MARK GOLDSTON
Name: Mark R. Goldston
Title: Chairman and Chief Executive Officer
JUNO ONLINE SERVICES, INC.
By:	/s/ CHARLES ARDAI
Name: Charles Ardai
Title: President and CEO
UNITED ONLINE, INC.
By:	/s/ MARK GOLDSTON
Name: Mark R. Goldston
Title: Chairman and Chief Executive Officer
JO ACQUISITION CORP.
By:	/s/ MARK GOLDSTON
Name: Mark R. Goldston
Title: President
NZ ACQUISITION CORP.
By:	/s/ MARK GOLDSTON
Name: Mark R. Goldston
Title: President

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Annex B

    MORGAN STANLEY DEAN WITTER

1999 AVENUE OF THE STARS LOS ANGELES, CA 90067 (310) 788-2000
June 5, 2001

Board of Directors
NetZero, Inc.
2555 Townsgate Road
Westlake Village, CA 91361-2650

Members of the Board:

    We understand that Juno Online Services, Inc. ("Juno"), NetZero, Inc. ("NetZero"), United Online, Inc. ("United Online"), JO Acquisition Corp., a wholly owned subsidiary of United Online ("Juno Merger Sub") and NZ Acquisition Corp., a wholly owned subsidiary of United Online ("NetZero Merger Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 5, 2001 (the "Merger Agreement"), which provides, among other things, for the merger of Juno with and into Juno Merger Sub (the "Juno Merger") and for the merger of NetZero with and into NetZero Merger Sub (the "NetZero Merger", and with the Juno Merger, the "Mergers"). Pursuant to the Mergers, Juno and NetZero will become wholly owned subsidiaries of United Online, and (i) each outstanding share of common stock of NetZero, par value $.000l per share (the "NetZero Common Stock"), other than shares held in treasury or held by Juno or NetZero, or any affiliate of Juno or NetZero, or as to which dissenters' rights have been perfected, will be converted into the right to receive a certain number of shares of Common Stock, par value $.0001 per share, of United Online (the "United Online Common Stock"), pursuant to the NetZero Exchange Ratio, as defined in the Merger Agreement and (ii) each outstanding share of common stock of Juno, par value $.01 per share (the "Juno Common Stock"), other than shares held in treasury or held by Juno or NetZero, or any affiliate of Juno or NetZero, will be converted into the right to receive a certain number of shares of United Online Common Stock pursuant to the Juno Exchange Ratio, as defined in the Merger Agreement. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

    You have asked for our opinion as to whether the ratio of the Juno Exchange Ratio to the NetZero Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of NetZero Common Stock. For purposes of the opinion set forth herein, we have:

  (i)
  reviewed certain publicly available financial statements and other business and financial information of NetZero and Juno, respectively;

  (ii)
  reviewed certain internal financial statements and other financial and operating data concerning Juno and NetZero, respectively;

  (iii)
  reviewed certain financial forecasts prepared by the management's Juno and NetZero, respectively;

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  (iv)
  reviewed information relating to certain strategic, financial and operational benefits anticipated from the Mergers, prepared by the management's of Juno and NetZero, respectively;

  (v)
  discussed the past and current operations and financial condition and the prospects of Juno, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of Juno;

  (vi)
  discussed the past and current operations and financial condition and the prospects of NetZero, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, with senior executives of NetZero;

  (vii)
  reviewed and considered in the analysis, information prepared by members of senior management of NetZero and Juno relating to the relative contributions of NetZero and Juno to the combined company;

  (viii)
  discussed Juno's litigation with respect to Freewwweb (the "Freewwweb Litigation") with members of senior management of NetZero and Juno;

  (ix)
  reviewed the pro forma impact of the Mergers on United Online's cash flow and financial ratios;

  (x)
  reviewed the reported prices and trading activity for the Juno Common Stock and the NetZero Common Stock;

  (xi)
  compared the financial performance of Juno and NetZero and the prices and trading activity of the Juno Common Stock and the NetZero Common Stock with that of certain other publicly-traded companies comparable with Juno and NetZero, respectively, and their securities;

  (xii)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (xiii)
  participated in discussions among representatives of Juno and NetZero and their financial and legal advisors;

  (xiv)
  reviewed the draft Merger Agreement and certain related documents;

  (xv)
  and considered such other factors and performed such other analyses as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by Juno and NetZero for the purposes of this opinion. With respect to the financial forecasts, including information relating to certain strategic, financial and operational benefits anticipated from the Mergers, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of each of Juno and NetZero. We have relied upon the assessment by the management of each of Juno and NetZero of their ability to retain key employees of Juno and NetZero, respectively. We have also relied upon, without independent verification, the assessment by the management of each of Juno and NetZero of Juno's and NetZero's technologies and products, the timing and risks associated with, Juno's and NetZero's integration with United Online and the validity of, and risks associated with, Juno's and NetZero's existing products and technologies. We have relied upon, without independent verification, the terms disclosed to us by management of Juno and NetZero with respect to the resolution of the Freewwweb Litigation, and have assumed that such dispute will be resolved in accordance with such terms. In addition, we have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization and/or exchange, pursuant to the

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Internal Revenue Code of 1986. We have not made any independent valuation or appraisal of the assets or liabilities of Juno or NetZero, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the board of directors of NetZero in connection with this transaction and will receive a fee for our services.

    It is understood that this letter is for the information of the board of directors of NetZero and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by NetZero in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which the United Online Common Stock will trade following consummation of the Mergers, and Morgan Stanley expresses no opinion or recommendation as to how the stockholders of NetZero and Juno should vote at the stockholders' meetings held in connection with the Mergers.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the ratio of the Juno Exchange Ratio to the NetZero Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of NetZero Common Stock.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ IAN C.T. PEREIRA Ian C.T. Pereira Managing Director

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Annex C

June 7, 2001

Board of Directors
Juno Online Services, Inc.
120 West 45th Street
New York, NY 10036

Gentlemen:

    Deutsche Banc Alex. Brown Inc. ("DBAB") has acted as financial advisor to Juno Online Services, Inc. ("Client") in connection with the proposed acquisition of Client by NetZero Inc. (the "Company") pursuant to the Agreement and Plan of Merger, dated as of June 7, 2001, among the Company, Client, United Online Inc. ("United Online") and the other parties thereto (the "Merger Agreement"), which provides, among other things, for the merger of each of Client and the Company with and into two separate direct wholly owned subsidiaries of United Online (the "Transaction"), as a result of which both Client and the Company will become wholly owned subsidiaries of United Online. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.01 per share, of Client ("Client Common Stock") not owned directly or indirectly by the Company, Client or any of their respective subsidiaries will be converted into the right to receive 0.3570 shares of common stock of United Online, par value 0.0001 per share ("Client Exchange Ratio"). The Client Exchange Ratio is equivalent to a ratio of 1.7850 shares of Client Common Stock to each share of common stock of the Company. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

    You have requested DBAB's opinion, as investment bankers, as to the fairness, from a financial point of view, to the holders of Client Common Stock of the Client Exchange Ratio.

    In connection with DBAB's role as financial advisor to Client, and in arriving at its opinion, DBAB has reviewed certain publicly available financial and other information concerning Client and the Company and certain internal analyses and other information furnished to it by Client and the Company. DBAB has also held discussions with members of the senior managements of Client and the Company regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DBAB has (i) reviewed the reported prices and trading activity for Client Common Stock and common stock of the Company, (ii) compared certain financial and stock market information for Client and the Company with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    DBAB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Client or the Company, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DBAB has assumed and relied upon the accuracy and completeness of all such information and DBAB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of

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Juno Online Services, Inc.
June 7, 2001

any of the assets or liabilities, of Client or the Company. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by the Company to be achieved as a result of the Transaction (collectively, the "Synergies"), made available to DBAB and used in its analyses, DBAB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby. In rendering its opinion, DBAB expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. DBAB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

    For purposes of rendering its opinion, DBAB has assumed that, in all respects material to its analysis, the representations and warranties of Client, the Company or United Online contained in the Merger Agreement are true and correct, Client, the Company, United Online and each of the other parties to the Merger Agreement will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Client, the Company, United Online and each of the other parties to the Merger Agreement to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Client or the Company is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Client or the Company or materially reduce the contemplated benefits of the Transaction to the Company. In addition, you have informed DBAB, and accordingly for purposes of rendering its opinion DBAB has assumed, that the Transaction will be tax-free to each of Client and the Company and their respective stockholders.

    This opinion is addressed to, and for the use and benefit of, the Board of Directors of Client and is not a recommendation to the stockholders of Client to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the holders of Client Common Stock of the Client Exchange Ratio and DBAB expresses no opinion as to the merits of the underlying decision by Client to engage in the Transaction.

    DBAB will be paid a fee for its services as financial advisor to Client in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). One or more members of the DB Group have, from time to time, provided investment banking services to Client. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Client and the Company for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

    Based upon and subject to the foregoing, it is DBAB's opinion as investment bankers that the Client Exchange Ratio is fair, from a financial point of view, to holders of Client Common Stock.

Very truly yours,
/s/ DEUTSCHE BANC ALEX. BROWN INC. DEUTSCHE BANC ALEX. BROWN INC.

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QuickLinks

TABLE OF CONTENTS
ADDITIONAL INFORMATION
QUESTIONS AND ANSWERS ABOUT THE MERGERS
SUMMARY OF THIS JOINT PROXY STATEMENT/PROSPECTUS
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA
NetZero
Juno
United Online
UNAUDITED COMPARATIVE PER SHARE INFORMATION
RISK FACTORS
Risks Associated with the Mergers
Risks Associated with Our Operations Which Will Not Be Reduced in the Mergers
Risks Related to the Market for Our Common Stock
THE SPECIAL MEETINGS
THE MERGERS
THE MERGER AGREEMENT
RELATED AGREEMENTS
NETZERO'S SELECTED FINANCIAL DATA
NETZERO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Fiscal Year Ended June 30, 2001 Compared to the Fiscal Year Ended June 30, 2000
Fiscal Year Ended June 30, 2000 Compared to the Fiscal Year Ended June 30, 1999
JUNO'S SELECTED FINANCIAL DATA
JUNO'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Six Months Ended June 30, 2001 Compared to Six Months Ended June 30, 2000
Year Ended December 31, 2000 Compared to Year Ended December 31, 1999
Year Ended December 31, 1999 Compared to Year Ended December 31, 1998
NETZERO'S BUSINESS
JUNO'S BUSINESS
NETZERO'S MANAGEMENT
Ten-Year Option/SAR Repricing
NETZERO'S PRINCIPAL STOCKHOLDERS
JUNO'S PRINCIPAL STOCKHOLDERS
DESCRIPTION OF UNITED ONLINE CAPITAL STOCK
COMPARISON OF RIGHTS OF UNITED ONLINE STOCKHOLDERS, NETZERO STOCKHOLDERS AND JUNO STOCKHOLDERS
MANAGEMENT OF UNITED ONLINE AFTER THE MERGERS
LEGAL MATTERS
EXPERTS
STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
INDEX TO FINANCIAL STATEMENTS
UNITED ONLINE, INC. INTRODUCTORY NOTE REGARDING THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AS OF JUNE 30, 2001 (in thousands, except share amounts)
UNITED ONLINE, INC. UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS YEAR ENDED JUNE 30, 2001 (in thousands, except per share data)
UNITED ONLINE, INC. NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Net Assets Acquired
REPORT OF INDEPENDENT ACCOUNTANTS
UNITED ONLINE, INC. CONSOLIDATED BALANCE SHEET JUNE 30, 2001 (in thousands, except share amounts)
UNITED ONLINE, INC. NOTES TO CONSOLIDATED BALANCE SHEET
REPORT OF INDEPENDENT ACCOUNTANTS
NETZERO, INC. CONSOLIDATED BALANCE SHEETS
NETZERO, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
NETZERO, INC. CONSOLIDATED STATEMENTS OF CASH FLOW
NETZERO, INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (in thousands, except per share data)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per limited partnership unit and per share data)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL (DEFICIENCY)/ STATEMENT OF STOCKHOLDERS' EQUITY (in thousands)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (in thousands, except limited partnership unit and share data)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (in thousands)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
JUNO ONLINE SERVICES, INC. AND SUBSIDIARIES NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT ACCOUNTANTS
AIMTV, INC. (A DEVELOPMENT STAGE ENTERPRISE) BALANCE SHEETS
AIMTV, INC. (A DEVELOPMENT STAGE ENTERPRISE) STATEMENTS OF OPERATIONS
AIMTV, INC. (A DEVELOPMENT STAGE ENTERPRISE) STATEMENTS OF SHAREHOLDERS' EQUITY
AIMTV, INC. (A DEVELOPMENT STAGE ENTERPRISE) STATEMENTS OF CASH FLOWS
AIMTV, INC. (A DEVELOPMENT STAGE ENTERPRISE) NOTES TO FINANCIAL STATEMENTS
Annex A
AGREEMENT AND PLAN OF MERGER
ARTICLE 1 DEFINITIONS AND INTERPRETATION
ARTICLE 2 THE MERGERS
ARTICLE 3 EXCHANGE OF CERTIFICATES
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF JUNO
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF NETZERO
ARTICLE 6 COVENANTS
ARTICLE 7 ADDITIONAL AGREEMENTS
ARTICLE 8 CONDITIONS
ARTICLE 9 TERMINATION
ARTICLE 10 MISCELLANEOUS
Annex B
Annex C